The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163402
Subject to Completion
Preliminary Prospectus Supplement dated August 9, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 30, 2010)

3,826,088 Shares

Libbey Inc.

Common Stock

The selling stockholder is selling 3,826,088 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder.

Our shares trade on the NYSE Amex under the symbol “LBY.” On August 5, 2010, the last sale price of the shares as reported on the NYSE Amex was $12.68 per share.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, is the selling stockholder. See “Conflicts of Interest.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-16 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters may also purchase up to an additional 573,913 shares from the selling stockholder, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August   , 2010.

Sole Book Running Manager

BofA Merrill Lynch

Co-Manager

Stephens Inc.

The date of this prospectus supplement is August   , 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED APRIL 30, 2010

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of our common stock. The second part, the accompanying prospectus dated April 30, 2010, which is part of our Registration Statement on Form S-3 (No. 333-163402), gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference into this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the shares, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “Libbey,” the “Company,” “us,” “we” or “our” mean Libbey Inc. its predecessors and wholly owned subsidiaries. We have numerous trademarks, patents and copyrights in the United States and in certain foreign countries. All trademarks, trade names and service marks appearing in this prospectus supplement are the property of their respective owners. When we refer to “you” in this prospectus supplement, we mean all purchasers of shares of our common stock being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

MARKET AND INDUSTRY DATA

Certain market data contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights only some of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors.”

Our Company

We believe we are a leading manufacturer and marketer of glass tableware products worldwide and the largest in the Western Hemisphere. Our product portfolio consists of an extensive line of high quality, machine-made glass tableware, including casual glass beverageware, in addition to ceramic dinnerware, metalware, and plasticware. We sell our products to foodservice, retail, industrial and business-to-business customers in over 100 countries, with our core North American market accounting for approximately 76% of our net sales in 2009. We are the largest manufacturer and marketer of casual glass beverageware in North America for the foodservice and retail channels. Additionally, we believe we are a leading manufacturer and marketer of casual glass beverageware in Europe and have a growing presence in Asia.

We have a robust portfolio of glass tableware brands, with Libbey® and Crisa® enjoying leading market positions and strong recognition in North America and Royal Leerdam® and Crisal Glass® enjoying strong recognition among customers within their respective key trade channels in Europe. In addition, in North America we market a range of products across complementary foodservice categories under the Syracuse® China, World® Tableware and Traex® brands.

Our sales to the U.S. and Canadian foodservice channel represent our largest activity. We believe we enjoy a preeminent position in this channel and have an extensive and well established distribution network. Due to the substantial initial investment in glass beverageware that foodservice establishments make and associated high switching costs, sales to the foodservice channel are highly repetitive in nature. We believe that a significant majority of our sales to the U.S. and Canadian foodservice channel represent sales to replace glass beverageware that is broken, damaged or missing. In addition, while the initial investment by foodservice establishments in glass beverageware is substantial, we believe that foodservice establishments are not highly sensitive to increases in glass beverageware prices, since the cost of glass beverageware is a minor component of the profitability of beverage sales. As a result, in the U.S. and Canadian foodservice channel we have successfully implemented price increases in 37 of the last 40 years. Accordingly, we believe that our leading position, together with our large installed base of products, represent a significant competitive strength. Additionally, we believe that our ability to differentiate our offering to the foodservice channel through the breadth of our product line and the high level of service that we are capable of providing represents an additional competitive strength.

The North American retail channel is another area of strength in our glass tableware business. Our innovative products, speed to market, superior service level and increasing cost competitiveness, supported by our strong brands, have enabled us to achieve supplier of choice status with many leading retailers.

We believe that our product innovation and our proprietary manufacturing processes and technologies are core competencies. Together with our reputation for quality, reliable service and speed to market, these distinctive capabilities underpin our leading market positions, as they enable us to introduce innovative products in a timely and cost efficient manner to address market trends and changing customer needs. We have an extensive manufacturing footprint comprised of six glass tableware production facilities and one plant that produces plastic products for the foodservice industry. Over the last seven years, we have successfully realigned our manufacturing footprint to improve our cost structure and better position us for continued profitable growth. For the year ended December 31, 2009, approximately 42% of our net sales were derived from operations outside the United States and approximately half of our glass products were produced in low-cost countries, including Mexico, China and Portugal. Additionally, we operate distribution centers at or near each of our manufacturing facilities as well as in other strategic locations, giving us the ability to distribute our products to more than 100 countries and enabling us to provide high service levels.

Our foodservice customers comprise approximately 500 distributors in the United States and Canada, wholesale distributors in Mexico and a broad network of distributors in Europe and East Asia. In the retail channel, we sell to a wide variety of top retailers, including leading mass merchants, department stores, retail chains and specialty housewares stores, as well as to retail distributors. In the business-to-business channel, our customers primarily include companies that utilize our products in candle and floral applications, gourmet food packaging companies, and companies that utilize our products in various OEM applications. In addition, in Europe we service large breweries and distilleries for which products are decorated with brand logos for promotional and resale purposes.

We are headquartered in Toledo, Ohio and trace our roots to 1818. We achieved net sales of $771.9 million for the twelve months ended June 30, 2010 and net sales of $748.6 million for the year ended December 31, 2009. For the twelve months ended June 30, 2010 we achieved net income of $61.4 million and net loss of $28.8 million for the year ended December 31, 2009. We achieved Adjusted EBITDA of $119.1 million for the twelve months ended June 30, 2010 and Adjusted EBITDA of $90.1 for the year ended December 31, 2009. Adjusted EBITDA is a non-GAAP financial measure; see footnote 3 under the caption “Summary Historical Consolidated Financial and Other Data” below for a reconciliation of net (loss) income to Adjusted EBITDA.

Competitive Strengths

Leading market position.  We believe we are a leading manufacturer and marketer of glass tableware products worldwide and the largest in the Western Hemisphere. We are the leading manufacturer and marketer of casual glass beverageware in the United States, where management estimates that, within the attractive U.S. foodservice channel, we have a 58% market share, which we believe is significantly in excess of the market share of our largest competitor. In the retail channel, we increased our leading share of the U.S. market for the fourth year in a row and, according to the Retail Tracking Services of NPD Group, an independent provider of retail sales tracking data in the houseware industry, we had a market share of 42.1% as of 2009. We believe we are also the leading manufacturer and marketer of glass tableware in Mexico, where management estimates we have a 58% share of the market, which we believe is significantly in excess of the market share of our largest competitor. Due to our established relationships with major retailers, we enjoy strong product placement and prominent shelf positions. In addition to our prominent position in the North American market for casual glass beverageware, we believe we are a leading provider of ceramic dinnerware and metalware to the U.S. foodservice channel through our Syracuse China and World Tableware subsidiaries. In the European Union, we believe we are a leading glass beverageware manufacturer and marketer with our Royal Leerdam (the Netherlands) and Crisal (Portugal) subsidiaries. The numerous awards and other recognition that we have received from foodservice customers, leading retailers and industry publications are a testament to our best in class service and supplier of choice status. For example, FE&S magazine, one of the leading publications in the foodservice industry, selected us as the leading tabletop manufacturer in its annual “Best in Class” survey for eight consecutive years. In addition, in April 2010 we were recognized by OSI Restaurant Partners (which owns the Outback Steakhouse chain) as 2009 Purveyor of the Year and by Edward Don & Company (a leading distributor of foodservice equipment and supplies) as 2009 Tabletop Supplier of the Year.

Highly attractive U.S. foodservice base.  We believe that our core North American foodservice franchise is highly attractive and that a significant majority of our sales to the North American foodservice channel are derived from the replacement of broken, damaged or missing glass beverageware. Our leading position in the foodservice channel is evidenced by our management estimated 58% share of the U.S. market for casual glass beverageware, and we believe is supported by our strong presence in complementary product categories, including dinnerware (Syracuse® China), metal and ceramic tableware (World® Tableware) and plastic carrying trays and tabletop warewashing racks (Traex®). Our network of approximately 500 distributors, which includes Sysco Corporation, US Foodservice and other leading national, regional and local distributors, ensures deep market penetration and the ability to reach over 300,000 full-service foodservice establishments in the United States and Canada. We believe that our broad product line of over 1,000 items, which enables us to best meet the portion control requirements of foodservice establishments, a critical component of beverage sales profitability, presents a significant barrier to entry to the market, since the investment that a new entrant would be required to make in order to provide a competitive product offering would be extremely high. The substantial initial investment by foodservice establishments in glass beverageware and the high costs of switching to another glass beverageware supplier create additional barriers to entry. Further, while the initial investment by a foodservice establishment in glass beverageware is significant, beverage sales are important to the profitability of foodservice establishments, and the cost of glass beverageware is a minor component of the cost per serving. Consequently, we believe that the sensitivity of foodservice establishments to increases in the price of glass tableware is relatively low. We have benefitted from this relatively low price sensitivity by successfully implementing price increases in the U.S. and Canadian foodservice channel in 37 of the last 40 years.

Superior momentum in North American retail.  We believe that, in the retail channel, we are the leading manufacturer and marketer in the attractive North American market for casual glass beverageware. According to the Retail Tracking Services of NPD, we enjoy a market share of 42.1% in the United States as of 2009, having achieved a share increase for the fourth consecutive year for a cumulative market share gain of approximately 1,490 basis points since 2005. In Mexico, we believe we are the leading manufacturer and marketer of casual glass beverageware, with a 58% share of the market, according to management estimates. We believe that our strong momentum stems from our ability to achieve supplier of choice status with leading retailers due to our innovative products and packaging, our speed to market, superior service levels and increasing cost competitiveness, supported by our strong brands. Our customers in the North American retail channel include a wide variety of top retailers, including leading mass merchants, department stores, retail chains and specialty housewares stores, as well as retail distributors.

Strong brand portfolio.  We have a broad portfolio of brands with significant recognition in the foodservice and retail channels. We believe our brand recognition is the result of our long operating history and reputation for innovation, consistent quality, reliable service and speed to market. Libbey® is one of the most recognized glass beverageware brands in North America, and, according to the Retail Tracking Services of NPD, was the number one purchased casual glass beverageware brand in the United States in 2007, 2008 and 2009. Crisa® is the leading glass tableware brand in Mexico, with a management estimated 58% market share and a management estimated 90% brand recognition. In Europe, our Royal Leerdam® and Crisal® brands have a long history and we believe enjoy strong recognition among customers in their respective trade channels in key markets. In addition to the significant recognition of our glass beverageware brands, we believe our Syracuse® China and World® Tableware brands enjoy strong positions in complementary foodservice categories in the United States and Canada.

Product innovation and proprietary technology.  We believe that product innovation and design and world-class manufacturing technologies are core competencies and create a competitive advantage for our casual glass beverageware in the foodservice and retail channels, where service levels and breadth of product line are key sources of our competitive advantage. In 2009, we introduced over 250 new products, coupled with several additional variations in color, shape, size and packaging to address new market trends and customer needs. Product innovation is supported by our in-house research and development efforts as well as our proprietary and highly automated furnace, manufacturing and mold technologies, which enable us to introduce new products in a timely and cost-efficient manner. We believe that, together with our reputation for quality, reliable service and speed to market, these distinctive capabilities, which are instrumental in driving profitable growth, underpin our leading market positions.

Extensive manufacturing base and distribution capabilities.  We have an extensive manufacturing and distribution platform. We own and operate six glass tableware manufacturing facilities, including two each in the United States and Europe, one in Mexico and one in China. In addition, our Traex subsidiary operates a plant that produces plastic products, including carrying trays and tabletop warewashing racks, for the foodservice industry. We operate distribution centers at or near each of our manufacturing facilities as well as in other strategic locations, enabling us to distribute our products to more than 100 countries. Our extensive North American presence provides significant distribution flexibility and high service levels, which we believe drive our status as a preferred provider to the North American foodservice and retail markets. From our distribution centers located in China, the Netherlands and Portugal, we distribute our products to customers located in Asia-Pacific and Europe. Over the last seven years, we have successfully realigned our manufacturing footprint to improve our cost structure and better position us for continued profitable growth. For the year ended December 31, 2009, approximately 42% of our net sales were generated outside of the United States, a significant increase from 11% in 2002, and approximately 50% of our glass products were produced in low-cost countries, including Mexico, China and Portugal, a significant increase from approximately 15% in 2002. We believe that our Mexican facility is the largest glass tableware plant in the Western Hemisphere and that, due to its close proximity and ability to import glassware into the United States on a duty-free basis, it provides us with a significant competitive advantage over importers from other countries. Our state-of-the-art facility in China has been operational since the first quarter of 2007 and now serves customers in over 70 countries.

Experienced management team.  Our management team, which is highly experienced and includes professionals with several decades of industry experience, has implemented and continues to implement initiatives aimed at increasing operational and cost efficiencies and enhancing our product lines and competitive positioning, while exploiting global opportunities for profitable growth. Our senior management team has an average of more than 20 years of industry management experience.

Growth Strategy

Our strategic vision is to be the premier provider of glass tableware and related products worldwide. We seek to continue to increase our share of our core North American market in both the foodservice and the retail channels by leveraging our leading market position, superior product development capabilities, high customer service levels and broad distribution network. In International markets, we seek to increase our sales in the European glass tableware market while broadening the reach of our business-to-business franchise. We also believe that we have significant opportunities for continued growth in China and throughout the Pacific Rim due to our state of the art facility as well as our growing sales force and distribution network.

In addition to our focus on top line growth, the concurrent improvement in profitability and cash flow generation is a key element of our strategy. To this end, we continue to focus on a number of initiatives aimed at creating operating efficiencies, including eliminating waste and instilling a culture of continuous improvement in all aspects of our operations, through what we refer to as our Lean program, and improving Working Capital while reducing natural gas consumption and greenhouse gas emissions. We also believe that by leveraging our production capabilities in low-cost countries such as Mexico, China and Portugal, our business can achieve greater profitability and generate increased cash flow through our ability to sell our products at price points that enable us to compete more profitably.

Our growth strategy emphasizes continued internal growth in combination with selected strategic partnerships, acquisitions and “green field” developments. Since successfully completing the acquisition of

Crisa in Mexico in 2006 and launching our glass manufacturing facility in China in 2007, we have focused on improving our liquidity and capital structure. While deleveraging our capital structure continues to be our primary use of cash flow, we believe that in the long term there will be opportunities for strategic acquisitions in attractive developing and emerging markets to complement our internal growth.

We intend to grow our business through the following key initiatives:

Continue to grow our leading share of our core North American market.  In the North American foodservice channel, our strong brands, broad installed product base, extensive distribution network and superior service level are key competitive advantages, and we believe that we can leverage them to further increase our share of the market for glass beverageware and related products in the foodservice channel. In the retail channel, our superior product innovation, superior service level and increasing cost competitiveness, supported by our strong brands, continue to build upon our significant gains in our market share for casual glass beverageware. Notably, in the United States, we have achieved approximately 1,490 basis points of cumulative market share gains in the retail market for casual glass beverageware since 2005. We also believe there are opportunities to expand our product offering into product categories beyond our core glass beverageware business and to increase our share of the market for glass tableware in the North American business-to-business channel. In addition, we are implementing initiatives aimed at further strengthening our competitive advantage by improving turnaround time for customer orders while maintaining high service levels. Such initiatives include the recent consolidation of our North American distribution and warehousing facilities along with the continued implementation of enhanced warehouse management systems.

Capitalize on continued improvement of market conditions in North America.  Our core foodservice business is a traffic business, driven by occupancy rates in hotels and customer traffic at drinking and dining establishments. Market conditions have shown early signs of recovery, although they continue to be challenging. Technomic, a leading independent research data provider, recently adjusted its 2010 U.S. foodservice industry nominal growth forecast to 0.6% from a decline of 1.6%, citing better-than-expected performance in several foodservice segments. In particular, Technomic identified the most significant improvements in the full-service restaurants, hotels and recreation segments, which are the segments in which most of the end-users of our foodservice products operate. STR, a leading independent provider of research data for the hotel industry, reported 9.2% growth in demand accompanied by a 2.1% growth in supply and a 6.9% increase in occupancy for June 2010 compared to the same period in 2009. In the U.S. foodservice industry, the National Restaurant Association’s June 2010 Expectations Index, the component of the Restaurant Performance Index that measures restaurant operators’ six-month outlook for four industry indicators (same-store sales, employees, capital expenditures and business conditions), was 100.2, the sixth consecutive month that it signified expansion in forward-looking indicators. Overall, as traffic at our lodging and restaurant customers continues to recover, we expect demand for our North American foodservice business to benefit. Our retail business in the U.S. and Canada continues to post strong performance, with a 13.2% increase in net sales in the first half of 2010 as compared to the same period in 2009, following a more than 7.0% increase in the full year 2009 as compared to the same period in 2008. As economic conditions and unemployment rates continue to improve, we expect our business to continue to benefit. Our business in Mexico is experiencing strong momentum, with a 30.5% increase in sales of Crisa products (of which 5.8% is attributable to the currency impact of the Mexican peso) in the first half of 2010 compared to the same period in 2009. Our Mexican business is benefiting from a recovery of economic conditions in the market, improved dynamics of the tourism business and a strong performance by our OEM business.

Increase our presence in the European market across channels.  We aim to continue to grow our presence in the European market by capitalizing on the strength of our sales force and our expanding distributor base. The recent reorganization of our European sales force, which is now better aligned with our global platform, combined with the strength of our Libbey® brand in foodservice and Royal Leerdam® brand in retail, is expected to drive continued growth in the market. Our broad manufacturing base enables us to provide our customers with an extensive offering across price points by sourcing products from our low cost manufacturing facilities in Mexico and China to complement products from our facilities in the Netherlands and Portugal. We also believe that the European business-to-business channel presents significant untapped opportunities for growth.

Exploit growth opportunities in China and other potential high-growth markets.  Our entry into the Chinese market is relatively recent, although our state-of-the-art facility and our expanding distribution network have been instrumental in achieving sustained double digit growth rates in sales. Our facility is strategically located south of Beijing, providing us with easy access to consumers. In China, we sell through distributors, enabling us to support our rapid growth while providing the service levels to our customers that are instrumental in increasing recognition of our Libbey® and Royal Leerdam® brands. The relative proximity of our facility to Tianjin, one of the major ports in China, enables us to efficiently distribute our products to other potential high-growth markets in the Pacific Rim as well as to Europe and North America. Today, our Chinese facility supplies over 70 countries worldwide. Libbey China has experienced strong growth, albeit from a relatively small base, with a 15.6% increase in shipments in 2009 (of which 3.9% is attributable to the currency impact of the Chinese RMB) and a 30.1% increase in the first half of 2010 compared to the same period in 2009. While 2009 sales were affected by particularly harsh weather conditions around the Chinese New Year, we believe that Libbey China presents significant opportunities for continued strong growth in 2010.

Continue to drive improvements in profitability and cash flow generation.  Complementing our top line growth with continuous improvements in profitability and cash flow is a key component of our strategy. In 2009, we significantly reduced our enterprise costs with initiatives such as the closure of our Syracuse China manufacturing facility, which contributed to right-sizing our global workforce. We also reduced our cost base through increased sourcing of finished goods from third party vendors in low-cost countries. Such cost initiatives enabled us to withstand the challenging market conditions of 2009 and, in spite of a 7.6% decline in net sales from 2008 to 2009, to increase earnings before interest, taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA to $83.8 million and $90.1 million, respectively, in 2009 from $40.0 million and $85.2 million, respectively, in 2008. As market conditions continue to recover, our improved cost structure positions us to benefit from operating leverage and improved capacity utilization to drive profitability. In the first half of 2010, we achieved EBITDA and Adjusted EBITDA of $112.6 million and $58.1 million, respectively, as compared to $24.4 million and $29.1 million, respectively, in the same period in 2009. EBITDA and Adjusted EBITDA are non-GAAP financial measures; see footnote 3 under the caption “Summary Historical Consolidated Financial and Other Data” below for a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA. We expect to continue to achieve further operating efficiencies and cash flow generation with the implementation of enhanced warehouse and labor management systems aimed at improving productivity and working capital. We also will continue to focus on our Lean program, a disciplined approach to eliminating waste and instilling a culture of continuous improvement in all aspects of our operations, while continuing to optimize our sourcing of finished goods and raw materials and managing our capital expenditures.

In the medium term, evaluate strategic partnerships and acquisitions to facilitate entry into select markets.  Our strategy emphasizes continued internal growth, although over the years we have completed select acquisitions in order to strengthen our platform and accelerate growth. While recently our focus has been on improving our liquidity and deleveraging our capital structure, we believe that in the long term there will be strategic partnership or acquisition opportunities that could best enable our entry into attractive emerging and developing markets. Although not a priority at present, strategic partnerships and acquisitions may help us selectively broaden our global footprint and continue to leverage our strong brands and superior infrastructure to create value.

Recent Developments

Recent Recapitalization Transactions

We recently implemented a two-step debt restructuring, which enhanced our capital structure and liquidity position. As a result, we have reduced our weighted average cost of capital and extended the maturity of our indebtedness. The two-step restructuring consisted of the following:

October 2009 Debt Exchange

On October 28, 2009, we restructured a portion of our debt by exchanging the old 16% Senior Subordinated Secured Payment-in-Kind Notes due December 2011 of our subsidiary Libbey Glass Inc., or Old PIK Notes, having an outstanding principal amount as of October 28, 2009 of $160.9 million for (i) $80.4 million principal amount of new Senior Subordinated Secured Payment-in-Kind Notes due 2021 of our subsidiary Libbey Glass Inc., or New PIK Notes, and (ii) 933,145 shares of common stock and warrants exercisable for 3,466,856 shares of common stock of Libbey Inc.

February 2010 Refinancing

On February 8, 2010, we used the proceeds of a $400.0 million debt offering of 10.0% Senior Secured Notes due 2015 of Libbey Glass Inc., or Senior Secured Notes, as well as cash on hand, to (i) repurchase the $306.0 million then outstanding Floating Rate Senior Secured Notes due 2011 of our subsidiary Libbey Glass Inc., or Senior Floating Rate Notes, (ii) repay the $80.4 million New PIK Notes and (iii) pay related fees and expenses. Concurrent with the closing of the offering of our Senior Secured Notes, we entered into an amended and restated $110 million Asset Based Loan facility, or amended and restated ABL Facility which, among other terms, extended the maturity date to 2014.

Change in Management Roles

On June 10, 2010, we announced certain strategic changes to our senior management team. This change in management roles is a key step to enhancing our ability to more quickly and efficiently service our growing global customer base.

Richard I. Reynolds was named Executive Vice President, Chief Financial Officer. A 40-year veteran of Libbey, Mr. Reynolds has served Libbey in a variety of capacities, including as Chief Operating Officer since 1995 and as Chief Financial Officer from 1993 to 1995. He brings with him to the CFO position extensive Libbey operational and financial knowledge and experience. Mr. Reynolds also has served as a member of our Board of Directors since 1993.

Gregory T. Geswein was named to the new position of Vice President, Strategic Planning and Business Development. Mr. Geswein previously served as Chief Financial Officer since joining Libbey in May 2007, playing a lead role in the successful debt exchange in October 2009 and refinancing in early 2010.

Daniel P. Ibele was named to the new position of Vice President, Global Sales and Marketing. Mr. Ibele joined Libbey in 1983 and has served in a variety of sales and marketing positions, most recently as Vice President, General Sales Manager, North America.

Roberto B. Rubio was named to the new position of Vice President, Global Manufacturing and Engineering. After a 29-year career with Vitro S.A., including several senior management positions, Mr. Rubio joined Libbey as Managing Director of Libbey Mexico in July 2009 and was named Vice President, General Manager, International Operations, in November 2009.

Jonathan S. Freeman, who joined Libbey in May 2007, will continue to perform his role as Vice President, Global Supply Chain.

Corporate Information

Our principal executive offices are located at 300 Madison Avenue, Toledo, Ohio 43604, and our telephone number at that address is (419) 325-2100. Our website can be found at www.libbey.com. The information contained in, or that can be accessed through our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholder (1)	3,826,088 shares

Common stock to be outstanding after this offering (2)	19,076,012 shares

Option to purchase additional shares	The selling stockholder has granted the underwriters an option to purchase up to an additional 573,913 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder.

Conflicts of Interest	Because an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is receiving the net proceeds of this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is deemed to have a “conflict of interest” within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority, or FINRA. Therefore, this offering is being conducted in compliance with Rule 2720. However, because there is a “bona fide public market,” as defined in Rule 2720, for our common stock, Rule 2720 does not require that there be a “qualified independent underwriter,” as defined in Rule 2720, with respect to this offering. To comply with Rule 2720, Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder. See “Conflicts of Interest.”

NYSE Amex symbol	“LBY.”

Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-16 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The common stock offered by the selling stockholder in this offering consists of 933,145 shares and 2,892,943 shares to be issued upon exercise of a portion of a Series I Warrant to purchase 3,466,856 shares of our common stock, issued to the selling stockholder pursuant to the debt exchange on October 28, 2009, or the Series I Warrant.

(2)	The common stock to be outstanding after this offering includes 16,183,069 shares outstanding prior to this offering as of June 30, 2010 and 2,892,943 shares to be issued upon exercise of a portion of the Series I Warrant by the selling stockholder. This number does not include the following as of June 30, 2010:

•	(a) 573,913 shares that will remain issuable to the selling stockholder pursuant to the Series I Warrant, after giving effect to this offering and (b) the 485,309 shares of our common stock issuable pursuant to a warrant issued to the Selling Stockholder on June 16, 2006, or the 2006 Warrant; and

•	an aggregate of 1,435,651 shares of our common stock reserved for issuance pursuant to future grants under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

The underwriters have a 30-day option to purchase up to 573,913 additional shares from the selling stockholder to cover overallotments. Except as otherwise specified, the information in this prospectus supplement assumes that the underwriters will not exercise their overallotment option.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary historical consolidated financial and other data on an actual basis for the periods ended and at the dates indicated below. Our summary financial data for fiscal 2009, 2008 and 2007 have been derived from our consolidated audited financial statements for the year ended December 31, 2009. The summary historical consolidated financial data for the six-month periods ended June 30, 2010 and 2009 have been derived from our consolidated unaudited financial statements for the six months ended June 30, 2010. The unaudited financial statement data includes in the opinion of management, all adjustments, including usual recurring adjustments, necessary for a fair statement of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of our results for the full year.

The summary financial data should be read in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are incorporated by reference into this prospectus supplement.

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010		2009

Statement of operations data:
(Dollars in thousands, except per-share amounts)
Net sales	$748,635	$810,207	$814,160	$376,940		$353,679
Freight billed to customers	1,605	2,422	2,207	854		744

Total revenues	750,240	812,629	816,367	377,794		354,423
Cost of sales	617,095 (1)	703,292 (1)	658,698	295,886	(2)	309,424 (2)

Gross profit	133,145	109,337	157,669	81,908		44,999
Selling, general and administrative expenses	94,900 (1)	88,451	91,568	47,543		44,888 (2)
Impairment of goodwill and other intangible assets	—	11,889 (1)	—	—		—
Special charges	1,631 (1)	14,545 (1)	—	388	(2)	674 (2)

Income (loss) from operations	36,614	(5,548)	66,101	33,977		(563)
Gain on redemption of debt	—	—	—	56,792	(2)	—
Other income	4,053 (1)	1,119 (1)	8,778	893	(2)	2,721 (2)

Earnings (loss) before interest and income taxes	40,667	(4,429)	74,879	91,662		2,158
Interest expense	66,705	69,720	65,888	21,388		34,711

(Loss) earning before income taxes	(26,038)	(74,149)	8,991	70,274		(32,553)
Provision for (benefit from) income taxes	2,750	6,314	11,298	5,297		(7,324)

Net (loss) income	$(28,788)	$(80,463)	$(2,307)	$64,977		$(25,229)

Net (loss) income per share:
Basic	$(1.90)	$(5.48)	$(0.16)	$3.98		$(1.70)

Diluted	$(1.90)	$(5.48)	$(0.16)	$3.21		$(1.70)

Other financial data:
EBIT (3)	$40,667	$(4,429)	$74,879	$91,662		$2,158
EBITDA (3)	83,833	40,001	116,451	112,616		24,404
Adjusted EBITDA (3)	90,141	85,238	116,451	58,084		29,080
Capital expenditures	17,005	45,717	43,121	11,379		9,550
Depreciation and amortization	43,166	44,430	41,572	20,954		22,246
Net cash provided by (used in) operating activities	102,148	(1,040)	51,457	(8,053)		39,090
Net cash (used in) investing activities	(16,740)	(45,600)	(34,908)	(19,794)		(9,462)
Net cash (used in) provided by financing activities	(43,565)	25,828	(22,407)	19,933		(18,812)

	As of
	June 30,
	2010	2009

Balance sheet data (at end of period):
Cash and equivalents	$46,173	$24,082
Working Capital (4)	190,194	182,565
Property, plant and equipment—net	267,053	302,116
Total assets	794,172	787,406
Total debt (including current maturities)	452,448	543,032
Shareholders’ deficit	(11,696)	(74,475)

(1)	The table below is a summary of the 2009 and 2008 special items and reflects the classification of these items in our consolidated statements of operations. See notes 7 and 9 to our Consolidated Financial Statements for the year ended December 31, 2009 for further details on the pension settlement charges, facility closures, goodwill and intangible asset impairment charges and fixed asset impairment charges.

	Pension Settlement		Facility		Goodwill and Intangible
	Charges (b)		Closures (b)		Asset Impairment		Fixed Asset Impairment		Total
(Dollars in thousands)	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008

Cost of sales	$—	$—	$1,960	$14,199	$—	$—	$—	$4,482	$1,960	$18,681
Selling, general and administrative expenses	3,190	—	—	—	—	—	—	—	3,190	—
Impairment of goodwill and other intangible assets (a)	—	—	—	—	—	11,889	—	—	—	11,889
Special charges (a) (b)	—	—	1,631	14,545	—	—	—	—	1,631	14,545
Other expense	—	—	232	383	—	—	—	—	232	383

Total special items (income) expense	$3,190	$—	$3,823	$29,127	$—	$11,889	$—	$4,482	$7,013	$45,498

(a)	Special charges reflect a reclassification of impairment of intangible assets of $2.5 million from special charges to impairment of goodwill and other intangible assets.

(b)	Total pension settlement charges for 2009 were $3.7 million. Of this total, $0.5 million is related to employee reductions at closed facilities and is reported in the facility closure amounts in the above table.

(2)	The table below is a summary of the special items for the six months ended June 30, 2010 and 2009 and reflects the classification of these items in our condensed consolidated statements of operations. See notes 4, 5 and 7 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2010 and 2009 for further details on the pension settlement charges, facility closures, fixed asset impairment, insurance claim recovery and redemption of debt.

	Pension Settlement						Fixed Asset
	Charges		Facility Closures		Redemption of Debt		Impairment		Insurance Claim Recovery		Total
(Dollars in thousands)	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009

Cost of sales	$—	$—	$—	$1,821	$—	$—	$2,687	$—	$(945)	$—	$1,742	$1,821
Selling, general and administrative expenses	—	2,700	—	—	—	—	—	—	—	—	—	2,700
Special charges	—	—	388	674	—	—	—	—	—	—	388	674
Gain on redemption of debt	—	—	—	—	(56,792)	—	—	—	—	—	(56,792)	—
Other expense	—	—	130	186	—	—	—	—	—	—	130	186

Total special items (income) expense	$—	$2,700	$518	$2,681	$(56,792)	$—	$2,687	$—	$(945)	$—	$(54,532)	$5,381

(3)	We define EBIT as net (loss) income plus (1) interest expense and (2) provision for (benefit from) income taxes. The most directly comparable GAAP financial measure is net (loss) income.

We believe that EBIT is an important supplemental measure for investors in evaluating operating performance in that it provides insight into company profitability. Libbey’s senior management uses this measure internally to measure profitability. EBIT also allows for a measure of comparability to other companies with different capital and legal structures, which accordingly may be subject to different interest rates and effective tax rates.

The non-GAAP measure of EBIT does have certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. Because this is a material and recurring item, any measure that excludes it has a material limitation. EBIT may not be comparable to similarly titled measures reported by other companies.

We define EBITDA as net (loss) income plus (1) interest expense (2) provision for (benefit from) income taxes, (3) depreciation and (4) amortization.

We believe that EBITDA is an important supplemental measure for investors in evaluating operating performance in that it provides insight into company profitability and cash flow. Libbey’s senior management uses this measure internally to measure profitability and to set performance targets for managers. It also has been used regularly as one of the means of publicly providing guidance on possible future results. EBITDA also allows for a measure of comparability to other companies with different capital and legal structures, which accordingly may be subject to different interest rates and effective tax rates, and to companies that may incur different depreciation and amortization expenses or impairment charges.

The non-GAAP measure of EBITDA does have certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. EBITDA also excludes depreciation and amortization expenses. Because these are material and recurring items, any measure that excludes them has a material limitation. EBITDA may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA presented in this prospectus supplement represents EBITDA further adjusted to reflect the impact of the facility closures, goodwill and intangible asset impairment, fixed asset impairment, pension settlement charges, insurance claim recovery and gain on redemption of debt described below.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA internally to measure profitability and to set performance targets for managers.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The table below is a reconciliation of EBIT, EBITDA and Adjusted EBITDA for the periods indicated.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to Net (Loss) Income for the Periods Presented

	Year Ended			Six Months Ended
	December 31,			June 30,
	2009	2008	2007	2010	2009
		(Dollars in thousands)

Net (loss) income	$(28,788)	$(80,463)	$(2,307)	$64,977	$(25,229)
Add: Interest expense	66,705	69,720	65,888	21,388	34,711
Add: Provision for (benefit from) income taxes	2,750	6,314	11,298	5,297	(7,324)

Earnings (loss) before interest and income taxes (EBIT)	40,667	(4,429)	74,879	91,662	2,158
Add: Depreciation and amortization	43,166	44,430	41,572	20,954	22,246

Earnings before interest, taxes, depreciation and amortization (EBITDA)	83,833	40,001	116,451	112,616	24,404
Add: Gain on redemption of debt (a)	—	—	—	(56,792)	—
Add: Facility closures (b)	3,823	29,127	—	518	2,681
Add: Fixed asset impairment (c)	—	4,482	—	2,687	—
Add: Goodwill and intangible asset impairment (d)	—	11,889	—	—	—
Add: Pension settlement charges (e)	3,190	—	—	—	2,700
Add: Insurance claim recovery	—	—	—	(945)	—
Less: Depreciation expense included in special items and also in depreciation and amortization above	(705)	(261)	—	—	(705)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$90,141	$85,238	$116,451	$58,084	$29,080

(a)	Redemption of the New PIK Notes in conjunction with the refinancing of our Senior Floating Rate Notes in February 2010 resulted in the recognition of a $70.2 million gain. The gain was partially offset by $13.4 million representing a write-off of bank fees and discounts and a call premium on our Senior Floating Rate Notes. See note 4 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(b)	Facility closure charges are related to the closure of our Syracuse, New York ceramic dinnerware manufacturing facility and our Mira Loma, California distribution center. See notes 4, 5 and 7 to the

Consolidated Financial Statements for the year ended December 31, 2009 and note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(c)	Fixed asset impairment charges for 2008 are related to unutilized fixed assets at our North American Glass segment. See note 7 to the Consolidated Financial Statements for the year ended December 31, 2009. Fixed asset impairment charges for the six months ended June 30, 2010 are related to certain after-processing equipment within our International segment. See note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(d)	Goodwill and intangible asset impairment charges are related to goodwill and intangible assets at our Crisal and Royal Leerdam locations. See notes 4 and 7 to the Consolidated Financial Statements for the year ended December 31, 2009.

(e)	Pension settlement charges were triggered by excess lump sum distributions taken by employees. See note 9 to the Consolidated Financial Statements for the year ended December 31, 2009 and note 7 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(4)	We define Working Capital as net accounts receivable plus net inventories less accounts payable. The table below is a reconciliation of Working Capital.

Reconciliation of Working Capital

	June 30,
	2010	2009
	(Dollars in thousands)

Accounts receivable-net	$92,782	$91,252
Plus: Inventories-net	153,187	145,798
Less: Accounts payable	55,775	54,485

Working Capital	$190,194	$182,565

We believe that Working Capital is important supplemental information for investors in evaluating liquidity in that it provides insight into the availability of net current resources to fund our ongoing operations. Working Capital is a measure used by management in internal evaluations of cash availability and operational performance.

Working Capital is used in conjunction with and in addition to results presented in accordance with GAAP. Working Capital is neither intended to represent nor be an alternative to any measure of liquidity and operational performance recorded under GAAP. Working Capital may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Such statements are based on management’s beliefs and assumptions and on information currently available to our management. You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks described under the heading “Risk Factors.”

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investment in our common stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the specific risks set forth below before making an investment decision. The risks and uncertainties described below could adversely affect our business, operating results and financial condition, as well as cause the value of our common stock to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward-Looking Statements.”

Risks Related to Our Business

Slowdowns in the retail, travel, restaurant and bar or entertainment industries, such as those caused by general economic downturns, terrorism, health concerns or strikes or bankruptcies within those industries, could reduce our revenues and production activity levels.

Our business is affected by the health of the retail, travel, restaurant and bar or entertainment industries. Expenditures in these industries are sensitive to business and personal discretionary spending levels and may decline during general economic downturns. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, demand for our products in the foodservice industry, which is critical to our success, was significantly impacted by the global economic recession beginning in the third quarter of 2008.

Ongoing volatility in financial markets and the weak national and global economic conditions could materially and adversely impact our operations, financial results and/or liquidity, including as follows:

•	the financial stability of our customers or suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers;

•	it may become more costly or difficult to obtain financing or refinance our debt in the future;

•	the value of our assets held in pension plans may decline; and/or

•	our assets may be impaired or subject to write-down or write-off.

Uncertainty about current global economic conditions may cause consumers of our products to postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values. This could have a material adverse impact on the demand for our products and on our financial condition and operating results. A further deterioration in economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financial results and/or liquidity.

Our high level of debt, as well as incurrences of additional debt, may limit our operating flexibility, which could adversely affect our results of operations and financial condition.

We have a high degree of financial leverage. As of June 30, 2010, we had $458.4 million aggregate principal amount of debt outstanding. Of that amount:

•	$400.0 million consisted of our Senior Secured Notes, which were secured by a first-priority lien on substantially all of the owned real property, equipment and fixtures in the United States of Libbey Glass and its domestic subsidiaries, subject to certain exceptions and permitted liens and a second-priority lien on substantially all of the existing and future real and personal property (including without limitation tangible and intangible assets) of Libbey Glass and its domestic subsidiaries (other than certain real property and equipment located in the United States and certain general intangibles, instruments, books and records and supporting obligations related to such real property and equipment, and certain proceeds of the foregoing);

•	we had no debt outstanding under our amended and restated ABL Facility, which was secured by a first-priority lien on certain inventories and receivables, although we had $18.2 million of letters of credit issued under that facility;

•	RMB 250 million (approximately $36.8 million at June 30, 2010) consisted of a loan made by China Construction Bank Corporation Langfang Economic Development Area Sub-branch, or CCBC. We used the proceeds of this loan to finance the construction of our manufacturing facility in China that began operations in early 2007;

•	RMB 50 million (approximately $7.4 million at June 30, 2010) consisted of a loan, which is fully drawn, made by CCBC to finance the working capital needs of our China facility;

•	€9.9 million (approximately $12.1 million at June 30, 2010) consisted of a loan made by Banco Espirito Santo, S.A., or the BES Euro Line, to finance operational improvements associated with our Portuguese operations;

•	$1.4 million consisted of amounts we owed under a promissory note related to the purchase of our Laredo, Texas warehouse; and

•	$0.8 million consisted of amounts drawn on the overdraft lines of credit extended to our European operations.

Although neither our amended and restated ABL Facility nor the indenture governing our Senior Secured Notes contains financial covenants, they do contain other covenants that limit our operational and financial flexibility, such as by limiting the additional indebtedness that we may incur, limiting certain business activities, investments and payments, and limiting our ability to dispose of certain assets. These covenants may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

We are permitted, subject to limitations contained in the agreements relating to our existing debt, to incur additional debt in the future. Our high degree of leverage, as well as the incurrence of additional debt, could have important consequences for our business, such as:

•	making it more difficult for us to satisfy our financial obligations;

•	limiting our ability to make capital investments in order to expand our business;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or other purposes;

•	limiting our ability to invest operating cash flow in our business and future business opportunities, because we use a substantial portion of these funds to service debt and because our covenants restrict the amount of our investments;

•	limiting our ability to withstand business and economic downturns and/or placing us at a competitive disadvantage compared to our competitors that have less debt, because of the high percentage of our operating cash flow that is dedicated to servicing our debt; and

•	limiting our ability to pay dividends.

If cash generated from operations is insufficient to satisfy our liquidity requirements, if we cannot service our debt, or if we fail to meet our covenants, we could have substantial liquidity problems. In those circumstances, we might have to sell assets, delay planned investments, obtain additional equity capital or restructure our debt. Depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all.

In addition, our failure to comply with the covenants contained in our loan agreements could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.

Natural gas, the principal fuel we use to manufacture our products, is subject to fluctuating prices; fluctuations in natural gas prices could adversely affect our results of operations and financial condition.

Natural gas is the primary source of energy in most of our production processes. We do not have long-term contracts for natural gas and therefore are subject to market variables and widely fluctuating prices. Consequently, our operating results are strongly linked to the cost of natural gas. As of June 30, 2010, we had forward contracts in place to hedge approximately 68% of our estimated 2010 natural gas needs with respect to our North American manufacturing facilities and approximately 35% of our estimated 2010 natural gas needs with respect to our International manufacturing facilities. For the years ended December 31, 2009 and 2008, we spent approximately $53.4 million and $69.6 million, respectively, on natural gas. We have no way of predicting to what extent natural gas prices will rise in the future. To the extent that we are not able to offset increases in natural gas prices, such as by passing along the cost to our customers, these increases could adversely impact our margins and operating performance.

International economic and political factors could affect demand for imports and exports, and our financial condition and results of operations could be adversely impacted as a result.

Our operations may be affected by actions of foreign governments and global or regional economic developments. Global economic events, such as changes in foreign import/export policy, the cost of complying with environmental regulations or currency fluctuations, could also affect the level of U.S. imports and exports, thereby affecting our sales. Foreign subsidies, foreign trade agreements and each country’s adherence to the terms of these agreements can raise or lower demand for our products. National and international boycotts and embargoes of other countries’ or U.S. imports and/or exports, together with the raising or lowering of tariff rates, could affect the level of competition between our foreign competitors and us. Foreign competition has, in the past, and may, in the future, result in increased low-cost imports that drive prices downward. The World Trade Organization met in November 2001 in Doha, Qatar, where members launched new multilateral trade negotiations aimed at improving market access and substantially reducing trade-distorting domestic support. These negotiations are ongoing and may result in further agreements in the future. As of May 30, 2010, the current trade-weighted tariff rate applicable to glass tableware products that are imported into the United States and are of the type we manufacture in North America was approximately 20.7%. However, any changes to international agreements that lower duties or improve access to U.S. markets for our competitors, particularly changes arising out of the ongoing World Trade Organization’s Doha round of negotiations, could have an adverse effect on our financial condition and results of operations. As we execute our strategy of acquiring manufacturing platforms in lower cost regions and increasing our volume of sales in overseas markets, our dependence on international markets and our ability to effectively manage these risks has increased and will continue to increase significantly.

Fluctuation of the currencies in which we conduct operations could adversely affect our financial condition and results of operations or reduce the cost competitiveness of our products or those of our subsidiaries.

Changes in the value, relative to the U.S. dollar, of the various currencies in which we conduct operations, including the euro, the Mexican peso and the Chinese yuan, or the RMB, may result in significant changes in the indebtedness of our non-U.S. subsidiaries.

Currency fluctuations between the U.S. dollar and the currencies of our non-U.S. subsidiaries affect our results as reported in U.S. dollars, particularly the earnings of Crisa as expressed under GAAP, and will continue to affect our financial income and expense and our revenues from international settlements.

Major fluctuations in the value of the euro, the Mexican peso or the RMB relative to the U.S. dollar and other major currencies could also reduce the cost competitiveness of our products or those of our subsidiaries, as compared to foreign competition. For example, if the U.S. dollar appreciates against the euro, the Mexican peso or the RMB, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making our U.S.-manufactured products more expensive in the euro zone, Mexico and China, respectively, compared to the products of local competitors and making products manufactured by our foreign competitors in those locations more cost-competitive with our U.S. manufactured products. An appreciation of the U.S. dollar against the euro, the Mexican peso or the RMB also would increase the cost of U.S. dollar-denominated purchases for our operations in the euro zone, Mexico and China, respectively, including raw materials. We would be forced to deduct these cost increases from our profit margin or attempt to pass them along to consumers. These fluctuations could adversely affect our results of operations and financial condition.

Our business requires us to maintain a large fixed cost base that can affect our profitability.

The high levels of fixed costs of operating glass production plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. Our profitability is dependent, in part, on our ability to spread fixed costs over an increasing number of products sold and shipped, and if we reduce our rate of production, as we did in 2009, our costs per unit increase, negatively impacting our gross margins. Decreased demand or the need to reduce inventories can lower our ability to absorb fixed costs and materially impact our results of operations.

We may not be able to achieve the international growth contemplated by our strategy.

Our strategy contemplates growth in international markets in which we have significantly less experience than we do in North America. Since we intend to benefit from our international initiatives primarily by expanding our sales in the local markets of other countries, our success depends on continued growth in these markets, including Europe, Latin America and Asia-Pacific.

We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.

Our business is highly competitive, with the principal competitive factors being customer service, price, product quality, new product development, brand name, delivery time and breadth of product offerings. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing manufacturers.

Competitors in glass tableware include, among others:

•	Arc International (a French company), which manufactures and distributes glass tableware worldwide;

•	Paşabahçe (a unit of Şişecam, a Turkish company), which manufactures glass tableware at various sites throughout the world and sells to retail, foodservice and business-to-business customers worldwide;

•	Anchor Hocking Company (a U.S. company), which manufactures and distributes glass beverageware, industrial products and bakeware primarily to retail, industrial and foodservice channels in the United States and Canada;

•	Bormioli Rocco Group (an Italian company), which manufactures glass tableware in Europe, where the majority of its sales are to retail and foodservice customers;

•	various manufacturers in China; and

•	various sourcing companies.

In addition, makers of tableware produced with other materials such as plastics compete to a certain extent with glassware manufacturers.

Some of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. Our labor and energy costs also may be higher than those of some foreign producers of glass tableware. We may not be successful in managing our labor and energy costs or gaining operating efficiencies that may be necessary to remain competitive. In addition, our products may be subject to competition from low-cost imports that intensify the price competition we face in our markets. Finally, we may need to increase incentive payments in our marketing incentive program in order to remain competitive. Increases in these payments would adversely affect our operating margins.

Competitors in the U.S. market for ceramic dinnerware include, among others: Homer Laughlin; Oneida Ltd.; Steelite; and various sourcing companies. Competitors in metalware include, among others: Oneida Ltd.; Walco, Inc.; and various sourcing companies. Competitors in plastic products include, among others: Cambro Manufacturing Company; Carlisle Companies Incorporated; and various sourcing companies. In Mexico, where a larger portion of our sales are in the retail market, our primary competitors include imports from foreign manufacturers located in countries such as China, France, Italy and Colombia, as well as Vidriera Santos and Vitro Par in the candle category. Competitive pressures from these competitors and producers could adversely affect our results of operations and financial condition.

We may not be able to renegotiate collective bargaining agreements successfully when they expire; organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.

We are party to collective bargaining agreements that cover most of our manufacturing employees. The agreements with our unionized employees in Toledo, Ohio expire on September 30, 2010, and the agreement with our unionized employees in Shreveport, Louisiana expires on December 15, 2011. Royal Leerdam’s collective bargaining agreement with its unionized employees expires on July 1, 2011. Crisa’s collective bargaining agreements with its unionized employees have no expiration, but wages are reviewed annually and benefits are reviewed every two years. Crisal does not have a written collective bargaining agreement with its unionized employees but does have an oral agreement that is revisited annually.

We may not be able to successfully negotiate new collective bargaining agreements without any labor disruption. If any of our unionized employees were to engage in a strike or work stoppage prior to expiration of their existing collective bargaining agreements, or if we are unable in the future to negotiate acceptable agreements with our unionized employees in a timely manner, we could experience a significant disruption of operations. In addition, we could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with our labor unions. We also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Finally, companies upon which we are dependent for raw materials, transportation or other services could be affected by labor difficulties. These factors and any such disruptions or difficulties could have an adverse impact on our operating performance and financial condition.

In addition, we are dependent on the cooperation of our largely unionized workforce to implement and adopt Lean initiatives that are critical to our ability to improve our production efficiency. The effect of strikes and other slowdowns may adversely affect the degree and speed with which we can adopt Lean optimization objectives and the success of that program.

The inability to extend or refinance debt of our foreign subsidiaries, or the calling of that debt before scheduled maturity, could adversely impact our liquidity and financial condition.

Our subsidiaries in Portugal and China have outstanding debt under credit facilities provided to them by local financial institutions. As of June 30, 2010 our subsidiary in China had an RMB 250 million (approximately $36.8 million at June 30, 2010) construction loan and RMB 50 million (approximately $7.4 million at June 30, 2010) working capital loan, in each case extended by CCBC. The RMB 50 million working capital loan is scheduled to mature in January 2011. If CCBC were to call the working capital loan and/or the construction loan before maturity, or if Banco Espirito Santo, S.A., the lender under our Portuguese subsidiary’s credit facility, were to call the BES Euro line before maturity, our liquidity and financial condition may be adversely impacted.

If either CCBC or Banco Espirito Santo, S.A. calls these loans for repayment prior to their scheduled maturity, we may be required to pursue one or more alternative strategies to repay these loans, such as selling assets, refinancing or restructuring these loans or selling additional debt or equity securities. We may not, however, be able to refinance these loans or sell additional debt or equity securities on favorable terms, if at all, and if we are required to sell our assets, it may negatively affect our ability to generate revenues.

Our cost-reduction projects may not result in anticipated savings in operating costs.

We may not be able to achieve anticipated cost reductions. Our ability to achieve cost savings and other benefits within expected time frames is subject to many estimates and assumptions. These estimates and assumptions are subject to significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, if we experience delays, or if other unforeseen events occur, our business, financial condition and results of operations could be adversely impacted.

We are subject to risks associated with operating in foreign countries. These risks could adversely affect our results of operations and financial condition.

We operate manufacturing and other facilities throughout the world. As a result of our operations outside the United States, we are subject to risks associated with operating in foreign countries, including:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	devaluations and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	ineffective intellectual property protection;

•	hyperinflation in certain foreign countries; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

The risks associated with operating in foreign countries may have a material adverse effect on our results of operations and financial condition.

If we have a fair value impairment in a business segment, our net earnings and net worth could be materially and adversely affected by a write-down of goodwill, intangible assets or fixed assets.

We have recorded a significant amount of goodwill, which represents the excess of cost over the fair value of the net assets of the business acquired; other identifiable intangible assets, including trademarks and trade names; and fixed assets. Impairment of goodwill, identifiable intangible assets or fixed assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. Under GAAP, we are required to charge the amount of any impairment immediately to operating income. In 2009, we did not have an impairment related to goodwill, intangible assets or fixed assets. In 2008, we wrote down goodwill and other identifiable intangible assets by $11.9 million related to the decline in the capital markets, and we wrote down fixed assets by $9.7 million related to the announcement of the closure of our Syracuse China manufacturing facility and our Mira Loma, California distribution center. After that adjustment, as of December 31, 2008, we had goodwill and other identifiable intangible assets of $192.9 million and net fixed assets of $314.8 million. As of June 30, 2010, we had goodwill and other identifiable intangible assets of $191.7 million and net fixed assets of $267.1 million.

We conduct an impairment analysis at least annually. This analysis requires our management to make significant judgments and estimates, primarily regarding expected growth rates, the terminal value calculation for cash flow and the discount rate. We determine expected growth rates based on internally developed forecasts considering our future financial plans. We establish the terminal cash flow value based on expected growth rates, capital spending trends and investment in working capital to support anticipated sales growth. We estimate the discount rate used based on an analysis of comparable company weighted average costs of capital that considered market assumptions obtained from independent sources. The estimates that our management uses in this analysis could be materially impacted by factors such as specific industry conditions, changes in cash flow from operations and changes in growth trends. In addition, the assumptions our management uses are management’s best estimates based on projected results and market conditions as of the date of testing. Significant changes in these key assumptions could result in indicators of impairment when completing the annual impairment analysis. We remain subject to future financial statement risk in the event that goodwill, other identifiable intangible assets or fixed assets become further impaired. For further discussion of key assumptions in our critical accounting estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.”

A severe outbreak, epidemic or pandemic of the H1N1 virus or other contagious disease in a location where we have a facility could adversely impact our results of operations and financial condition.

Our facilities may be impacted by the outbreak of certain public health issues, including epidemics, pandemics and other contagious diseases such as the H1N1 virus, commonly referred to as the “swine flu.” If a severe outbreak were to occur where we have facilities, it could adversely impact our results of operations and financial condition.

We are subject to various environmental legal requirements and may be subject to new legal requirements in the future; these requirements could have a material adverse effect on our operations.

Our operations and properties, both in the United States and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on operations.

We have incurred, and expect to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. Also, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties for which we may be responsible, including those at which wastes attributable to us were disposed. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

If we are unable to obtain sourced products or materials at favorable prices, our operating performance may be adversely affected.

Sand, soda ash, lime, corrugated packaging materials and resin are the principal materials we use. In addition, we obtain glass tableware, ceramic dinnerware, metal flatware and hollowware and select plastic products from third parties. We may experience temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors that would require us to secure our sourced products or materials from sources other than our current suppliers. If we are forced to procure sourced products or materials from alternative suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, resins are a primary material for our Traex operation and historically the price for resins has fluctuated with the price of oil, directly impacting our profitability. Material increases in the cost of any of these items on an industry-wide basis would have an adverse impact on our operating performance and cash flows if we were unable to pass on these increased costs to our customers.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Our manufacturing processes are dependent upon critical glass-producing equipment, such as furnaces, forming machines and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. We may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations for the affected period. We also may face shutdowns if we are unable to obtain enough energy in the peak heating seasons.

High levels of inflation and high interest rates in Mexico could adversely affect the operating results and cash flows of Crisa.

Although the annual rate of inflation in Mexico, as measured by changes in the Mexican National Consumer Price Index, was only 6.53% for the year ended December 31, 2009 and 3.57% for the year ended December 31, 2008, Mexico historically has experienced high levels of inflation and high domestic interest rates. If Mexico experiences high levels of inflation, Crisa’s operating results and cash flows could be adversely affected, and, more generally, high inflation might result in lower demand or lower growth in demand for our products, thereby adversely affecting our results of operations and financial condition.

Charges related to our employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect our results of operations and financial condition.

In connection with our employee pension and postretirement welfare plans, we are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our obligations and related expense. Our total pension and postretirement welfare expense, including pension settlement and curtailment charges, for all U.S. and non-U.S. plans was $18.7 million and $19.0 million for the fiscal years ended December 31, 2009 and 2008, respectively. We expect our total pension and postretirement welfare expense for all U.S. and non-U.S. plans to be $20.9 million in 2010. Of that amount, $11.0 million was expensed in the six months ended June 30, 2010. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2009 year-end data, sensitivity to these key market risk factors is as follows:

•	A change of 1% in the discount rate would change our total pension and postretirement welfare expense by approximately $3.6 million.

•	A change of 1% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.4 million.

As part of our pension expense, we incurred pension settlement charges of $3.7 million during 2009. These charges were triggered by excess lump sum distributions to retirees. For further discussion of these charges, see note 9 to our Consolidated Financial Statements for the year ended December 31, 2009. As part of total expense, we incurred pension curtailment charges of $1.1 million and nonpension and postretirement impairment charges of $3.1 million during 2008. The charges in 2008 were triggered by our announcement in December 2008 that our Syracuse China manufacturing plant would be shut down during April 2009. For further discussion, see notes 7, 9 and 10 to our Consolidated Financial Statements for the year ended December 31, 2009. To the extent that we experience additional headcount shifts or changes, we may incur further expenses related to our employee pension and postretirement welfare plans, which could have a material adverse effect on our results of operations and financial condition.

If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings.

In order to mitigate the variation in our operating results due to commodity price fluctuations, we have derivative financial instruments that hedge certain of commodity price risks associated with forecasted future North American natural gas requirements and foreign exchange rate risks associated with transactions denominated in some currencies other than the U.S. dollar. The results of our hedging practices could be positive, neutral or negative in any period depending on price changes of the hedged exposures. We account for derivatives in accordance with Financial Accounting Standards Board Accounting Standards Codificationtm Topic 815, “Derivatives and Hedging,” or FASB ASC 815. These derivatives qualify for hedge accounting if the hedges are highly effective and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges will impact our results of operations and could significantly impact our earnings.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of any of the members of our senior management team for any reason, including resignation or retirement, could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we may be unable to locate or employ such qualified personnel on acceptable terms.

We rely on increasingly complex information systems for management of our manufacturing, distribution, sales and other functions. If our information systems fail to perform these functions adequately, or if we experience an interruption in their operation, our business and results of operations could suffer.

All of our major operations, including manufacturing, distribution, sales and accounting, are dependent upon our complex information systems. Our information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems or the failure of our information systems to perform as expected could disrupt our business; result in decreased sales, increased overhead costs, excess inventory and product shortages; and otherwise adversely affect our operations, financial performance and condition. We take significant steps to mitigate the potential impact of each of these risks, but there can be no assurance that these procedures would be completely successful.

We may not be able to effectively integrate future businesses we acquire or joint ventures we enter into.

Any future acquisitions that we might make or joint ventures into which we might enter are subject to various risks and uncertainties, including:

•	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which may be spread out in different geographic regions) and to achieve expected synergies;

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•	the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of contingent obligations that were not anticipated at the time of the acquisitions;

•	the failure to obtain necessary transition services such as management services, information technology services and others;

•	the need or obligation to divest portions of the acquired companies; and

•	the potential impairment of relationships with customers.

In addition, we cannot assure you that the integration and consolidation of newly acquired businesses or joint ventures will achieve any anticipated cost savings and operating synergies. The inability to integrate and consolidate operations and improve operating efficiencies at newly acquired businesses or joint ventures could have a material adverse effect on our business, financial condition and results of operations.

Our business requires significant capital investment and maintenance expenditures that we may be unable to fulfill.

Our operations are capital intensive, requiring us to maintain a large fixed cost base. Our total capital expenditures were $17.0 million and $45.7 million for the years ended December 31, 2009 and 2008, respectively, and $11.4 million and $9.6 million for the six months ended June 30, 2010 and 2009, respectively.

Our business may not generate sufficient operating cash flow and external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures.

If our investments in new technology and other capital expenditures do not yield expected returns, our results of operations could be reduced.

The manufacture of our tableware products involves the use of automated processes and technologies. We designed much of our glass tableware production machinery internally and have continued to develop and refine this equipment to incorporate advancements in technology. We will continue to invest in equipment and make other capital expenditures to further improve our production efficiency and reduce our cost profile. To the extent that these investments do not generate targeted levels of returns in terms of efficiency or improved cost profile, our financial condition and results of operations could be adversely affected.

Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.

Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright and trade secret laws, licenses, confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be fully adequate. Our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and/or third parties could adopt trademarks similar to our own. In particular, third parties could design around or copy our proprietary furnace, manufacturing and mold technologies, which are important contributors to our competitive position in the glass tableware industry. We may be particularly susceptible to these challenges in countries where protection of intellectual property is not strong. In addition, we may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.

Devaluation or depreciation of, or governmental conversion controls over, the foreign currencies in which we operate could affect our ability to convert the earnings of our foreign subsidiaries into U.S. dollars.

Major devaluation or depreciation of the Mexican peso could result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Crisa’s Mexican peso earnings into U.S. dollars and other currencies upon which we will rely in part to satisfy our debt obligations. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future. Restrictive exchange rate policies could adversely affect our results of operations and financial condition.

In addition, the government of China imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries to remit sufficient foreign currency to make payments to us. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. In the future, the Chinese government could institute restrictive exchange rate policies for current account transactions. These policies could adversely affect our results of operations and financial condition.

Payment of severance or retirement benefits earlier than anticipated could strain our cash flow.

Certain members of our senior management have employment and change in control agreements that provide for substantial severance payments and retirement benefits. We are required to fund a certain portion of these payments according to a predetermined schedule, but some of our nonqualified obligations are currently unfunded. Should several of these senior managers leave our employ under circumstances entitling them to severance or retirement benefits, or become disabled or die, before we have funded these payments, the need to pay these severance or retirement benefits ahead of their anticipated schedule could put a strain on our cash flow.

We are involved in litigation from time to time in the ordinary course of business.

We are involved in various routine legal proceedings arising in the ordinary course of our business. We do not consider any pending legal proceeding as material. However, we could be adversely affected by legal proceedings in the future, including products liability claims related to the products we manufacture.

Our products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future; these requirements could have a material adverse effect on our operations.

Our glass tableware, ceramic dinnerware, metal flatware, hollowware and serveware and plastic products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on our operations. If any of our products becomes subject to new regulations, or if any of our products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission, or CPSC, regulates many consumer products, including glass tableware products that are externally decorated with certain ceramic enamels. New regulations or policies by the CPSC could require us to change our manufacturing processes, which could materially raise our manufacturing costs. In addition, such new regulations could reduce sales of our glass tableware products. Furthermore, a significant order or judgment against us by any such governmental or regulatory entity relating to health or safety matters, or the imposition of a significant fine relating to such matters, may have a material adverse effect on our operations.

Risks Related to the Common Stock

Additional issuances of equity securities may result in dilution to our existing stockholders. Our Amended and Restated Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future. The issuance of any such shares may result in a reduction in the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be reduced.

The common stock is an equity security and is subordinate to our existing and future indebtedness and preferred stock.

The shares of common stock are equity interests. This means the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

In addition, our Board of Directors is authorized to issue additional classes or series of preferred stock. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock could be adversely affected.

We do not currently pay any cash dividends on our common stock.

We paid a regular quarterly cash dividend from the time of our initial public offering in 1993 until we suspended the dividend in February 2009. We currently intend to retain any future earnings to finance the growth and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, earnings, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

Our stock price is volatile, which could result in substantial losses for our stockholders, and the trading in our common stock may be limited.

Our common stock is listed on the NYSE Amex. The trading price of our common stock has been and may continue to be volatile. In the 52 weeks prior to the date of this prospectus supplement, the closing prices of our common stock have ranged from a low of $3.00 to a high of $14.91. We face a number of risks including those described herein, which may negatively impact the price of our common stock. The NYSE Amex has, from time to time, experienced extreme price and trading volume fluctuations. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	our operating performance and the performance of other similar companies;

•	changes in our revenues or earnings estimates or recommendations by any securities analysts who may decide to follow our stock or our industry;

•	publication of research reports about us or our industry by any securities analysts who may decide to follow our stock or our industry;

•	speculation in the press or investment community;

•	broad market and industry fluctuations, including general economic and technology trends;

•	terrorist acts; and

•	general market conditions, including economic factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. If this type of litigation were brought against us it could result in substantial costs and divert our management’s attention and resources.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and Restated Bylaws may prevent or complicate attempts by stockholders to change the Board of Directors or current management and could make a third-party acquisition of us difficult.

We are incorporated in Delaware. Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may make a change in control of our Company more difficult, even if a change in control would be beneficial to the stockholders. The amendment of any of these anti-takeover provisions would require approval by holders of at least 80% of our outstanding common stock entitled to vote on such amendment. In particular, our Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the following:

•	directors may be removed without cause; however, directors may be removed only by (a) a majority vote of the directors then in office or (b) the affirmative vote of the stockholders holding at least 80% of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our Board of Directors may be filled only by our Board of Directors;

•	Delaware law provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting;

•	any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent;

•	special meetings of our stockholders may be called only by the Board of Directors, or a majority of the members of the Board of Directors, or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution of the Board of Directors or in the bylaws of the corporation, include the power to call such meetings;

•	the approval of not less than a majority of the outstanding shares of our capital stock entitled to vote is required to amend the provisions of our Amended and Restated Bylaws by stockholder action. However, to amend the provisions of our Restated Certificate of Incorporation that are described above in this section, the approval of not less than 80% of the outstanding shares of our capital stock entitled to vote is required. These provisions make it more difficult to circumvent the anti-takeover provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws;

•	our Board of Directors is authorized to issue, without further action by the stockholders, up to 5,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

•	our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provide that we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholder.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the exercise by the selling stockholder of a portion of the Series I Warrant covering 2,892,943 shares of our common stock at an exercise price of $0.01 per share.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes.

	Actual as of	As Adjusted as of
	June 30,	June 30,
	2010	2010
	(Dollars in thousands)

Cash and cash equivalents	$46,173	$45,502

Debt (including current portion)
Senior Secured Notes	$400,000	$400,000
All other debt	58,447	58,447

Total debt-gross	458,447	458,447
Less: unamortized discount	7,072	7,072
Plus: Carrying value adjustment on debt related to the Interest Rate Agreement	1,073	1,073

Total Debt	452,448	452,448
Shareholders’ deficit:
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,697,930 shares issued, actual and 21,590,873 as adjusted (1)	187	216
Capital in excess of par value (includes warrants of $15,560 based on 3,952,165, actual and $3,445 based on 1,059,222, as adjusted) (2)	324,933	324,933
Treasury stock, at cost, 2,514,861 shares, actual and as adjusted	(67,993)	(67,993)
Accumulated deficit	(141,631)	(142,331)
Accumulated other comprehensive loss	(127,192)	(127,192)

Total shareholders’ deficit	(11,696)	(12,367)

Total Capitalization	$440,752	$440,081

(1)	The common stock offered by the selling stockholder in this offering consists of 933,145 shares and 2,892,943 shares to be issued upon exercise of a portion of the Series I Warrant now held by the selling stockholder. The common stock to be outstanding after this offering includes 16,183,069 shares outstanding prior to this offering as of June 30, 2010 and the 2,892,943 shares to be issued upon exercise of a portion of the Series I Warrant by the selling stockholder. This number does not include the following as of June 30, 2010:

•	1,059,222 shares that will remain issuable to the selling stockholder pursuant to the Series I Warrant and the 2006 Warrant after giving effect to this offering; and

•	an aggregate of 1,435,651 shares of our common stock reserved for issuance pursuant to future grants under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

(2)	This number excludes an aggregate of 1,435,651 shares of our common stock reserved for issuance pursuant to future grants under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets less total liabilities. As of June 30, 2010, we had a historical net tangible book value of our common stock of $(218.0) million, or approximately $(13.47) per share.

Investors participating in this offering will incur immediate, substantial dilution. Except for the issuance of, and the payment of approximately $28,929 to us, for 2,892,943 shares acquired through the exercise of a portion of the Series I Warrant, and the payment of certain offering expenses payable by us, our net tangible book value will be unaffected by this offering because this offering is being made solely by the selling stockholder and none of the proceeds will be paid to us. After giving effect to the partial exercise of the Series I Warrant by the selling stockholder in connection with this offering, after deducting estimated offering expenses payable by us, our net tangible book value as of June 30, 2010 would have been approximately $(218.7) million, or approximately $(11.47) per share of common stock. The exercise of the warrants represents an immediate dilution of approximately $24.45 per share to investors participating in this offering.

The following table illustrates this per share dilution:

Actual as of
June 30,
2010

Public offering price per share as of June 30, 2010	$12.98
Historical net tangible book value per share as of June 30, 2010	(13.47)
Change in net tangible book value per share after this offering	2.00

Net tangible book value per share after this offering	(11.47)
Dilution per share to investors participating in this offering	$24.45

The common stock to be outstanding after this offering includes 16,183,069 shares outstanding prior to this offering as of June 30, 2010 and 2,892,943 shares to be issued upon exercise of a portion of the Series I Warrant by the selling stockholder. This number does not include the following as of June 30, 2010:

•	1,059,222 shares that will remain issuable to the selling stockholder pursuant to the Series I Warrant and the 2006 Warrant after giving effect to this offering; and

•	an aggregate of 1,435,651 shares of our common stock reserved for issuance pursuant to future grants under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

To the extent that outstanding options or warrants are exercised, restricted stock units vest, or shares are issued pursuant to our Amended and Restated 1999 Equity Participation Plan of Libbey Inc., our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan, our Executive Deferred Compensation Plan and our Director Deferred Compensation Plan, you will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our Consolidated Financial Statements for the year ended December 31, 2009 and Condensed Consolidated Financial Statements for the six months ended June 30, 2010 and related notes included elsewhere in this prospectus supplement. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus supplement. Future results could differ materially from those discussed below. See the discussion under the caption “Forward-Looking Statements.”

General

Headquartered in Toledo, Ohio, Libbey has the largest manufacturing, distribution and service network among glass tableware manufacturers in the Western Hemisphere and is one of the largest glass tableware manufacturers in the world. Our product portfolio consists of an extensive line of high quality, machine-made glass tableware, including casual glass beverageware, in addition to ceramic dinnerware, metalware and plasticware. We sell our products to foodservice, retail and business-to-business customers in over 100 countries, with our sales to customers within North America accounting for approximately 76% of our net sales in 2009. We are the largest manufacturer and marketer of casual glass beverageware in North America for the foodservice and retail channels. Additionally, we believe we are a leading manufacturer and marketer of casual glass beverageware in Europe and have a growing presence in Asia.

We report our results of operations in the following three segments:

•	North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.

•	North American Other—includes sales of ceramic dinnerware; metal tableware, hollowware and serveware; and plastic items from subsidiaries in the United States.

•	International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.

Overview

Market conditions continue to show signs of gradual improvement. Our sales have improved compared to the same period last year and our retail business has continued its strong performance, but, as expected, the overall recovery has continued to move slowly, particularly in our foodservice business. We have increased our production volume from the reduced levels of 2009, and this has helped our margins recover from the downward pressures experienced with our reduced production last year. We refinanced our debt portfolio during the first quarter of 2010, generating a $56.8 million gain after absorbing certain expenses and call premium related to the transaction, and have already received some benefit from the lower interest rates and reduced borrowings. This refinancing was the second step of a two-step debt restructuring we began in 2009 to enhance our capital structure and liquidity. In October 2009, we completed step one by restructuring a portion of our debt by exchanging $160.9 million of our Old PIK Notes for $80.4 million of New PIK Notes and additional common stock and warrants of Libbey Inc. In February 2010, we used proceeds of a $400.0 million debt offering and cash on hand to redeem the New PIK Notes and repurchase the $306.0 million Senior Floating Rate Notes. We also entered into an amended and restated $110.0 million Asset Based Loan facility, or the amended and restated ABL Facility. Please see note 4 to the Condensed Consolidated Financial Statements for the six months ending June 30, 2010 and notes 6 and 20 to our

Consolidated Financial Statements for the year ended December 31, 2009 for a further discussion of this transaction.

In spite of a 7.6% decline in net sales to $748.6 million in 2009 from $810.2 million in 2008, our actions to reduce our costs, right-size our capacity and conserve cash enabled us to withstand the global economic downturn and credit crisis. Our income from operations for 2009 was $36.6 million, as compared to a loss of $5.5 million for 2008.

After implementing a hiring and salary freeze in October 2008, during 2009 we took the following actions to reduce our costs, right-size our capacity and generate cash:

•	We reduced most U.S. salaries by 5.0% to 7.5%, and we suspended the Company matching contributions to our salaried employees’ 401(k) accounts. (After significantly reducing costs, improving our liquidity and completing our debt exchange in October 2009, we rescinded the salary cuts and reinstated the 401(k) matching contributions for pay periods beginning December 1, 2009.)

•	We tightened our capital spending.

•	We implemented aggressive inventory and working capital reduction plans.

•	We completed the closing of our Syracuse China ceramic dinnerware factory in Syracuse, New York in April and the closing of our Mira Loma, California distribution center in June.

•	We increased the pace of our LEAN initiatives worldwide.

Despite the challenging economic conditions during 2009, we had a number of highlights in 2009. Among them are the following:

•	We increased our leading U.S. retail market share for the fourth year in a row. According to NPD Group Retail Tracking Services, we now have 42.1% of the U.S. retail market for casual beverageware.

•	Net sales in our U.S. and Canadian retail business grew by more than 7.0%.

•	Net sales in our U.S. and Canadian foodservice business grew by approximately 6.0% in the fourth quarter 2009 compared to the fourth quarter 2008.

•	Our Crisa business in Mexico had a strong 2009 fourth quarter, with net sales up 15.2% compared to the fourth quarter 2008.

•	We repositioned the Syracuse® China brand, reducing the product offering from over 5,000 items to just over 500 items that are imported from the Far East.

•	Net sales at our newest business, Libbey China, continued to grow, increasing by 15.6% compared to 2008.

Results of Operations—Second Quarter 2010 Compared with Second Quarter 2009

(dollars in thousands, except percentages and per-share	Three Months Ended June 30,		Variance
amounts)	2010	2009	In dollars	In percent

Net sales	$203,036	$195,826	$7,210	3.7%
Gross profit (2)	$48,031	$34,283	$13,748	40.1%
Gross profit margin	23.7%	17.5%
Income from operations (IFO) (2) (3)	$23,156	$11,491	$11,665	101.5%
IFO margin	11.4%	5.9%
Earnings before interest and income taxes (EBIT)(1)(2)(3)	$24,812	$14,249	$10,563	74.1%
EBIT margin	12.2%	7.3%
Earnings before interest, taxes, depreciation and amortization (EBITDA)(1)(2)(3)	$35,380	$24,767	$10,613	42.9%
EBITDA margin	17.4%	12.6%
Adjusted EBITDA (1)	$37,278	$25,200	$12,078	47.9%
Adjusted EBITDA margin	18.4%	12.9%
Net income (2) (3)	$9,567	$2,664	$6,903	259.1%
Net income margin	4.7%	1.4%
Diluted net income per share	$0.47	$0.18	$0.29	161.1%

NM = Not meaningful

(1)	We believe that EBIT, EBITDA and Adjusted EBITDA, non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess our performance. See “—Reconciliation of net income (loss) to EBIT, EBITDA and Adjusted EBITDA for the Periods Presented” for a reconciliation of net (loss) income to EBIT, EBITDA and Adjusted EBITDA and a further discussion as to the reasons we believe these non-GAAP financial measures are useful.

(2)	Includes a pretax fixed asset write-down of $2.7 million in 2010 related to after-processing equipment in our International segment. (See note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010).

(3)	In addition to item (2) above, includes pre-tax restructuring charges of $0.2 million in 2010 and $0.3 million in 2009 related to the closing of our Syracuse China manufacturing facility and our Mira Loma distribution center, and $0.2 million in 2009 related to pension settlement charges. (See notes 5 and 7 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010).

Net Sales

For the quarter ended June 30, 2010, net sales increased 3.7% to $203.0 million from second quarter sales of $195.8 million in the year-ago quarter. The improvement was primarily attributable to our North American Glass operations, where net sales increased 6.3% to $146.4 million from $137.7 million in the year-ago quarter. The increase in sales was mainly attributable to a 29.2% increase in sales of Crisa products, which included a 4.3% increase from the currency impact of the Mexican peso. Sales to U.S. and Canadian retail customers increased 13.5%. These increases were offset by a 3.4% decline in sales to our U.S. and Canadian foodservice glassware customers, as restaurant traffic continues to fluctuate from week to week. North American Other net sales decreased 4.9%, primarily due to a 22.1% decline in sales of Syracuse China products related to the April 2009 closure of the Syracuse China production facility and the decision to reduce the Syracuse China product offering. Sales to World Tableware customers increased 5.2% when compared to the second quarter of 2009, while sales to Traex customers were 3.1% below sales for the comparable period in 2009. International net sales increased 6.8% compared to the year-ago quarter. Excluding the impact of currency exchange, sales growth was 13.4% compared to the prior year quarter. This increase in International sales resulted primarily from a 13.8% increase in sales to Royal Leerdam customers and increases of 13.6% and 3.3% in sales to Libbey China and Crisal customers, respectively.

Gross Profit

For the quarter ended June 30, 2010, gross profit increased by $13.7 million, or 40.1%, to $48.0 million, compared to $34.3 million in the year-ago quarter. Gross profit as a percentage of net sales increased to 23.7%, compared to 17.5% in the year-ago quarter. The major reason for the improvement in gross profit was increased production activity which resulted in a $13.7 million benefit, net of cost increases inherent with higher activity levels. A favorable currency impact contributed another $5.2 million primarily due to the impact of changes in the value of the Mexican peso. Unfavorable mix on the higher sales levels lowered gross profit by $1.8 million. Distribution costs increased by $1.6 million related to the higher level of sales, and margins were impacted by the $2.7 million write-down of certain after-processing equipment recorded in our International segment, offset by a $0.9 million insurance claim recovery.

Income From Operations

Income from operations for the quarter ended June 30, 2010 increased $11.7 million, or 101.5%, to $23.2 million, compared to $11.5 million in the year-ago quarter. Income from operations as a percentage of net sales increased to 11.4% in the second quarter of 2010, compared to 5.9% in the year-ago quarter. The improvement in income from operations is a result of higher gross profit and gross profit margin (discussed above), offset by a $2.2 million increase in selling, general and administrative expenses related primarily to increases in employee labor and benefit costs.

Earnings Before Interest and Income Taxes (EBIT)

Earnings before Interest and Income Taxes (EBIT) for the quarter ended June 30, 2010 increased by $10.6 million, or 74.1%, to $24.8 million in 2010 from $14.2 million in 2009. EBIT as a percentage of net sales increased to 12.2% in the second quarter of 2010, compared to 7.3% in the year-ago quarter. Key contributors to the increase in EBIT compared to the year-ago quarter are the same as those discussed above under Income from operations. These factors were offset by a $1.1 million decline in other income versus the prior year quarter primarily related to an unfavorable swing in foreign currency translation gains, and receipt of a government grant in the prior year.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)

EBITDA increased by $10.6 million in the second quarter of 2010, to $35.4 million, compared to $24.8 million in the year-ago quarter. As a percentage of net sales, EBITDA increased to 17.4% for the second quarter 2010, from 12.6% in the year-ago quarter. The key contributors to the increase in EBITDA were those factors discussed above under Earnings Before Interest and Income Taxes (EBIT).

Adjusted EBITDA

Adjusted EBITDA increased by $12.1 million in the second quarter of 2010, to $37.3 million, compared to $25.2 million in the year-ago quarter. As a percentage of net sales, Adjusted EBITDA was 18.4% for the second quarter 2010, compared to 12.9% in the year-ago quarter. The key contributors to the increase in Adjusted EBITDA were those factors discussed above under Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), the exclusion of a $2.7 million write-down on certain after-processing equipment in our International segment offset by a $0.9 million insurance claim recovery in 2010, and $0.2 million of pension settlement charges in 2009.

Net Income and Diluted Net Income Per Share

We recorded net income of $9.6 million, or $0.47 per diluted share, in the second quarter of 2010, compared to $2.7 million, or $0.18 per diluted share, in the year-ago quarter. Net income as a percentage of net sales was 4.7% in the second quarter 2010, compared to 1.4% in the year-ago quarter. The improvement in Net Income and Diluted Net Income Per Share is generally due to the factors discussed in EBIT above and a $5.8 million reduction in interest expense offset by a $9.4 million increase in provision for (benefit from) income taxes. The reduction in interest expense is driven by lower debt levels and the impact of the debt refinancing completed in February 2010. The effective tax rate was a 26.7% expense for the quarter compared to a 181.1% benefit in the year-ago quarter. The effective tax rate was influenced by valuation allowances, changes in the mix of earnings in countries with differing statutory tax rates and changes in accruals related to uncertain tax positions.

Results of Operations—First Six Months 2010 Compared with First Six Months 2009

(dollars in thousands, except percentages and per-share	Six Months Ended June 30,		Variance
amounts)	2010	2009	In dollars	In percent

Net sales	$376,940	$353,679	$23,261	6.6%
Gross profit (2)	$81,908	$44,999	$36,909	82.0%
Gross profit margin	21.7%	12.7%
Income (loss) from operations (IFO) (2) (3)	$33,977	$(563)	$34,540	NM
IFO margin	9.0%	(0.2)%
Earnings before interest and income taxes (EBIT)(1)(2)(3)(4)	$91,662	$2,158	$89,504	NM
EBIT margin	24.3%	0.6%
Earnings before interest, taxes, depreciation and amortization (EBITDA)(1)(2)(3)(4)	$112,616	$24,404	$88,212	361.5%
EBITDA margin	29.9%	6.9%
Adjusted EBITDA(1)	$58,084	$29,080	$29,004	99.7%
Adjusted EBITDA margin	15.4%	8.2%
Net income (loss)(2) (3) (4)	$64,977	$(25,229)	$90,206	357.5%
Net income (loss) margin	17.2%	(7.1)%
Diluted net income (loss) per share	$3.21	$(1.70)	$4.91	288.8%

NM = Not meaningful

(1)	We believe that EBIT, EBITDA and Adjusted EBITDA, non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess our performance. See footnote 3 under the caption “Summary Historical Consolidated Financial and Other Data for the Periods Presented” for a reconciliation of net (loss) income to EBIT, EBITDA and Adjusted EBITDA and a further discussion as to the reasons we believe these non-GAAP financial measures are useful.

(2)	Includes a pre-tax fixed asset write-down of $2.7 million in 2010 related to after-processing equipment in our International segment and pre-tax restructuring charges of $1.8 million in 2009 related to the closing of our Syracuse China manufacturing facility and our Mira Loma distribution center. (See note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010).

(3)	In addition to item (2) above, includes pre-tax restructuring charges of $0.4 million in 2010 and $0.7 million in 2009 related to the closing of our Syracuse China manufacturing facility and our Mira Loma distribution center, and $2.7 million in 2009 related to pension settlement charges. (See notes 5 and 7 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010).

(4)	In addition to item (3) above, includes pre-tax income of $56.8 million in 2010 related to the gain on redemption of the PIK Notes and pre-tax restructuring charges of $0.1 million in 2010 and $0.2 million in 2009 related to the closing of our Syracuse China manufacturing facility and our Mira Loma distribution center. (See notes 4 and 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010).

Net Sales

For the six months ended June 30, 2010, net sales increased 6.6% to $376.9 million from $353.7 million in the year-ago period. The improvement was primarily attributable to our North American Glass operations, where net sales increased 8.3% to $267.0 million from $246.5 million in the year-ago period. The increase in sales was mainly attributable to a 30.5% increase in sales of Crisa products, which included a 5.8% increase from the currency impact of the Mexican peso. Sales to U.S. and Canadian retail customers increased 13.2%. These increases were offset by a 3.9% decline in sales to our U.S. and Canadian foodservice glassware customers. North American Other net sales decreased 6.6%, primarily due to a 28.0% decline in sales of Syracuse China products related to the April 2009 closure of the Syracuse China production facility and the decision to reduce the Syracuse China product offering. Sales to World Tableware customers increased 6.5% when compared to the first six months of 2009, while sales to Traex customers were 4.3% below sales for the comparable period in 2009. International net sales increased 15.4% compared to the year-ago period, resulting primarily from an 18.4% increase in sales to Royal Leerdam customers. Increases of 30.1% in sales to Libbey China customers and 9.3% in sales to Crisal customers also contributed to the International sales improvement. Excluding the currency impact, International sales increased approximately 16.3%.

Gross Profit

For the six months ended June 30, 2010, gross profit increased by $36.9 million, or 82.0%, to $81.9 million, compared to $45.0 million in the year-ago period. Gross profit as a percentage of net sales increased to 21.7%, compared to 12.7% in the year-ago period. The major reason for the improvement in gross profit was increased production activity which resulted in a $28.3 million benefit, net of cost increases inherent with the higher level of activity. Favorable currency impact contributed another $9.3 million to the margin, as the movement in the Mexican peso contributed $9.0 million with the other $0.3 million from movement in the euro. Higher levels of net sales and favorable mix contributed another $0.9 million to gross profit, while special charges related to facility closures decreased by $1.8 million. These improvements were offset by a $2.3 million increase in distribution costs compared to the first six months of last year and the $2.7 million fixed asset write-down in 2010 related to after-processing equipment in our International segment.

Income (Loss) From Operations

Income (loss) from operations for the six months ended June 30, 2010 increased $34.5 million, to $34.0 million, compared to a loss of $(0.6) million in the year-ago period. Income from operations as a percentage of net sales increased to 9.0% in the first six months of 2010, compared to (0.2)% in the year-ago period. The improvement in income from operations is a result of higher gross profit and gross profit margin (discussed above) and a $0.3 million decrease in special charges, offset by a $2.7 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was caused by increases of $4.2 million in labor and benefits, $0.5 million in legal and professional fees, $0.3 million in supplies and $0.3 million of unfavorable exchange impact, offset by $2.7 million of pension settlement expenses in 2009 that did not occur in 2010.

Earnings Before Interest and Income Taxes (EBIT)

Earnings before Interest and Income Taxes (EBIT) for the six months ended June 30, 2010 increased by $89.5 million, to $91.7 million in 2010 from $2.2 million in 2009. EBIT as a percentage of net sales increased to 24.3% in the first six months of 2010, compared to 0.6% in the year-ago period. Key contributors to the increase in EBIT compared to the year-ago period are the same as those discussed above under Income (Loss) From Operations. In addition, we recorded a $56.8 million gain on redemption of debt in 2010, net of certain transaction expenses. See note 4 to the Condensed Consolidated Financial Statements for the six months ending June 30, 2010 for a further discussion of this gain. Other income decreased by $1.8 million primarily related to an unfavorable swing in foreign currency translation gains versus the prior year period and a decrease in miscellaneous income.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)

EBITDA increased by $88.2 million, or 361.5% in the first six months of 2010, to $112.6 million, compared to $24.4 million in the year-ago period. As a percentage of net sales, EBITDA was 29.9% for the first six months of 2010, compared to 6.9% in the year-ago period. The key contributors to the increase in EBITDA were those factors discussed above under Earnings Before Interest and Income Taxes (EBIT). These improvements were slightly offset as EBITDA does not include the benefit of a $1.3 million decrease in depreciation and amortization expenses primarily due to the shutdown of our Syracuse China operations.

Adjusted EBITDA

Adjusted EBITDA increased by $29.0 million, or 99.7% in the first six months of 2010, to $58.1 million, compared to $29.1 million in the year-ago period. As a percentage of net sales, Adjusted EBITDA was 15.4% for the first six months of 2010, compared to 8.2% in the year-ago period. The key contributors to the increase in Adjusted EBITDA were those factors discussed above under Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), and the exclusion of a $56.8 million gain on redemption of debt in 2010, a $2.7 million fixed asset write down of after-processing equipment in our International segment in 2010, a $0.9 million insurance claim recovery in 2010 and a $0.5 million facility closure charge in 2010, pension settlement charges of $2.7 million in 2009 and facility closure charges of $2.7 million less $0.7 million of accelerated depreciation included in those charges in 2009.

Net Income (Loss) and Diluted Net Income (Loss) Per Share

We recorded net income of $65.0 million, or $3.21 per diluted share, in the first six months of 2010, compared to a net loss of $(25.2) million, or $(1.70) per diluted share, in the year-ago period. Net income (loss) as a percentage of net sales was 17.2% in the first six months 2010, compared to (7.1)% in the year-ago period. The improvement in Net Income (Loss) and Diluted Net Income (Loss) Per Share is generally due to the factors discussed in EBIT above, and a $13.3 million reduction in interest expense offset by a $12.6 million increase in provision for (benefit from) income taxes. The reduction in interest expense is driven by lower debt levels and the impact of the debt refinancing completed in February 2010. The effective tax rate was a 7.5% expense for the current six month period compared to a 22.5% benefit in the year-ago period, due to changes in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, valuation allowances and changes in accruals related to uncertain tax positions.

Segment Results of Operations- Second Quarter 2010 Compared to Second Quarter 2009 and First Six Months 2010 Compared to First Six Months 2009

			Variance		Six Months Ended June 30,		Variance
	Three Months Ended June 30,			In				In
(dollars in thousands)	2010	2009	In dollars	percent	2010	2009	In dollars	percent

Net Sales:
North American Glass	$146,415	$137,744	$8,671	6.3%	$266,982	$246,487	$20,495	8.3%
North American Other	23,158	24,341	(1,183)	(4.9)%	42,720	45,718	(2,998)	(6.6)%
International	36,870	34,533	2,337	6.8%	73,136	63,384	9,752	15.4%
Eliminations	(3,407)	(792)			(5,898)	(1,910)

Consolidated	$203,036	$195,826	$7,210	3.7%	$376,940	$353,679	$23,261	6.6%

EBIT:
North American Glass	$24,451	$11,758	$12,693	108.0%	$89,241	$3,133	$86,108	NM
North American Other	4,589	3,430	1,159	33.8%	7,767	2,310	5,457	236.2%
International	(4,228)	(939)	(3,289)	(350.3)%	(5,346)	(3,285)	(2,061)	(62.7)%

Consolidated	$24,812	$14,249	$10,563	74.1%	$91,662	$2,158	$89,504	NM

EBIT Margin:
North American Glass	16.7%	8.5%			33.4%	1.3%
North American Other	19.8%	14.1%			18.2%	5.1%
International	(11.5)%	(2.7)%			(7.3)%	(5.2)%
Consolidated	12.2%	7.3%			24.3%	0.6%

Special charges:— (income) expense
North American Glass	$—	$(28)	$28	(100.0)%	$(56,763)	$(26)	$(56,737)	NM
North American Other	156	261	(105)	(40.2)%	489	2,707	(2,218)	(81.9)%
International	2,687	—	2,687	NM	2,687	—	2,687	NM

Consolidated	$2,843	$233	$2,610	NM	$(53,587)	$2,681	$(56,268)	NM

Segment Results of Operation- Second Quarter 2010 Compared to Second Quarter 2009

North American Glass

For the quarter ended June 30, 2010, net sales increased 6.3% to $146.4 million from $137.7 million in the year-ago quarter. Of the increase in net sales, approximately 5.3% was attributable to increased sales of

Crisa’s products and 3.0% was attributable to increased sales to U.S. and Canadian retail glassware customers, offset by a 1.2% decline in sales to U.S. and Canadian foodservice glassware customers. Of the 5.3% attributable to increased sales of Crisa’s products, 1.3% was related to a favorable currency impact.

EBIT increased to $24.5 million for the second quarter of 2010, compared to $11.8 million for the year-ago quarter. EBIT as a percentage of net sales increased to 16.7% in the second quarter of 2010, compared to 8.5% in the year-ago quarter. The key factors in the increase in EBIT compared to the year-ago quarter were a $15.4 million improvement due to higher production activity offset by higher manufacturing costs, and $5.2 million due to favorable currency exchange movement. Selling, general and administrative costs increased $1.9 million due primarily to higher employee labor and benefit costs in 2010 and unfavorable changes in sales and sales mix, excluding currency exchange impact, caused a $6.0 million reduction versus the prior year quarter.

North American Other

For the quarter ended June 30, 2010, net sales declined 4.9% to $23.2 million from $24.3 million in the year-ago quarter. Components of the total decrease in net sales were declines of approximately 5.6% in sales of Syracuse China products related to the closure of the Syracuse China facility in April, 2009 and the decision to reduce the Syracuse China product offering and approximately 0.6% in sales of Traex products and 1.4% in other sales. These declines were offset by an increase of 2.7% in sales of products to World Tableware customers.

EBIT increased by $1.2 million, or 33.8%, to $4.6 million for the second quarter of 2010, compared to $3.4 million in the year-ago quarter. EBIT as a percentage of net sales increased to 19.8% in the second quarter of 2010, compared to 14.1% in the year-ago quarter. The key contributors to the increased EBIT were an improvement of $1.9 million due to improved sales volume and mix, and a $0.1 million decrease in special charges. These improvements were primarily the result of the April 2009 closure of our Syracuse China production facility, as EBIT excluding special charges for the Syracuse China operations showed a $2.1 million improvement compared to the prior year period. These improvements were offset by increases of $0.3 million in increased manufacturing costs primarily related to increased purchases of finished products, $0.2 million in distribution costs and a $0.3 million increase in selling, general and administrative expenses.

International

For the quarter ended June 30, 2010, net sales increased 6.8% to $36.9 million from $34.5 million in the year-ago quarter. Components of the increase were increases of 6.5%, 2.5% and 1.3% in sales to customers of Royal Leerdam, Libbey China, and Crisal, respectively. These increases in net sales included a 6.6% reduction of sales due to a weaker euro.

EBIT declined by $3.3 million to a loss of $(4.2) million in the second quarter of 2010 from a loss of $(0.9) million in the year-ago quarter. EBIT as a percentage of net sales declined to (11.5)% in the second quarter 2010, compared to (2.7)% in the year-ago quarter. Improved sales volume and mix produced a $2.3 million favorable impact. This was offset by a $2.7 million fixed asset write-down on after-processing equipment, increases of $1.4 million in manufacturing costs, $0.3 million in selling, general and administrative costs, $0.3 million in distribution costs related to the higher sales volume and $0.8 million in other expense related to lower foreign currency translation gains.

Segment Results of Operations- First Six Months 2010 Compared to First Six Months 2009

North American Glass

For the six months ended June 30, 2010, net sales increased 8.3% to $267.0 million from $246.5 million in the year-ago period. Of the increase in net sales, approximately 6.4% was attributable to increased sales of Crisa’s products and 3.2% was attributable to increased sales to U.S. and Canadian retail glassware customers offset by a 0.9% decline in sales to U.S. and Canadian foodservice glassware customers. Of the 6.4% attributable to increased sales of Crisa’s products, 1.8% was related to a favorable currency impact.

EBIT increased to $89.2 million for the first six months 2010, compared to $3.1 million for the year-ago period. EBIT as a percentage of net sales increased to 33.4% in the first six months 2010, compared to 1.3% in the year-ago period. The key factors in the increase in EBIT compared to the year-ago period were a $56.8 million gain on redemption of debt, $29.7 million due to higher production activity offset by higher manufacturing costs, $8.6 million due to favorable currency exchange movement. Selling, general and administrative costs included a $2.7 million pension settlement charge in 2009, which did not recur in 2010. Excluding the impact of these pension charges, selling, general and administrative expenses increased $4.1 million in the first six months of 2010 due primarily to higher labor and benefit costs and legal and professional fees. Distribution costs increased $1.4 million, unfavorable changes in sales and sales mix, excluding exchange impact, caused a $6.9 million impact and other income decreased $0.8 million related to an unfavorable swing in foreign currency translation gains versus the prior year period.

North American Other

For the six months ended June 30, 2010, net sales declined 6.6% to $42.7 million from $45.7 million in the year-ago period. Components of the total decrease in net sales were declines of approximately 7.9% in sales of Syracuse China products related to the closure of the Syracuse China facility in April 2009 and the decision to reduce the Syracuse China product offering and approximately 0.8% in sales of Traex products. These declines were offset by an increase of 3.2% in sales of products to World Tableware customers.

EBIT increased by $5.5 million, or 236.2%, to $7.8 million for the first six months of 2010, compared to $2.3 million in the year-ago period. EBIT as a percentage of net sales increased to 18.2% in the first six months of 2010, compared to 5.1% in the year-ago period. The key contributors to the increased EBIT were a decrease of $1.5 million in special charges, an improvement of $3.3 million due to improved sales volume and mix, and a $1.2 million decrease in depreciation and amortization expense. These improvements were primarily the result of the April 2009 closure of our Syracuse China production facility, as EBIT excluding special charges for the Syracuse China operations showed a $4.6 million improvement compared to the prior year period. These improvements were offset by increases of $0.4 million in distribution costs and of $0.3 million in selling, general and administrative expenses.

International

For the six months ended June 30, 2010, net sales increased 15.4% to $73.1 million from $63.4 million in the year-ago period. The impact of movement in the euro was essentially flat, with a 1.0% decline from currency movement. Other components of the increase were increases of 9.1%, 5.0% and 3.6% in sales to customers of Royal Leerdam, Libbey China, and Crisal, respectively.

EBIT declined by $2.1 million to a loss of $(5.3) million in the first six months of 2010 from a loss of $(3.3) million in the year-ago period. EBIT as a percentage of net sales declined to (7.3)% in the first six months 2010, compared to (5.2)% in the year-ago period. Improved sales volume and mix produced a

$4.4 million favorable impact and currency impact on expenses contributed an additional $0.4 million improvement, offset by a fixed asset write-down on certain after-processing equipment of $2.7 million, impact of $1.5 million from increased production costs, increases of $0.7 million in selling, general and administrative costs, $0.5 million in distribution costs related to the higher sales volume and $1.1 million in other expense.

Results of Operations for Fiscal Years 2007-2009

The following table presents key results of our operations for the years 2009, 2008 and 2007:

			Variance				Variance
			In	In			In	In
Year End December 31,	2009	2008	Dollars	Percent	2008	2007	Dollars	Percent
	Dollars in thousands, except percentages and per-share amounts

Net Sales	$748,635	$810,207	$(61,572)	(7.6)%	$810,207	$814,160	$(3,953)	(0.5)%
Gross profit (2) (3)	$133,145	$109,337	$23,808	21.8%	$109,337	$157,669	$(48,332)	(30.7)%
Gross profit margin	17.8%	13.5%			13.5%	19.4%
Income (loss) from operations (IFO) (2) (3)	$36,614	$(5,548)	$42,162	759.9%	$(5,548)	$66,101	$(71,649)	(108.4)%
IFO margin	4.9%	(0.7)%			(0.7)%	8.1%
Earnings (loss) before interest and income taxes (EBIT)(1) (2) (3)	$40,667	$(4,429)	$45,096	NM	$(4,429)	$74,879	$(79,308)	(105.9)%
EBIT margin	5.4%	(0.5)%			(0.5)%	9.2%
Earning before interest, taxes, depreciation and amortization (EBITDA)(1) (2) (3)	$83,833	$40,001	$43,832	109.6%	$40,001	$116,451	$(76,450)	(65.6)%
EBITDA margin	11.2%	4.9%			4.9%	14.3%
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (1)	$90,141	$85,238	$4,903	5.8%	$85,238	$116,451	$(31,213)	(26.8)%
Adjusted EBITDA margin	12.0%	10.5%			10.5%	14.3%
Net loss (2) (3)	$(28,788)	$(80,463)	$51,675	64.2%	$(80,463)	$(2,307)	$(78,156)	NM
Net loss margin	(3.8)%	(9.9)%			(9.9)%	(0.3)%
Diluted net loss per share	$(1.90)	$(5.48)	$3.58	65.3%	$(5.48)	$(0.16)	$(5.32)	NM

NM = Not meaningful

(1)	We believed that EBIT, EBITDA and Adjusted EBITDA, non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess our performance. For reconciliation from net loss to EBIT, EBITDA and Adjusted EBITDA, see footnote 3 under the caption “Summary Historical Consolidated Financial and Other Data” above.

(2)	Includes pre-tax special charges of $6.5 million related to the closing of our Syracuse China manufacturing facility located in Syracuse, New York, the closing of our Mira Loma, California distribution center and the write-off of finance fees related to the debt exchange (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009).

(3)	Includes pre-tax special charges of $45.5 million related to the closing of our Syracuse China manufacturing facility, the closing of our Mira Loma distribution center, fixed asset impairments related to the North American segment and impairment of goodwill and other intangibles in the International segment (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009).

Discussion of 2009 vs. 2008 Results of Operations

Net Sales

In 2009, net sales decreased 7.6% to $748.6 million from $810.2 million in 2008. The decrease in net sales was attributable to reduced sales within all three of our business segments. Within North American Glass, where sales declined 5.7% overall, shipments to U.S. and Canadian foodservice customers declined over 10.0% and net sales of Crisa product declined 14.7%. Nearly half of the sales decline at Crisa was due to an unfavorable currency impact from the Mexican peso. Partially offsetting these decreases in net sales was an increase of more than 7.0% in shipments to U.S. and Canadian retail glassware customers. Within North American Other, sales declined 21.6% to $87.0 million in 2009 from $111.0 million in 2008, as shipments declined by 37.2% at Syracuse China (primarily due to the closure of the Syracuse China facility in April 2009 and the decision to reduce the Syracuse® China product offering), 11.3% at World Tableware and 24.2% at Traex. International net sales decreased 5.5% primarily due to an unfavorable currency exchange impact in Europe. Excluding currency exchange impact, a decline in shipments of more than 2.5% at Royal Leerdam was more than offset by an 11.7% increase in shipments from our facility in China.

Gross Profit

Gross profit increased in 2009 by $23.8 million, or 21.8%, compared to 2008. Gross profit as a percentage of net sales increased to 17.8% in 2009, compared to 13.5% in 2008. Contributing to the increase in gross profit and gross profit margin was a decrease of $16.7 million in special charges, to $2.0 million in 2009 from $18.7 million in 2008 (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). The 2009 amounts are primarily attributable to the closing of our Syracuse China facility. Included in the 2008 amount were $14.0 million of special charges related to the announced closing of our Syracuse China manufacturing facility, $0.2 million related to the announced closure of our Mira Loma distribution center and $4.5 million related to fixed asset impairment charges in our North American Glass segment. Excluding the impact from special charges and currency, 2009 gross profit benefited from an improvement of $12.1 million due to lower manufacturing costs, primarily labor and benefits, natural gas, electricity and cartons, offset by reduced production activity, a reduction of $23.6 million in distribution costs and a reduction of $1.1 million in depreciation expense. The reduction in distribution costs was the result of lower net sales and lower inventory levels. These improvements were partially offset by a $20.4 million decrease due to an unfavorable mix and lower level of net sales, and a $10.6 million negative currency impact.

Income (Loss) From Operations

Income from operations was $36.6 million in 2009, compared to a loss from operations of $(5.5) million in 2008. Income from operations as a percentage of net sales increased to 4.9% in 2009, compared to (0.7)% in 2008. Contributing to the increase in income from operations and income from operations margin are the improved gross profit and gross profit margin (discussed above), a decrease of $24.8 million in special charges partially offset by a $6.4 million increase in selling, general and administrative expenses. The reduction in special charges related to the closures of our Syracuse China manufacturing facility ($12.2 million), our Mira Loma distribution center ($0.7 million) and the impairment charge on goodwill and other intangible assets within our International segment ($11.9 million) which occurred in 2008 and a similar charge did not occur in 2009 (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). The $6.4 million increase in selling, general and administrative expenses was caused by a $12.8 million increase in expense for our annual incentive compensation plan, a $3.2 million pension settlement charge arising from lump sum payments to retirees during 2009 and a one-time 2008 accrual reversal of $1.3 million related to favorable rulings in connection with an outstanding dispute regarding a warehouse lease in Mexico. These increases in selling, general and administrative expenses were offset by a favorable currency impact of $2.8 million and decreases of $4.3 million and $4.2 million in labor and benefit costs and selling and marketing costs, respectively.

Earnings (Loss) Before Interest and Income Taxes (EBIT)

Earnings before interest and income taxes increased by $45.1 million, to earnings of $40.7 million in 2009 from a loss of $(4.4) million in 2008. EBIT as a percentage of net sales increased to 5.4% in 2009, compared to (0.5)% in 2008. The improved EBIT was mostly a result of the improvement in income from operations (discussed above), and an increase of $2.9 million in other income primarily related to a favorable swing in foreign currency translation gains versus the prior year.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)

EBITDA increased by $43.8 million, or 109.6%, to $83.8 million in 2009 from $40.0 million in 2008. As a percentage of net sales, EBITDA was 11.2% in 2009, compared to 4.9% in 2008. The key contributors to the increase in EBITDA were those factors discussed above under “Earnings (loss) before interest and income taxes (EBIT)”, however, it is not impacted by the benefit of a $1.3 million decrease in depreciation and amortization expense.

Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)

Adjusted EBITDA increased by $4.9 million, or 5.8%, to $90.1 million in 2009 from $85.2 million in 2008. As a percentage of net sales, Adjusted EBITDA was 12.0% in 2009, compared to 10.5% in 2008. Excluding the impact of currency, the key contributors in the increase in Adjusted EBITDA were a $23.6 million reduction in distribution costs, a $12.1 million benefit from lower manufacturing costs offset by reduced production activity and an increase of $2.9 million in other income primarily related to a favorable swing in foreign currency translation gains versus the prior year. These improvements were offset by a $20.4 million impact from unfavorable mix and lower level of net sales, a $6.0 million increase in selling, general and administrative expenses (see Income (loss) from operations above for details) and $7.8 million of unfavorable impact from currency movement.

Net loss and diluted loss per share

We reported a net loss of $(28.8) million, or loss of $(1.90) per diluted share, in 2009, compared to a net loss of $(80.5) million, or loss of $(5.48) per diluted share, in 2008. The net loss as a percentage of net sales was (3.8)% in 2009, compared to (9.9)% in 2008. The reduction in net loss was driven primarily by the items discussed above under “Earnings (loss) before interest and income taxes (EBIT),” in addition to a $3.0 million decrease in interest expense and a $3.6 million decrease in income tax provision. Interest expense for 2009 included $2.7 million of finance fees related to the October 2009 debt exchange transaction. (See note 6 to the Consolidated Financial Statements for the year ended December 31, 2009, for a further discussion of this transaction). Excluding these finance fees, interest expense declined by $5.7 million during the year as the result of lower variable rates and lower levels of debt carried in 2009. The effective tax rate was a negative 10.6% for 2009, compared to a negative 8.5% for 2008. The rate was influenced by valuation allowances, changes in the mix of earnings with differing statutory rates, changes in tax laws and tax planning structures and changes in accruals related to uncertain tax positions.

Discussion of 2008 vs. 2007 Results of Operations

Net Sales

In 2008, net sales decreased 0.5%, including a favorable currency impact of 1.2%, to $810.2 million from $814.2 million in 2007. The decrease in net sales was primarily attributable to reduced sales within the North American Glass and North American Other segments. Within North American Glass, sales to foodservice customers declined over 10.0% and net sales of Crisa product in Mexican pesos experienced an unfavorable currency impact of $2.1 million. Partially offsetting the decline in net sales was an increase of more than 4.0% in sales to U.S. retail glassware customers. Within North American Other, sales of Syracuse China products declined 17.9%, sales of World Tableware products declined 3.9% and Traex net sales were flat compared to the prior year period. International net sales grew 12.3% on the strength of increased shipments of Libbey China product of 171.3%, a 7.5% increase in shipments of Crisal product, a modest increase in shipments at Royal Leerdam and a favorable currency impact of 7.9%.

Gross Profit

Gross profit declined in 2008 by $48.3 million, or 30.7%, compared to 2007. Gross profit as a percentage of net sales decreased to 13.5% in 2008, compared to 19.4% in 2007. Contributing to the decrease in gross profit and gross profit margin were $18.7 million of special charges (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). Of that amount, $14.0 million of special charges related to the announced closing of our Syracuse China manufacturing facility, $0.2 million related to the announced closure of our Mira Loma distribution center and $4.5 million related to fixed asset impairment charges in our North American Glass segment. In addition, 2008 gross profit includes $13.9 million for higher natural gas and electricity costs, $4.9 million for increased carton costs, $3.4 million of additional depreciation and an unfavorable mix of net sales. Partially offsetting these higher costs were lower distribution costs.

(Loss) Income from operations

(Loss) income from operations was a loss of $(5.5) million in 2008, compared to income from operations of $66.1 million in 2007. Income from operations as a percentage of net sales decreased to (0.7)% in 2008, compared to 8.1% in 2007. Contributing to the decrease in income from operations and income from operations margin are the lower gross profit and gross profit margin (discussed above), the special charges related to the announced closures of our Syracuse China manufacturing facility ($13.9 million) and our Mira Loma distribution center ($0.7 million) and the impairment charge on goodwill and other intangibles within our International segment of $11.9 million (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). Partially offsetting these were lower selling, general and administrative expenses.

(Loss) earnings before interest and income taxes (EBIT)

Earnings before interest and income taxes decreased by $79.3 million, or 105.9%, from earnings of $74.9 million in 2007 to a loss of $(4.4) million in 2008. EBIT as a percentage of net sales decreased to (0.5)% in 2008, compared to 9.2% in 2007. The reduced EBIT was mostly a result of the reduction in income from operations (discussed above), $5.5 million non-recurring gain on the land sales at Royal Leerdam and Syracuse China in 2007, and higher prior-year foreign currency translation gains of $1.3 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA)

EBITDA decreased by $76.5 million, or 65.6%, from $116.5 million in 2007 to $40.0 million in 2008. As a percentage of net sales, EBITDA was 4.9% in 2008, compared to 14.3% in 2007. The key contributors to the reduction in EBITDA were those factors discussed above under “(Loss) earnings before interest and income taxes (EBIT).” EBITDA did not have the impact of a $2.9 million increase in depreciation and amortization to $44.4 million which was primarily due to a full year of depreciation related to our facility in China.

Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)

Adjusted EBITDA decreased by $31.2 million, or 26.8%, to $85.2 million in 2008 from $116.5 million in 2007. As a percentage of net sales, Adjusted EBITDA was 10.5% in 2008, compared to 14.3% in 2007. The key contributors to the reduction in Adjusted EBITDA were increases of $13.9 million and $4.9 million in utility and carton costs, respectively, a $5.5 million impact from a non-recurring gain on the land sales at Royal Leerdam and Syracuse China recorded in 2007, higher prior-year foreign currency translation gains of $1.3 million and an unfavorable mix of net sales. Partially offsetting these were lower distribution costs and selling, general and administrative expenses.

Net loss and diluted loss per share

We reported a net loss of $(80.5) million, or loss of $(5.48) per diluted share, in 2008, compared to a net loss of $(2.3) million, or loss of $(0.16) per diluted share, in 2007. The net loss as a percentage of net sales was (9.9)%, compared to (0.3)% in 2007. The increase in net loss was driven primarily by the items discussed above under “(Loss) earnings before interest and income taxes (EBIT),” in addition to a $3.8 million increase in interest expense. These were partially offset by a $5.0 million reduction in income tax provision. The $3.8 million increase in interest expense is the result of higher debt, partially offset by slightly lower variable interest rates compared to 2007. Income tax provision decreased $5.0 million, and the effective tax rate decreased from 125.7% in 2007 to a negative 8.5% in 2008. The change in the effective tax rate is primarily due to the significant impact on our provision for income taxes caused by the recognition of valuation allowances in the United States, the Netherlands and Portugal. Changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws also impacted the effective tax rate.

Segment Results of Operations— for Fiscal Years 2007-2009

The following table summarizes the results of operations for our three segments:

			Variance				Variance
			In	In			In	In
Year End December 31,	2009	2008	Dollars	Percent	2008	2007	Dollars	Percent
	Dollars in thousands, except percentages and per-share amounts

Net Sales:
North American Glass	$522,575	$554,128	$(31,553)	(5.7)%	$554,128	$568,495	$(14,367)	(2.5)%
North American Other	87,041	111,029	(23,988)	(21.6)%	111,029	121,217	(10,188)	(8.4)%
International	145,023	153,532	(8,509)	(5.5)%	153,532	136,727	16,805	12.3%
Eliminations	(6,004)	(8,482)			(8,482)	(12,279)

Consolidated	$748,635	$810,207	$(61,572)	(7.6)%	$810,207	$814,160	$(3,953)	(0.5)%

Earnings (loss) before interest and taxes (EBIT):
North American Glass	$33,727	$25,495	$8,232	32.3%	$25,495	$54,492	$(28,997)	(53.2)%
North American Other	9,802	(17,696)	27,498	155.4%	(17,696)	15,670	(33,366)	(212.9)%
International	(2,862)	(12,228)	(9,366)	76.6%	(12,228)	4,717	(16,945)	(359.2)%

Consolidated	$40,667	$(4,429)	$45,096	NM	$(4,429)	$74,879	$(79,308)	(105.9)%

EBIT Margin:
North American Glass	6.5%	4.6%			4.6%	9.6%
North American Other	11.3%	(15.9)%			(15.9)%	12.9%
International	(2.0)%	(8.0)%			(8.0)%	3.4%
Consolidated	5.4%	(0.5)%			(0.5)%	9.2%
Special Charges (excluding write-off of financing fees):
North American Glass	$14	$5,356	$(5,342)	99.7%	$5,356	$—	$5,356	100.0%
North American Other	3,809	28,252	(24,443)	86.5%	28,252	—	28,252	100.0%
International	—	11,890	(11,890)	100.0%	11,890	—	11,890	100.0%

Consolidated	$3,823	$45,498	$(41,675)	91.6%	$45,498	$—	$45,498	100.0%

NM = Not meaningful

Discussion of 2009 vs. 2008 Segment Results of Operations

North American Glass

Net sales declined 5.7% to $522.6 million in 2009 from $554.1 million in 2008. Of the total reduction in net sales, approximately 4.4% was attributable to lower sales to Crisa’s customers and 3.6% was attributable to lower shipments to U.S. and Canadian foodservice glassware customers. The primary offset to these declines was a 1.7% increase from the U.S. and Canadian retail glassware channel. Of the 4.4% reduction attributable to decreased sales of Crisa product, 2.6% was related to an unfavorable currency impact.

EBIT increased by $8.2 million to $33.7 million in 2009, compared to $25.5 million in 2008. EBIT as a percentage of net sales increased to 6.5% in 2009, compared to 4.6% in 2008. The key contributors to the improvement in EBIT were an $11.2 million decline in distribution costs, a $9.3 million reduction due to lower manufacturing costs, primarily labor and benefits, natural gas, electricity and cartons, offset by lower production activity, a $5.3 million reduction in special charges related to a fixed asset impairment charge and the announced closing of our Mira Loma distribution center in 2008 which did not recur in 2009 (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009), a $2.4 million increase in other income and a decrease of $1.2 million in depreciation expense. The reduction in distribution costs was the result of lower net sales and lower inventory levels. The increase in other income was entirely attributable to favorable foreign currency translation gains. These improvements were partially offset by an $11.0 million increase in selling, general & administrative expenses, a $7.9 million impact from lower sales volume and unfavorable sales mix and unfavorable currency impact of $2.3 million. The increase in selling, general & administrative expenses was attributable to increased accruals for incentive compensation payments of $13.2 million, a pension settlement charge of $3.2 million arising from lump sum payments to retirees during 2009 and a one-time 2008 accrual reversal of $1.3 million related to favorable rulings in connection with an outstanding dispute regarding a warehouse lease in Mexico. These increases in selling, general and administrative expenses were offset by decreases of $4.3 million and $2.7 million in labor and benefit costs and selling and marketing costs, respectively.

North American Other

Net sales decreased 21.6% to $87.0 million in 2009 from $111.0 million in 2008. Of the total decline in net sales, approximately 12.0% is related to the closure of the Syracuse China facility in 2009 and the related decision to reduce the Syracuse China product offering; approximately 5.1% is attributed to a reduction in shipments of World Tableware products; and approximately 4.7% is attributable to a reduction in shipments of Traex products.

EBIT improved by $27.5 million to income of $9.8 million in 2009, compared to a loss of $(17.7) million in 2008. EBIT as a percentage of net sales increased to 11.3% in 2009, compared to (15.9)% in 2008. The key contributors to the improvement in EBIT were a $24.4 million reduction in special charges related to the closing of our Syracuse China facility (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009), a $10.6 million reduction in distribution costs, a $3.1 million reduction in selling, general and administrative expenses, a $1.1 million decline in depreciation expense, a $0.5 million impact from lower manufacturing costs offset by reduced production activity and a $0.2 million improvement in other income. The reduction in distribution costs was the result of lower net sales, lower inventory levels and the discontinuation of shipping from the Syracuse China facility. The reduction in selling, general and administrative expense is primarily attributable to reduced selling & marketing expenses. These improvements in EBIT were partially offset by a $12.9 million impact from reduced sales volume.

International

In 2009, net sales decreased 5.5% to $145.0 million from $153.5 million in 2008. The largest factor in the decline in net sales was the unfavorable currency impact from the euro, which caused 4.1% of the decline. On a constant currency basis, the impact of reduced shipments to Royal Leerdam customers was 1.5%, which was offset by an increase in shipments to customers of our facility in China of 1.6%, while shipments to Crisal customers were essentially flat when compared to the prior year.

EBIT increased by $9.4 million to a loss of $(2.9) million in 2009 from a loss of $(12.2) million in 2008. EBIT as a percentage of net sales improved to (2.0)% in 2009, compared to (8.0)% in 2008. The key contributors to the improvement in EBIT were a reduction of $11.9 million in special charges related to an impairment charge against goodwill and other intangibles in 2008 which did not recur in 2009 (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009), a $2.3 million favorable impact from lower manufacturing costs, primarily labor and benefits, natural gas, electricity and cartons, offset by reduced production activity, a reduction of $1.8 million in distribution costs, a $0.4 million benefit from sales as improved product mix overcame the reduction in overall sales volume, and an increase of $0.1 million in other income. Partially offsetting these improvements were an unfavorable currency impact of $5.5 million, an increase of $1.0 million in depreciation expense and a $0.6 million increase in selling, general and administrative expenses.

Discussion of 2008 vs. 2007 Segment Results of Operations

North American Glass

Net sales decreased 2.5% to $554.1 million in 2008 from $568.5 million in 2007. Of the total decline in net sales, approximately 4.5% is attributable to reduced shipments to foodservice and business-to-business glassware customers. Partially offsetting this decline are increased shipments to U.S. and Canadian retail glassware customers, representing 1.0% of the change, and increased shipments of Crisa products to Crisa customers, representing 0.8% of the change, offset by an unfavorable currency impact of 0.3%.

EBIT decreased by $29.0 million to $25.5 million in 2008, compared to $54.5 million in 2007. EBIT as a percentage of net sales decreased to 4.6% in 2008, compared to 9.6% in 2007. The key contributors to the reduction in EBIT were special charges recorded in 2008 related to the announced closing of the Mira Loma distribution center of $0.9 million and fixed asset impairment charges of $4.5 million (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009); the impact of lower net sales and reduced operating activity in North American Glass operations of $16.6 million; higher natural gas and electricity charges of $8.5 million; increased carton costs of $1.5 million; and an approximately $2.3 million decrease in non-operating income primarily related to foreign currency translation losses and non-recurring gains on the prior-year sale of environmental credits. Partially offsetting the EBIT reduction is a decrease of $5.3 million in North American Glass selling, general and administrative expense primarily resulting from lower incentive-based compensation and favorable rulings in connection with an outstanding dispute regarding a warehouse lease in Mexico.

North American Other

Net sales decreased 8.4% to $111.0 million in 2008 from $121.2 million in 2007. Of the total decline in net sales, approximately 6.4% is attributed to a reduction in shipments of Syracuse China products and 1.7% is attributed to a reduction in shipments of World Tableware products. Shipments of Traex products were flat in 2008 as compared to 2007.

EBIT declined by $33.4 million to a loss of $(17.7) million in 2008, compared to income of $15.7 million in 2007. EBIT as a percentage of net sales decreased to (15.9)% in 2008, compared to 12.9% in 2007. The key contributors to the reduction in EBIT were lower net sales and operating activity at Syracuse China of $4.4 million and special charges recorded related to the announced closing of the Syracuse China manufacturing facility in early April 2009 of $28.3 million (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). A non-recurring gain on the sale of excess land at Syracuse China was recorded in 2007 in other income of $1.1 million. Partially offsetting these were lower North American Other selling, general and administrative expenses of $0.4 million primarily resulting from lower incentive-based compensation.

International

In 2008, net sales increased 12.3% to $153.5 million from $136.7 million in 2007. Of the total increase in net sales, approximately 8.8% is attributed to an increase in shipments to Libbey China customers and a favorable currency impact of 1.2%. On a constant currency basis, shipments to Royal Leerdam and Crisal customers declined by 4.2%, offset by a favorable currency impact of 6.8%.

EBIT decreased by $16.9 million to a loss of $(12.2) million in 2008, compared to income of $4.7 million in 2007. EBIT as a percentage of net sales decreased to (8.0)% in 2008, compared to 3.4% in 2007. The key contributors to the reduction in EBIT were the goodwill and other intangibles impairment charge of $11.9 million (see note 7 to the Consolidated Financial Statements for the year ended December 31,

2009); increased natural gas and electricity costs of approximately $5.7 million; increased carton costs of $3.4 million; increased depreciation expense of $2.8 million (a result of Libbey China having a full year of production in 2008); and a $2.2 million increase in selling, general and administrative expenses primarily related to the increased net sales. A non-recurring gain on the sale of excess land at Royal Leerdam was recorded in 2007 in other income of $4.3 million. Partially offsetting these costs was the impact of higher net sales and operating activity of $8.6 million at our Libbey China facility and $3.9 million at our European facilities.

Capital Resources and Liquidity

Historically, cash flows generated from operations and our borrowing capacity under credit facilities have enabled us to meet our cash requirements, including capital expenditures and working capital requirements. As of June 30, 2010 we had no amounts outstanding under our ABL Facility, although we had $18.2 million of letters of credit issued under that facility. As a result, we had $55.9 million of unused availability remaining under the ABL Facility at June 30, 2010. In addition, we had $46.2 million of cash on hand at June 30, 2010. During 2009 we generated significant free cash flow from operations. As a result, at December 31, 2009 we also had no amounts outstanding under our ABL Facility, although we had $9.9 million of letters of credit issued under that facility. We had $79.2 million of unused availability remaining under the ABL Facility at December 31, 2009, as compared to $44.6 million of unused availability at December 31, 2008. In addition, we had $55.1 million of cash on hand at December 31, 2009, compared to $13.3 million of cash on hand at December 31, 2008.

On February 8, 2010, we used the proceeds of a $400.0 million debt offering of 10.0% Senior Secured Notes due 2015 of Libbey Glass Inc., or Senior Secured Notes, together with cash on hand, to redeem the $80.4 million face amount of New PIK Notes that were outstanding at that date and to repurchase the $306.0 million of Senior Floating Rate Notes. We also amended and restated our existing ABL Facility to, among other things, extend the maturity to 2014 and reduce the amount that we can borrow under that facility from $150.0 million to $110.0 million. In addition, effective February 25, 2010, we extended the maturity of our RMB 50 million working capital loan from March 2010 to January 2011.

Based on our operating plans and current forecast expectations (including expectations that the global economy will not deteriorate further), we anticipate that our level of cash on hand, cash flows from operations and our borrowing capacity under our amended and restated ABL Facility will provide sufficient cash availability to meet our ongoing liquidity needs.

Balance Sheet and Cash flows

Cash and Equivalents

At June 30, 2010 our cash balance was $46.2 million, a decrease of $8.9 million from $55.1 million at December 31, 2009. The decrease was due to utilization of a portion of our cash on hand to complete the refinancing of our indebtedness in February, 2010 and to fund the seasonal increase in Working Capital.

At December 31, 2009, our cash balance was $55.1 million, an increase of $41.8 million from $13.3 million at December 31, 2008. The increase was primarily due to an increase in our Free cash flow offset by payments to re-pay debt outstanding under our ABL Facility.

Working Capital

The following table presents Working Capital components as of June 30, 2010, December 31, 2009 and December 31, 2008:

	June 30,	December 31,	Variance		December 31,	December 31,	Variance
	2010	2009	In dollars	In percent	2009	2008	In dollars	In percent
	Amounts in thousands, except percentage, DSO, DIO, DPO and DWC

Accounts receivable—net	$92,782	$82,424	$10,358	12.6%	$82,424	$76,072	$6,352	8.3%
DSO(1)	43.9	40.2			40.2	34.3
Inventories—net	$153,187	$144,015	$9,172	6.4%	$144,015	$185,242	$(41,227)	(22.3)%
DIO(2)	72.4	70.2			70.2	83.5
Accounts payable	$55,775	$58,838	$(3,063)	(5.2)%	$58,838	$54,428	$4,410	8.1%
DPO(3)	26.4	28.7			28.7	24.5

Working Capital (4)	$190,194	$167,601	$22,593	13.5%	$167,601	$206,886	$(39,285)	(19.0)%
DWC(5)	89.9	81.7			81.7	93.3
Percentage of net sales	24.6%	22.4%			22.4%	25.5%

DSO, DIO, DPO and DWC are calculated using net sales as the denominator and are based on a 365-day calendar year.

(1)	Days sales outstanding, or DSO, measures the number of days it takes to turn receivables into cash.

(2)	Days inventory outstanding, or DIO, measures the number of days it takes to turn inventory into cash.

(3)	Days payable outstanding, or DPO, measures the number of days it takes to pay the balances of our accounts payable.

(4)	Working Capital is defined as net accounts receivable plus net inventories less accounts payable. See “—Reconciliation of Non-GAAP Financial Measures—Reconciliation of Working Capital” below for the calculation of this non-GAAP financial measure and for further discussion as to the reasons we believe this non-GAAP financial measure is useful.

(5)	Days Working Capital, or DWC, measures the number of days it takes to turn our Working Capital into cash.

Working Capital (as defined above) was $190.2 million at June 30, 2010, an increase of $22.6 million from December 31, 2009. Our Working Capital normally increases during the first half of the year due to the seasonality of our business. In particular, inventory normally increases to prepare for seasonally higher orders which typically exceed production levels in the later part of the year. This quarter, our increase is primarily due to higher inventories and accounts receivable, as we began to experience the effects of both higher sales and production levels. We also experienced a decrease in accounts payable when compared to the end of 2009, as cash payments typically are slower during the final weeks of the year due to holidays. Our DSO also increased compared to the end of the year as increased collections will typically lag any increase in sales volume. As a result of the factors above, Working Capital as a percentage of net sales increased to 24.6% at June 30, 2010 from 22.4% at December 31, 2009. Working Capital as a percentage of net sales at June 30, 2010 is comparable to that of 24.3% at June 30, 2009.

Working Capital, (as defined above), decreased by $39.3 million in 2009, compared to 2008. As a percentage of net sales, Working Capital decreased to 22.4% in 2009, compared to 25.5% in 2008. This decrease in Working Capital is primarily the result of lower inventories, which resulted from our continued focus on our cash management efforts to increase cash flow through reductions in Working Capital, and lower production activity. We also experienced a Working Capital improvement from our management of accounts payable. Partially offsetting these improvements was an increase in accounts receivable. Our DSO also increased compared to year-end 2008, as sales in the fourth quarter of 2009 were heavily weighted towards the end of the quarter, driving up the year-end receivables balance. During the fourth quarter of 2008, sales declined throughout the quarter, so the majority of collections for accounts receivable in the quarter had occurred before the end of December.

Borrowings

The following table presents our total borrowings as of June 30, 2010, December 31, 2009 and December 31, 2008:

				June 30,	December 31,	December 31,
	Interest Rate		Maturity Date	2010	2009	2008
	(Dollars in thousands)

Borrowings under ABL Facility	floating		December 16, 2010	$—	$—	$34,538
Borrowings under amended and restated ABL Facility	floating		April 8, 2014	—	—	—
Senior Secured Notes	10.0	% (1)	February 15, 2015	400,000	—	—
Senior Floating Rate Notes	floating	(1)	June 1, 2011	—	306,000	306,000
PIK notes prior to October, 2009 exchange (Old PIK Notes) (2) (3)	16.00%		December 1, 2011	—	—	148,946
PIK notes after October, 2009 exchange (New PIK Notes) (3)	0.00%		June 1, 2021	—	80,431	—
Promissory note	6.00%		July, 2010 to September, 2016	1,401	1,492	1,666
Notes payable	floating		July, 2010	770	672	3,284
RMB loan contract	floating		July, 2012 to January 2014	36,825	36,675	36,675
RMB working capital loan	floating		January, 2011	7,365	7,335	7,335
Obligations under capital leases	floating		May, 2009	—	—	302
BES Euro line	floating		December, 2010 to December, 2013	12,086	14,190	15,507
Other debt	floating		September, 2009	—	—	630

Total borrowings				458,447	446,795	554,883
Less—unamortized discounts and warrants				7,072	1,749	4,626
Plus—Carrying value adjustment on debt related to the Interest Rate Agreement (1)				1,073	—	—
Plus—Carrying value in excess of principal on New PIK Notes (3)				—	70,193	—

Total borrowings—net (4) (5)				$452,448	$515,239	$550,257

(1)	See “Derivatives” below and Note 6 to the Consolidated Financial Statements for the year ended December 31, 2009 and note 9 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(2)	Additional PIK notes were issued each June 1 and December 1, commencing December 1, 2006, to pay the semi-annual interest. During the first three years, ending June 1, 2009, interest was payable by the issuance of additional PIK notes.

(3)	On October 28, 2009, we exchanged approximately $160.9 million of Old PIK Notes for approximately $80.4 million of New PIK Notes and additional common stock and warrants to purchase common stock of Libbey Inc. Under GAAP, we are required to record the New PIK Notes at their carrying value of approximately $150.6 million instead of their face value of $80.4 million. See note 6 to the Consolidated Financial Statements for the year ended December 31, 2009 for a discussion of accounting treatment of the New PIK Notes. During the first quarter of 2010, we redeemed the New PIK Notes in conjunction with the refinancing of our Senior Floating Rate Notes and recognized the $70.2 million gain in gain on redemption of debt on the Condensed Consolidated Statement of Operations for the six months ended June 30, 2010.

(4)	Total borrowings include notes payable, long-term debt due within one year and long-term debt as stated in our Consolidated Balance Sheets for the year ended December 31, 2010 and the Condensed Consolidated Balance Sheet for the six months ended June, 2010.

(5)	See “Contractual Obligations” below for scheduled payments by period.

We had total borrowings of $458.4 million at June 30, 2010, compared to total borrowings of $446.8 million at December 31, 2009. The $11.6 million increase in borrowings was the result of the debt refinancing completed on February 8, 2010, when we used the proceeds of a $400.0 million debt offering and cash on hand to redeem the New PIK Notes and repurchase the $306.0 million Senior Floating Rate Notes. We also amended and restated the credit agreement relating to our ABL Facility. See note 4 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

Of our total borrowings, $157.0 million, or approximately 34.3%, was subject to variable interest rates at June 30, 2010. A change of one percentage point in such rates would result in a change in interest expense of approximately $1.6 million on an annual basis.

Included in interest expense is the amortization of discounts, warrants and financing fees. These items amounted to $1.2 million and $1.3 million for the three months ended June 30, 2010 and 2009, respectively, and $2.2 million and $2.5 million for the six months ended June 30, 2010 and 2009, respectively.

We had total borrowings of $446.8 million at December 31, 2009, compared to total borrowings of $554.9 million at December 31, 2008. The $108.1 million decrease in borrowings was the result of the repayment of borrowings under our ABL Facility and the debt exchange completed on October 28, 2009. Pursuant to the debt exchange, Old PIK Notes having an outstanding principal balance of approximately $160.9 million were exchanged for New PIK Notes having a principal amount of $80.4 million, together with common stock and warrants of Libbey Inc. Further to this debt exchange, on February 8, 2010, we used the proceeds of a $400.0 million debt offering of our Senior Secured Notes and cash on hand to redeem the New PIK Notes and repurchase the $306.0 million Senior Floating Rate Notes. We also amended and restated the credit agreement relating to our ABL Facility. See notes 6 and 20 to the Consolidated Financial Statements for the year ended December 31, 2009 for further details.

Of our total borrowings, $364.9 million, or approximately 81.7%, was subject to variable interest rates at December 31, 2009. A change of one percentage point in such rates would result in a change in interest expense of approximately $3.6 million on an annual basis. On February 8, 2010, certain portions of our borrowings were replaced by fixed rate notes. After considering the effect of this subsequent event as shown in the proforma debt table in note 20 to the Consolidated Financial Statements for the year ended December 31, 2009, we had $58.9 million, or 12.8%, of debt subject to variable interest rates. Based on the proforma debt in note 20 to the Consolidated Financial Statements for the year ended December 31, 2009, a change in one percentage point in such rates would result in a change in interest expense of approximately $0.6 million on an annual basis. See note 20 to the Consolidated Financial Statements for the year ended December 31, 2009 for further discussion of this subsequent event.

Interest expense includes a $2.7 million charge in 2009 for finance fees related to the debt exchange. Also included in interest expense is the amortization of discounts, warrants and other financing fees.

Excluding the $2.7 million previously mentioned for 2009, these items amounted to $4.9 million, $5.0 million and $5.1 million for the annual periods ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively.

Cash Flow

The following table presents key drivers to our Free cash flow for the second quarter of 2010 and 2009:

	Three Months Ended June 30,		Variance
	2010	2009	In dollars	In percent
	(dollars in thousands, except percentages)

Net cash provided by operating activities	$38,112	$24,706	$13,406	54.3%
Capital expenditures	(7,231)	(4,610)	(2,621)	(56.9)%
Proceeds from asset sales and other	—	21	(21)	(100.0)%

Free cash flow (1)	$30,881	$20,117	$10,764	53.5%

NM= Not Meaningful

(1)	We believe that Free cash flow (net cash provided by operating activities, less capital expenditures, plus proceeds from assets sales and other) is a useful metric for evaluating our financial performance, as it is a measure we use internally to assess performance. See “—Reconciliation of Non-GAAP Financial Measures—Reconciliation of net cash provided by (used in) operating activities to Free cash flow” below for a reconciliation of net cash provided by operating activities to Free cash flow and a further discussion as to the reasons we believe this non-GAAP financial measure is useful.

Discussion of Cash Flow for the second quarter of 2010 and 2009

Our net cash provided by operating activities was $38.1 million in the second quarter of 2010, compared to net cash provided by operating activities of $24.7 million in the year-ago quarter, or an increase of $13.4 million. The major factors impacting cash flow from operations were improvements of $6.9 million from net income, $23.7 million from changes in accrued interest and amortization of discounts, warrants and finance fees and a $5.1 million improvement in the cash impact of restructuring, offset by unfavorable cash flow impact of $19.0 million due to increased working capital related to increased sales and production.

Our net cash used in investing activities increased to $7.2 million in the second quarter of 2010, compared to $4.6 million in the year-ago period, primarily as a result of the $2.6 million increase in capital expenditures compared to the prior year second quarter.

Net cash used in financing activities was $2.1 million in the second quarter of 2010, compared to $12.8 million in the year-ago quarter. During the second quarter of 2009, we utilized $10.8 million for repayments on our ABL Facility, while there were no borrowings or repayments on this facility for the first six months of 2010.

Our free cash flow was $30.9 million during the second quarter of 2010, compared to $20.1 million in the year-ago quarter, an increase of $10.8 million. The primary contributors to this change were the increase in cash flow from operating activities, offset by increased capital expenditures in the current period, as discussed above.

The following table presents key drivers to our Free Cash Flow for the first six months of 2010 and 2009:

	Six Months Ended June 30,		Variance
	2010	2009	In dollars	In percent
	(dollars in thousands, except percentages)

Net cash (used in) provided by operating activities	$(8,053)	$39,090	$(47,143)	(120.6)%
Capital expenditures	(11,379)	(9,550)	(1,829)	(19.2)%
Proceeds from asset sales and other	—	88	(88)	(100.0)%

Free cash flow (1)	$(19,432)	$29,628	$(49,060)	(165.6)%
Payment of interest on PIK Notes	29,400	—	29,400	NM

Adjusted free cash flow (1)	$9,968	$29,628	$(19,660)	(66.4)%

NM= Not Meaningful

(1)	We believe that Free cash flow and Adjusted free cash flow (net cash provided by (used in) operating activities, less capital expenditures, plus proceeds from assets sales and other; further adjusted for payment of interest on New PIK Notes in the case of Adjusted free cash flow) are useful metrics for evaluating our financial performance, as they are measures we use internally to assess performance. See “—Reconciliation of Non-GAAP Financial Measures—Reconciliation of net cash provided by (used in) operating activities to Free cash flow and Adjusted free cash flow” below for a reconciliation of net cash provided by (used in) operating activities to Free cash flow and a further discussion as to the reasons we believe this non-GAAP financial measure is useful.

Discussion of Cash Flow for the First Six Months of 2010 and 2009

Our net cash used in operating activities was $(8.1) million in the first six months of 2010, compared to net cash provided by operating activities of $39.1 million in the year-ago period, or a decrease of $47.1 million. The major factors impacting cash flow from operations were the $90.2 million improvement in net income (loss) and $14.2 million from changes in accrued interest and amortization of discounts, warrants and finance fees, offset by $86.2 million of items related to our debt refinancing, $50.3 million from the impact of increased working capital related to increased sales and production and $15.3 million from a decrease in accrued liabilities net of prepaid expenses primarily the result of incentive compensation payments in the first quarter of 2010.

Our net cash used in investing activities increased to $19.8 million in the first six months of 2010, compared to $9.5 million in the year-ago period, primarily as a result of the $8.4 million payment of call premiums on our Senior Floating Rate Notes as part of our debt refinancing and an increase of $1.8 million in capital expenditures compared to the prior year period.

Net cash provided by (used in) financing activities was $19.9 million in the first six months of 2010, compared to a use of cash of $(18.8) million in the year-ago period. During the first half of 2010, our proceeds from the Senior Secured Notes were only partially offset by the repurchase of our Senior Floating Rate Notes, the redemption of the New PIK Notes and payment of debt issuance costs. The increase in cash provided by financing activities, along with cash on hand, were used to pay the interest on the New PIK Notes and the call premium on the Senior Floating Rate Notes.

Our Free cash flow was $(19.4) million during the first six months of 2010, compared to $29.6 million in the year-ago period, a decrease of $49.0 million. The primary contributors to this change were the decrease in cash flow from operating activities, which included payment of interest on the New PIK Notes, and increased capital expenditures in the current period, as discussed above.

Our Adjusted free cash flow was $10.0 million during the first six months of 2010, compared to $29.6 million in the year-ago period, a decrease of $19.6 million. The primary contributors to this change were the decrease in cash flow from operating activities excluding payment of interest on the New PIK Notes, and increased capital expenditures in the current period.

The following table presents key drivers to Free cash flow for 2009, 2008 and 2007:

			Variance				Variance
			In	In			In	In
Year End December 31,	2009	2008	Dollars	Percent	2008	2007	Dollars	Percent
	(Dollars in thousands, except percentages)

Net cash provided by (used in) operating activities	$102,148	$(1,040)	$103,188	NM	$(1,040)	$51,457	$(52,497)	(102.0)%
Capital expenditures	(17,005)	(45,717)	(28,712)	(62.8)%	(45,717)	(43,121)	2,596	6.0%
Proceeds from asset sales and other	265	117	148	126.5%	117	8,213	(8,096)	(98.6)%

Free cash flow (1)	$85,408	$(46,640)	$132,048	283.1%	$(46,640)	$16,549	$(63,189)	(381.8)%

NM = Not meaningful

(1)	We believe that Free cash flow (which we define as net cash provided by (used in) operating activities, less capital expenditures, plus proceeds from asset sales and other) is a useful metric for evaluating our financial performance, as it is a measure we use internally to assess performance. See “—Reconciliation of Non-GAAP Financial Measures—Reconciliation of net cash provided by (used in) operating activities to Free cash flow” below for a reconciliation of net cash provided by (used in) operating activities to Free cash flow and a further discussion as to the reasons we believe this non-GAAP financial measure is useful.

Discussion of 2009 vs. 2008 Cash Flow

Our net cash provided by operating activities was $102.1 million in 2009, compared to net cash used in operating activities of $(1.1) million in 2008, or an increase of $103.2 million. The increase is primarily related to improvements in our results of operations, lower cash interest, higher non-cash expenses, a positive cash flow impact of $42.9 million from inventory and $23.4 million from accounts payable, and a 2008 payment of $19.6 million to Vitro related to the 2006 acquisition of Crisa which did not recur in 2009, offset by a negative cash flow impact of $22.9 million from accounts receivable when compared to 2008, and lower uses of cash for pension contributions. The cash generated from these cash flow improvements was utilized to pay down debt and increase our cash balance.

Net cash used in investing activities was $16.7 million in 2009, compared to $45.6 million in 2008, or a decrease of $28.9 million. This change was completely attributable to a reduction in capital spending.

Net cash (used in) provided by financing activities was a use of $(43.6) million in 2009, compared to a source of $25.8 million in 2008, or a swing of $69.4 million. During 2008, we utilized $28.7 million more of our capacity on the ABL Facility to fund our operations, while we made $34.2 million of repayments on that facility in 2009.

Free cash flow was $85.4 million in 2009, compared to $(46.6) million in 2008, or an increase of $132.0 million. The primary contributors to this increase were the changes in net cash provided by (used in) operating activities and the decrease in capital spending as discussed above.

Discussion of 2008 vs. 2007 Cash Flow

Our net cash used in operating activities was $(1.0) million in 2008, compared to net cash provided by operating activities of $51.5 million in 2007, or a decrease of $52.5 million. The decrease is primarily related to a decrease in earnings, a $15.5 million impact due to higher uses of cash for pension contributions, a $19.6 million payment to Vitro in 2008 related to the 2006 acquisition of Crisa and a negative cash flow impact of $25.2 million from accounts payable. These items were offset by a positive cash flow impact of $20.9 million from inventory and $12.6 million from accounts receivable when compared to the prior year.

Net cash used in investing activities was $45.6 million in 2008, compared to $34.9 million in 2007, or an increase of $10.7 million. The primary contributors to this increase were the non-recurring proceeds from asset sales and other items of $8.2 million in 2007, primarily attributable to the sale of excess land in Syracuse, New York and the Netherlands.

Net cash provided by financing activities was $25.8 million in 2008, compared to $(22.4) million net cash used in financing activities in 2007. During 2008, we utilized $28.7 million more of our capacity on the ABL Facility to fund operations, while we made $41.1 million of repayments on that facility in 2007. Also, in 2007 we entered into the RMB Working Capital Loan and the BES Euro Line, which provided debt proceeds of $20.4 million.

Free cash flow was $(46.6) million in 2008, compared to $16.5 million in 2007, a decrease of $63.2 million. The primary contributors to this decrease are the result of the changes in net cash provided by (used in) operating activities and the non-recurring proceeds from asset sales and other items of $8.2 million in 2007 as discussed above.

Derivatives

We have an Interest Rate Agreement (Rate Agreement) with respect to $100.0 million of debt in order to convert a portion of the Senior Secured Note fixed rate debt into floating rate debt and, maintain a capital structure containing appropriate amounts of fixed and floating rate debt. The interest rate for our borrowings related to the Rate Agreement at June 30, 2010 is 7.72% per year. This Rate Agreement expires on February 15, 2015. Total remaining Senior Secured Notes not covered by the Rate Agreement have a fixed interest rate of 10.0%. If the counterparty to this Rate Agreement was to fail to perform, the Rate Agreement would no longer provide the desired results. However, we do not anticipate nonperformance by the counterparty. The counterparty was rated AA- as of June 30, 2010, by Standard and Poor’s.

The fair market value for the Rate Agreement at June 30, 2010, was a $1.5 million asset. The fair value of the Rate Agreement is based on the market standard methodology of netting the discounted expected future fixed cash receipts and the discounted future variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observed market interest rate forward curves. We do not expect to cancel this agreement and expect it to mature as originally contracted.

Until December 1, 2009, we had Interest Rate Protection Agreements (Fixed Rate Agreements) with respect to $200 million of our Senior Floating Rate Notes as a means to manage our exposure to variable interest rates. The Fixed Rate Agreements effectively converted this portion of our long-term borrowings from variable rate debt to fixed-rate debt, thus reducing the impact of interest rate changes on future results. These agreements expired on December 1, 2009. The fair market value for the Rate Agreements at December 31, 2008 was a $(6.8) million liability.

We also use commodity futures contracts related to forecasted future North American natural gas requirements. The objective of these futures contracts is to reduce the effects of fluctuations and price movements in the underlying commodity. We consider our forecasted natural gas requirements in determining the quantity of natural gas to hedge. We combine the forecasts with historical observations to establish the percentage of forecast eligible to be hedged, typically ranging from 40% to 70% of our anticipated requirements up to eighteen months in the future. The fair values of these instruments are determined from market quotes. At June 30, 2010, we had commodity futures contracts for 2,770,000 million British Thermal Units (BTUs) of natural gas with a fair market value of an $(5.6) million liability. We have hedged approximately 59.0% of forecasted transactions through December 2010. At December 31, 2009, we had commodity futures contracts for 3,610,000 million BTUs of natural gas with a fair market value of a $(5.4) million liability. At December 31, 2008, we had commodity futures contracts for 5,280,000 million BTU’s of natural gas with a fair market value of $(14.9) million liability. The counterparties for these derivatives were rated BBB+ or better as of June 30, 2010, by Standard & Poor’s.

During December 2008, we announced the planned closure of the Syracuse China facility in early April 2009 (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2009). At the time of the announcement we held natural gas contracts for the Syracuse China facility with a settlement date after March 2009 of 165,000 million British Thermal Units (BTU’s). The closure of this facility rendered the forecasted transactions related to these contracts not probable of occurring. Under FASB ASC Topic 815, Derivatives and Hedging, when the forecasted transactions of a hedging relationship become not probable of occurring, the gains or losses that have been classified in Other Comprehensive Loss in prior periods for those contracts affected should be reclassified into earnings. We recognized expense of $0.2 million and $0.4 million for the year ended December 31, 2009 and 2008, respectively, in other income on the Consolidated Statement of Operations relating to these contracts.

In April 2010, we entered into a series of foreign currency contracts to sell Canadian dollars. As of June 30, 2010, the fair market value of the foreign currency contracts was a $0.6 million asset.

Share Repurchase Program

Since mid-1998, we have repurchased 5,125,000 shares for $141.1 million, as authorized by our Board of Directors. As of December 31, 2009, authorization remains for the purchase of an additional 1,000,000 shares. During the six months ended June 30, 2010, 2009 and 2008, we did not repurchase any common stock. Our debt agreements significantly restrict our ability to repurchase additional shares.

We are using a portion of the repurchased common stock to fund our Employee Stock Benefit Plans. See note 12 to the Consolidated Financial Statements for the year ended December 31, 2009.

Contractual Obligations

The following table presents our existing contractual obligations at December 31, 2009 and related future cash requirements:

	Payments Due by Period
		Less than 1			More than 5
Contractual Obligations (1)	Total	Year	1-3 Years	3-5 Years	Years
	Dollars in thousands

Borrowings (2)	$446,795	$10,515	$323,814	$31,574	$80,892
Interest payments (2) (3)	178,664	25,674	42,075	27,247	83,668
Long term operating leases	117,751	17,370	26,927	20,107	53,347
Pension and nonpension (4)	17,285	17,285

Total obligations	$760,495	$70,844	$392,816	$78,928	$217,907

(1)	Amounts reported in local currencies have been translated at 2009 exchange rates.

(2)	On February 8, 2010, we used the proceeds of a $400.0 million debt offering to repurchase our Senior Floating Rate Notes and redeem the New PIK Notes. We also amended and restated the ABL Facility to, among other things, extend its maturity. Subsequent to December 31, 2009, the terms of the RMB working capital loan were extended. Under the new terms, the loan matures in January, 2011. For further discussion of these transactions, see note 20 to the Consolidated Financial Statements for the year ended December 31, 2009. Giving effect for these transactions, the proforma borrowings and interest payments in the above table are:

		Less than 1			More than 5
	Total	Year	1-3 Years	3-5 Years	Years

Proforma borrowings	$460,364	$3,180	$25,149	$31,574	$400,461
Proforma interest payments	$213,577	$27,162	$84,886	$81,510	$20,019

(3)	The obligations for interest payments are based on December 31, 2009 debt levels and interest rates.

(4)	It is difficult to estimate future cash contributions as they are a function of actual investment returns, withdrawals from the plan, changes in interest rates, and other factors uncertain at this time.

In addition to the above, we have commercial commitments secured by letters of credit and guarantees. Our letters of credit outstanding at December 31, 2009, totaled $9.9 million and at June 30, 2010, they totaled $18.2 million.

The Company is unable to make a reasonably reliable estimate as to when cash settlement with taxing authorities may occur for our unrecognized tax benefits. Therefore, our liability for unrecognized tax benefits is not included in the table above. See note 8 to the Consolidated Financial Statements for the year ended December 31, 2009 for additional information.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to Net (Loss) Income for the Periods Presented

	Three Months Ended
	June 30,
	2010	2009
	(Dollars in thousands)

Net income	$9,567	$2,664
Add: Interest expense	11,768	17,532
Add: Provision for (benefit from) income taxes	3,477	(5,947)

Earnings before interest and income taxes (EBIT)	24,812	14,249
Add: Depreciation and amortization	10,568	10,518

Earnings before interest, taxes, depreciation and amortization (EBITDA)	35,380	24,767
Add: Facility closures (a)	156	233
Add: Fixed asset impairment (b)	2,687	—
Add: Pension settlement charges (c)	—	200
Add: Insurance claim recovery	(945)	—

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$37,278	$25,200

(a)	Facility closure charges are related to the closure of our Syracuse, New York ceramic dinnerware manufacturing facility and our Mira Loma, California distribution center. See notes 4, 5 and 7 to the Consolidated Financial Statements for the year ended December 31, 2009 and note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(b)	Fixed asset impairment charges for 2008 are related to unutilized fixed assets at our North American Glass segment. See note 7 to the Consolidated Financial Statements for the year ended December 31, 2009. Fixed asset impairment charges for the six months ended June 30, 2010 are related to certain after-processing equipment within our International segment. See note 5 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

(c)	Pension settlement charges were triggered by excess lump sum distributions taken by employees. See note 9 to the Consolidated Financial Statements for the year ended December 31, 2009 and note 7 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2010.

For a discussion as to the reasons we believe these non-GAAP financial measures are useful, see footnote 3 under the caption “Summary Historical Consolidated Financial and Other Data.”

Reconciliation of net cash provided by (used in) operating activities to Free cash flow

				Three Months Ended		Six Months Ended
	Year Ended December 31,			June 30,		June 30,
	2009	2008	2007	2010	2009	2010	2009
	(Dollars in thousands)

Net cash provided by (used in) operating activities	$102,148	$(1,040)	$51,457	$38,112	$24,706	$(8,053)	$39,090
Capital expenditures	(17,005)	(45,717)	(43,121)	(7,231)	(4,610)	(11,379)	(9,550)
Proceeds from asset sales and other	265	117	8,213	—	21	—	88

Free cash flow	85,408	(46,640)	16,549	30,881	20,117	(19,432)	29,628
Payment of interest on PIK Notes	—	—	—	—	—	29,400	—

Adjusted free cash flow	$85,408	$(46,640)	$16,549	$30,881	$20,117	$9,968	$29,628

We define Free cash flow as net cash provided by (used in) operating activities less capital expenditures, adjusted for proceeds from asset sales and other. The most directly comparable GAAP financial measure is net cash provided by (used in) operating activities.

We believe that Free cash flow is important supplemental information for investors in evaluating cash flow performance in that it provides insight into the cash flow available to fund such things as discretionary debt service, acquisitions and other strategic investment opportunities. It is a measure of performance we use to internally evaluate the overall performance of the business.

Free cash flow is used in conjunction with and in addition to results presented in accordance with GAAP. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities recorded under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

We present Adjusted free cash flow (defined as Free cash flow further adjusted for payment of interest on the New PIK Notes) because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted free cash flow internally to measure profitability and to set performance targets for managers. The most directly comparable GAAP financial measure is net cash provided (used in) operating activities.

Adjusted free cash flow is used in conjunction with and in addition to results presented in accordance with U.S. GAAP. Adjusted free cash flow is neither intended to represent nor be an alternative to the measure of net cash (used in) provided by operating activities recorded under U.S. GAAP. Adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Working Capital

	June 30,	December 31,
	2010	2009	2008
	(Dollars in thousands)

Accounts receivable-net	$92,782	$82,424	$76,072
Plus: Inventories-net	153,187	144,015	185,242
Less: Accounts payable	55,775	58,838	54,428

Working Capital	$190,194	$167,601	$206,886

We define Working Capital as net accounts receivable plus net inventories less accounts payable.

We believe that Working Capital is important supplemental information for investors in evaluating liquidity in that it provides insight into the availability of net current resources to fund our ongoing operations. Working Capital is a measure used by management in internal evaluations of cash availability and operational performance.

Working Capital is used in conjunction with and in addition to results presented in accordance with GAAP. Working Capital is neither intended to represent nor be an alternative to any measure of liquidity and operational performance recorded under GAAP. Working Capital may not be comparable to similarly titled measures reported by other companies.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires us to make judgments, estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying notes. Note 2 to the Consolidated Financial Statements for the year ended December 31, 2009 describes the significant accounting policies and methods used in their preparation. The areas described below are affected by critical accounting estimates and are impacted significantly by judgments and assumptions in the preparation of the Consolidated Financial Statements. Actual results could differ materially from the amounts reported based on these critical accounting estimates.

Revenue Recognition

Revenue is recognized when products are shipped and title and risk of loss have passed to the customer. Revenue is recorded net of returns, discounts and sales incentive programs offered to customers. We offer various incentive programs to a broad base of customers, and we record accruals for these as sales occur. These programs typically offer incentives for purchase activities by customers that include growth objectives. Criteria for payment include the achievement by customers of certain purchase targets and the purchase by customers of particular product types. Management regularly reviews the adequacy of the accruals based on current customer purchases, targeted purchases and payout levels.

Allowance for Doubtful Accounts

Our accounts receivable balance, net of reserves, was $82.4 million in 2009, compared to $76.1 million in 2008. The reserve balance was $7.5 million in 2009, compared to $10.5 million in 2008. Approximately $5.1 million of the reduction in the reserve is related to the write-off of fully reserved accounts receivable. The allowance for doubtful accounts is established through charges to the provision for bad debts. We regularly evaluate the adequacy of the allowance for doubtful accounts based on historical trends in collections and write-offs, our judgment as to the probability of collecting accounts and our evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Allowance for Slow-Moving and Obsolete Inventory

We identify slow-moving or obsolete inventories and estimate appropriate allowance provisions accordingly. We provide inventory allowances based upon excess and obsolete inventories driven primarily by future demand forecasts. At December 31, 2009, our inventories were $144.0 million, with loss provisions of $4.5 million, compared to inventories of $185.2 million and loss provisions of $6.6 million at December 31, 2008.

Asset Impairment

Fixed Assets

We assess our property, plant and equipment for possible impairment in accordance with FASB ASC Topic 360, “Property Plant and Equipment,” (“FASB ASC 360”), whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable or a revision of remaining useful lives is necessary. Such indicators may include economic and competitive conditions, changes in our business plans or management’s intentions regarding future utilization of the assets or changes in our commodity prices. An asset impairment would be indicated if the sum of the expected future net pretax cash flows from the use of an asset (undiscounted and without interest charges) is less than the carrying amount of the asset. An impairment loss would be measured based on the difference between the fair value of the asset and its carrying value. The determination of fair value is based on an expected present value technique in which multiple cash flow scenarios that reflect a range of possible outcomes and a risk-free rate of interest are used to estimate fair value or on a market appraisal. Projections used in the fair value determination are based on internal estimates for sales and production levels, capital expenditures necessary to maintain the projected production levels, and remaining useful life of the assets. These projections are prepared at the lowest level at which we have access to cash flow information and complete financial data for our operations, which is generally at the plant level.

Determination as to whether and how much an asset is impaired involves significant management judgment involving highly uncertain matters, including estimating the future success of product lines, future sales volumes, future selling prices and costs, alternative uses for the assets, and estimated proceeds from disposal of the assets. However, the impairment reviews and calculations are based on estimates and assumptions that take into account our business plans and long-term investment decisions. There were no indicators of impairment noted in 2009 that required an impairment analysis to be performed for the Company’s property, plant and equipment. As announced during 2008, our plans to cease production at our Syracuse China facility represented an indicator for impairment for that facility. Accordingly, our impairment analysis resulted in the write-down of our carrying value for that facility to the estimated fair value less cost to sell. We also reviewed other asset groups within our operations for indicators of impairment, and as a result recorded an impairment charge for certain fixed assets during 2008 as disclosed in Notes 5 and 7 to the Consolidated Financial Statements for the year ended December 31, 2009.

In accordance with FASB ASC 360, the Company also performs an impairment analysis for its definite useful lived intangible assets when factors indicating impairment are present. There were no indicators of impairment noted in 2009 that would require an impairment analysis to be performed for the Company’s definite useful lived intangible assets.

Goodwill and Indefinite Life Intangible Assets

Goodwill at December 31, 2009 was $168.3 million, representing approximately 21.2% of total assets. Goodwill represents the excess of cost over fair value of assets acquired for each reporting unit. Our reporting units are one level below the operating segment level, represent the lowest level of the business for which financial statements are prepared internally, and may represent a single facility (operating component) or a group of plants under a common management team. Goodwill impairment tests are completed for each reporting unit as of October 1 of each year, or more frequently in certain circumstances where impairment indicators arise. When performing our test for impairment, we use the discounted cash flow method, which incorporates the weighted average cost of capital of a hypothetical third party buyer, or discount rate, to compute the debt free fair value of each reporting unit based on projected cash flows from operations. These cash flow projections are based in part on sales projections for the next several years, capital spending trends and investment in working capital to support anticipated sales growth, which are updated at least annually and reviewed by management. The fair value is then compared to the carrying value. To the extent that fair value exceeds the carrying value, no impairment exists. However, to the extent the carrying value exceeds fair value, we compare the implied fair value of goodwill to its book value to determine if an impairment charge should be recorded.

The discount rates used in present value calculations are updated annually. We also use available market value information to evaluate fair value. The total of the fair values of the segments less debt was reconciled to end of year total market capitalization. The discount rates used in the 2009 goodwill impairment analysis ranged from 13.7% to 16.0%, as compared to a range of 14.7% to 16.3% used in the 2008 test. The decrease in the discount rate resulted from modest improvements in the markets when compared to last year’s credit crisis, which had significantly affected the financial markets and economies in the countries in which we have operations. The cash flow terminal growth rates used in the 2009 goodwill impairment analysis ranged from 1.0% to 4.0% as compared to a range of 2.0% to 4.0% used in the 2008 test. Management believes these rates are reasonably conservative based upon historical growth rates and its expectations of future economic conditions in the markets in which we operate. Any changes in the discount rate or cash flow terminal growth rate would move in tandem. For example, the discount rate is lower in part due to decreased uncertainty as to our ability to meet short term and long term forecasts. As such, if we were to increase the cash flow terminal growth rate, we would also increase the discount rate.

The discounted cash flow model used to determine fair value for the goodwill analysis is most sensitive to the discount rate and terminal cash flow assumptions. A sensitivity analysis was performed on these factors for all reporting units and it was determined, assuming all other assumptions remain constant, that the discount rate used could be increased by a factor of 2.0% of the discount rate or the terminal cash flow could decrease by 4.6% of the terminal cash flow and all reporting units’ estimated fair values would still exceed their carrying values. Significant changes in the estimates and assumptions used in calculating the fair value of the segments and the recoverability of goodwill or differences between estimates and actual results could result in impairment charges in the future.

As of October 1, 2009 and October 1, 2008, our review did not indicate an impairment of goodwill. During the fourth quarter of 2008, the global economic environment weakened, causing an adverse effect on our business environment and our related future cash flow projections. This was considered an impairment indicator, which caused us to test for goodwill impairment as of December 31, 2008. As a result of the December 31, 2008 testing, we recorded a goodwill impairment charge of $9.4 million in 2008 at our International segment. This impairment is further disclosed in notes 4 and 7 to the Consolidated Financial Statements for the year ended December 31, 2009.

Individual indefinite life intangible assets are also evaluated for impairment on an annual basis, or more frequently in certain circumstances where impairment indicators arise. Total indefinite life intangible assets at December 31, 2009 were $13.1 million, representing 1.6% of total assets. When performing our test for impairment, we use a discounted cash flow method (based on a relief from royalty calculation) to compute the fair value, which is then compared to the carrying value of the indefinite life intangible asset. To the extent that fair value exceeds the carrying value, no impairment exists. This was done as of October 1st for each year presented. As of October 1, 2009 and October 1, 2008, our review did not indicate an impairment of indefinite life intangible assets. During the fourth quarter of 2008, the global economic environment weakened, causing an adverse effect on our business environment. This was an impairment trigger event, which caused us to test for impairment on our indefinite life intangible assets as of December 31, 2008. As a result of the December 31, 2008 testing, we recorded an indefinite life intangible asset impairment charge of $2.5 million in 2008 at our International segment. The announcement in December 2008 that we would be closing our Syracuse China manufacturing facility in April 2009 was an impairment trigger event for the Syracuse China reporting unit. An impairment loss for intangible assets of $0.3 million was recorded in 2008 for our Syracuse China facility. These impairments are further disclosed in notes 4 and 7 to the Consolidated Financial Statements for the year ended December 31, 2009.

Self-Insurance Reserves

We use self-insurance mechanisms to provide for potential liabilities related to workers’ compensation and employee health care benefits that are not covered by third-party insurance. Workers’ compensation accruals are recorded at the estimated ultimate payout amounts based on individual case estimates. In addition, we record estimates of incurred-but-not-reported losses based on actuarial models.

Although we believe that the estimated liabilities for self-insurance are adequate, the estimates described above may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate self-insurance liabilities are based on numerous assumptions, some of which are subjective. We will continue to adjust our estimated liabilities for self-insurance, as deemed necessary, in the event that future loss experience differs from historical loss patterns.

Pension Assumptions

The assumptions used to determine the benefit obligations were as follows:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Discount rate	5.62% to 5.96%	6.41% to 6.48%	5.50% to 8.50%	5.70% to 8.50%
Rate of compensation increase	2.25% to 4.50%	2.63% to 5.25%	2.00% to 4.30%	2.00% to 4.30%

The assumptions used to determine net periodic pension costs were as follows:

	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.41% to 6.48%	6.16% to 6.32%	5.82% to 5.91%	5.70% to 8.50%	5.50% to 8.50%	4.50% to 8.75%
Expected long-term rate of return on plan assets	8.25%	8.50%	8.75%	6.00%	6.50%	6.50%
Rate of compensation increase	2.63% to 5.25%	3.00% to 6.00%	3.00% to 6.00%	2.00% to 4.30%	2.00% to 4.30%	2.00% to 3.50%

Two critical assumptions, discount rate and expected long-term rate of return on plan assets, are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions on our annual measurement date of December 31. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience. Actual results in any given year often will differ from actuarial assumptions because of demographic, economic and other factors.

The discount rate enables us to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at our December 31 measurement date. The discount rate at

December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year. A lower discount rate increases the present value of benefit obligations and increases pension expense.

To determine the expected long-term rate of return on plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. The expected long-term rate of return on plan assets at December 31 is used to measure the earnings effects for the subsequent year.

Sensitivity to changes in key assumptions based on year-end data is as follows:

•	A change of 1.0% in the discount rate would change our total pension expense by approximately $3.2 million.

•	A change of 1.0% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.4 million.

Nonpension Postretirement Assumptions

We use various actuarial assumptions, including the discount rate and the expected trend in health care costs, to estimate the costs and benefit obligations for our retiree welfare plan. The discount rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical benefits at our December 31 measurement date. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year. The discount rate used to determine the accumulated postretirement benefit obligation was:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Discount rate	5.54%	6.36%	5.42%	5.89%

The discount rate used to determine net postretirement benefit cost was:

	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.36%	6.16%	5.77%	5.89%	5.14%	4.87%

The weighted average assumed health care cost trend rates at December 31 were as follows:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Initial health care trend	8.00%	7.50%	8.00%	7.50%
Ultimate health care trend	5.00%	5.00%	5.00%	5.00%
Years to reach ultimate trend rate	6	5	6	5

Sensitivity to changes in key assumptions is as follows:

•	A change of 1.0% in the discount rate would change the nonpension postretirement expense by $0.4 million.

•	A change of 1.0% in the health care trend rate would not have a material impact upon the nonpension postretirement expense.

Income Taxes

The company is subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, the Company establishes reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances, such as an outcome of a tax audit. The income tax provision includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 740 “Income Taxes” (“FASB ASC 740”).

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. FASB ASC 740 “Income Taxes,” requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States and China, we have recorded a full valuation allowance against our deferred income tax assets. In addition, partial valuation allowances have been recorded in the Netherlands, Portugal and Mexico.

Derivatives and Hedging

We use derivatives to manage a variety of risks, including risks related to interest rates and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting in the fair value of the hedged item. The accompanying financial statements reflect consequences of loss hedge accounting for certain positions.

In evaluating whether a particular relationship qualifies for hedge accounting, we first determine whether the relationship meets the strict criteria to qualify for exemption from ongoing effectiveness testing. For a relationship that does not meet these criteria, we test effectiveness at inception and quarterly thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, change the fair value of the hedged item. If the fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. See note 13 to the Consolidated Financial Statements for the year ended December 31, 2009.

Stock-Based Compensation Expense

We account for stock-based compensation in accordance with FASB ASC 718, “Compensation—Stock Compensation” and FASB ASC 505-50, “Equity—Equity Based Payments to Non-Employees”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors. Stock-based compensation expense recognized under FASB ASC 718 and FASB ASC 050-50 for fiscal 2009, 2008 and 2007 was $2.4 million, $3.5 million and $3.4 million, respectively.

Upon adoption of FASB ASC 718, we began estimating the value of employee share-based compensation on the date of grant using the Black-Scholes model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the award, and actual and projected employee stock option exercise behaviors. The use of the Black-Scholes model requires extensive actual employee exercise behavior data and a number of complex assumptions including expected volatility, risk-free interest rate, and expected dividends. See note 12 of the Consolidated Financial Statements for the year ended December 31, 2009 for additional information.

New Accounting Standards

On July 1, 2009 the FASB Accounting Standards Codificationtm (“FASB ASC”) became the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The Codification is not intended to change GAAP; instead, it reorganized the various GAAP pronouncements into approximately 90 accounting Topics, and displays all Topics using a consistent structure. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Accordingly, in our discussion of New Accounting Standards below, we have incorporated references to the Codification Topics.

In September 2006, the FASB issued guidance contained in FASB ASC 820, “Fair Value Measurements and Disclosures.” This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. This guidance clarifies how to measure fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. In February 2008, the FASB issued additional guidance contained in FASB ASC 820, which delays until January 1, 2009 the effective date of this guidance for nonfinancial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB issued additional guidance which clarifies the application of FASB ASC 820 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This guidance was effective upon issuance. We adopted FASB ASC 820 as of January 1, 2008, but had not applied it to non-recurring, nonfinancial assets and liabilities. The adoption of FASB ASC 820 had no impact on our consolidated results of operations and financial condition. We adopted FASB ASC 820 for nonfinancial assets and liabilities as of January 1, 2009. The adoption of FASB ASC 820 for nonfinancial assets and liabilities did not have a material impact on our Consolidated Financial Statements. See notes 6, 13, and 15 of the Consolidated Financial Statements for the year ended December 31, 2009 for additional information.

In December 2007, the FASB issued guidance contained in FASB ASC 810, “Consolidation,” which changes the accounting and reporting standards for the noncontrolling interests in a subsidiary in consolidated financial statements. This guidance recharacterizes minority interests as noncontrolling interests and requires noncontrolling interests to be classified as a component of shareholders equity. We adopted this guidance as of January 1, 2009. The adoption did not have any impact on our Consolidated Financial Statements as we currently do not have any noncontrolling interests.

In March 2008, the FASB issued guidance contained in FASB ASC 815, “Derivatives and Hedging”, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. FASB ASC 815 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. This guidance was effective for Libbey on January 1, 2009. Since this guidance only requires additional disclosures, adoption of this guidance did not have a material impact on our Consolidated Financial Statements. See note 13 of the Consolidated Financial Statements for the year ended December 31, 2009 for additional information.

In April 2008, the FASB issued guidance contained in FASB ASC 350-30, “Intangibles—Goodwill and Other—General Intangibles Other than Goodwill,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This guidance was effective for Libbey on January 1, 2009. The adoption of this guidance did not have a material impact on our Consolidated Financial Statements.

In June 2008, the FASB issued guidance contained in FASB ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity.” This guidance provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. This guidance was effective for Libbey on January 1, 2009. The adoption of this guidance did not have any impact on our Consolidated Financial Statements.

In June 2008, the FASB issued guidance contained in FASB ASC 260, “Earnings Per Share.” This guidance addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method. This guidance was effective for Libbey on January 1, 2009, and requires that all prior period EPS data is adjusted retrospectively. The adoption of this guidance did not have a material impact on our Consolidated Financial Statements.

In December 2008, the FASB issued guidance contained in FASB ASC 715-20, “Compensation—Retirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is effective for Libbey for the year ended December 31, 2009. This guidance required increased disclosures in the financial statements related to the assets of our pension and other postretirement benefit plans. See notes 9 and 10 of the Consolidated Financial Statements for the year ended December 31, 2009 for additional information.

In May 2009, the FASB issued guidance contained in FASB ASC 855, “Subsequent Events,” to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for interim or annual financial periods ending after June 15, 2009. We have evaluated and, as necessary, made changes to these Consolidated Financial Statements for the events. As documented in our filing on Form 8-K on February 8, 2010, we announced the issuance of $400 million of senior secured notes in a private placement, and the related repurchase and redemption of certain notes in our debt portfolio. This is considered a nonrecognized subsequent event, meaning that we have provided disclosure of the event, but have not recognized the transaction in the financial statements. Please see notes 6 and 20 of the Consolidated Financial Statements for the year ended December 31, 2009 for further discussion of this subsequent event. In February, 2010, the FASB issued Accounting Standards Update 2010-09—“Subsequent Events” which removed the requirement to disclose the date through which subsequent events had been considered for disclosure. This update was effective upon issuance.

In August 2009, the FASB issued Accounting Standards Update 2009-5 “Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value (“ASU 2009-5.”) The objective of ASU 2009-5 is to provide clarification for the determination of fair value of liabilities in circumstances in which a quoted price in an active market for the identical liability is not available. The amendments in this update apply to all entities that measure liabilities at fair value within the scope of Topic 820. ASU 2009-5 was effective for the first reporting period (including interim periods) beginning after issuance, which for Libbey was the fourth quarter of 2009. The adoption of ASU 2009-5 did not have a material impact on our Consolidated Financial Statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06 “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures regarding the amounts transferring between the various Levels within the fair value hierarchy, and increased disclosures regarding the activities impacting the balance of items classified in Level 3 of the fair value hierarchy. In addition, ASU 2010-06 clarifies increases in existing disclosure requirements for classes of assets and liabilities carried at fair value, and regarding the inputs and valuation techniques used to arrive at the fair value measurements for items classified as Level 2 or Level 3 in the fair value hierarchy. The new disclosure requirements of ASU 2010-06 are effective for Libbey in the first quarter of 2010, except for certain disclosures regarding the activities within Level 3 fair value measurements, which are effective for Libbey in the first quarter of 2011. As this Standards Update only requires additional disclosures, we do not expect the adoption of ASU 2010-06 to have a material impact on our Consolidated Financial Statements.

Qualitative and Quantitative Disclosures about Market Risk

Currency

We are exposed to market risks due to changes in currency values, although the majority of our revenues and expenses are denominated in the U.S. dollar. The currency market risks include devaluations and other major currency fluctuations relative to the U.S. dollar, euro, RMB or Mexican peso that could reduce the cost competitiveness of our products compared to foreign competition.

Interest Rates

We have an Interest Rate Agreement (Rate Agreement) with respect to $100.0 million of debt in order to convert a portion of the Senior Secured Note fixed rate debt into floating rate debt and maintain a capital structure containing appropriate amounts of fixed and floating rate debt. The interest rate for our borrowings related to the Rate Agreement at June 30, 2010 was 7.72% per year. The Rate Agreement expires on February 15, 2015. Total remaining Senior Secured Notes not covered by the Rate Agreement have a fixed interest rate of 10.0%. If the counterparty to the Rate Agreement was to fail to perform, the Rate Agreement would no longer provide the desired results. However, we do not anticipate nonperformance by the counterparty. The counterparty was rated AA- as of June 30, 2010, by Standard and Poor’s.

Natural Gas

We are also exposed to market risks associated with changes in the price of natural gas. We use commodity futures contracts related to forecasted future North American natural gas requirements of our manufacturing operations. The objective of these futures contracts is to limit the fluctuations in prices paid and potential volatility in earnings or cash flows from price movements in the underlying natural gas commodity. We consider the forecasted natural gas requirements of our manufacturing operations in determining the quantity of natural gas to hedge. We combine the forecasts with historical observations to establish the percentage of forecast eligible to be hedged, typically ranging from 40% to 70% of our anticipated requirements up to eighteen months in the future. For our natural gas requirements that are not hedged, we are subject to changes in the price of natural gas, which affect our earnings. If the counterparties to these futures contracts were to fail to perform, we would no longer be protected from natural gas fluctuations by the futures contracts. However, we do not anticipate nonperformance by these counterparties. All counterparties were rated BBB+ or better by Standard and Poor’s as of June 30, 2010.

Retirement Plans

We are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our benefit obligations and related expense. Changes in the equity and debt securities markets affect the performance of our pension plans asset performance and related pension expense. Sensitivity to these key market risk factors is as follows:

•	A change of 1.0% in the discount rate would change our total annual pension and nonpension postretirement expense by approximately $3.6 million.

•	A change of 1.0% in the expected long-term rate of return on plan assets would change annual pension expense by approximately $2.4 million.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE Amex under the symbol “LBY” since January, 2010. Prior to being listed on the NYSE Amex, our common stock was quoted on the OTC Bulletin Board from April 2009 through January 2010 and was quoted on the NYSE prior to April 2009. The price range for our common stock as reported by the NYSE or NYSE Amex exchange or quoted on the OTC Bulletin Board, as applicable, on the relevant date and dividends declared for our common stock were as follows:

	Price Range		Cash Dividend
	High	Low	Declared

2007
First Quarter	$14.28	$11.17	$0.025
Second Quarter	$24.65	$13.98	$0.025
Third Quarter	$24.06	$13.76	$0.025
Fourth Quarter	$19.32	$14.28	$0.025
2008
First Quarter	$17.60	$12.96	$0.025
Second Quarter	$17.84	$7.43	$0.025
Third Quarter	$11.25	$6.44	$0.025
Fourth Quarter	$8.63	$1.04	$0.025
2009
First Quarter	$2.05	$0.73	$—
Second Quarter	$2.75	$0.47	$—
Third Quarter	$4.27	$1.30	$—
Fourth Quarter	$7.99	$3.75	$—
2010
First Quarter	$14.25	$7.23	$—
Second Quarter	$15.00	$12.15	$—
Third Quarter (through August 5, 2010)	$13.37	$9.88	$—

The closing market price of our common stock on August 5, 2010 was $12.68 per share. On July 31, 2010 there were 941 registered common shareholders of record.

DIVIDEND POLICY

We paid a regular quarterly cash dividend from the time of our initial public offering in 1993 until we suspended the dividend in February 2009. We currently intend to retain any future earnings to finance the growth and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, earnings, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

MANAGEMENT

The following table presents information with respect to Libbey Inc.’s executive officers and directors, as of June 30, 2010.

Name	Age	Title

John F. Meier	62	Chairman of the Board and Chief Executive Officer
Richard I. Reynolds	63	Executive Vice President, Chief Financial Officer and Director
Gregory T. Geswein	55	Vice President, Strategic Planning and Business Development
Kenneth A. Boerger	52	Vice President and Treasurer
Jonathan S. Freeman	48	Vice President, Global Supply Chain
Daniel P. Ibele	49	Vice President, Global Sales and Marketing
Susan A. Kovach	50	Vice President, General Counsel and Secretary
Timothy T. Paige	53	Vice President, Administration
Roberto B. Rubio	55	Vice President, Global Manufacturing and Engineering
Scott M. Sellick	48	Vice President, Chief Accounting Officer
Carlos V. Duno	63	Director
William A. Foley	62	Director
Jean-René Gougelet	61	Director
Peter C. McC. Howell	60	Director
Deborah G. Miller	60	Director
Carol B. Moerdyk	60	Director
John C. Orr	59	Director
Terence P. Stewart	62	Director

John F. Meier has served as Chairman of the Board and Chief Executive Officer of Libbey since the Company went public in June 1993. Before the Company’s initial public offering, Mr. Meier was General Manager of Libbey and a corporate Vice President of Owens-Illinois, Inc., Libbey’s former parent company. Mr. Meier has also served in various marketing positions since he first joined the Company in 1970, including a five-year assignment with Durobor, S.A., Belgium. In 1997, Mr. Meier served as Chairman of the National Housewares Manufacturers Association (now the International Housewares Association). Mr. Meier’s corporate governance experience includes current directorships with Cooper Tire and Rubber Company (NYSE: CTB) (since 1997) and Applied Industrial Technologies (NYSE: AIT) (since 2005). Mr. Meier received a B.S. in business administration from Wittenberg University and an M.B.A. from Bowling Green State University. Having worked for Libbey for forty years, Mr. Meier brings to the Board a comprehensive understanding of the Company and the glass tableware industry.

Richard I. Reynolds was named Libbey’s Executive Vice President, Chief Financial Officer on June 10, 2010. From 1995 until his June 2010 appointment as our Chief Financial Officer, Mr. Reynolds served as Libbey’s Executive Vice President and Chief Operating Officer and as Vice President and Chief Financial Officer from 1993 to 1995. Now in his fortieth year with the Company, Mr. Reynolds has held various other positions at Libbey, including Director of Finance and Administration from 1989 to 1993. Mr. Reynolds holds a B.B.A. from the University of Cincinnati. In addition to his work for the Company, Mr. Reynolds serves on the boards of several private organizations. As a result of the breadth and depth of his experience with the Company, Mr. Reynolds provides the Board with a learned perspective on the financial, administrative and operational aspects of Libbey’s business.

Gregory T. Geswein joined Libbey Inc. as Vice President, Chief Financial Officer on May 23, 2007. On June 10, 2010, Mr. Geswein was reassigned and was named Vice President, Strategic Planning and Business Development. Prior to joining Libbey, Mr. Geswein was Senior Vice President, Chief Financial Officer of Reynolds & Reynolds Company in Dayton, Ohio, from 2005 through April 2007. Before joining Reynolds & Reynolds, Mr. Geswein was Senior Vice President, Chief Financial Officer for Diebold, Inc. from 2000 to August 12, 2005 and Senior Vice President, Chief Financial Officer of Pioneer-Standard Electronics Inc. from 1999 to 2000. Prior to joining Pioneer-Standard Electronics, Mr. Geswein spent 14 years at Mead Corporation (now MeadWestvaco) in successive financial management positions, including Vice President and Controller, and Treasurer. In Spring 2009, Mr. Geswein received Wells Notices from the Staff of the SEC indicating that the Staff intended to recommend to the SEC that the SEC bring a civil enforcement action against Mr. Geswein for violating certain provisions of the federal securities laws related to accounting matters at Diebold, Inc. In June 2009, Mr. Geswein received a letter from the Office of the U.S. Attorney for the Northern District of Ohio notifying him that he is a target of a criminal investigation. On June 2, 2010, the Enforcement Division of the SEC filed civil enforcement proceedings against Mr. Geswein relating to his prior employment as chief financial officer of Diebold from 2000 through August 12, 2005. These matters relate to Mr. Geswein’s prior employment as Chief Financial Officer of Diebold, Inc. and none of the allegations involve Libbey.

Kenneth A. Boerger has been Vice President and Treasurer of Libbey Inc. since July 1999. From 1994 to July 1999, Mr. Boerger was Corporate Controller and Assistant Treasurer. Since joining the Company in 1984, Mr. Boerger has held various financial and accounting positions. He has been involved in the Company’s financial matters since 1980, when he joined Owens-Illinois, Inc., Libbey’s former parent company.

Jonathan S. Freeman joined Libbey Inc. as Vice President, Global Supply Chain on May 7, 2007. Prior to joining Libbey, Mr. Freeman was with Delphi Corporation and Packard Electric Systems, a division of General Motors (the former parent of Delphi), since 1985, serving most recently as Director of Global Logistics. Mr. Freeman has worked in a wide range of operations and supply chain assignments in the United States, Mexico and Europe.

Daniel P. Ibele was named Libbey’s Vice President, Global Sales and Marketing on June 10, 2010. From 2006 until that date, Mr. Ibele served as Libbey Inc.’s Vice President, General Sales Manager, North America. From March 2002 to June 2006, he was Vice President, General Sales Manager of the Company. From September 1997 until March 2002, Mr. Ibele served as Vice President, Marketing and Specialty Operations, and from 1995 to September 1997 Mr. Ibele was Vice President and Director of Marketing. From the time he joined Libbey in 1983 until 1995, Mr. Ibele held various other marketing and sales positions.

Susan A. Kovach has been Vice President, General Counsel and Secretary of Libbey Inc. since July 2004. She joined Libbey in December 2003 as Vice President, Associate General Counsel and Assistant Secretary. Prior to joining Libbey, Ms. Kovach was Of Counsel to Dykema Gossett PLLC from 2001 through November 2003. She served from 1997 to 2001 as Vice President, General Counsel and Corporate Secretary of Omega Healthcare Investors, Inc. (NYSE: OHI). From 1998 to 2000 she held the same position for Omega Worldwide, Inc., a NASDAQ-listed firm providing management services and financing to the aged care industry in the United Kingdom and Australia. Prior to joining Omega Healthcare Investors, Inc., Ms. Kovach was a partner in Dykema Gossett PLLC from 1995 through November 1997 and an associate in Dykema Gossett PLLC from 1985 to 1995.

Timothy T. Paige has been Vice President, Administration of Libbey Inc. since December 2002. From January 1997 until December 2002, Mr. Paige was Vice President and Director of Human Resources of the Company. From May 1995 to January 1997, Mr. Paige was Director of Human Resources of the Company. Prior to joining the Company, Mr. Paige was employed by Frito-Lay, Inc. in human resources management positions.

Roberto B. Rubio was named Vice President, Global Manufacturing and Engineering on June 10, 2010. From November 2009 until that date, he served as Vice President, General Manager, International Operations. Mr. Rubio joined the Company in July 2009 as Vice President, Managing Director, Libbey Mexico. Prior to joining Libbey, Mr. Rubio was employed by Vitro S.A.B. de C.V., which he joined in 1980. While employed by Vitro, Mr. Rubio progressed through numerous positions of increasing scope and responsibility. In 1996, Mr. Rubio was named President of Vitrocrisa, the glass tableware division of Vitro that is now wholly owned by Libbey. In 1999, Mr. Rubio was named President of the glass container division of Vitro, and in 2001 Mr. Rubio was named President of Vitro’s flat glass division. In 2003, Mr. Rubio assumed operations responsibility for both the glass container division and the glass tableware division, including Vitrocrisa. Since Libbey’s acquisition in 2006 of the remaining 51% interest in Vitrocrisa that it did not previously own, Mr. Rubio has led Vitrocrisa, while at the same time carrying out other senior management responsibilities for Vitro. At the time of his retirement from Vitro in June 2009, Mr. Rubio was serving as President of Vitro’s flat glass division.

Scott M. Sellick has served as Vice President, Chief Accounting Officer of Libbey Inc. since May 2007. From May 2003 to May 2007, Mr. Sellick served as Vice President, Chief Financial Officer of the Company, and from May 2002 to May 2003, Mr. Sellick was Libbey’s Director of Tax and Accounting. From August 1997 to May 2002, he served as Director of Taxation. Before joining the Company in August 1997, Mr. Sellick was Tax Director for Stant Corporation and worked in public accounting for Deloitte & Touche in the audit and tax areas.

Carlos V. Duno has been a member of Libbey Inc.’s Board of Directors since 2003. Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/Group Powell One (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a two-year term as Vice President Strategic Planning for Scott Paper Company and a combined ten years of international assignments for Scott Paper Company, McKinsey & Co. and Eli Lilly. Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He is also an Audit Committee Financial Expert. Mr. Duno is Chairman of the Board of the Santa Fe Botanical Garden (since 2006) and a former member of the Boards of Directors of Clean Fuels Technology, Inc. and Anchor Glass Container Corporation. The Board believes Mr. Duno’s extensive experience in strategic planning for international organizations, together with his first-hand glass industry experience in Mexico, make him well-qualified to serve as a director of the Company.

William A. Foley has been a member of Libbey Inc.’s Board of Directors since 1994. Mr. Foley currently serves as Chairman and Chief Executive Officer of both Blonder Home Accents (since 2008) and Think Well Inc. (since 2005). Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; and Chairman and Chief Executive Officer of LESCO Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first fourteen years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing. Mr. Foley is currently on the Board of Directors of Blonder Home Accents (since 2001), and has previous experience on the boards of several public and private companies, including Arhaus Inc., LESCO Inc. and Associated Estates. Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University. Mr. Foley’s consumer product marketing experience, particularly in the glass tableware industry, along with his significant leadership and management skills, strengthen the Board’s collective qualifications, skills and experience.

Jean-René Gougelet has been a member of Libbey Inc.’s Board of Directors since 2007. Mr. Gougelet has been President of Burnes Home Accents, LLC, a manufacturer and marketer of photo display products, since 2007. From 2005 to 2007, Mr. Gougelet served as Chief Executive Officer of Vido Enterprises, a consultancy founded by Mr. Gougelet to provide strategic planning and growth management services to middle market companies. Prior to founding Vido Enterprises, Mr. Gougelet served as Chief Executive Officer of Arc International’s Mikasa division and Chief Executive Officer of Arc North America. Mr. Gougelet’s early career included various roles in general management, advertising, marketing and brand management in Europe and the United States. Mr. Gougelet holds degrees in marketing and communication from EFIEM and EFAP in Paris and has received additional training in marketing, finance, management and corporate governance from CESAM-University of Louvain-la-Neuve in Belgium, University of Chicago Graduate School of Business, and Harvard Business School. Mr. Gougelet is a French Foreign Trade Advisor (Conseillers du Commerce Extérieur de la France). Mr. Gougelet’s participation on the Board increases the depth of the Board’s executive leadership, strategic planning, manufacturing, marketing and brand management experience, particularly with respect to the North American and European glass tableware and consumer goods industries.

Peter C. McC. Howell has been a member of Libbey Inc.’s Board of Directors since 1993. Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent ten years as an auditor for Arthur Young & Co. (now Ernst & Young). Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004); Lite Array & Global Lite Array, a subsidiary of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001); and Great Lakes Cheese Company Limited (since 2006). Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University, is a Fellow of the Institute of Chartered Accountants of England & Wales, and is an Audit Committee Financial Expert. In addition to his significant financial expertise, public directorship experience, and retail and foodservice industry knowledge, Mr. Howell provides the Board with a unique perspective on the issues facing international businesses in their relations with China.

Deborah G. Miller has been a member of Libbey Inc.’s Board of Directors since 2003. From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President and Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than thirty years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing. She is a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) (since 1995) and Wittenberg University (since 1999), from which she received her bachelor’s degree. As a result of Ms. Miller’s global management experience, sales and marketing ingenuity, strategic thinking, and extensive information technology experience, she is uniquely qualified to serve as a director of the Company.

Carol B. Moerdyk has been a member of Libbey Inc.’s Board of Directors since 1998. Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland. Ms. Moerdyk serves on the Boards of Directors of American Woodmark Corporation (NASDAQ: AMWD) (since 2005) and Kids Sports Stars/Azimuth Foundation (since 2009). An Audit Committee Financial Expert, Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan. Ms. Moerdyk’s significant financial expertise, developed through her experience as a CFA and public company Chief Financial Officer, together with her executive leadership and international operations experience, make her a valuable contributor to the Board.

John C. Orr has been a member of Libbey Inc.’s Board of Directors since 2008. Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current position, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide. Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations. Mr. Orr has served on the board of Akron General Medical Center since 2006. Mr. Orr’s extensive experience in international manufacturing and plant management is an important asset to the Board.

Terence P. Stewart has been a member of Libbey Inc.’s Board of Directors since 1997. Mr. Stewart is the Managing Partner of Stewart and Stewart, a Washington, D.C.-based law firm specializing in trade and international law issues, where he has been employed since 1976. He has worked with various industries to solve trade matters in the United States and abroad. Mr. Stewart is an adjunct professor at Georgetown University Law Center, from which he received his law degree. He also holds a B.A. from the College of the Holy Cross and an M.B.A. from Harvard University. Both the Ukrainian Academy of Foreign Trade and the Russian Academy of Sciences have granted Mr. Stewart Honorary Doctorates. Mr. Stewart is a member of the Council of Advisors of the U.S. Court of Appeals for the Federal Circuit and a member of the Steering Group of the International Trade Committee of the American Bar Association’s International Law Section. Recently, Mr. Stewart has written extensively on trade relations with the People’s Republic of China, including volumes on WTO accession commitments undertaken and progress made in meeting those commitments over time, a review of intellectual property protection within China and steps being taken to address problems in enforcement, and reports on subsidies provided to major sectors of the Chinese economy. Mr. Stewart currently serves on the boards of several private societies and associations and is a former member of the Company’s Nominating and Governance Committee. Mr. Stewart possesses particular knowledge and experience in international legal/regulatory and government affairs, including foreign trade matters relevant to the glass industry, that strengthen the Board’s collective qualifications, skills and experience.

SELLING STOCKHOLDER

The following table provides the name of the selling stockholder and the number of shares of our common stock offered by it under this prospectus supplement. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder.

The selling stockholder does not have any position, office or other material relationship with us or any of our affiliates, nor has it had any position, office or material relationship with us or any of our affiliates within the past three years, except for those listed in the footnotes to the following table or otherwise disclosed below or in this prospectus supplement. Affiliates of the selling stockholder have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive fees. An affiliate of the selling stockholder currently is a lender under our amended and restated ABL Facility, dated as of February 8, 2010, among Libbey Glass Inc. and Libbey Europe B.V., as borrowers, Libbey Inc., as a loan guarantor, the other loan parties thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent with respect to the U.S. loans, and the other agents party thereto. We have agreed to reimburse the selling stockholder for up to $200,000 of its legal expenses in this offering.

The selling stockholder is the affiliate of a registered broker dealer. The selling stockholder acquired the shares offered hereby, and the warrants that may be exercised for shares covered by this prospectus supplement, in the ordinary course of business. At the time such securities were acquired, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Information with respect to beneficial ownership has been furnished by the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote below, to our knowledge, the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

Maximum
	Shares Beneficially		Number of	Shares Beneficially
	Owned		Shares	Owned
	Before the Offering		Being	After the Offering
Name	Number	Percent	Offered	Number	Percent

Merrill Lynch PCG, Inc. (1) (2)	1,592,087	9.5%	(3)	1,146,333	5.7%

(1)	The number of shares beneficially owned by the selling stockholder and its percentage ownership prior to the offering is based on 16,186,983 shares of common stock outstanding as of July 27, 2010 and (a) 485,309 shares of common stock underlying the 2006 Warrant, (b) 933,145 shares of common stock issued to the selling stockholder on October 28, 2009, (c) 86,522 shares of common stock currently exercisable by the selling stockholder under the Series I Warrant (due to the contractual limitations on the warrant’s exercise, the remaining 3,380,334 shares issuable under the Series I Warrant are not currently exercisable) and (d) 87,111 shares of Common Stock owned by Merrill Lynch, Pierce, Fenner & Smith, Inc., or MLPFS, as of October 28, 2009. As the ultimate parent holding company of both Merrill Lynch PCG, Inc., and MLPFS, Bank of America Corporation may be deemed to beneficially own the shares held by each such entity.

(2)	On October 28, 2009, the selling stockholder exchanged $160.9 million of Old PIK Notes for approximately $80.4 million of New PIK Notes, 933,145 shares of our common stock and the Series I Warrant.

(3)	Represents (a) 933,145 shares of common stock, (b) 2,168,362 shares of common stock underlying the Series I Warrant, to be exercised prior to the closing of this offering and (c) 724,581 shares of common stock underlying the Series I Warrant, to be exercised in connection with the closing of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion describes the material U.S. federal income tax consequences relevant to a non-U.S. holder’s (as defined below) purchase, ownership and disposition of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this offering. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of a non-U.S. holder’s purchase, ownership or disposition of our common stock or that any such position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock in this offering and who hold our common stock as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), persons subject to the alternative minimum tax, tax-exempt organizations and persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

Definition of Non-U.S. Holder

As used in this discussion, a “non-U.S. holder” is a beneficial owner of our common stock who is an individual, corporation, estate or trust for U.S. federal income tax purposes and who is not treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and validly elected to continue to be so treated.

If any entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of our common stock.

This discussion assumes that a non-U.S. holder will not hold our common stock in a manner that would subject the non-U.S. holder to the newly-enacted withholding tax discussed below under “New legislation relating to foreign accounts.”

Distributions on our Common Stock

Distributions of cash on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock (which may be required to be determined on a share-by-share basis), but not below zero. Any remaining excess will be treated as capital gain from the sale of property.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected to the holder’s conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or a lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying the holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with the holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of the dividends.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the holder were a resident of the United States, unless the holder is entitled to the benefits of a tax treaty that provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such dividends. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock (the “applicable period”).

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such gain. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses.

With respect to the third bullet point above, we believe we currently are not and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will constitute a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than five percent of our common stock at some time during the applicable period. Any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to the holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, currently at a rate of 28%, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status (typically, by providing a valid IRS Form W-8BEN or W-8ECI) or an exemption is otherwise established.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock made by or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in the partnership or (2) it is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status (such as by providing a valid IRS Form W-8BEN or W-8ECI) or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and satisfies certain other requirements. Prospective investors should consult their tax advisors regarding this legislation.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Stephens Inc.

Total	3,826,088

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us. We have also agreed to reimburse up to $200,000 of legal expenses of the Selling Stockholder.

Overallotment Option

The selling stockholder has granted an option to the underwriters to purchase up to 573,913 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholder, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 75 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NYSE Amex

The shares are listed on the NYSE Amex under the symbol “LBY.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE Amex, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, is the selling stockholder and will receive all of the net proceeds from this offering and is therefore deemed to have a “conflict of interest” within the meaning of NASD Rule 2720 of FINRA. We have also agreed to reimburse up to $200,000 of legal expenses of the selling stockholder in connection with this offering. After giving effect to this offering, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, collectively, are expected to own approximately 6% of our common stock. Because an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is receiving the net proceeds of this offering, the offering will be conducted in accordance with NASD Rule 2720. However, because there is a “bona fide public market,” as defined in Rule 2720, for our common stock, Rule 2720 does not require that there be a “qualified independent underwriter,” as defined in Rule 2720, with respect to this offering. To comply with Rule 2720, Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Other Relationships

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders and/or agents under our amended and restated ABL Facility. In addition, the underwriters and their affiliates may from time to time hold long and short positions in the 10.0% Senior Secured Notes of Libbey Glass Inc. due 2015 for their own accounts or for the accounts of customers. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplemt (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incoroprated for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The shares to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

CONFLICTS OF INTEREST

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, is the selling stockholder and will receive all of the net proceeds from this offering and is therefore deemed to have a “conflict of interest” within the meaning of NASD Rule 2720 of FINRA. We have also agreed to reimburse up to $200,000 of legal expenses of the selling stockholder in connection with this offering. After giving effect to this offering, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, collectively, are expected to own approximately 6% of our common stock.

This offering is being conducted in accordance with NASD Rule 2720, as administered by FINRA. However, because there is a “bona fide public market”, as defined in Rule 2720, for our common stock, Rule 2720 does not require that there be a “qualified independent underwriter,” as defined in Rule 2720, with respect to this offering. To comply with Rule 2720, Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

LEGAL MATTERS

The validity of the shares offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by the law firm of Cahill Gordon & Reindel llp, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP is representing the selling stockholder.

EXPERTS

The consolidated financial statements of Libbey Inc. appearing in Libbey Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Libbey Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access certain filed documents at the SEC’s web site at www.sec.gov.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing to us or telephoning us at the address and telephone number set forth below.

Libbey Inc.
Attn: Corporate Secretary
300 Madison Avenue
Toledo, Ohio 43604
(419) 325-2100

You may also access all of the documents above and incorporated by reference into this prospectus supplement free of charge at our website www.libbey.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 15, 2010;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, filed on May 10, 2010;

•	our Quarterly Report on Form 10-Q for the three months ended June 30, 2010, filed on July 30, 2010

•	our Current Reports on Form 8-K filed on February 12, 2010, April 23, 2010, May 11, 2010 and June 10, 2010 (Acc-no: 950123-10-057106); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 31, 2009 including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Libbey Inc.

We have audited the accompanying consolidated balance sheets of Libbey Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Libbey Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Libbey Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2010 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Toledo, Ohio
March 15, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Libbey Inc.

We have audited Libbey Inc.’s internal control over financial reporting as of December 31, 2009 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Libbey Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Libbey Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Libbey Inc. as of December 31, 2009 and 2008, and the related consolidated results of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2009 and our report dated March 15, 2010 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Toledo, Ohio
March 15, 2010

LIBBEY INC.

CONSOLIDATED BALANCE SHEETS

December 31,	Footnote Reference	2009	2008
	Dollars in thousands, except per-share amounts

ASSETS
Current assets:
Cash & cash equivalents		$55,089	$13,304
Accounts receivable—net	(note 3)	82,424	76,072
Inventories—net	(note 3)	144,015	185,242
Prepaid and other current assets	(notes 3 & 8)	11,783	17,167

Total current assets		293,311	291,785
Other assets:
Pension asset	(note 9)	9,454	9,351
Purchased intangible assets—net	(notes 4 & 7)	24,861	26,121
Goodwill	(notes 4 & 7)	168,320	166,736
Other assets	(note 3)	8,854	12,714

Total other assets		211,489	214,922
Property, plant, and equipment—net	(notes 5 & 7)	290,013	314,847

Total assets		$794,813	$821,554

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Notes payable	(note 6)	$672	$3,284
Accounts payable		58,838	54,428
Salaries and wages		34,064	22,597
Accrued liabilities	(note 3)	35,699	39,675
Accrued special charges	(note 7)	1,016	4,248
Pension liability (current portion)	(note 9)	1,984	1,778
Nonpension postretirement benefits (current portion)	(note 10)	4,363	4,684
Derivative liability	(notes 13 & 15)	3,346	17,936
Deferred income taxes	(note 8)	3,559	1,279
Long-term debt due within one year	(note 6)	9,843	1,117

Total current liabilities		153,384	151,026
Long-term debt	(note 6)	504,724	545,856
Pension liability	(note 9)	119,727	109,505
Nonpension postretirement benefits	(note 10)	64,780	57,197
Deferred income taxes	(note 8)	6,226	3,648
Other long-term liabilities	(notes 3, 13 & 15)	12,879	12,211

Total liabilities		861,720	879,443
Stockholders’ deficit:
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,697,630 shares issued in 2009(18,697,630 shares issued in 2008)		187	187
Capital in excess of par value (includes warrants of $15,560 and $1,034 in 2009 and 2008, and 3,952,165 shares and 485,309 shares in 2009 and 2008, respectively)		324,272	309,275
Treasury stock, at cost, 2,599,769 shares in 2009 (3,967,486 shares in 2008)		(70,298)	(106,411)
Retained deficit		(205,344)	(145,154)
Accumulated other comprehensive loss	(note 14)	(115,724)	(115,786)

Total shareholders’ deficit		(66,907)	(57,889)

Total liabilities and shareholders’ deficit		$794,813	$821,554

See accompanying notes

LIBBEY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31,	Footnote Reference	2009	2008	2007
	Dollars in thousands, except per-share amounts

Net sales	(note 2)	$748,635	$810,207	$814,160
Freight billed to customers		1,605	2,422	2,207

Total revenues		750,240	812,629	816,367
Cost of sales	(notes 2 & 7)	617,095	703,292	658,698

Gross profit		133,145	109,337	157,669
Selling, general and administrative expenses		94,900	88,451	91,568
Impairment of goodwill	(note 7)	—	9,434	—
Special charges	(note 7)	1,631	17,000	—

Income (loss) from operations		36,614	(5,548)	66,101
Other income	(notes 7 & 17)	4,053	1,119	8,778

Earnings (loss) before interest and income taxes		40,667	(4,429)	74,879
Interest expense	(note 6)	66,705	69,720	65,888

(Loss) income before income taxes		(26,038)	(74,149)	8,991
Provision for income taxes	(note 8)	2,750	6,314	11,298

Net loss		$(28,788)	$(80,463)	$(2,307)

Net loss per share:
Basic	(note 11)	$(1.90)	$(5.48)	$(0.16)

Diluted	(note 11)	$(1.90)	$(5.48)	$(0.16)

Weighted average shares:
Outstanding	(note 11)	15,149	14,672	14,472

Diluted	(note 11)	15,149	14,672	14,472

See accompanying notes

LIBBEY INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

					Accumulated
					Other
	Common	Capital in	Treasury		Comprehensive
	Stock	Excess of	Stock	Retained	Loss
	Amount (1)	par Value	Amount (1)	Deficit	(Note 14)	Total
	Dollars in thousands, except per-share amounts

Balance December 31, 2006	$187	$303,381	$(129,427)	$(40,282)	$(46,009)	$87,850
Comprehensive income:
Net loss				(2,307)		(2,307)
Effect of derivatives—net of tax					(3,224)	(3,224)
Pension and other postretirement benefit adjustments—net of tax (notes 9 and 10)					(2,956)	(2,956)
Effect of exchange rate fluctuation					9,712	9,712

Total comprehensive income (note 14)						1,225
Stock options exercised		88				88
Income tax benefit on stock options		20				20
Stock compensation expense (note 12)		3,385				3,385
Stock issued from treasury			18,647	(16,654)		1,993
Dividends—$0.10 per share				(1,446)		(1,446)

Balance December 31, 2007	187	306,874	(110,780)	(60,689)	(42,477)	93,115

Comprehensive loss:
Net loss				(80,463)		(80,463)
Effect of derivatives—net of tax					(10,300)	(10,300)
Pension and other postretirement benefit adjustments—net of tax (notes 9 and 10)					(58,607)	(58,607)
Effect of exchange rate fluctuation					(4,402)	(4,402)

Total comprehensive loss (note 14)						(153,772)
Stock compensation expense (note 12)		3,466				3,466
Stock issued from treasury		(1,065)	4,369	(2,536)		768
Dividends—$0.10 per share				(1,466)		(1,466)

Balance December 31, 2008	187	309,275	(106,411)	(145,154)	(115,786)	(57,889)

Comprehensive loss:
Net loss				(28,788)		(28,788)
Effect of derivatives—net of tax					12,440	12,440
Pension and other postretirement benefit adjustments—net of tax (notes 9 and 10)					(13,479)	(13,479)
Effect of exchange rate fluctuation					1,101	1,101

Total comprehensive loss (note 14)						(28,726)
Stock compensation expense (note 12)		2,419				2,419
Equity issuance costs (note 6)		(1,800)				(1,800)
Stock issued from treasury		(148)	36,113	(31,402)		4,563
Issuance of warrants (note 6)		14,526				14,526

Balance December 31, 2009	$187	$324,272	$(70,298)	$(205,344)	$(115,724)	$(66,907)

(1)	Share amounts are as follows:

	Common Stock	Treasury
	Shares	Stock Shares	Total

Balance December 31, 2006	18,689,710	4,358,175	14,331,535
Stock options exercised	7,920	—	7,920
Stock issued from treasury	—	(225,101)	225,101

Balance December 31, 2007	18,697,630	4,133,074	14,564,556
Stock issued from treasury	—	(165,588)	165,588

Balance December 31, 2008	18,697,630	3,967,486	14,730,144
Stock issued from treasury	—	(1,367,717)	1,367,717

Balance December 31, 2009	18,697,630	2,599,769	16,097,861

See accompanying notes

LIBBEY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,	Footnote Reference	2009	2008	2007
	Dollars in thousands

Operating activities:
Net loss		$(28,788)	$(80,463)	$(2,307)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	(notes 4 & 5)	43,166	44,430	41,572
Loss (gain) on sale of assets		323	101	(4,923)
Change in accounts receivable		(6,430)	16,518	3,951
Change in inventories		40,834	(2,027)	(22,949)
Change in accounts payable		3,980	(19,460)	5,726
PIK interest	(note 6)	11,916	21,249	18,217
Income taxes	(note 8)	(93)	9,275	10,271
Special charges	(note 7)	(1,728)	46,326	(920)
Change in Vitro payable	(note 4)	—	(19,575)	—
Pension and postretirement	(notes 9 & 10)	5,331	(18,604)	(3,061)
Accrued interest and amortization of discounts, warrants and financing fees		12,945	4,165	4,578
Accrued liabilities and prepaid expenses		14,768	(6,634)	(2,004)
Other operating activities		5,924	3,659	3,306

Net cash provided by (used in) operating activities		102,148	(1,040)	51,457
Investing activities:
Additions to property, plant and equipment		(17,005)	(45,717)	(43,121)
Proceeds from asset sales and other		265	117	8,213

Net cash used in investing activities		(16,740)	(45,600)	(34,908)
Financing activities:
Net borrowings/(repayments) on ABL credit facility	(note 6)	(34,169)	28,693	(41,122)
Other repayments	(note 6)	(5,225)	(1,399)	(155)
Other borrowings	(note 6)	—	—	20,427
Debt financing fees	(note 6)	(4,171)	—	(219)
Stock options exercised	(note 12)	—	—	108
Dividends paid		—	(1,466)	(1,446)

Net cash (used in) provided by financing activities		(43,565)	25,828	(22,407)

Effect of exchange rate fluctuations on cash		(58)	(2,423)	631

Increase (decrease) in cash		41,785	(23,235)	(5,227)
Cash & equivalents at beginning of year		13,304	36,539	41,766

Cash & equivalents at end of year		$55,089	$13,304	$36,539

Supplemental disclosure of cash flows information:
Cash paid during the year for interest		$39,221	$42,888	$43,340

Cash paid (refunded) during the year for income taxes		$3,133	$(2,276)	$(6,128)

Supplemental disclosure of non-cash financing activities:

On October 28, 2009, we issued notes to an investor for approximately $80.4 million, along with 933,145 shares of company stock and warrants to purchase an additional 3,466,856 shares of company stock at $0.01 per share, in exchange for existing notes with a balance of approximately $160.9 million. See note 6 for additional information regarding this transaction.

See accompanying notes

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Business

Libbey is the leading producer of glass tableware products in the Western Hemisphere, in addition to supplying to key markets throughout the world. We produce glass tableware in five countries and sell to customers in over 100 countries. We have the largest manufacturing, distribution and service network among glass tableware manufacturers in the Western Hemisphere and are one of the largest glass tableware manufacturers in the world. We design and market an extensive line of high-quality glass tableware, ceramic dinnerware, metal flatware, hollowware and serveware, and plastic items to a broad group of customers in the foodservice, retail and business-to-business markets. We own and operate two glass tableware manufacturing plants in the United States as well as glass tableware manufacturing plants in the Netherlands, Portugal, China and Mexico. We also own and operate a plastics plant in Wisconsin. Prior to April 2009, we owned and operated a ceramic dinnerware plant in New York (see note 7 on closure effective April, 2009). In addition, we import products from overseas in order to complement our line of manufactured items. The combination of manufacturing and procurement allows us to compete in the global tableware market by offering an extensive product line at competitive prices.

2.	Significant Accounting Policies

Basis of Presentation  The Consolidated Financial Statements include Libbey Inc. and its majority-owned subsidiaries (collectively, Libbey or the Company). Our fiscal year end is December 31st. All material intercompany accounts and transactions have been eliminated. The preparation of financial statements and related disclosures in conformity with United States generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from management’s estimates.

Consolidated Statements of Operations  Net sales in our Consolidated Statements of Operations include revenue earned when products are shipped and title and risk of loss have passed to the customer. Revenue is recorded net of returns, discounts and incentives offered to customers. Cost of sales includes costs to manufacture and/or purchase products, warehouse, shipping and delivery costs, royalty expense and other costs.

Revenue Recognition  Revenue is recognized when products are shipped and title and risk of loss have passed to the customer. Revenue is recorded net of returns, discounts and incentives offered to customers. We estimate returns, discounts and incentives at the time of sale based on the terms of the agreements, historical experience and forecasted sales. We continually evaluate the adequacy of these methods used to estimate returns, discounts and incentives.

Cash and cash equivalents  The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with various financial institutions.

Accounts Receivable and Allowance for Doubtful Accounts  We record trade receivables when revenue is recorded in accordance with our revenue recognition policy and relieve accounts receivable when payments are received from customers. The allowance for doubtful accounts is established through charges to the provision for bad debts. We regularly evaluate the adequacy of the allowance for doubtful accounts based on historical trends in collections and write-offs, our judgment as to the probability of collecting accounts and our evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

when the debt is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Inventory Valuation  Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) method was used for our domestic glass inventories, which represented 35.5 percent and 33.3 percent of our total inventories in 2009 and 2008, respectively. The remaining inventories are valued using either the first-in, first-out (FIFO) or average cost method. For those inventories valued on the LIFO method, the excess of FIFO cost over LIFO, was $16.5 million and $18.3 million for 2009 and 2008, respectively.

Purchased Intangible Assets and Goodwill  FASB ASC Topic 350—“Intangibles-Goodwill and other” (“FASB ASC 350”) (formerly Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”)), requires goodwill and purchased indefinite life intangible assets to be reviewed for impairment annually, or more frequently if impairment indicators arise. Intangible assets with lives restricted by contractual, legal or other means will continue to be amortized over their useful lives. As of October 1st of each year, we update our separate impairment evaluations for both goodwill and indefinite life intangible assets. In 2009 and 2008, our October 1st assessment did not indicate any impairment of goodwill or indefinite life intangibles. There were also no indicators of impairment at December 31, 2009. However, in the fourth quarter of 2008, we identified certain indicators of impairment and we updated our review as of December 31, 2008. Our December 31, 2008 assessment resulted in an impairment of goodwill and purchased intangible assets of $11.9 million in our International segment and $0.3 million related to our Syracuse China subsidiary. For further disclosure on goodwill and intangibles, see note 4.

Software  We account for software in accordance with FASB ASC 350, (formerly Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”). Software represents the costs of internally developed and purchased software packages for internal use. Capitalized costs include software packages, installation and/or internal labor costs. These costs generally are amortized over a five-year period.

Property, Plant and Equipment  Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 14 years for equipment and furnishings and 10 to 40 years for buildings and improvements. Maintenance and repairs are expensed as incurred.

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Due to the announcement of our closure of our Syracuse China manufacturing facility and our Mira Loma distribution center, we wrote down the values of certain assets to fair value in 2008. See note 7 for further disclosure.

Self-Insurance Reserves  Self-Insurance reserves reflect the estimated liability for group health and workers’ compensation claims not covered by third-party insurance. We accrue estimated losses based on actuarial models and assumptions as well as our historical loss experience. Workers’ compensation accruals are recorded at the estimated ultimate payout amounts based on individual case estimates. In addition, we record estimates of incurred-but-not-reported losses based on actuarial models.

Pension and Nonpension Postretirement Benefits  We account for pension and nonpension postretirement benefits in accordance with FASB ASC Topic 758—“Compensation-Retirement Plans” (“FASB

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

ASC 758”) (formerly SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 R (effective December 31, 2006)). FASB ASC 758 requires recognition of the over-funded or under-funded status of pension and other postretirement benefit plans on the balance sheet. Under FASB ASC 758, gains and losses, prior service costs and credits and any remaining prior transaction amounts that have not yet been recognized through net periodic benefit cost are recognized in accumulated other comprehensive income, net of tax effect where appropriate.

The U.S. pension plans cover most hourly U.S.-based employees (excluding new hires at Shreveport after 2008) and those salaried U.S.-based employees hired before January 1, 2006. The non-U.S. pension plans cover the employees of our wholly-owned subsidiaries Royal Leerdam, located in the Netherlands, and Crisa, located in Mexico, and our Canadian employees. For further discussion see note 9.

We also provide certain postretirement health care and life insurance benefits covering substantially all U.S. and Canadian salaried and non-union hourly employees hired before January 1, 2004 and a majority of our union hourly employees. Employees are generally eligible for benefits upon reaching a certain age and completion of a specified number of years of creditable service. Benefits for most hourly retirees are determined by collective bargaining. Under a cross-indemnity agreement, Owens-Illinois, Inc. assumed liability for the nonpension postretirement benefit of our retirees who had retired as of June 24, 1993. Therefore, the benefits related to these retirees are not included in our liability. For further discussion see note 10.

Income Taxes  Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. FASB ASC Topic 740, “Income Taxes” (“FASB ASC 740”) (formerly FAS No. 109, “Accounting for Income Taxes”), requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States and China, we have recorded a full valuation allowance against our deferred income tax assets. In addition, partial valuation allowances have been recorded in the Netherlands, Portugal and Mexico.

Derivatives  We account for derivatives in accordance with FASB ASC Topic 815 “Derivatives and Hedging” (“FASB ASC 815”) (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138). We hold derivative financial instruments to hedge certain of our interest rate risks associated with long-term debt, commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with occasional transactions denominated in a currency other than the U.S. dollar. These derivatives (except for the foreign currency contracts and some natural gas contracts at Syracuse China) qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. While we intend to continue to meet the conditions for hedge accounting, if hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings. See additional discussion at note 13.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Foreign Currency Translation  Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income. Income and expense accounts are translated at average exchange rates during the year. The effect of exchange rate changes on transactions denominated in currencies other than the functional currency is recorded in other income.

Stock-Based Compensation Expense  We account for stock-based compensation expense in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) and FASB ASC Topic 505-50 “Equity based payment to non-employees” (“FASB ASC 505-50”) (formerly SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R)), which requires share-based compensation transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. Share-based compensation cost is measured based on the fair value of the equity instruments issued. FASB ASC 718 and FASB ASC 505-50 apply to all of our outstanding unvested share-based payment awards. The impact of applying the provisions of FASBASC 718 and FASB ASC 505-50 was a pre-tax charge of $2.4 million, $3.5 million and $3.4 million, respectively for 2009, 2008 and 2007. See note 12 for additional information.

Research and Development  Research and development costs are charged to selling, general and administrative expense in the Consolidated Statements of Operations when incurred. Expenses for 2009, 2008 and 2007, respectively, were $2.0 million, $1.7 million and $1.5 million.

Advertising Costs  We expense all advertising costs as incurred, and the amounts were immaterial for all periods presented.

Computation of Income Per Share of Common Stock  Basic net income per share of common stock is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income per share of common stock is computed using the weighted average number of shares of common stock outstanding and dilutive potential common share equivalents during the period.

Treasury Stock  Treasury stock purchases are recorded at cost. During 2009, 2008 and 2007, we did not purchase any treasury stock. During 2009, 2008, and 2007, we issued 1,367,717, 165,588 and 225,101 shares from treasury stock at an average cost of $26.40, $26.39, and $28.68 respectively. The increase in issued shares from treasury stock in 2009 was for common stock given to the PIK Notes holder in the October 2009 debt exchange. See note 6.

Reclassifications  Certain amounts in prior years’ financial statements have been reclassified to conform to the presentation used in the year ended December 31, 2009.

New Accounting Standards

On July 1, 2009 the FASB Accounting Standards Codificationtm (“FASB ASC”) became the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The Codification is not intended to change U.S. GAAP; instead, it reorganized the various U.S. GAAP pronouncements into approximately 90 accounting Topics, and displays all Topics using a consistent structure. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Accordingly, in our discussion of New Accounting Standards below, we have incorporated references to the Codification Topics. For further discussion of the Codification, see the discussion of SFAS No. 168 below.

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In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. This statement clarifies how to measure fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,” (“FSP157-2”) which delayed until January 1, 2009 the effective date of SFAS 157 for nonfinancial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB issued FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset is Not Active” (“FSP 157-3”), which clarifies the application of SFAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. FSP 157-3 was effective upon issuance. We adopted SFAS 157 as of January 1, 2008, but had not applied it to non-recurring, nonfinancial assets and liabilities. The adoption of SFAS 157 and its related FSP’s (FSP 157-2 and FSP 157-3) had no impact on our consolidated results of operations and financial condition. We adopted SFAS 157 for nonfinancial assets and liabilities as of January 1, 2009. The adoption of SFAS 157 for nonfinancial assets and liabilities did not have a material impact on our Consolidated Financial Statements. See notes 6, 13, and 15 of the Consolidated Financial Statements for additional information. The requirements of SFAS No. 157 and its related FSP’s have been incorporated primarily into FASB ASC 820, “Fair Value Measurements and Disclosures.”

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which changes the accounting and reporting standards for the noncontrolling interests in a subsidiary in consolidated financial statements. SFAS 160 recharacterizes minority interests as noncontrolling interests and requires noncontrolling interests to be classified as a component of shareholders equity. We adopted SFAS 160 as of January 1, 2009. The adoption of SFAS 160 did not have any impact on our Consolidated Financial Statements as we currently do not have any noncontrolling interests. The requirements of SFAS 160 have been incorporated primarily into FASB ASC 810, “Consolidation.”

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS 161 was effective for Libbey on January 1, 2009. Since SFAS 161 only requires additional disclosures, adoption of this statement did not have a material impact on our Consolidated Financial Statements. See note 13 of the Consolidated Financial Statements for additional information. The requirements of SFAS No. 161 have been incorporated primarily into FASB ASC 815, “Derivatives and Hedging”.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” FSP 142-3 was effective for Libbey on January 1, 2009. The adoption of FSP 142-3 did not have a material impact on our Consolidated Financial Statements. The requirements of FSP 142-3 have been incorporated primarily into FASB ASC 350-30, “Intangibles—Goodwill and Other—General Intangibles Other than Goodwill.”

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity

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should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 was effective for Libbey on January 1, 2009. The adoption of EITF 07-5 did not have any impact on our Consolidated Financial Statements. The requirements of EITF 07-5 have been incorporated primarily into FASB ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity.”

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (“FSP 03-6-1”). FSP 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” FSP 03-6-1 was effective for Libbey on January 1, 2009, and requires that all prior period EPS data is adjusted retrospectively. The adoption of FSP 03-6-1 did not have a material impact on our Consolidated Financial Statements. The requirements of FSP 03-6-1 have been incorporated primarily into FASB ASC 260, “Earnings Per Share.”

In December 2008, the FASB issued FASB Staff Position 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP 132(R)-1”). FSP 132(R)-1 amends FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP 132(R)-1 is effective for Libbey for the year ended December 31, 2009. The provisions of FSP 132(R)-1, required increased disclosures in the financial statements related to the assets of our pension and other postretirement benefit plans. See notes 9 and 10 of the Consolidated Financial Statements for additional information. The requirements of FSP 132(R)-1 have been incorporated primarily into FASB ASC 715-20, “Compensation—Retirement Benefits.”

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 was effective for interim or annual financial periods ending after June 15, 2009. In accordance with SFAS 165, we have evaluated and, as necessary, made changes to these Consolidated Financial Statements for the events. As documented in our filing on Form 8-K on February 8, 2010, we announced the issuance of $400 million of senior secured notes in a private placement, and the related repurchase and redemption of certain notes in our debt portfolio. This is considered a nonrecognized subsequent event, meaning that we have provided disclosure of the event, but have not recognized the transaction in the financial statements. Please see notes 6 and 20 of the Consolidated Financial Statements for further discussion of this subsequent event. The requirements of SFAS 165 have been incorporated primarily into FASB ASC 855, “Subsequent Events.” In February, 2010, the FASB issued Accounting Standards Update 2010-09—“Subsequent Events” which removed the requirement to disclose the date through which subsequent events had been considered for disclosure. This update was effective upon issuance.

In June 2009 the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (“SFAS 168”). The objective of SFAS 168 is to replace SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”) and to establish the FASB Accounting Standards Codificationtm (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All previous existing accounting standards are superseded by the Codification as described in SFAS 168. All other accounting literature not included in the Codification is non-authoritative. SFAS 168 was effective for Libbey in the third quarter of 2009. The adoption of SFAS 168 did not have a material impact on our Consolidated Financial Statements. The first update of the Codification was Accounting Standards Update (ASU) 2009-01, issued in June, 2009. ASU 2009-01 amended the Codification to include the guidance of SFAS 168 in its entirety.

In August 2009, the FASB issued Accounting Standards Update 2009-5 “Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value (“ASU 2009-5.”) The objective of ASU 2009-5 is to provide clarification for the determination of fair value of liabilities in circumstances in which a quoted price in an active market for the identical liability is not available. The amendments in this update apply to all entities that measure liabilities at fair value within the scope of Topic 820. The adoption of ASU 2009-5 did not have a material impact on our Consolidated Financial Statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06 “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures regarding the amounts transferring between the various Levels within the fair value hierarchy, and increased disclosures regarding the activities impacting the balance of items classified in Level 3 of the fair value hierarchy. In addition, ASU 2010-06 clarifies increases in existing disclosure requirements for classes of assets and liabilities carried at fair value, and regarding the inputs and valuation techniques used to arrive at the fair value measurements for items classified as Level 2 or Level 3 in the fair value hierarchy. The new disclosure requirements of ASU 2010-06 are effective for Libbey in the first quarter of 2010, except for certain disclosures regarding the activities within Level 3 fair value measurements, which are effective for Libbey in the first quarter of 2011. As this Standards Update only requires additional disclosures, we do not expect the adoption of ASU 2010-06 to have a material impact on our Consolidated Financial Statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

3.	Balance Sheet Details

The following tables provide detail of selected balance sheet items:

	December 31,
	2009	2008

Accounts receivable:
Trade receivables	$81,032	$74,393
Other receivables	1,392	1,679

Total accounts receivable, less allowances of $7,457 and $10,479	$82,424	$76,072

Inventories:
Finished goods	$126,651	$163,817
Work in process	1,255	2,805
Raw materials	4,408	5,748
Repair parts	9,933	10,271
Operating supplies	1,768	2,601

Total inventories, less allowances of $4,528 and $6,582	$144,015	$185,242

Prepaid and other current assets:
Value added tax	$4,946	$8,883
Other prepaid expenses	6,362	5,982
Refundable and prepaid income taxes	475	2,302

Total prepaid and other current assets	$11,783	$17,167

Other assets:
Deposits	$583	$43
Finance fees—net of amortization	4,056	8,183
Other	4,215	4,488

Total other assets	$8,854	$12,714

Accrued liabilities:
Accrued incentives	$13,790	$12,760
Workers compensation	8,834	9,384
Medical liabilities	2,948	2,736
Interest	1,998	4,575
Commissions payable	1,134	1,135
Other accrued liabilities	6,995	9,085

Total accrued liabilities	$35,699	$39,675

Other long-term liabilities:
Derivative liability	$2,061	$3,693
Deferred liability	3,350	1,566
Other	7,468	6,952

Total other long-term liabilities	$12,879	$12,211

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

4.	Purchased Intangible Assets and Goodwill

Purchased Intangibles

Changes in purchased intangibles balances are as follows:

	2009	2008

Beginning balance	$26,121	$30,731
Impairment	—	(2,756)
Amortization	(1,367)	(1,344)
Foreign currency impact	107	(510)

Ending balance	$24,861	$26,121

Purchased intangible assets are composed of the following:

December 31,	2009	2008

Indefinite life intangible assets	$13,094	$13,056
Definite life intangible assets, net of accumulated amortization of $10,988 and $9,600	11,767	13,065

Total	$24,861	$26,121

Amortization expense for definite life intangible assets was $1.4 million, $1.3 million and $1.7 million for years 2009, 2008 and 2007, respectively.

Indefinite life intangible assets are composed of trade names and trademarks that have an indefinite life and are therefore individually tested for impairment on an annual basis, or more frequently in certain circumstances where impairment indicators arise, in accordance with FASB ASC 350 (formerly SFAS No. 142). Our measurement date for impairment testing is October 1st of each year. When performing our test for impairment of individual indefinite life intangible assets, we use a relief from royalty method to determine the fair market value that is compared to the carrying value of the indefinite life intangible asset. The inputs used for this analysis would be considered as Level 3 inputs in the fair value hierarchy. See note 15 for further discussion of the fair value hierarchy. Our October 1st review for 2009 and 2008 did not indicate impairment of our indefinite life intangible assets. There were also no indicators of impairment at December 31, 2009. As of December 31, 2008, we performed another impairment test as the severe global economic downturn during the final quarter of 2008 represented a significant adverse condition in our business environment, which was an indicator of impairment. As a result of this analysis, we concluded that intangibles of $2.5 million associated with our International segment were impaired. We also announced in December, 2008 that our Syracuse China manufacturing facility would be shut down by early April, 2009. This was an indicator of impairment for the Syracuse China reporting unit (part of our North American Other segment), and, based on our analysis, we concluded that intangibles of $0.3 million were impaired. These impairment charges for 2008 were included in Special charges on the Consolidated Statement of Operations.

The definite life intangible assets primarily consist of technical assistance agreements, noncompete agreements, customer relationships and patents. The definite life assets are generally amortized over a period ranging from 3 to 20 years. The weighted average remaining life on the definite life intangible assets is 8.8 years at December 31, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Future estimated amortization expense of definite life intangible assets is as follows:

2010	2011	2012	2013	2014

$1,344	$1,206	$1,089	$1,089	$1,089

Goodwill

Changes in goodwill balances are as follows:

	2009				2008
	North	North			North	North
	American	American			American	American
	Glass	Other	International	Total	Glass	Other	International	Total

Beginning balance	$152,419	$14,317	$—	$166,736	$153,239	$14,317	$9,804	$177,360
Impairment	—	—	—	—	—	—	(9,434)	(9,434)
Other	1,584	—	—	1,584	(820)	—	—	(820)
Foreign currency impact	—	—	—	—	—	—	(370)	(370)

Ending balance	$154,003	$14,317	$—	$168,320	$152,419	$14,317	$—	$166,736

Other, in the table above, relates to income tax adjustments affecting the fair value of assets acquired and liabilities assumed related to the Crisa acquisition.

Goodwill impairment tests are completed for each reporting unit on an annual basis, or more frequently in certain circumstances where impairment indicators arise. The inputs used for this analysis would be considered as Level 3 inputs in the fair value hierarchy. See note 15 for further discussion of the fair value hierarchy. When performing our test for impairment, we use the market approach, which includes a discounted cash flow analysis, incorporating the weighted average cost of capital of a hypothetical third party buyer to compute the fair value of each reporting unit. The fair value is then compared to the carrying value. To the extent that fair value exceeds the carrying value, no impairment exists. However, to the extent the carrying value exceeds the fair value, we compare the implied fair value of goodwill to its book value to determine if an impairment should be recorded. Our annual review was performed as of October 1st for each year presented, and our review for 2009 and 2008 did not indicate an impairment of goodwill. There were also no indicators of impairment at December 31, 2009. However, the severe global economic downturn during the later part of the fourth quarter of 2008 represented a significant adverse change in our business environment, which was considered an indicator of impairment. An updated goodwill impairment analysis was performed as of December 31, 2008. As a result of this analysis, goodwill impairment of $9.4 million was recorded in 2008 in our International operations, and was included in Impairment of goodwill on the Consolidated Statement of Operations. This has been our only goodwill impairment in the International segment. We have recorded no accumulated goodwill impairment in our North American Glass segment since this company’s inception in 1993. The total accumulated goodwill impairment in our North American Other segment is $5.4 million, related to the impairment of goodwill at Syracuse China in 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

5.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

December 31,	2009	2008

Land	$22,632	$23,748
Buildings	89,863	88,965
Machinery and equipment	438,541	444,136
Furniture and fixtures	13,696	16,691
Software	20,240	21,241
Construction in progress	8,587	20,705

Gross property, plant and equipment	593,559	615,486
Less accumulated depreciation	303,546	300,639

Net property, plant and equipment	$290,013	$314,847

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 14 years for equipment and 10 to 40 years for buildings and improvements. Software consists of internally developed and purchased software packages for internal use. Capitalized costs include software packages, installation, and/or certain internal labor costs. These costs are generally amortized over a five-year period. Depreciation expense was $41.7 million, $42.9 million and $39.9 million for the years 2009, 2008, and 2007, respectively.

During 2008, we recorded $9.7 million of reductions in the carrying value of our long-lived assets in accordance with FASB ASC 360 (formerly SFAS No. 144). This charge was included in special charges on the Consolidated Statement of Operations. Under FASB ASC 360, long-lived assets are tested for recoverability if certain events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. The announcement of the closure of the Syracuse China reporting unit indicated that the carrying value of our long-lived assets may not be recoverable and we performed an impairment review. We then recorded impairment charges for property, plant and equipment to the extent the amounts by which the carrying amounts of these assets exceeded their fair values. Fair value was determined by appraisals. See note 7 for further discussion of these and other special charges.

In addition, in 2008 we wrote off certain fixed assets within our North American Glass reporting segment that had become idled and were no longer being used in our production process. A non-cash charge of $4.5 million was recorded in Cost of sales on the Consolidated Statements of Operation in 2008. See note 7 for further discussion of these special charges.

6.	Borrowings

On June 16, 2006, Libbey Glass Inc. issued $306.0 million aggregate principal amount of floating rate senior secured notes (Senior Notes) due June 1, 2011, and $102.0 million aggregate principal amount of senior subordinated secured pay-in-kind notes (Old PIK Notes), due December 1, 2011. Concurrently, Libbey Glass Inc. entered into a new $150 million Asset Based Loan facility (ABL Facility) expiring December 16, 2010. There have been significant changes to each of these debt instruments recently. On October 28, 2009, we exchanged our Old PIK Notes for senior subordinated secured notes (New PIK Notes) and additional common stock and warrants to purchase common stock of Libbey Inc. For further details of this transaction, please see the detailed discussion of the PIK Notes below. During February, 2010, in conjunction with a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

$400.0 million debt offering, we repurchased the Senior Notes, redeemed the remaining PIK Notes and amended and restated the ABL Facility. For further discussion of these transactions, see note 20 to the Consolidated Financial Statements.

Borrowings consist of the following:

	Interest		December 31,	December 31,
	Rate	Maturity Date	2009	2008

Borrowings under ABL facility	Floating	December 16, 2010	$—	$34,538
Senior notes	Floating (1)	June 1, 2011	306,000	306,000
PIK notes prior to October, 2009 exchange (Old PIK Notes) (2)(3)	16.00%	December 1, 2011	—	148,946
PIK notes after October, 2009 exchange (New PIK Notes) (3)	0.00%	June 1, 2021	80,431	—
Promissory note	6.00%	January 2010 to September 2016	1,492	1,666
Notes payable	Floating	January 2010	672	3,284
RMB loan contract	Floating	July 2012 to January 2014	36,675	36,675
RMB working capital loan	Floating	March 2010 (4)	7,335	7,335
Obligations under capital leases	Floating	May 2009	—	302
BES Euro line	Floating	December 2010 to December 2013	14,190	15,507
Other debt	Floating	September 2009	—	630

Total borrowings			446,795	554,883
Less—unamortized discounts and warrants			1,749	4,626
Plus—Carrying value in excess of principal on New PIK Notes (3)			70,193	—

Total borrowings—net			515,239	550,257
Less—current portion of borrowings			10,515	4,401

Total long-term portion of borrowings—net			$504,724	$545,856

(1)	See Interest Rate Protection Agreements below.

(2)	Additional PIK notes were issued each June 1 and December 1, commencing on December 1, 2006, to pay the semi-annual interest. During the first three years, ending on June 1, 2009, interest was payable by the issuance of additional PIK notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(3)	On October 28, 2009, we exchanged approximately $160.9 million of Old PIK Notes for approximately $80.4 million of New PIK Notes and additional common stock and warrants to purchase common stock of Libbey Inc. We recorded the New PIK Notes at their carrying value of approximately $150.6 million instead of their face value of $80.4 million.

(4)	Subsequent to December 31, 2009, the terms of the RMB working capital loan were extended. Under the new terms, the loan matures in January, 2011.

Annual maturities for all of our total borrowings (excluding the impact of item (4) above) for the next five years and beyond are as follows:

2010	2011	2012	2013	2014	Thereafter

$10,515	$309,375	$14,439	$22,552	$9,022	$80,892

ABL Facility

The ABL Facility is with a group of six banks and provides for a revolving credit and swing line facility permitting borrowings for Libbey Glass and Libbey Europe up to an aggregate of $150.0 million, with Libbey Europe’s borrowings being limited to $75.0 million. Borrowings under the ABL Facility mature December 16, 2010. Swing line borrowings are limited to $15.0 million, with swing line borrowings for Libbey Europe being limited to €7.5 million. Loans comprising each CBFR (CB Floating Rate) Borrowing, including each Swingline Loan, bear interest at the CB Floating Rate plus the Applicable Rate, and euro-denominated swing line borrowings (Eurocurrency Loans) bear interest calculated at the Netherlands swing line rate, as defined in the ABL Facility. The Applicable Rates for CBFR Loans and Eurocurrency Loans vary depending on our aggregate remaining availability. The Applicable Rates for CBFR Loans and Eurocurrency Loans were 0.0 percent and 1.75 percent, respectively, at December 31, 2009. There were no Libbey Glass or Libbey Europe borrowings under the facility at December 31, 2009. There were no Libbey Glass borrowings under the facility at December 31, 2008, while Libbey Europe had outstanding borrowings of $34.5 million at December 31, 2008. The interest rate was 5.02 percent at December 31, 2008. Interest is payable on the last day of the interest period, which can range from one month to six months.

All borrowings under the ABL Facility are secured by a first priority security interest in (i) substantially all assets of (a) Libbey Glass and (b) substantially all of Libbey Glass’s present and future direct and indirect domestic subsidiaries, (ii) (a) 100 percent of the stock of Libbey Glass, (b) 100 percent of the stock of substantially all of Libbey Glass’s present and future direct and indirect domestic subsidiaries, (c) 100 percent of the non-voting stock of substantially all of Libbey Glass’s first-tier present and future foreign subsidiaries and (d) 65 percent of the voting stock of substantially all of Libbey Glass’s first-tier present and future foreign subsidiaries, and (iii) substantially all proceeds and products of the property and assets described in clauses (i) and (ii) of this sentence. Additionally, borrowings by Libbey Europe under the ABL Facility are secured by a first priority security interest in (i) substantially all of the assets of Libbey Europe, the parent of Libbey Europe and certain of its subsidiaries, (ii) 100 percent of the stock of Libbey Europe and certain subsidiaries of Libbey Europe, and (iii) substantially all proceeds and products of the property and assets described in clauses (i) and (ii) of this sentence. Libbey pays a Commitment Fee, as defined by the ABL Facility, on the total credit provided under the Facility. The Commitment Fee varies depending on our aggregate availability. The Commitment Fee was 0.25 percent at December 31, 2009. No compensating balances are required by the Agreement. The Agreement does not require compliance with a fixed charge coverage ratio covenant, unless aggregate unused availability falls below $15.0 million. If our aggregate unused ABL availability falls below $15.0 million, the fixed charge coverage ratio requirement would be 1:10 to 1:00. The fixed charge coverage ratio is defined as earnings before interest, taxes, depreciation, amortization and minority interest (EBITDA) minus capital expenditures to fixed charges

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(EBITDA minus capital expenditures / fixed charges). Among the items included in the calculation of fixed charges are: cash interest expense, scheduled principal payments on outstanding debt and capital lease obligations, taxes paid in cash, dividends paid in cash and required cash contributions to our pension plans in excess of expense.

The borrowing base under the ABL Facility is determined by a monthly analysis of the eligible accounts receivable, inventory and fixed assets. The borrowing base is the sum of (a) 85 percent of eligible accounts receivable, (b) the lesser of (i) 85 percent of the net orderly liquidation value (NOLV) of eligible inventory, (ii) 65 percent of eligible inventory, or (iii) $75.0 million and (c) the lesser of $25.0 million and the aggregate of (i) 75 percent of the NOLV of eligible equipment and (ii) 50 percent of the fair market value of eligible real property.

The available total borrowing base is offset by real estate and ERISA reserves totaling $8.2 million and mark-to-market reserves for natural gas of $3.9 million. The ABL Facility also provides for the issuance of $30.0 million of letters of credit, which are applied against the $150.0 million limit. At December 31, 2009, we had $9.9 million in letters of credit outstanding under the ABL Facility. Remaining unused availability on the ABL Facility was $79.2 million at December 31, 2009 and $44.6 million at December 31, 2008.

We amended and restated this ABL Facility in February 2010. See note 20 for a further discussion of this subsequent event.

Senior Notes

In 2006, Libbey Glass and Libbey Inc. entered into a purchase agreement pursuant to which Libbey Glass agreed to sell $306.0 million aggregate principal amount of floating rate senior secured notes due 2011 to the initial purchasers named in a private placement. The net proceeds, after deducting a discount and the estimated expenses and fees, were approximately $289.8 million. On February 15, 2007, we exchanged $306.0 million aggregate principal amount of our floating rate senior secured notes due 2011, which were registered under the Securities Act of 1933, as amended (Senior Notes), for the notes sold in the private placement. The Senior Notes bear interest at a rate equal to six-month LIBOR plus 7.0 percent and were offered at a discount of 2 percent of face value. Interest with respect to the Senior Notes is payable semiannually on June 1 and December 1. The stated interest rate was 7.48 percent at December 31, 2009. Neither the Senior Notes nor the indenture governing them contain financial covenants.

The interest rate protection agreements previously entered into with respect to $200.0 million of debt have all matured as of December 1, 2009.

The Senior Notes are guaranteed by Libbey Inc. and all of Libbey Glass’s existing and future domestic subsidiaries that guarantee any of Libbey Glass’s debt or debt of any subsidiary guarantor (see Note 19). The Senior Notes and related guarantees have the benefit of a second-priority lien, subject to permitted liens, on collateral consisting of substantially all the tangible and intangible assets of Libbey Glass and its domestic subsidiary guarantors that secure all of the indebtedness under Libbey Glass’s ABL Facility. The Collateral does not include the assets of non-guarantor subsidiaries that secure the ABL Facility.

The Senior Notes were repurchased in February 2010, in conjunction with a $400.0 million debt offering. See note 20 for a further discussion of this subsequent event.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

PIK Notes

Concurrently with the execution of the purchase agreement with respect to the Senior Notes, Libbey Glass and Libbey Inc. entered into a purchase agreement (Unit Purchase Agreement) pursuant to which Libbey Glass agreed to sell, to a purchaser named in the private placement, units consisting of $102.0 million aggregate principal amount 16.0 percent senior subordinated secured pay-in-kind notes due 2011 (Old PIK Notes) and detachable warrants to purchase 485,309 shares of Libbey Inc. common stock (Warrants) exercisable on or after June 16, 2006 and expiring on December 1, 2011. The warrant holders do not have voting rights. The net proceeds, after deducting a discount and estimated expenses and fees, were approximately $97.0 million. The proceeds were allocated between the Warrants and the underlying debt based on their respective fair values at the time of issuance. The amount allocated to the Warrants has been recorded in capital in excess of par value, with the offset recorded as a discount on the underlying debt. Each Warrant is exercisable at $11.25. The Old PIK Notes were offered at a discount of 2 percent of face value. Interest is payable semiannually on June 1 and December 1, but during the first three years interest is payable by issuance of additional Old PIK Notes. Under the original terms and conditions, interest on the Old PIK Notes would have been payable in cash beginning on December 1, 2009. However, these terms and conditions were modified as part of the PIK Note exchange transaction which occurred in October, 2009, described in further detail below. Neither the Old PIK Notes nor the indenture governing them contain financial covenants.

The obligations of Libbey Glass under the Old PIK Notes are guaranteed by Libbey Inc. and all of Libbey Glass’s existing and future domestic subsidiaries that guarantee any of Libbey Glass’s debt or debt of any subsidiary guarantor (see note 19). The Old PIK Notes and related guarantees are senior subordinated obligations of Libbey Glass and the guarantors of the Old PIK Notes and are entitled to the benefit of a third-priority lien, subject to permitted liens, on the collateral that secures the Senior Notes.

On October 28, 2009, we entered into a transaction with Merrill Lynch PCG, Inc. (the “Investor”) to exchange the existing 16.0 percent Old PIK Notes due in December 2011, for a combination of debt and equity securities (Exchange Transaction). Pursuant to the Exchange Transaction, Old PIK Notes having an outstanding principal balance of approximately $160.9 million have been exchanged for new Senior Subordinated Secured Notes due in June 2021 (New PIK Notes) having a principal amount of approximately $80.4 million, together with common stock and warrants in Libbey Inc. Interest due under the New PIK Notes accrues at zero percent until the date (FRN Redemption Date) that is the first to occur of (a) December 10, 2010 or (b) the date on which the Senior Notes due 2011 are redeemed or paid in full. If the New PIK Notes have not been repaid in full on or before the FRN Redemption Date, interest under the New PIK Notes will accrue at the rate of 16.0 percent per annum and be payable semi-annually in cash or in additional New PIK Notes, at the option of Libbey Glass.

The New PIK Notes mature on the earlier to occur of (a) June 1, 2021 or (b) the date that is 180 days after the maturity date of any part of any debt that refinances the Senior Notes. In no event, however, will the New PIK Notes mature prior to September 1, 2011. The New PIK Notes are subordinated to the Senior Notes and secured by a third-priority lien on collateral in the same manner as the Old PIK Notes and contain covenants that are substantially similar to the Old PIK Notes. Neither the New PIK Notes nor the indenture governing them contain financial covenants.

We also issued to the Investor 933,145 shares of Libbey Inc. common stock and warrants (Series I Warrants) conveying the right to purchase, for $0.01 per share, an additional 3,466,856 shares of the Company’s common stock. The amount allocated to the Series I Warrants has been recorded in capital in excess of par value, with the offset recorded against the carrying value of the New PIK Notes. Collectively

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

this represents approximately 22.5 percent of the Company’s common stock outstanding following the Exchange Transaction.

We will issue additional warrants to the Investor if:

•	The New PIK Notes remain outstanding on the FRN Redemption Date, in which case we will issue to the Investor warrants (Series II Warrants) conveying the right to purchase, for $0.01 per share, an additional 10 percent of the Company’s common stock then outstanding (on a fully diluted basis, subject to certain exceptions).

•	The New PIK Notes remain outstanding on the 180th day, 210th day and/or 240th day after the date of issuance of the Series II Warrant (Series II Date), in which case we will issue to the Investor on the 180th, 210th and/or 240th day after the Series II Date, as applicable, additional warrants (Series III Warrants) conveying the right to purchase, for $0.01 per share, an additional 3.33 percent of the Company’s common stock outstanding (on a fully diluted basis, subject to certain exception) on the Series II Date.

The percentage of the Company’s outstanding common stock that is represented by the Series II and Series III Warrants issuable to the Investor will be reduced on a pro rata basis to the extent the principal balance of the New PIK Notes has been reduced as of the date of issuance of the warrants. All warrants issued to the Investor will expire ten years from the date of issuance. Issuance to the Investor of the Series II Warrants and Series III Warrants will be deferred if and to the extent that issuance of the Series II Warrants or Series III Warrants would cause the Investor’s beneficial ownership of the Company’s common stock to exceed 29.5 percent of the Company’s then outstanding common stock (Cap). The Investor would be required to sell down its common stock in order to receive the remaining portion of the warrants. The Investor is prohibited from attaining beneficial ownership of the Company’s common stock in excess of the Cap. These provisions are designed so that in no event will the Investor’s ownership of common stock or warrants trigger a change of control under Libbey’s existing debt and management change in control agreements. As of December 31, 2009 no Series II or Series III Warrants were issued and no accounting treatment was required.

Management evaluated the application of FASB ASC 470-50, “Modifications and Extinguishments” and FASB ASC 470-60, “Troubled Debt Restructuring by Debtors” and concluded that the Exchange Transaction constituted a troubled debt restructuring, rather than a debt modification or extinguishment. Under FASB ASC 470-60, the carrying value of the New PIK Note is $150.6 million which is comprised of the $80.4 million principal amount and an excess carrying amount of $70.2 million. $2.7 million of costs associated with the Exchange Transaction have been expensed in interest expense on the Consolidated Statements of Operations. The remainder of the costs associated with the Exchange Transaction of $1.8 million are related to the equity issued and have been recorded in capital in excess of par value on the Consolidated Balance Sheets, and also as shown in the Consolidated Statement of Shareholders’ Deficit.

On February 8, 2010, in conjunction with a $400.0 million debt offering we redeemed the New PIK Notes. We will recognize a gain of approximately $70.2 million on the difference between the carrying value and the face value in the first quarter of 2010. See note 20 for further details.

Promissory Note

In September 2001, we issued a $2.7 million promissory note in connection with the purchase of our Laredo, Texas warehouse facility. At December 31, 2009, and December 31, 2008, we had $1.5 million and

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

$1.7 million, respectively, outstanding on the promissory note. Interest with respect to the promissory note is paid monthly.

Notes Payable

We have an overdraft line of credit for a maximum of €1.1 million. The $0.7 million outstanding at December 31, 2009, was the U.S. dollar equivalent under the euro-based overdraft line and the interest rate was 5.80 percent. Interest with respect to the note payable is paid monthly.

RMB Loan Contract

On January 23, 2006, Libbey Glassware (China) Co., Ltd. (Libbey China), an indirect wholly owned subsidiary of Libbey Inc., entered into an RMB Loan Contract (RMB Loan Contract) with China Construction Bank Corporation Langfang Economic Development Area Sub-Branch (CCB). Pursuant to the RMB Loan Contract, CCB agreed to lend to Libbey China RMB 250.0 million, or the equivalent of approximately $36.7 million, for the construction of our production facility in China and the purchase of related equipment, materials and services. The loan has a term of eight years and bears interest at a variable rate as announced by the People’s Bank of China. As of the date of the initial advance under the Loan Contract, the annual interest rate was 5.51 percent, and as of December 31, 2009, the annual interest rate was 5.35 percent. As of December 31, 2009, the outstanding balance was RMB 250.0 million (approximately $36.7 million). Interest is payable quarterly. Payments of principal in the amount of RMB 30.0 million (approximately $4.4 million) and RMB 40.0 million (approximately $5.9 million) must be made on July 20, 2012, and December 20, 2012, respectively, and three payments of principal in the amount of RMB 60.0 million (approximately $8.8 million) each must be made on July 20, 2013, December 20, 2013, and January 20, 2014, respectively. The obligations of Libbey China are secured by a guarantee executed by Libbey Inc. for the benefit of CCB and a mortgage lien on the Libbey China facility.

RMB Working Capital Loan

In March 2007, Libbey China entered into a RMB 50.0 million working capital loan with CCB. The 3-year term loan has a principal payment at maturity on March 14, 2010, has a current interest rate of 5.40 percent, and is secured by a Libbey Inc. guarantee. Subsequent to December 31, 2009, the terms of the working capital loan were extended. Under the new terms, the loan matures in January, 2011. At December 31, 2009, the U.S. dollar equivalent on the line was $7.3 million. Interest is payable quarterly.

BES Euro Line

In January 2007, Crisal entered into a seven year, €11.0 million line of credit (approximately $15.8 million) with Banco Espírito Santo, S.A. (BES). The $14.2 million outstanding at December 31, 2009 was the U.S. dollar equivalent of the €9.9 million outstanding under the line at an interest rate of 3.77 percent. Payment of principal in the amount of €1.6 million (approximately $2.3 million) is due in December 2010, payment of €2.2 million (approximately $3.2 million) is due in December 2011, payment of €2.8 million (approximately $4.0 million) is due in December 2012 payment of €3.3 million (approximately $4.7 million) is due in December 2013. Interest with respect to the line is paid every six months.

Other Debt

The other debt of $0.6 million at December 31, 2008 consisted primarily of government-subsidized loans for equipment purchases at Crisal.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Fair Value of Borrowings

The fair value of the Company’s debt has been calculated based on quoted market prices for the same or similar issues. Our floating rate $306 million Senior Notes due June, 2011 had an estimated fair value of $301.4 million and $104.0 million at December 31, 2009 and December 31, 2008, respectively. The $80.4 million New PIK Notes have been held by a single holder since inception, and there is no active market from which a fair value could be derived. The value of the remainder of our debt approximates carrying value due to variable interest rates.

Capital Resources and Liquidity

Historically, cash flows generated from operations and our borrowing capacity under our ABL Facility have enabled us to meet our cash requirements, including capital expenditures and working capital requirements. As indicated in our MD&A “Discussion of 2009 vs. 2008 Cash flow”, during 2009 we generated significant free cash flow from operations. As a result, at December 31, 2009 we had no amounts outstanding under our ABL Facility, although we had $9.9 million of letters of credit issued under that facility. As a result, we had $79.2 million of unused availability remaining under the ABL Facility at December 31, 2009, as compared to $44.6 million of unused availability at December 31, 2008. In addition, we had $55.1 million of cash on hand at December 31, 2009, compared to $13.3 million of cash on hand at December 31, 2008.

On February 8, 2010, we used the proceeds of a debt offering of $400.0 million of senior secured notes due 2015, together with cash on hand, to redeem the $80.4 million face amount of New PIK Notes that were outstanding at that date and to repurchase the $306.0 million of senior secured notes due 2011. We also amended and restated our ABL Facility to, among other things, extend the maturity to 2014 and reduce the amount that we can borrow under that facility from $150.0 million to $110.0 million. In addition, effective February 25, 2010, we extended the maturity of our RMB 50 million working capital loan from March 2010 to January 2011. See note 20 to the Consolidated Financial Statements for more information regarding these subsequent events.

Based on our operating plans and current forecast expectations (including expectations that the global economy will not deteriorate further), we anticipate that our cash flows from operations and our borrowing capacity under our amended and restated ABL Facility will provide sufficient cash availability to meet our ongoing liquidity needs.

7.	Special Charges

Facility Closures

In December 2008, we announced that the Syracuse China manufacturing facility and our Mira Loma, California distribution center would be shut down in early to mid-2009 in order to reduce costs, and we accordingly recorded a pretax charge of $29.1 million in 2008. The principal components of the charge included fixed asset write-downs, inventory write-downs, and employee severance related costs for the approximately 305 employees impacted by the closures and pension and postretirement charges.

In 2008 we performed an analysis to determine the appropriate carrying value of inventory located at Syracuse China and Mira Loma. A lower of cost or market adjustment was recorded in the fourth quarter of 2008 in the amount of $9.8 million to properly state our ending inventory values. This charge was included in cost of sales on the 2008 Consolidated Statements of Operations.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In the fourth quarter of 2008, we recorded a $9.7 million reduction in the carrying value of our long-lived assets in accordance with FASB ASC 360 (formerly SFAS No. 144). Under FASB ASC 360, long-lived assets are tested for recoverability if certain events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. The announcement of the closure of the Syracuse China reporting unit indicated that the carrying value of our long-lived assets may not be recoverable and we performed an impairment review. We then recorded impairment charges, for property, plant and equipment, based upon the amounts by which the carrying amounts of these assets exceeded their fair values. Fair value was determined by appraisals. This charge was included in special charges on the 2008 Consolidated Statements of Operations.

In 2008 we recorded a charge of $9.0 million related to the announced closures for employee-related costs and other. Of this amount, $4.2 million was included in cost of sales in the 2008 Consolidated Statements of Operations for pension and non-pension postretirement welfare costs. An additional $4.8 million included primarily severance, medical benefits and outplacement services for the employees. This amount was included in special charges in the 2008 Consolidated Statements of Operations.

Further, depreciation expense was increased by $0.3 million at Syracuse in 2008 to reflect the shorter remaining life of the assets. This was recorded in cost of sales on the 2008 Consolidated Statements of Operations, in the North American Other reporting segment.

In addition, natural gas hedges in place for the Syracuse China facility were no longer deemed effective, as the forecasted transactions related to those contracts were not probable of occurring. This resulted in a charge of $0.4 million to other income on the 2008 Consolidated Statements of Operations, in the North American Other reporting segment. See note 13 for further discussion of derivatives.

In 2009 we recorded a pre-tax charge of $3.8 million related to the closures of the Syracuse China manufacturing facility and the Mira Loma, California distribution center that were announced in 2008. The principal components of the charge included building site clean up, inventory write-downs related to work-in-process and raw materials of $1.0 million net of fixed asset recoveries (net of write-downs), employee severance related costs and other of $1.7 million and pension and postretirement charges of $0.3 million. Further, depreciation expense was increased by $0.7 million at Syracuse in the first quarter of 2009 to reflect the shorter life of the remaining assets. In addition, natural gas hedges of $0.2 million for the Syracuse China facility were charged to other income on the 2009 Consolidated Statements of Operations, in the North American Other reporting segment. See note 13 for further discussion of derivatives.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes the facility closure charge in 2009 and 2008:

	December 31, 2009			December 31, 2008
	North	North		North	North
	American	American		American	American
	Glass	Other	Total	Glass	Other	Total

Inventory write-down	$—	$977	$977	$192	$9,576	$9,768
Pension & postretirement welfare	—	278	278	—	4,170	4,170
Fixed asset depreciation	—	705	705	—	261	261

Included in cost of sales	—	1,960	1,960	192	14,007	14,199
Fixed asset write-down	112	(138)	(26)	65	9,660	9,725
Employee termination cost & other	(98)	1,755	1,657	618	4,202	4,820

Included in special charges	14	1,617	1,631	683	13,862	14,545
Ineffectiveness of natural gas hedge	—	232	232	—	383	383

Included in other income	—	232	232	—	383	383

Total pretax charge	$14	$3,809	$3,823	$875	$28,252	$29,127

The following reflects the balance sheet activity related to the facility closure charge for the year ended December 31, 2009:

	Reserve					Reserve
	Balances at	Total	Cash	Inventory &		Balances at
	January 1,	Charge to	(Payments)	Fixed Asset	Non-Cash	December 31,
	2009	Earnings	Receipts	Write Downs	Utilization	2009

Inventory write-down	$—	$977	$137	$(1,114)	$—	$—
Pension & postretirement welfare	—	278	—	—	(278)	—
Fixed asset depreciation	—	705	—	—	(705)	—
Fixed asset write-down	—	(26)	444	(112)	—	306
Employee termination cost & other	4,248	1,657	(5,683)	—	488	710
Ineffectiveness of natural gas hedges	—	232	—	—	(232)	—

Total	$4,248	$3,823	$(5,102)	$(1,226)	$(727)	$1,016

The following reflects the balance sheet activity related to the facility closure charge for the year ended December 31, 2008:

	Reserve					Reserve
	Balances	Total		Inventory &		Balances at
	at January 1,	Charge to	Cash	Fixed Asset	Non-Cash	December 31,
	2008	Earnings	Payments	Write Downs	Utilization	2008

Inventory write-down	$—	$9,768	$—	$(9,768)	$—	$—
Pension & postretirement welfare	—	4,170	—	—	(4,170)	—
Fixed asset depreciation	—	261	—	—	(261)	—
Fixed asset write-down	—	9,725	—	(9,725)	—	—
Employee termination cost & other	—	4,820	(8)	—	(564)	4,248
Ineffectiveness of natural gas hedges	—	383	—	—	(383)	—

Total	$—	$29,127	$(8)	$(19,493)	$(5,378)	$4,248

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The ending balances of $1.0 million and $4.2 million for 2009 and 2008, respectively, were included in accrued special charges on the Consolidated Balance Sheets. We expect the 2009 balance to result in cash payments in 2010. These charges were recorded in the North American Other and North American Glass reporting segments in 2009.

Write-off of Finance Fees

In October 2009, we wrote off $2.7 million of finance fees incurred in connection with the exchange of the Old PIK Notes. These charges were recorded as interest expense on the Consolidated Statement of Operations and are reflected in the North American Glass reporting segment. See note 6 for further discussion.

Intangible Asset Impairment

Goodwill and intangible assets were tested for impairment in accordance with FASB ASC Topic 350 and an impairment charge was incurred in 2008 in the amount of $11.9 million for both goodwill and intangibles associated with Royal Leerdam and Crisal, which are in our International reporting segment. $9.4 million of this charge was included in impairment of goodwill and $2.5 million was recorded in special charges on the Consolidated Statements of Operations. For further discussion of goodwill and intangibles impairment, see note 4.

Fixed Asset Impairment

During 2008, we wrote down certain fixed assets within our North American Glass segment that had become idled and no longer were being used in our production process. The non-cash charge of $4.5 million was included in cost of sales on the Consolidated Statements of Operations.

Summary of Total Special Charges

The following table summarizes the special charges mentioned above and their classifications in the Consolidated Statements of Operations:

	December 31,	December 31,
	2009	2008

Cost of sales	$1,960	$18,681
Impairment of goodwill	—	9,434
Special charges	1,631	17,000
Other income	232	383
Interest expense	2,700	—

Total special charges	$6,523	$45,498

There were no special charges recorded in 2007.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

8.	Income Taxes

The provisions (benefits) for income taxes were calculated based on the following components of (loss) earnings before income taxes:

Year Ended December 31,	2009	2008	2007

United States	$(25,385)	$(79,496)	$(11,871)
Non-U.S.	(653)	5,347	20,862

Total (loss) earnings before tax	$(26,038)	$(74,149)	$8,991

The current and deferred provisions (benefits) for income taxes were:

Year Ended December 31,	2009	2008	2007

Current:
U.S. federal	$11,436	$(724)	$(6,768)
Non-U.S.	10,782	2,798	3,207
U.S. state and local	170	181	132

Total current income tax provision (benefit)	22,388	2,255	(3,429)

Deferred:
U.S. federal	(16,053)	1,855	16,752
Non-U.S.	(3,570)	2,204	(2,183)
U.S. state and local	(15)	—	158

Total deferred income tax (benefit) provision	(19,638)	4,059	14,727

Total:
U.S. federal	(4,617)	1,131	9,984
Non-U.S.	7,212	5,002	1,024
U.S. state and local	155	181	290

Total income tax provision	$2,750	$6,314	$11,298

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The significant components of our deferred income tax assets and liabilities are as follows:

December 31,	2009	2008

Deferred income tax assets:
Pension	$38,558	$31,305
Nonpension postretirement benefits	24,820	22,244
Other accrued liabilities	16,843	30,733
Receivables	2,201	2,414
Cancellation of indebtedness income	27,300	—
Net operating loss carry forwards	15,969	30,379
Tax credits	10,143	8,862

Total deferred income tax assets	135,834	125,937

Deferred income tax liabilities:
Property, plant and equipment	26,248	23,102
Inventories	8,210	7,400
Intangibles and other assets	12,172	12,920

Total deferred income tax liabilities	46,630	43,422

Net deferred income tax asset before valuation allowance	89,204	82,515
Valuation allowance	(98,989)	(87,442)

Net deferred income tax liability	$(9,785)	$(4,927)

The net deferred income tax assets at December 31 of the respective year-ends were included in the Consolidated Balance Sheet as follows:

December 31,	2009	2008

Current deferred income tax liability	$(3,560)	$(1,279)
Noncurrent deferred income tax liability	(6,225)	(3,648)

Net deferred income tax liability	$(9,785)	$(4,927)

The 2009 deferred income tax asset for net operating loss carry forwards of $16.0 million relates to pre-tax losses incurred in the Netherlands of $21.6 million, in Mexico of $4.3 million, in Portugal of $11.3 million, in China of $14.9 million, in U.S. federal of $5.9 million and in U.S. state and local jurisdictions of $36.2 million. During 2009, we utilized $35.3 million in U.S. federal net operating loss carry forwards, which carried a full valuation allowance, principally due to the cancellation of indebtedness income (see note 6) and a change in tax law resulting in a five year net operating loss carry back. Our foreign net operating loss carry forwards of $52.1 million will expire between 2011 and 2018. Our U.S. federal net operating loss carry forward of $5.9 million will expire in 2028. The U.S. state and local net operating loss carry forward of $35.9 million will expire between 2017 and 2029. The 2008 deferred asset for net operating loss carry forwards of $30.4 million relates to pre-tax losses incurred in the Netherlands of $17.7 million, in Mexico of $5.0 million, in Portugal of $14.3 million, in China of $8.8 million, in U.S. federal of $51.4 million, and state and local jurisdictions of $45.2 million.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company has a tax holiday in China, which will expire in 2013. The Company recognized no benefit from the tax holiday in 2009, 2008 or 2007.

The 2009 deferred tax credits of $10.1 million consist of $3.0 million U.S. federal tax credits and $7.1 million Non-U.S. credits. The U.S. federal tax credits are foreign tax credits associated with undistributed earnings of our Canadian operations, which are not permanently reinvested, general business credits, and alternative minimum tax credits. The general business credits primarily consist of federal empowerment zone credits and research credits. The Non-U.S. credits of $7.1 million, which is related to withholding tax on inter-company debt in the Netherlands, can be carried forward indefinitely. The 2008 deferred tax credits of $8.9 million consist of $2.0 million U.S. federal tax credits and $6.9 million of Non-U.S. credits.

In assessing the need for a valuation allowance, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized on a quarterly basis or whenever events indicate that a review is required. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income (including reversals of deferred income tax liabilities) during the periods in which those temporary differences reverse. As a result, we consider the historical and projected financial results of the legal entity or consolidated group recording the net deferred income tax asset as well as all other positive and negative evidence. Examples of the evidence we consider are cumulative losses in recent years, losses expected in early future years, a history of potential tax benefits expiring unused, whether there was an unusual, infrequent, or extraordinary item to be considered. We intend to maintain these allowances until it is more likely than not that the deferred income tax assets will be realized.

The valuation allowance activity for the years ended December 31 is as follows:

Year Ended December 31,	2009	2008	2007

Beginning balance	$87,442	$28,855	$6,575
Charged to provision for income taxes	8,140	37,247	18,917
Charged to other comprehensive income	3,407	21,340	3,363

Ending balance	$98,989	$87,442	$28,855

The valuation allowance increased $11.6 million in 2009 from $87.4 million at December 31, 2008 to $99.0 million at December 31, 2009. The 2009 valuation allowance of $99.0 million consists of $80.6 million related to U.S. entities and $18.4 million is related to Non-U.S. entities. The 2009 increase of $11.6 million is attributable to the current year change in deferred tax assets. The valuation allowance increased $58.5 million in 2008 from $28.9 million at December 31, 2007 to $87.4 million at December 31, 2008. The 2008 increase of $58.5 million was primarily attributable to increases in net operating loss carry forwards, long-lived asset impairment changes, pension and non-pension postretirement benefits, and the recording of a partial valuation allowance for Portugal.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reconciliation from the statutory U.S. federal income tax rate of 35.0 percent to the consolidated effective income tax rate was as follows:

Year Ended December 31,	2009	2008	2007

Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in rate due to:
Non-U.S. income tax differential	9.9	4.7	(73.2)
U.S. state and local income taxes, net of related U.S. federal income taxes	(0.6)	(0.2)	6.2
U.S. federal credits	—	1.0	(5.9)
Permanent adjustments	(14.8)	(2.6)	32.1
Non-U.S. federal credits	—	4.8	(69.2)
Valuation allowance	(31.3)	(50.3)	210.5
Income tax impact pursuant to Crisa acquisition	(12.1)	—	—
Other	3.3	(0.9)	(9.8)

Consolidated effective income tax rate	(10.6)%	(8.5)%	125.7%

During 2009, the Company identified an income tax adjustment related to the 2006 Crisa acquisition as reflected in the table above. After review, management believes these items did not have a material impact on the financial statements.

Significant components of our refundable and prepaid income taxes, classified in the Consolidated Balance Sheet as prepaid and other current assets, are as follows:

December 31,	2009	2008

U.S. federal	$3,077	$1,102
Non-U.S.	(2,486)	1,276
U.S. state and local	(116)	(76)

Total prepaid income taxes	$475	$2,302

U.S. income taxes and non-U.S. withholding taxes were not provided on a cumulative total of approximately $37.5 million at December 31, 2009 and $20.4 million at December 31, 2008 of undistributed earnings for certain non-U.S. subsidiaries. We intend to reinvest these earnings indefinitely in the non-U.S. operations. Determination of the net amount of unrecognized U.S. income tax and potential foreign withholdings with respect to these earnings is not practicable.

The company is subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, the company establishes reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances, such as an outcome of a tax audit. The income tax provision includes the

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FASB ASC 740 (formerly FIN 48.)

At December 31, 2009, we had $1.0 million of total gross unrecognized tax benefits, of which approximately $1.0 million would impact the effective tax rate, if recognized. At December 31, 2008, we had $2.3 million of total gross unrecognized tax benefits, of which approximately $0.9 million would impact the effective tax rate, if recognized. At December 31, 2007, we had $2.7 million of total gross unrecognized tax benefits, of which approximately $1.3 million would impact the effective tax rate, if recognized. During 2009, we released $2.4 million of total gross unrecognized tax benefits due to settlements reached with taxing authorities. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding interest and penalties, is as follows:

	2009	2008	2007

Beginning balance	$2,301	$2,729	$7,162
Additions based on tax positions related to the current year	1,180	29	143
Additions for tax positions of prior years	—	1,567	1,090
Reductions for tax positions of prior years	(229)	(1,020)	(2,754)
Reductions due to lapse of statute of limitations	137	(1,004)	(2,201)
Reductions due to settlements with tax authorities	(2,360)	—	(711)

Ending balance	$1,029	$2,301	$2,729

We recognize interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes. We recognized a $0.5 million benefit in 2009, a $0.5 million benefit in 2008 and a $0.2 million benefit in 2007 in our Consolidated Statements of Operations from a reduction in interest and penalties for uncertain tax positions. In addition we had $2.0 million, $2.5 million and $3.0 million accrued for interest and penalties, net of tax benefit at December 31, 2009, 2008 and 2007, respectively.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. As of December 31, 2009, the tax years that remained subject to examination by major tax jurisdictions were as follows:

Jurisdiction	Open Years

Canada	2006-2009
China	2006-2009
Mexico	2004-2009
Netherlands	2008-2009
Portugal	2006-2009
United States	2008-2009

9.	Pension

We have pension plans covering the majority of our employees. Benefits generally are based on compensation for salaried employees and job grade and length of service for hourly employees. Our policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. In addition, we have an unfunded supplemental employee retirement plan (SERP) that covers salaried U.S.-based employees of Libbey hired before January 1, 2006. The U.S. pension plans cover the salaried U.S.-based

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

employees of Libbey hired before January 1, 2006 and most hourly U.S.-based employees (excluding new hires at Shreveport after 2008). The non-U.S. pension plans cover the employees of our wholly owned subsidiaries Royal Leerdam and Crisa. The Crisa plan is not funded.

Effect on Operations

The components of our net pension expense, including the SERP, are as follows:

	U.S. Plans			Non-U.S. Plans			Total
Year Ended December 31,	2009	2008	2007	2009	2008	2007	2009	2008	2007

Service cost (benefits earned during the period)	$5,050	$5,388	$5,923	$1,354	$1,669	$1,849	$6,404	$7,057	$7,772
Interest cost on projected benefit obligation	15,623	15,634	14,606	4,147	4,729	4,013	19,770	20,363	18,619
Expected return on plan assets	(17,573)	(17,567)	(16,039)	(2,530)	(3,265)	(2,750)	(20,103)	(20,832)	(18,789)
Amortization of unrecognized:
Prior service cost (credit)	2,242	2,381	2,086	(207)	(212)	(187)	2,035	2,169	1,899
Actuarial loss	960	1,308	2,140	375	293	347	1,335	1,601	2,487
Transition obligations	—	—	—	113	142	143	113	142	143
Curtailment charge	—	1,070	—	—	—	—	—	1,070	—
Settlement charge	3,661	—	—	—	—	—	3,661	—	—

Pension expense	$9,963	$8,214	$8,716	$3,252	$3,356	$3,415	$13,215	$11,570	$12,131

In 2009, we incurred pension settlement charges of $3.7 million. The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

In the fourth quarter of 2008 we incurred a pension curtailment charge of $1.1 million related to the announced closing of our Syracuse China plant. See note 7 for further discussion.

Actuarial Assumptions

The assumptions used to determine the benefit obligations were as follows:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Discount rate	5.62% to 5.96%	6.41% to 6.48%	5.50% to 8.50%	5.70% to 8.50%
Rate of compensation increase	2.25% to 4.50%	2.63% to 5.25%	2.00% to 4.30%	2.00% to 4.30%

The assumptions used to determine net periodic pension costs were as follows:

	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.41% to 6.48%	6.16% to 6.32%	5.82% to 5.91%	5.70% to 8.50%	5.50% to 8.50%	4.50% to 8.75%
Expected long-term rate of return on plan assets	8.25%	8.50%	8.75%	6.00%	6.50%	6.50%
Rate of compensation increase	2.63% to 5.25%	3.00% to 6.00%	3.00% to 6.00%	2.00% to 4.30%	2.00% to 4.30%	2.00% to 3.50%

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The discount rate enables us to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at our December 31 measurement date. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year. A higher discount rate decreases the present value of benefit obligations and decreases pension expense.

To determine the expected long-term rate of return on plan assets for our funded plans, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. The expected long-term rate of return on plan assets at December 31st is used to measure the earnings effects for the subsequent year. The assumed long-term rate of return on assets is applied to a calculated value of plan assets that recognizes gains and losses in the fair value of plan assets compared to expected returns over the next five years. This produces the expected return on plan assets that is included in pension expense. The difference between the expected return and the actual return on plan assets is deferred and amortized over five years. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension expense (income).

Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed compensation increases as presented above. Amortization included in net pension expense is based on the average remaining service of employees.

We account for our defined benefit pension plans on an expense basis that reflects actuarial funding methods. The actuarial valuations require significant estimates and assumptions to be made by management, primarily with respect to the discount rate and expected long-term return on plan assets. These assumptions are all susceptible to changes in market conditions. The discount rate is based on representative bond yield curves. In determining the expected long-term rate of return on plan assets, we consider historical market and portfolio rates of return, asset allocations and expectations of future rates of return. We evaluate these critical assumptions on our annual measurement date of December 31st. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience. Actual results in any given year often will differ from actuarial assumptions because of demographic, economic and other factors.

Considering 2009 results, the disclosure below provides a sensitivity analysis of the impact that changes in the significant assumptions would have on 2009 and 2010 pension expense and 2010 funding requirements:

		Estimated
	Percentage	Effect on Annual Expense:
Assumption	Point Change	2009	2010
	(In thousands)

Discount rate	1.0 percent change	$1,600	$3,200
Long-term rate of return on assets	1.0 percent change	$2,200	$2,400

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Projected Benefit Obligation (PBO) and Fair Value of Assets

The changes in the projected benefit obligations and fair value of plan assets are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2009	2008	2009	2008	2009	2008

Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$256,871	$253,814	$60,897	$72,772	$317,768	$326,586
Service cost	5,050	5,388	1,354	1,669	6,404	7,057
Interest cost	15,623	15,634	4,147	4,729	19,770	20,363
Plan amendments	—	688	—	—	—	688
Exchange rate fluctuations	—	—	2,833	(7,897)	2,833	(7,897)
Actuarial loss (gains)	27,910	(5,040)	1,239	(7,089)	29,149	(12,129)
Plan participants’ contributions	—	—	1,079	1,090	1,079	1,090
Curtailments	—	(258)	—	—	—	(258)
Settlements	(6,445)	—	—	—	(6,445)	—
Benefits paid	(20,208)	(13,355)	(2,348)	(4,377)	(22,556)	(17,732)

Projected benefit obligation, end of year	$278,801	$256,871	$69,201	$60,897	$348,002	$317,768

Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$170,354	$206,943	$45,482	$49,304	$215,836	$256,247
Actual return on plan assets	26,540	(44,671)	1,944	(3,362)	28,484	(48,033)
Exchange rate fluctuations	—	—	820	(2,039)	820	(2,039)
Employer contributions	9,244	21,437	2,838	4,866	12,082	26,303
Plan participants’ contributions	—	—	1,079	1,090	1,079	1,090
Benefits paid	(20,208)	(13,355)	(2,348)	(4,377)	(22,556)	(17,732)

Fair value of plan assets, end of year	$185,930	$170,354	$49,815	$45,482	$235,745	$215,836

Funded ratio	66.7%	66.3%	72.0%	74.7%	67.7%	67.9%
Funded status and net accrued pension benefit cost	$(92,871)	$(86,517)	$(19,386)	$(15,415)	$(112,257)	$(101,932)

The 2009 net accrued pension benefit cost of $112.3 million is represented by a non-current asset in the amount of $9.4 million, a current liability in the amount of $2.0 million and a long-term liability in the amount of $119.7 million on the Consolidated Balance Sheet. The 2008 net accrued pension benefit cost of $101.9 million is represented by a non-current asset in the amount of $9.4 million, a current liability in the amount of $1.8 million and a long-term liability in the amount of $109.5 million on the Consolidated Balance Sheet. The current portion reflects the amount of expected benefit payments that are greater than the plan assets on a plan-by-plan basis.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The pre-tax amounts recognized in accumulated other comprehensive loss as of December 31, 2009 and 2008, are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2009	2008	2009	2008	2009	2008

Net actuarial loss	$95,648	$87,771	$9,215	$6,483	$104,863	$94,254
Prior service cost	10,064	12,306	2,151	1,905	12,215	14,211
Transition obligation	—	—	483	574	483	574

Total cost	$105,712	$100,077	$11,849	$8,962	$117,561	$109,039

The pre-tax amounts in accumulated other comprehensive loss as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost during 2010 are as follows:

	U.S. Plans	Non-U.S. Plans	Total

Net actuarial loss	$3,912	$404	$4,316
Prior service cost (credit)	2,328	(1)	2,327
Transition obligation	—	118	118

Total cost	$6,240	$521	$6,761

We contributed $9.2 million to the U.S. pension plans in 2009, compared to $21.4 million in 2008. We contributed $2.8 million in 2009 to the non-U.S. pension plan compared to $4.9 million in 2008. It is difficult to estimate future cash contributions, as such amounts are a function of actual investment returns, withdrawals from the plans, changes in interest rates and other factors uncertain at this time. The recent decline in current market conditions has resulted in decreased valuations of our pension plan assets. Based on actuarial valuations and current pension funding requirements, we do not currently anticipate significant changes to current cash contribution levels in 2010. We currently anticipate making cash contributions of approximately $9.5 million into the U.S. pension plans and approximately $3.4 million into the non-U.S. pension plans in 2010. However, it is possible that greater cash contributions may be required in 2011. Although a continued decline in market conditions, changes in current pension law and uncertainties regarding significant assumptions used in the actuarial valuations may have a material impact in future required contributions to our pension plans, we currently to not expect funding requirements to have a material adverse impact on current or future liquidity.

Pension benefit payment amounts are anticipated to be paid from the plans (including the SERP) as follows:

Year	U.S. Plans	Non-U.S. Plans	Total

2010	$16,735	$2,684	$19,419
2011	$17,358	$2,935	$20,293
2012	$18,151	$2,754	$20,905
2013	$19,120	$3,026	$22,146
2014	$19,684	$3,612	$23,296
2015-2019	$106,955	$25,296	$132,251

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Accumulated Benefit Obligation in Excess of Plan Assets

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan asset at December 31, 2009 and 2008 were as follows:

December 31, 2009	U.S. Plans	Non-U.S. Plans	Total

Projected benefit obligation	$278,801	$28,839	$307,640
Accumulated benefit obligation	$274,266	$22,531	$296,797
Fair value of plan assets	$185,930	$—	$185,930

December 31, 2008	U.S. Plans	Non-U.S. Plans	Total

Projected benefit obligation	$256,871	$24,767	$281,638
Accumulated benefit obligation	$252,228	$20,832	$273,060
Fair value of plan assets	$170,354	$—	$170,354

Plan Asset Allocation

The asset allocation for our U.S. pension plans at the end of 2009 and 2008 and the target allocation for 2010, by asset category, are as follows.

	Target
	Allocation	Percentage of Plan Assets at Year End
U.S. Plans Asset Category	2010	2009	2008

Equity securities	45%	48%	44%
Debt securities	35%	34%	37%
Real estate	5%	5%	4%
Other	15%	13%	15%

Total	100%	100%	100%

The asset allocation for our Royal Leerdam pension plans at the end of 2009 and 2008 and the target allocation for 2010, by asset category, are as follows.

	Target
	Allocation	Percentage of Plan Assets at Year End
Non-U.S. Plans Asset Category	2010	2009	2008

Equity securities	19%	19%	24%
Debt securities	65%	64%	58%
Real estate	11%	11%	12%
Other	5%	6%	6%

Total	100%	100%	100%

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Our investment strategy is to control and manage investment risk through diversification across asset classes and investment styles, within established target asset allocation ranges. The investment risk of the assets is limited by appropriate diversification both within and between asset classes. Assets will be diversified among a mix of traditional investments in equity and fixed income instruments, as well as alternative investments including real estate and hedge funds. It would be anticipated that a modest allocation to cash would exist within the plans, since each investment manager is likely to hold some cash in the portfolio with the goal of ensuring that sufficient liquidity will be available to meet expected cash flow requirements.

Our investment valuation policy is to value the investments at fair value. All investments are valued at their respective net asset values as calculated by the Trustee. Underlying equity securities for which market quotations are readily available are valued at the last reported readily available sales price on their principal exchange on the valuation date or official close for certain markets. Fixed income investments are valued on a basis of valuations furnished by a trustee-approved pricing service, which determines valuations for normal institutional-size trading units of such securities which are generally recognized at fair value as determined in good faith by the Trustee. Short-term investments, if any, are stated at amortized cost, which approximates fair value. The fair value of investments in real estate funds is based on valuation of the fund as determined by periodic appraisals of the underlying investments owned by the respective fund. The fair value of hedge funds is based on the net asset values provided by the fund manager. Investments in registered investments companies or collective pooled funds, if any, are valued at their respective net asset value.

The following table sets forth by level, within the fair value hierarchy established by FASB ASC Topic 820 , the Company’s pension plan assets at fair value as of December 31, 2009:

Investments	Level One	Level Two	Level Three	Total

Cash & cash equivalents	$—	$957	$—	$957
Real Estate	—	232	5,401	5,633
Equities	—	109,290	—	109,290
Fixed income	—	94,179	—	94,179
Hedge funds	—	—	25,686	25,686

Total	$—	$204,658	$31,087	$235,745

The following is a reconciliation for which Level three inputs were used in determining fair value:

Beginning balance of assets classified as Level 3 as of December 31, 2008	$34,056
Change in unrealized appreciation (depreciation)	3,721
Net purchases (sales)	(6,690)

Ending balance of assets classified as Level 3 as of December 31, 2009	$31,087

10.	Nonpension Postretirement Benefits

We provide certain retiree health care and life insurance benefits covering our U.S. and Canadian salaried and non-union hourly employees hired before January 1, 2004 and a majority of our union hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Benefits for most hourly retirees are determined by collective bargaining. Under a cross-indemnity agreement, Owens-Illinois, Inc. assumed liability for the nonpension postretirement benefits of Libbey retirees who had retired as of June 24, 1993. Accordingly, obligations for

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

these employees are excluded from the Company’s financial statements. The U.S. nonpension postretirement plans cover the hourly and salaried U.S.-based employees of Libbey. The non-U.S. nonpension postretirement plans cover the retirees and active employees of Libbey who are located in Canada. The postretirement benefit plans are not funded.

Effect on Operations

The provision for our nonpension postretirement benefit expense consists of the following:

	U.S. Plans			Non- U.S. Plans			Total
Year Ended December 31,	2009	2008	2007	2009	2008	2007	2009	2008	2007

Service cost (benefits earned during the period)	$1,333	$1,099	$795	$1	$1	$1	$1,334	$1,100	$796
Interest cost on projected benefit obligation	3,783	2,979	2,245	112	129	94	3,895	3,108	2,339
Amortization of unrecognized:
Prior service cost (credit)	(418)	2,967	(884)	—	—	—	(418)	2,967	(884)
(Gain) loss	764	239	79	(34)	(33)	(51)	730	206	28
Curtailment (credit) charge	(94)	—	—	—	—	—	(94)	—	—

Nonpension postretirement benefit expense	$5,368	$7,284	$2,235	$79	$97	$44	$5,447	$7,381	$2,279

Prior service cost for 2008 includes a charge of $3.1 million to write off unrecognized prior service cost related to the announced closure of our Syracuse China manufacturing operation. See note 7 for further discussion.

Actuarial Assumptions

The discount rate used to determine the accumulated postretirement benefit obligation was:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Discount rate	5.54%	6.36%	5.42%	5.89%

The discount rate used to determine net postretirement benefit cost was:

	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.36%	6.16%	5.77%	5.89%	5.14%	4.87%

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The weighted average assumed health care cost trend rates at December 31 were as follows:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Initial health care trend	8.00%	7.50%	8.00%	7.50%
Ultimate health care trend	5.00%	5.00%	5.00%	5.00%
Years to reach ultimate trend rate	6	5	6	5

We use various actuarial assumptions, including the discount rate and the expected trend in health care costs, to estimate the costs and benefit obligations for our retiree health plan. The discount rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical benefits at our December 31 measurement date to establish the discount rate. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year.

The health care cost trend rate represents our expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a forward projection of health care costs as of the measurement date.

Sensitivity to changes in key assumptions is as follows:

•	A 1.0 percent change in the health care trend rate would not have a material impact upon the nonpension postretirement expense.

•	A 1.0 percent change in the discount rate would change the nonpension postretirement expense by $0.4 million.

Accumulated Postretirement Benefit Obligation

The components of our nonpension postretirement benefit obligation are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2009	2008	2009	2008	2009	2008

Change in accumulated nonpension postretirement benefit obligation:
Benefit obligation, beginning of year	$59,854	$46,878	$2,027	$2,317	$61,881	$49,195
Service cost	1,333	1,099	1	1	1,334	1,100
Interest cost	3,783	2,979	112	129	3,895	3,108
Plan participants’ contributions	1,416	1,092	—	70	1,416	1,162
Plan amendments	—	3,429	—	—	—	3,429
Actuarial loss	4,958	8,292	76	240	5,034	8,532
Exchange rate fluctuations	—	—	333	(560)	333	(560)
Curtailments	(7)	—	—	—	(7)	—
Benefits paid	(4,545)	(3,915)	(198)	(170)	(4,743)	(4,085)

Benefit obligation, end of year	$66,792	$59,854	$2,351	$2,027	$69,143	$61,881

Funded status and accrued benefit cost	$(66,792)	$(59,854)	$(2,351)	$(2,027)	$(69,143)	$(61,881)

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The 2009 net accrued postretirement benefit cost of $69.1 million is represented by a current liability in the amount of $4.3 million and a long-term liability in the amount of $64.8 million on the Consolidated Balance Sheet. The 2008 net accrued postretirement benefit cost of $61.9 million is represented by a current liability in the amount of $4.7 million and a long-term liability in the amount of $57.2 million on the Consolidated Balance Sheet.

The pre-tax amounts recognized in accumulated other comprehensive loss as of December 31, 2009, are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2009	2008	2009	2008	2009	2008

Net actuarial loss (gain)	$19,534	$15,347	$(566)	$(597)	$18,968	$14,750
Prior service cost	2,602	2,091	—	—	2,602	2,091

Total cost (credit)	$22,136	$17,438	$(566)	$(597)	$21,570	$16,841

The pre-tax amounts in accumulated other comprehensive loss of December 31, 2009, that are expected to be recognized as a credit to net periodic benefit cost during 2010 are as follows:

	U.S. Plans	Non U.S. Plans	Total

Net actuarial loss (gain)	$944	$(22)	$922
Prior service credit	(10)	—	(10)

Total cost (credit )	$934	$(22)	$912

Nonpension postretirement benefit payments net of estimated future Medicare Part D subsidy payments and future retiree contributions, are anticipated to be paid as follows:

Fiscal Year	U.S. Plans	Non U.S. Plans	Total

2010	$4,198	$165	$4,363
2011	$4,679	$168	$4,847
2012	$5,142	$168	$5,310
2013	$5,505	$169	$5,674
2014	$5,826	$168	$5,994
2015-2019	$28,518	$791	$29,309

Prior to September 1, 2008, we also provided retiree health care benefits to certain union hourly employees through participation in a multi-employer retiree health care benefit plan. This was an insured, premium-based arrangement. Related to this plan, approximately $0.5 million was charged to expense for the years ended December 31, 2008 and 2007. During the second quarter of 2008, we amended our U.S. non-pension postretirement plans to cover employees and retirees previously covered under the multi-employer plan. This plan amendment was effective September 1, 2008 and resulted in a charge of $3.4 million to other comprehensive loss during the second quarter of 2008.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.	Net Income per Share of Common Stock

The following table sets forth the computation of basic and diluted earnings per share:

Year Ended December 31,	2009	2008	2007

Numerator for earnings per share—net (loss) income that is available to common shareholders	$(28,788)	$(80,463)	$(2,307)

Denominator for basic earnings per share—weighted-average shares outstanding	15,149,013	14,671,500	14,472,011

Effect of dilutive securities (1)	—	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	15,149,013	14,671,500	14,472,011

Basic loss per share	$(1.90)	$(5.48)	$(0.16)

Diluted loss per share	$(1.90)	$(5.48)	$(0.16)

(1)	The effect of employee stock options, warrants, restricted stock units and performance shares, 733,908 shares for the year ended December 31, 2009, were anti-dilutive and thus not included in the earnings per share calculation. The effect of employee stock options, warrants, restricted stock units, performance shares and the employee stock purchase plan, (ESPP), 237,802 and 283,009 shares for the years ended December 31, 2008 and 2007, respectively, were anti-dilutive and thus not included in the earnings per share calculation. These amounts would have been dilutive if not for the net loss.

When applicable, diluted shares outstanding include the dilutive impact of in-the-money options, which are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the tax-effected proceeds that hypothetically would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

12.	Employee Stock Benefit Plans

We have three stock-based employee compensation plans. We also had an Employee Stock Purchase Plan (ESPP) under which eligible employees could purchase a limited number of shares of Libbey Inc. common stock at a discount. The ESPP was terminated effective May 31, 2009.

We account for stock-based compensation in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation” and FASB ASC Topic 505-50, “Equity—Equity Based Payment to Non-Employees” (formerly SFAS No. 123-R, “Accounting for Stock-Based Compensation”), which requires the measurement and recognition of compensation expense for all share-based awards to our employees and directors. Share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. FASB ASC 718 and FASB ASC 505-50 apply to all of our outstanding unvested share-based payment awards.

Equity Participation Plan Program Description

We have three equity participation plans: (1) the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees, (2) the Amended and Restated 1999 Equity Participation Plan of Libbey Inc. and

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(3) the Libbey Inc. 2006 Omnibus Incentive Plan. Although options previously granted under the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees and the Amended and Restated 1999 Equity Participation Plan of Libbey Inc. remain outstanding, no further grants of equity-based compensation may be made under those plans. However, up to a total of 1,500,000 shares of Libbey Inc. common stock are available for issuance as equity-based compensation under the Libbey Inc. 2006 Omnibus Incentive Plan. Under the Libbey Inc. 2006 Omnibus Incentive Plan, grants of equity-based compensation may take the form of stock options, stock appreciation rights, performance shares or units, restricted stock or restricted stock units or other stock-based awards. Employees and directors are eligible for awards under this plan. During 2009, there were grants of 346,021 stock options, 8,717 performance shares, 260,271 restricted stock units and 2,700 stock appreciation rights. During 2008, there were grants of 147,976 stock options, 80,368 performance shares, 100,725 restricted stock units and 1,500 stock appreciation rights. All option grants have an exercise price equal to the fair market value of the underlying stock on the grant date. The vesting period of options, stock appreciation rights and restricted stock units outstanding as of December 31, 2009, is generally four years. All grants of equity-based compensation are amortized over the vesting period in accordance FASB ASC 718 (formerly SFAS No. 123-R) expense attribution methodology. The impact of applying the provisions of FASB ASC 718 is a pre-tax compensation expense of $2.4 million, $3.5 million and $3.4 million in selling, general and administrative expenses in the Consolidated Statement of Operations for 2009, 2008 and 2007, respectively.

Non-Qualified Stock Option and Employee Stock Purchase Plan (ESPP) Information

We had an ESPP under which 950,000 shares of common stock had been reserved for issuance. Eligible employees could purchase a limited number of shares of common stock at a discount of up to 15 percent of the market value at certain plan-defined dates. The ESPP terminated on May 31, 2009. In 2009 and 2008, shares issued under the ESPP totaled 362,011 and 113,247, respectively. Due to termination of the Plan, at December 31, 2009 there were no shares available for issuance under the ESPP. At December 31, 2008, 456,200 shares were available for issuance under the ESPP. Repurchased common stock was used to fund the ESPP.

A participant could elect to have payroll deductions made during the offering period in an amount not less than 2 percent and not more than 20 percent of the participant’s compensation during the option period. The option period started on the offering date (June 1st) and ended on the exercise date (May 31st). In no event could the option price per share be less than the par value per share ($.01) of common stock. All options and rights to participate in the ESPP were nontransferable and subject to forfeiture in accordance with the ESPP guidelines. In the event of certain corporate transactions, each option outstanding under the ESPP would be assumed or the successor corporation or a parent or subsidiary of such successor corporation would substitute an equivalent option. Compensation expense for 2009, 2008 and 2007 related to the ESPP was $(0.1) million, $0.6 million and $0.5 million, respectively. The credit in expense for 2009 was attributable to the reversal of expense related to the employees who elected to cancel their participation in the plan prior to the plan’s May 31, 2009 termination.

Stock option compensation expense of $1.0 million, $1.1 million and $0.8 million is included in the Consolidated Statements of Operations for 2009, 2008 and 2007, respectively.

The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. There were 346,021 stock option grants made during 2009. Under the Black-Scholes option-pricing model, the weighted-average grant-date fair value of options granted during 2009 is $0.74. There were 147,976 and 284,132 stock option grants made during 2008 and 2007, respectively. Under the Black-Scholes option-pricing model, the weighted-average grant-date

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

fair value of option granted during 2008 and 2007 was $7.34 and $7.22, respectively. The fair value of each option is estimated on the date of grant with the following weighted-average assumptions:

	2009	2008	2007

Stock option grants:
Risk-free interest	2.78%	3.30%	4.64%
Expected term	6.3 years	6.3 years	6.1 years
Expected volatility	74.00%	48.20%	47.40%
Dividend yield	0.00%	0.65%	0.71%
Employee Stock Purchase Plan:
Risk-free interest	Not Applicable	2.18%	4.91%
Expected term	Not Applicable	12 months	12 months
Expected volatility	Not Applicable	57.30%	60.04%
Dividend yield	Not Applicable	0.89%	0.43%

•	The risk-free interest rate is based on the U.S. Treasury yield curve at the time of grant and has a term equal to the expected life.

•	The expected term represents the period of time the options are expected to be outstanding. Additionally, we use historical data to estimate option exercises and employee forfeitures. The Company uses the Simplified Method defined by the SEC Staff Accounting Bulletin No. 107, “Share-Based Payment” (SAB 107), to estimate the expected term of the option, representing the period of time that options granted are expected to be outstanding.

•	The expected volatility was developed based on historic stock prices commensurate with the expected term of the option. We use projected data for expected volatility of our stock options based on the average of daily, weekly and monthly historical volatilities of our stock price over the expected term of the option and other economic data trended into future years.

•	The dividend yield is calculated as the ratio based on our most recent historical dividend payments per share of common stock at the grant date to the stock price on the date of grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Information with respect to our stock option activity for 2009, 2008, and 2007 is as follows:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
		Exercise Price per	Contractual Life	Intrinsic
Options	Shares	Share	(In Years)	Value

Outstanding balance at December 31, 2006	1,411,626	$27.43	5	$100
Granted	284,132	14.60
Exercised	(7,920)	11.11
Canceled	(167,542)	31.26

Outstanding balance at December 31, 2007	1,520,296	24.67	5	$1,181
Granted	147,976	15.08
Exercised	—	—
Canceled	(194,295)	34.98

Outstanding balance at December 31, 2008	1,473,977	22.37	5	$—
Granted	346,021	1.09
Exercised	—	—
Canceled	(175,831)	29.05

Outstanding balance at December 31, 2009	1,644,167	$17.18	6	$2,258

Exercisable at December 31, 2009	1,070,798	$22.48		$112

Intrinsic value for share-based instruments is defined as the difference between the current market value and the exercise price. FASB ASC Topic 718 (formerly SFAS No. 123-R) requires the benefits of tax deductions in excess of the compensation cost recognized for those stock options (excess tax benefit) to be classified as financing cash flows. There were no stock options exercised during 2009 or 2008 and 7,920 stock options exercised in 2007.

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Libbey Inc. closing stock price of $7.65 as of December 31, 2009, which would have been received by the option holders had all option holders exercised their options as of that date. As of December 31, 2009, 1,070,798 outstanding options were exercisable, and the weighted average exercise price was $22.48. As of December 31, 2008, 1,076,152 outstanding options were exercisable, and the weighted average exercise price was $25.16. As of December 31, 2007, 1,183,286 outstanding options were exercisable, and the weighted average exercise price was $27.70.

As of December 31, 2009, $0.6 million of total unrecognized compensation expense related to nonvested stock options is expected to be recognized within the next two years on a weighted-average basis. The total fair value of shares vested during 2009 is $0.9 million. Shares issued for exercised options are issued from treasury stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes our nonvested stock option activity for 2009, 2008 and 2007:

		Weighted-Average
	Shares	Value (per Share)

Nonvested at January 1, 2007	95,836	$3.82
Granted	284,132	$7.22
Vested	(34,172)	$3.75
Canceled	(8,786)	$4.57

Nonvested at December 31, 2007	337,010	$6.67
Granted	147,976	$7.34
Vested	(87,536)	$5.54
Canceled	—	$—

Nonvested at December 31, 2008	397,450	$7.17
Granted	346,021	$0.74
Vested	(159,221)	$5.70
Canceled	(10,881)	$5.13

Nonvested at December 31, 2009	573,369	$3.74

Performance Share Information

Performance share compensation expense of $0.5 million, $0.2 million and $0.6 million for 2009, 2008 and 2007, respectively, is included in our Statement of Operations.

Under the Libbey Inc. 2006 Omnibus Incentive Plan, we grant select executives and key employees performance shares. The number of performance shares granted to an executive is determined by dividing the value to be transferred to the executive, expressed in U.S. dollars and determined as a percentage of the executive’s long-term incentive target (which in turn is a percentage of the executive’s base salary on January 1 of the year in which the performance shares are granted), by the average closing price of Libbey Inc. common stock over a period of 60 consecutive trading days ending on the date of the grant. The only performance shares that were awarded in 2009 related to performance cycles that began in 2007 and 2008. The number of those performance shares, which were awarded to a new executive, was determined using the average month-end closing price of Libbey Inc. common stock over a period of twelve months ending January 31, 2009.

The performance shares are settled by issuance to the executive of one share of Libbey Inc. common stock for each performance share earned. Performance shares are earned only if and to the extent we achieve certain company-wide performance goals over performance cycles of between 1 and 3 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of the activity for performance shares under the Libbey Inc. 2006 Omnibus Incentive Plan for 2009, 2008 and 2007 is presented below:

Performance Shares	Shares

Outstanding balance at January 1, 2007	71,139
Granted	71,644
Issued	(29,185)
Canceled	—

Outstanding balance at December 31, 2007	113,598
Granted	80,368
Issued	(14,626)
Canceled	—

Outstanding balance at December 31, 2008	179,340
Granted	8,717
Issued	(13,896)
Canceled	(2,300)

Outstanding balance at December 31, 2009	171,861

Of this amount, 48,034 performance shares were earned as of December 31, 2009, and as a result, 48,034 shares of Libbey Inc. common stock were issued in February 2010 to the executives in settlement of these performance shares.

The weighted-average grant-date fair value of the performance shares granted during 2009, 2008 and 2007 was $1.41, $15.35 and $12.97 per share, respectively. As of December 31, 2009, there was $0.3 million of total unrecognized compensation cost related to nonvested performance shares granted. That cost is expected to be recognized over a period of one year. Shares issued for performance share awards are issued from treasury stock.

Stock and Restricted Stock Unit Information

Compensation expense of $1.0 million, $1.6 million and $1.5 million for 2009, 2008 and 2007, respectively, is included in our Statement of Operations to reflect grants of restricted stock units and of stock.

Under the Libbey Inc. 2006 Omnibus Incentive Plan, we grant members of our Board of Directors restricted stock units or shares of unrestricted stock. The restricted stock units or shares granted to Directors are immediately vested and all compensation expense is recognized in our Statement of Operations in the year the grants are made. In addition, we grant restricted stock units to select executives, and we grant shares of restricted stock to key employees. The restricted stock units granted to select executives vest generally over four years. The restricted stock units granted to key employees generally vest on the first anniversary of the grant date.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of the activity for restricted stock units under the Libbey Inc. 2006 Omnibus Incentive Plan for 2009 and 2008 is presented below:

Restricted Stock Units	Shares

Outstanding balance at January 1, 2007	—
Granted	190,304
Awarded	(20,146)
Canceled	—

Outstanding balance at January 1, 2008	170,158
Granted	100,725
Awarded	(67,972)
Canceled	(300)

Outstanding balance at December 31, 2008	202,611
Granted	260,271
Awarded	(170,154)
Canceled	—

Outstanding balance at December 31, 2009	292,728

The weighted-average grant-date fair value of the restricted stock units granted during 2009, 2008 and 2007 was $1.26, $14.63 and $13.91, respectively. As of December 31, 2009, there was $0.5 million of total unrecognized compensation cost related to nonvested restricted stock units granted. That cost is expected to be recognized over a period of 4 years. Shares issued for restricted stock unit awards are issued from treasury stock.

Employee 401(k) Plan Retirement Fund and Non-Qualified Deferred Executive Compensation Plans

We sponsor the Libbey Inc. salary and hourly 401(k) plans (the Plan) to provide retirement benefits for our employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary contributions for eligible employees.

For the Salary Plan, employees can contribute from 1 percent to 50 percent of their annual salary on a pre-tax basis, up to the annual IRS limits. We matched 100 percent on the first 1 percent and matched 50 percent on the next two to five percent of pretax contributions to a maximum of 3.5 percent of compensation. For the Hourly Plan, employees can contribute from 1 percent to 25 percent of their annual pay up to the annual IRS limits. We match 50 percent of the first 6 percent of eligible earnings that are contributed by employees on a pretax basis. The company suspended matching contributions under the Plans for salaried and non-union employees effective March 16, 2009, and they were reinstated December 1, 2009. Therefore, the maximum matching contribution that we may allocate to each participant’s account did not exceed $8,575 for the Salary Plan or $7,350 for the Hourly Plan for the 2009 calendar year due to the $245,000 annual limit on eligible earnings imposed by the Internal Revenue Code. Starting in 2003, we used treasury stock for the company match contributions to the Plans; however, we discontinued that practice as to salaried positions beginning January 1, 2007, and effective January 1, 2008 we discontinued that practice with hourly positions also. All matching contributions are now made in cash and vest immediately.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Effective January 1, 2005, employees who meet the age requirements and reach the Plan contribution limits can make a catch-up contribution not to exceed the lesser of 50 percent of their eligible compensation or the limit of $5,000 set forth in the Internal Revenue Code for the 2009 calendar year. The catch-up contributions are not eligible for matching contributions.

Effective January 1, 2009, we have a non-qualified Executive Deferred Compensation Plan (EDCP). Under the EDCP, executives and other members of senior management may elect to defer base salary (including vacation pay and holiday pay), cash incentive and bonus compensation and equity-based compensation. We provide matching contributions on excess contributions in the same manner as we provide matching contributions under our 401(k) plan.

At the end of 2008, the non-qualified Executive Savings Plan (ESP) was frozen. The ESP was for those employees whose salary exceeded the IRS limit. Libbey matched employee contributions under the ESP in the same manner as we provided matching contributions under our 401(k) plan.

Our matching contributions to all Plans totaled $1.3 million, $2.6 million and $2.6 million in 2009, 2008, and 2007, respectively.

13.	Derivatives

We utilize derivative financial instruments to hedge certain interest rate risks associated with our long-term debt, commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with transactions denominated in a currency other than the U.S. dollar. Most of these derivatives, except for certain natural gas contracts originally designated to expected purchases at Syracuse China and the foreign currency contracts, qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. Changes in the effective portion of the fair value of these hedges are recorded in Other Comprehensive Income (Loss) (OCI). While we intend to continue to meet the conditions for hedge accounting, if hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings. All of these contracts were accounted for under FASB ASC 815 “Derivatives and Hedging”, (formerly FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”).

During December 2008, we announced the closing of the Syracuse China facility in early April 2009 (see note 7). At the time of the announcement we held natural gas contracts for the Syracuse China facility with a settlement date after March 2009 of 165,000 million British Thermal Units (BTU’s). The closure of this facility has rendered the forecasted transactions related to these contracts not probable of occurring. Under FASB ASC 815 “Derivatives and Hedging”, when the forecasted transactions of a hedging relationship becomes not probable of occurring, the gains or losses that have been classified in OCI in prior periods for those contracts effected should be reclassified into earnings. We recognized $0.2 million and $0.4 million for the years ended December 31, 2009 and 2008, respectively, in other income (expense) on the Consolidated Statement of Operations relating to these contracts.

We use commodity futures contracts related to forecasted future natural gas requirements. The objective of these futures contracts and other derivatives is to limit the fluctuations in prices paid from adverse price movements in the underlying commodity. We consider our forecasted natural gas requirements in determining the quantity of natural gas to hedge. We combine the forecasts with historical observations to establish the percentage of forecast eligible to be hedged, typically ranging from 40 percent to 70 percent of our anticipated requirements, up to eighteen months in the future. The fair values of these instruments are

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

determined from market quotes. Certain of our natural gas futures contracts are now classified as ineffective, as the forecasted transactions are not probable of occurring due to the closure of our Syracuse China facility in April 2009.

We also use Interest Rate Protection Agreements (Rate Agreements) to manage our exposure to variable interest rates. These Rate Agreements effectively convert a portion of our borrowings from variable rate debt to fixed-rate debt, thus reducing the impact of interest rate changes on future results. These instruments are valued using the market standard methodology of netting the discounted expected future variable cash receipts and the discounted future fixed cash payments. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate forward curves.

Our foreign currency exposure arises from transactions denominated in a currency other than the U.S. dollar, primarily associated with anticipated purchases of new equipment or net investment in a foreign operation. The fair values of these instruments are determined from market quotes. We have not changed our methods of calculating these values or developing underlying assumptions. The values of these derivatives will change over time as cash receipts and payments are made and as market conditions change.

Notional Amounts

As of December 31, 2009, we had commodity contracts for 3,610,000 million British Thermal Units (BTUs) of natural gas. The Interest Rate Protection Agreements all expired on December 1, 2009. At December 31, 2008, we had Interest Rate Protection Agreements for $200.0 million of variable rate debt and commodity contracts for 5,280,000 million BTUs of natural gas. In January 2008, we entered into a series of foreign currency contracts to sell Canadian dollars. As of December 31, 2008, all of these currency contracts had expired.

Fair Values

The following table provides the fair values our derivative financial instruments for the periods presented:

	Liability Derivatives:
	December 31, 2009		December 31, 2008
Derivatives Designated as	Balance		Balance
Hedging Instruments	Sheet	Fair	Sheet	Fair
Under FASB ASC 815:	Location	Value	Location	Value

Interest rate contracts	Derivative liability	$—	Derivative liability	$6,761
Natural gas contracts	Derivative liability	3,129	Derivative liability	10,908
Natural gas contracts	Other long-term liabilities	1,982	Other long-term liabilities	3,500

Total designated		5,111		21,169
Derivatives undesignated as hedging instruments under FASB ASC 815:
Natural gas contracts	Derivative liability	217	Derivative liability	267
Natural gas contracts	Other long-term liabilities	79	Other long-term liabilities	193

Total undesignated		296		460

Total		$5,407		$21,629

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Change in value of derivatives

Most of our derivatives qualify and are designated as cash flow hedges (except certain natural gas contracts originally designated to expected purchases at Syracuse China) at December 31, 2009. Hedge accounting is applied only when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses would be recorded to earnings immediately. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in other income on the Consolidated Statement of Operations. We recognized losses of $0.2 million and $0.5 million and income of $0.4 million for December 31, 2009, 2008 and 2007, respectively, representing the total ineffectiveness of all cash flow hedges.

	Amount of Derivative Gain/(loss)
	Recognized in OCI (Effective Portion)
Year Ended December 31,	2009	2008	2007

Derivatives in Cash Flow Hedging relationships:
Interest rate contracts	$6,322	$(790)	$(6,501)
Natural gas contracts	(8,976)	(15,447)	(3,656)

Total	$(2,654)	$(16,237)	$(10,157)

		Gain/(Loss) Reclassified from Accumulated Other
Year Ended December 31,		Comprehensive Income (Loss) to Consolidated Statement of Operations (Effective Portion)
Derivative:	Location:	2009	2008	2007

Interest rate contracts	Interest expense	$6,316	$3,263	$22
Natural gas contracts	Cost of sales	(18,269)	(2,431)	(6,027)

Total impact on net income (loss)		$(11,953)	$832	$(6,005)

Certain of our natural gas futures contracts are now classified as ineffective, as the forecasted transactions are not probable of occurring due to the closure of our Syracuse China facility in April 2009 as well as decreased production at some of our plants. As a result, we recorded expense of $0.2 million and $0.5 million for the years ended December 31, 2009 and 2008, respectively.

The following table provides the impact on the Consolidated Statement of Operations from derivatives no longer designated as cash flow hedges:

Year Ended December 31,		Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivative:	Location:	2009	2008	2007

Natural gas contracts	Other income	$(155)	$(461)	$423

Total		$(155)	$(461)	$423

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As the natural gas contracts mature, the accumulated gains (losses) for the respective contracts are reclassified from accumulated other comprehensive loss to current expense in cost of sales in our Consolidated Statement of Operations. Similarly, as fixed interest payments are made pursuant to the interest rate protection agreements, they are recorded together with the related receipt of variable interest receipts, the payment of contractual interest expense to the banks and the reclassification of accumulated gains (losses) from accumulated other comprehensive loss related to the interest rate agreements. We received (paid) additional cash interest of $(6.8) million, $(2.7) million and $0.3 million in the years ended December 31, 2009, 2008 and 2007, respectively, due to the difference between the contractual fixed interest rates in our interest rate protection agreements and the variable interest rates associated with our long-term debt. As reflected in the above table, we paid cash of $18.3 million, $2.4 million and $6.0 million in the years ended December 31, 2009, 2008 and 2007, respectively due to the difference between the fixed unit rate of our natural gas contracts and the variable unit rate of our natural gas cost from suppliers. Based on our current valuation, we estimate that accumulated losses currently carried in accumulated other comprehensive loss that will be reclassified into earnings over the next twelve months will result in $3.3 million of expense in our Consolidated Statement of Operations.

Gains and losses for derivatives that were not designated as hedging instruments are recorded in current earnings as follows:

Year Ended December 31,
Derivative:	Location:	2009	2008	2007

Currency contracts	Other income	$—	$(359)	$369

Total		$—	$(359)	$369

We do not believe we are exposed to more than a nominal amount of credit risk in our interest rate, natural gas and foreign currency hedges, as the counterparties are established financial institutions. All counterparties were rated BBB+ or better as of December 31, 2009, by Standard and Poor’s.

14.	Comprehensive Income (Loss)

Total comprehensive (loss) income (net of tax) includes:

Year Ended December 31,	2009	2008	2007

Net loss	$(28,788)	$(80,463)	$(2,307)
Effect of derivatives, net of tax (below)	12,440	(10,300)	(3,224)
Minimum pension liability and intangible pension asset, net of tax provision of $227, $282 and $0	(13,479)	(58,607)	(2,956)
Effect of exchange rate fluctuation	1,101	(4,402)	9,712

Total comprehensive (loss) income	$(28,726)	$(153,772)	$1,225

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Accumulated other comprehensive loss (net of tax) includes:

December 31,	2009	2008	2007

Minimum pension liability and intangible pension asset	$(116,886)	$(103,407)	$(44,800)
Derivatives	(4,170)	(16,610)	(6,310)
Exchange rate fluctuation	5,332	4,231	8,633

Total	$(115,724)	$(115,786)	$(42,477)

The change in other comprehensive loss related to cash flow hedges is as follows:

Year Ended December 31,	2009	2008	2007

Change in fair value of derivative instruments	$15,613	$(13,690)	$(3,224)
Less: Income tax provision (benefit)	(3,173)	3,390	—

Other comprehensive loss related to derivatives	$12,440	$(10,300)	$(3,224)

The following table identifies the detail of cash flow hedges in accumulated other comprehensive loss:

December 31,	2009	2008	2007

Balance at beginning of year	$(16,610)	$(6,310)	$(3,086)
Current year impact of changes in value (net of tax):
Rate agreements	6,322	(1,077)	(6,423)
Natural gas	6,118	(9,223)	3,199

Subtotal	12,440	(10,300)	(3,224)

Balance at end of year	$(4,170)	$(16,610)	$(6,310)

15.	Fair Value

Current accounting rules for Fair Value Accounting under U.S. GAAP were issued by the FASB in 2006 under SFAS 157, “Fair Value Measurements” These rules have been incorporated primarily into FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and FASB ASC Topic 250, “Accounting Changes and Error Corrections.” We adopted these rules for Fair Value Accounting as of January 1, 2008, but we had not applied them to non-recurring, nonfinancial assets and liabilities. We adopted Fair Value Accounting rules for nonrecurring, nonfinancial assets and liabilities as of January 1, 2009. The adoption of these rules had no impact on our fair value measurements. FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs based on our own assumptions.

	Fair Value at December 31, 2009
	Level 1	Level 2	Level 3	Total

Commodity futures natural gas contracts	$—	$(5,407)	$—	$(5,407)

Total derivative liability	$—	$(5,407)	$—	$(5,407)

	Fair Value at December 31, 2008
	Level 1	Level 2	Level 3	Total

Commodity futures natural gas contracts	$—	$(14,868)	$—	$(14,868)
Interest rate protection agreements	$—	$(6,761)	$—	$(6,761)

Total derivative liability	$—	$(21,629)	$—	$(21,629)

The fair values of our interest rate protection agreements are based on the market standard methodology of netting the discounted expected future variable cash receipts and the discounted future fixed cash payments. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate forward curves. The fair values of our commodity futures natural gas contracts are determined using observable market inputs. Since these inputs are observable in active markets over the terms that the instruments are held, the derivatives are classified as Level 2 in the hierarchy. We also evaluate Company and counterparty risk in determining fair values. The total derivative liability is recorded on the Consolidated Balance Sheets with $3.3 million in derivative liability and $2.1 million in other long-term liabilities as of December 31, 2009. As of December 31, 2008, $17.9 million was recorded in derivative liability and $3.7 million in other long-term liabilities.

The commodity futures natural gas contracts and interest rate protection agreements are hedges of either recorded assets or liabilities or anticipated transactions. Changes in values of the underlying hedged assets and liabilities or anticipated transactions are not reflected in the above table.

16.	Operating Leases

Rental expense for all non-cancelable operating leases, primarily for warehouses, was $17.9 million, $18.5 million and $15.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum rentals under operating leases are as follows:

					2015 and
2010	2011	2012	2013	2014	Thereafter

$17,370	$14,920	$12,007	$10,587	$9,520	$53,347

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17.	Other Income

Items included in other income in the Consolidated Statements of Operations are as follows:

Year Ended December 31,	2009	2008	2007

Gain on sales of land at Syracuse and Royal Leerdam	$—	$—	$5,457
Gain on currency translation	2,766	668	1,962
Hedge ineffectiveness (1)	(155)	(461)	423
Other non-operating income	1,442	912	936

Total other income	$4,053	$1,119	$8,778

(1)	Includes expense of $0.2 million and $0.4 million related to gas hedges at Syracuse China in 2009 and 2008, respectively. See Note 7.

18.	Segments

We have three reportable segments from which we derive revenue from external customers. Some operating segments were aggregated to arrive at the disclosed reportable segments. The segments are distinguished as follows:

•	North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.

•	North American Other—includes sales of ceramic dinnerware; metal tableware, hollowware and serveware; and plastic items from subsidiaries in the United States.

•	International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The accounting policies of the segments are the same as those described in note 2. We do not have any customers who represent 10 percent or more of total sales. We evaluate the performance of our segments based upon sales and Earnings Before Interest and Taxes (EBIT). Intersegment sales are consummated at arm’s length and are reflected in eliminations in the table below.

December 31,	2009	2008	2007

Net sales:
North American Glass	$522,575	$554,128	$568,495
North American Other	87,041	111,029	121,217
International	145,023	153,532	136,727
Eliminations	(6,004)	(8,482)	(12,279)

Consolidated	$748,635	$810,207	$814,160

EBIT:
North American Glass	$33,727	$25,495	$54,492
North American Other	9,802	(17,696)	15,670
International	(2,862)	(12,228)	4,717

Consolidated	$40,667	$(4,429)	$74,879

Special charges (excluding write-off of financing fees) (see note 7):
North American Glass	$14	$5,356	$—
North American Other	3,809	28,252	—
International	—	11,890	—

Consolidated	$3,823	$45,498	$—

Depreciation & amortization:
North American Glass	$24,806	$26,004	$25,558
North American Other	2,052	3,123	3,328
International	16,308	15,303	12,686

Consolidated	$43,166	$44,430	$41,572

Capital expenditures:
North American Glass	$10,317	$21,170	$25,711
North American Other	339	611	1,474
International	6,349	23,936	15,936

Consolidated	$17,005	$45,717	$43,121

Total assets:
North American Glass	$856,711	$840,403	$927,431
North American Other	53,029	54,089	83,064
International	436,594	429,749	443,132
Eliminations	(551,521)	(502,687)	(554,156)

Consolidated	$794,813	$821,554	$899,471

Reconciliation of EBIT to net loss:
Segment EBIT	$40,667	$(4,429)	$74,879
Interest expense	(66,705)	(69,720)	(65,888)
Income taxes	(2,750)	(6,314)	(11,298)

Net loss	$(28,788)	$(80,463)	$(2,307)

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Net sales to customers and long-lived assets located in the U.S., Mexico, and Other regions for 2009, 2008 and 2007 are presented below. Intercompany sales to affiliates represent products that are transferred between geographic areas on a basis intended to reflect as nearly as possible the market value of the products. The long-lived assets include net fixed assets, goodwill and equity investments.

	United States	Mexico	All Other	Eliminations	Consolidated

2009
Net sales:
Customers	$435,500	$104,254	$208,881		$748,635
Intercompany	42,832	6,958	7,927	$(57,717)	—

Total net sales	$478,332	$111,212	$216,808	$(57,717)	$748,635

Long-lived assets	$126,371	$195,648	$136,314	$—	$458,333

2008
Net sales:
Customers	$451,794	$131,383	$227,030		$810,207
Intercompany	50,825	9,402	3,555	$(63,782)	—

Total net sales	$502,619	$140,785	$230,585	$(63,782)	$810,207

Long-lived assets	$136,934	$199,583	$145,066	$—	$481,583

2007
Net sales:
Customers	$459,294	$123,966	$230,900		$814,160
Intercompany	52,617	8,774	2,925	$(64,316)	—

Total net sales	$511,911	$132,740	$233,825	$(64,316)	$814,160

Long-lived assets	$158,187	$202,924	$143,551	$—	$504,662

19.	Condensed Consolidated Guarantor Financial Statements

Libbey Glass is a direct, 100 percent owned subsidiary of Libbey Inc. and the issuer of the Senior Notes and the PIK Notes. The obligations of Libbey Glass under the Senior Notes and the PIK Notes are fully and unconditionally and jointly and severally guaranteed by Libbey Inc. and by certain indirect, 100 percent owned domestic subsidiaries of Libbey Inc. as described below. All are related parties that are included in the Consolidated Financial Statements for the year ended December 31, 2009, 2008 and 2007.

At December 31, 2009, December 31, 2008 and December 31, 2007, Libbey Inc.’s indirect, 100 percent owned domestic subsidiaries were Syracuse China Company, World Tableware Inc., LGA4 Corp., LGA3 Corp., The Drummond Glass Company, LGC Corp., Traex Company, Libbey.com LLC, LGFS Inc., LGAC LLC and Crisa Industrial LLC (collectively, the “Subsidiary Guarantors”). The following tables contain condensed consolidating financial statements of (a) the parent, Libbey Inc., (b) the issuer, Libbey Glass, (c) the Subsidiary Guarantors, (d) the indirect subsidiaries of Libbey Inc. that are not Subsidiary Guarantors (collectively, “Non-Guarantor Subsidiaries”), (e) the consolidating elimination entries, and (f) the consolidated totals.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2009	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$385,467	$87,041	$325,175	$(49,048)	$748,635
Freight billed to customers	—	601	839	165	—	1,605

Total revenues	—	386,068	87,880	325,340	(49,048)	750,240
Cost of sales	—	310,031	68,505	287,607	(49,048)	617,095

Gross profit	—	76,037	19,375	37,733	—	133,145
Selling, general and administrative expenses	—	53,906	7,954	33,040	—	94,900
Special charges	—	14	1,617	—	—	1,631

Income (loss) from operations	—	22,117	9,804	4,693	—	36,614
Other income (expense)	—	3,533	(138)	658	—	4,053

Earnings (loss) before interest and income taxes	—	25,650	9,666	5,351	—	40,667
Interest expense	—	60,798	1	5,906	—	66,705

Earnings (loss) before income taxes	—	(35,148)	9,665	(555)	—	(26,038)
Provision (benefit) for income taxes	—	(7,275)	1,666	8,359	—	2,750

Net income (loss)	—	(27,873)	7,999	(8,914)	—	(28,788)
Equity in net income (loss) of subsidiaries	(28,788)	(915)	—	—	29,703	—

Net income (loss)	$(28,788)	$(28,788)	$7,999	$(8,914)	$29,703	$(28,788)

The following represents the total special charges included in the above Statement of Operations (see note 7):

Special charges included in:
Cost of sales	$—	$—	$1,960	$—	$—	$1,960
Special charges	—	14	1,617	—	—	1,631
Other income (expense)	—	—	(232)	—	—	(232)
Interest expense	—	2,700	—	—	—	2,700

Total pretax special charges	$—	$2,714	$3,809	$—	$—	$6,523

Special charges net of tax	$—	$2,714	$3,809	$—	$—	$6,523

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2008	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$392,738	$111,029	$363,625	$(57,185)	$810,207
Freight billed to customers	—	743	1,220	459	—	2,422

Total revenues	—	393,481	112,249	364,084	(57,185)	812,629
Cost of sales	—	345,669	104,683	310,125	(57,185)	703,292

Gross profit	—	47,812	7,566	53,959	—	109,337
Selling, general and administrative expenses	—	44,269	11,265	32,917	—	88,451
Special charges	—	683	13,861	11,890	—	26,434

Income (loss) from operations	—	2,860	(17,560)	9,152	—	(5,548)
Other income (expense)	—	(2,332)	(504)	3,955	—	1,119

Earnings (loss) before interest and income taxes	—	528	(18,064)	13,107	—	(4,429)
Interest expense	—	62,730	1	6,989	—	69,720

Earnings (loss) before income taxes	—	(62,202)	(18,065)	6,118	—	(74,149)
Provision (benefit) for income taxes	—	(7,380)	9,284	4,410	—	6,314

Net income (loss)	—	(54,822)	(27,349)	1,708	—	(80,463)
Equity in net income (loss) of subsidiaries	(80,463)	(25,641)	—	—	106,104	—

Net income (loss)	$(80,463)	$(80,463)	$(27,349)	$1,708	$106,104	$(80,463)

The following represents the total special charges included in the above Statement of Operations (see note 7):

Special charges included in:
Cost of sales	$—	$3,795	$14,007	$879	$—	$18,681
Special charges	—	683	13,861	11,890	—	26,434
Other income (expense)	—	—	(383)	—	—	(383)

Total pretax special charges	$—	$4,478	$28,251	$12,769	$—	$45,498

Special charges net of tax	$—	$4,478	$28,251	$12,523	$—	$45,252

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2007	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$409,788	$121,217	$341,799	$(58,644)	$814,160
Freight billed to customers	—	566	1,341	300	—	2,207

Total revenues	—	410,354	122,558	342,099	(58,644)	816,367
Cost of sales	—	335,575	96,934	284,833	(58,644)	658,698

Gross profit	—	74,779	25,624	57,266	—	157,669
Selling, general and administrative expenses	—	46,551	11,442	33,575	—	91,568

Income (loss) from operations	—	28,228	14,182	23,691	—	66,101
Other income (expense)	—	4,284	1,334	3,160	—	8,778

Earnings (loss) before interest and income taxes	—	32,512	15,516	26,851	—	74,879
Interest expense	—	60,090	—	5,798	—	65,888

Earnings (loss) before income taxes	—	(27,578)	15,516	21,053	—	8,991
Provision (benefit) for income taxes	—	(34,654)	19,497	26,455	—	11,298

Net income (loss)	—	7,076	(3,981)	(5,402)	—	(2,307)
Equity in net income (loss) of subsidiaries	(2,307)	(9,383)	—	—	11,690	—

Net income (loss)	$(2,307)	$(2,307)	$(3,981)	$(5,402)	$11,690	$(2,307)

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
December 31, 2009	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash and equivalents	$—	$37,386	$419	$17,284	$—	$55,089
Accounts receivable—net	—	36,173	5,125	41,126	—	82,424
Inventories—net	—	48,493	18,024	77,498	—	144,015
Other current assets	—	13,840	946	12,382	(15,385)	11,783

Total current assets	—	135,892	24,514	148,290	(15,385)	293,311
Other non-current assets	—	(4,912)	3,535	38,819	(19,134)	18,308
Investments in and advances to subsidiaries	(66,907)	403,403	276,755	140,289	(753,540)	—
Goodwill and purchased intangible assets—net	—	26,833	15,771	150,577	—	193,181

Total other assets	(66,907)	425,324	296,061	329,685	(772,674)	211,489
Property, plant and equipment—net	—	79,773	5,990	204,250	—	290,013

Total assets	$(66,907)	$640,989	$326,565	$682,225	$(788,059)	$794,813

Accounts payable	$—	$13,503	$3,289	$42,046	$—	$58,838
Accrued and other current liabilities	—	48,440	9,375	35,064	(8,848)	84,031
Notes payable and long-term debt due within one year	—	215	—	10,300	—	10,515

Total current liabilities	—	62,158	12,664	87,410	(8,848)	153,384
Long-term debt	—	456,152	—	48,572	—	504,724
Other long-term liabilities	—	151,754	15,618	61,911	(25,671)	203,612

Total liabilities	—	670,064	28,282	197,893	(34,519)	861,720
Total shareholders’ equity	(66,907)	(29,075)	298,283	484,332	(753,540)	(66,907)

Total liabilities and shareholders’ equity	$(66,907)	$640,989	$326,565	$682,225	$(788,059)	$794,813

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
December 31, 2008	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash and equivalents	$—	$6,453	$413	$6,438	$—	$13,304
Accounts receivable—net	—	32,789	6,076	37,207	—	76,072
Inventories—net	—	58,924	26,892	99,426	—	185,242
Other current assets	—	4,731	316	12,120	—	17,167

Total current assets	—	102,897	33,697	155,191	—	291,785
Other non-current assets	—	9,462	43	12,560	—	22,065
Investments in and advances to subsidiaries	(57,889)	406,812	272,761	143,459	(765,143)	—
Goodwill and purchased intangible assets—net	—	28,216	15,780	148,861	—	192,857

Total other assets	(57,889)	444,490	288,584	304,880	(765,143)	214,922
Property, plant and equipment—net	—	88,628	7,697	218,522	—	314,847

Total assets	$(57,889)	$636,015	$329,978	$678,593	$(765,143)	$821,554

Accounts payable	$—	$9,370	$2,794	$42,264	$—	$54,428
Accrued and other current liabilities	—	36,589	19,700	35,908	—	92,197
Notes payable and long-term debt due within one year	—	215	—	4,186	—	4,401

Total current liabilities	—	46,174	22,494	82,358	—	151,026
Long-term debt	—	451,772	—	94,084	—	545,856
Other long-term liabilities	—	140,936	14,185	27,440	—	182,561

Total liabilities	—	638,882	36,679	203,882	—	879,443
Total shareholders’ equity	(57,889)	(2,867)	293,299	474,711	(765,143)	(57,889)

Total liabilities and shareholders’ equity	$(57,889)	$636,015	$329,978	$678,593	$(765,143)	$821,554

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2009	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net income (loss)	$(28,788)	$(28,788)	$7,999	$(8,914)	$29,703	$(28,788)
Depreciation and amortization	—	14,678	2,052	26,436	—	43,166
Other operating activities	28,788	55,517	(9,711)	42,879	(29,703)	87,770

Net cash provided by (used in) operating activities	—	41,407	340	60,401	—	102,148
Additions to property, plant & equipment	—	(6,189)	(339)	(10,477)	—	(17,005)
Other investing activities	—	60	5	200	—	265

Net cash provided by (used in) investing activities	—	(6,129)	(334)	(10,277)	—	(16,740)
Net borrowings	—	(174)	—	(39,220)	—	(39,394)
Other financing activities	—	(4,171)	—	—	—	(4,171)

Net cash provided by (used in) financing activities	—	(4,345)	—	(39,220)	—	(43,565)
Exchange effect on cash	—	—	—	(58)	—	(58)

Increase (decrease) in cash	—	30,933	6	10,846	—	41,785
Cash at beginning of period	—	6,453	413	6,438	—	13,304

Cash at end of period	$—	$37,386	$419	$17,284	$—	$55,089

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2008	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net income (loss)	$(80,463)	$(80,463)	$(27,349)	$1,708	$106,104	$(80,463)
Depreciation and amortization	—	14,904	3,123	26,403	—	44,430
Other operating activities	80,463	65,694	24,718	(29,778)	(106,104)	34,993

Net cash provided by (used in) operating activities	—	135	492	(1,667)	—	(1,040)
Additions to property, plant & equipment	—	(13,003)	(611)	(32,103)	—	(45,717)
Other investing activities	—	117	—	—	—	117

Net cash provided by (used in) investing activities	—	(12,886)	(611)	(32,103)	—	(45,600)
Net borrowings (repayments)	—	(164)	—	27,458	—	27,294
Other financing activities	—	(1,466)	—	—	—	(1,466)

Net cash provided by (used in) financing activities	—	(1,630)	—	27,458	—	25,828
Exchange effect on cash	—	—	—	(2,423)	—	(2,423)

Increase (decrease) in cash	—	(14,381)	(119)	(8,735)	—	(23,235)
Cash at beginning of period	—	20,834	532	15,173	—	36,539

Cash at end of period	$—	$6,453	$413	$6,438	$—	$13,304

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
Year Ended December 31, 2007	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Net income (loss)	$(2,307)	$(2,307)	$(3,981)	$(5,402)	$11,690	$(2,307)
Depreciation and amortization	—	15,144	3,328	23,100	—	41,572
Other operating activities	2,307	605	649	20,321	(11,690)	12,192

Net cash provided by (used in) operating activities	—	13,442	(4)	38,019	—	51,457
Additions to property, plant & equipment	—	(10,508)	(1,474)	(31,139)	—	(43,121)
Other investing activities	—	(3,237)	1,501	9,949	—	8,213

Net cash (used in) investing activities	—	(13,745)	27	(21,190)	—	(34,908)
Net borrowings	—	(155)	—	(20,695)	—	(20,850)
Other financing activities	—	(1,557)	—	—	—	(1,557)

Net cash provided by (used in) financing activities	—	(1,712)	—	(20,695)	—	(22,407)
Exchange effect on cash	—	—	—	631	—	631

Increase (decrease) in cash	—	(2,015)	23	(3,235)	—	(5,227)
Cash at beginning of period	—	22,849	509	18,408	—	41,766

Cash at end of period	$—	$20,834	$532	$15,173	$—	$36,539

20.	Subsequent Events

On February 8, 2010, we completed the refinancing of substantially all of the existing indebtedness of our wholly-owned subsidiaries Libbey Glass and Libbey Europe B.V. The refinancing included:

•	the entry into an amended and restated credit agreement with respect to our Old ABL Facility;

•	the issuance of $400.0 million in aggregate principal amount of 10 percent Senior Secured Notes of Libbey Glass due 2015 (New Notes);

•	the repurchase and cancellation of all of Libbey Glass’s then outstanding $306.0 million in aggregate principal amount of Senior Notes; and

•	the redemption of all of Libbey Glass’s then outstanding $80.4 million in aggregate principal amount 16 percent New PIK Notes.

Libbey Glass used the proceeds of the offering of the New Notes, together with cash on hand, to fund the repurchase of the Senior Notes and the redemption of the New PIK Notes, and to pay certain related fees and expenses.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On February 25, 2010, the terms of the RMB working capital loan were extended. Under the new terms, the loan matures in January, 2011.

December 31, 2009 proforma borrowings consist of the following:

			Actual	Proforma
			December 31,	December 31,
	Interest Rate	Maturity Date	2009	2009

Borrowings under Old ABL Facility	Floating	December 16, 2010	$—	$—
Borrowings under the New ABL Facility	Floating	April 8, 2014	—	—
Senior Notes	Floating	December 1, 2011	306,000	—
New Notes	10.0%	February 15, 2015	—	400,000
New PIK Notes (1)	0.0%	June 1, 2021	80,431	—
Promissory note	6.0%	January 2010 to September 2016	1,492	1,492
Notes payable	Floating	January 2010	672	672
RMB loan contract	Floating	July 2012 to January 2014	36,675	36,675
RMB working capital loan	Floating	March 2010 (2)	7,335	7,335
BES Euro line	Floating	December 2010 to December 2013	14,190	14,190

Total borrowings			446,795	460,364
Less—unamortized discounts and warrants			1,749	7,672
Plus—carrying value in excess of principal
on New PIK Notes (1)			70,193	—

Total borrowings—net			515,239	452,692
Less—current portion of borrowings			10,515	10,515

Total long-term portion of borrowings—net			$504,724	$442,177

(1)	On October 28, 2009, we exchanged approximately $160.9 million of Old PIK Notes for approximately $80.4 million of New PIK Notes and additional common stock and warrants to purchase common stock of Libbey Inc. Under U.S. GAAP, we are required to record the New PIK Notes at their carrying value of approximately $150.6 million instead of their face value of $80.4 million.

(2)	On February 25, 2010, the terms of the RMB working capital loan were extended. Under the new terms, the loan matures in January, 2011.

Actual annual maturities for all of our total borrowings for the next five years and beyond are as follows:

2010	2011	2012	2013	2014	Thereafter

$10,515	$309,375	$14,439	$22,552	$9,022	$80,892

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Proforma maturities for all of our total borrowings for the next five years and beyond are as follows:

2010	2011	2012	2013	2014	Thereafter

$3,180	$10,710	$14,439	$22,552	$9,022	$400,461

Amended and Restated Credit Agreement

Pursuant to the refinancing, Libbey Glass and Libbey Europe entered into an Amended and Restated Credit Agreement, dated as of February 8, 2010 (New ABL Facility), between Libbey Glass and Libbey Europe, as borrowers, the Company, as a loan guarantor, the other loan parties party thereto as guarantors, JPMorgan Chase Bank, N.A., as administrative agent with respect to the U.S. loans (the “U.S. Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent with respect to the Netherlands loans, Bank of America, N.A. and Barclays Capital, as Co-Syndication Agents, Wells Fargo Capital Finance, LLC, as Documentation Agent, and the other lenders and agents party thereto. The New ABL Facility replaces the Old ABL Facility and provides for borrowings of up to $110.0 million, subject to certain borrowing base limitations, reserves and outstanding letters of credit.

All borrowings under the New ABL Facility are secured by:

•	a first-priority security interest in substantially all of the existing and future real and personal property (including without limitation tangible and intangible assets) of Libbey Glass and its domestic subsidiaries (other than certain real property and equipment located in the United States and certain general intangibles, instruments, books and records and supporting obligations related to such real property and equipment, and certain proceeds of the foregoing) (the “Credit Agreement Priority Collateral”);

•	a first-priority security interest in:

•	100 percent of the stock of Libbey Glass and 100 percent of the stock of substantially all of Libbey Glass’ present and future direct and indirect domestic subsidiaries;

•	100 percent of the non-voting stock of substantially all of Libbey Glass’ first-tier present and future foreign subsidiaries; and

•	65 percent of the voting stock of substantially all of Libbey Glass’ first-tier present and future foreign subsidiaries;

•	a first priority security interest in substantially all proceeds and products of the property and assets described above; and

•	a second-priority security interest in substantially all of the owned real property, equipment and fixtures in the United States of Libbey Glass and its domestic subsidiaries, subject to certain exceptions and permitted liens (the “New Notes Priority Collateral”).

Additionally, borrowings by Libbey Europe under the New ABL Facility are secured by:

•	a first-priority lien on substantially all of the existing and future real and personal property (including without limitation all of the tangible and intangible property) of Libbey Europe and its Dutch subsidiaries; and

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	a first-priority security interest in:

•	100 percent of the stock of Libbey Europe and 100 percent of the stock of substantially all of the Dutch subsidiaries; and

•	100 percent (or a lesser percentage to the extent a security interest in such shares would cause a material tax cost, but in no case less than 65 percent) of the outstanding stock issued by the first tier foreign subsidiaries of Libbey Europe and its Dutch subsidiaries.

The interest rates payable under the New ABL Facility will depend on the type of loan plus an applicable margin. The initial applicable margin of any LIBOR loans made under the New ABL Facility is expected to be 3.50 percent and the initial applicable margin for any CBFR loans made under the New ABL Facility is expected to be 2.50 percent. After six full months, the applicable margin will be subject to adjustment based on established aggregate availability under the New ABL Facility.

New Notes

On February 8, 2010, Libbey Glass closed its offering of New Notes. The net proceeds of the offering of New Notes were approximately $382.3 million, after taking 1.918 percent original issue discount of $7.7 million into account and deducting fees payable to the initial purchasers.

The New Notes were issued pursuant to an Indenture, dated February 8, 2010 (the “New Notes Indenture”), between Libbey Glass, the Company, the domestic subsidiaries of Libbey Glass listed as guarantors therein (the “Subsidiary Guarantors” and together with the Company, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “New Notes Trustee”), and collateral agent. Under the terms of the New Notes Indenture, the New Notes bear interest at a rate of 10.0 percent per year and will mature on February 15, 2015. The New Notes Indenture contains covenants that restrict the ability of Libbey Glass and the Guarantors to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends, make certain investments or other restricted payments;

•	create liens;

•	enter into affiliate transactions;

•	merge or consolidate, or otherwise dispose of all or substantially all the assets of Libbey Glass and the Guarantors; and

•	transfer or sell assets.

The New Notes Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding New Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the New Notes Trustee or holders of at least 25 percent in aggregate principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately.

LIBBEY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The New Notes and the related guarantees under the New Notes Indenture are secured by (i) first priority liens on the New Notes Priority Collateral and (ii) second priority liens on the Credit Agreement Priority Collateral.

In connection with the sale of the New Notes, Libbey Glass and the Guarantors entered into a registration rights agreement, dated February 8, 2010 (the “Registration Rights Agreement”), under which they agreed, pursuant to the terms and conditions set forth therein, to make an offer to exchange the New Notes and the related guarantees for registered, publicly tradable notes and guarantees that have substantially identical terms to the New Notes and the related guarantees, and in certain limited circumstances, to file a shelf registration statement that would allow certain holders of New Notes to resell their respective New Notes to the public.

Intercreditor Agreement

On February 8, 2010, Libbey Glass and the Guarantors entered into an intercreditor agreement (the “Intercreditor Agreement”) with the U.S. Administrative Agent under the New ABL Facility and the New Notes Trustee. The Intercreditor Agreement governs the relative priorities (and certain other rights) of the lenders under the New ABL Facility and the holders of the New Notes in respect of the Credit Agreement Priority Collateral and the New Notes Priority Collateral.

Termination of Indenture Governing the Senior Notes

Effective as of February 8, 2010, the indenture governing the Senior Notes, dated as of June 16, 2006, between Libbey Glass, the Company and the other guarantors party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, has been discharged in accordance with its terms. Libbey Glass cancelled the Senior Notes on February 8, 2010, after repurchasing all of the outstanding Senior Notes through the settlement of its tender offer. In connection with the purchase of the tendered Senior Notes, Libbey Glass paid total consideration of approximately $318.8 million, which consisted of: (i) $306.0 million for the aggregate principal amount tendered, (ii) approximately $4.4 million of accrued and unpaid interest on the tendered Senior Notes and (iii) $8.4 million of additional payments consisting of early call and early tender premiums.

Termination of Indenture Governing the New PIK Notes

Effective as of February 8, 2010, the Amended and Restated Indenture governing the New PIK Notes, dated as of October 28, 2009, between Libbey Glass, the Company and the other guarantors party thereto, as guarantors, and Merrill Lynch PCG, Inc. (“Merrill Lynch PCG”), as initial holder, has been discharged in accordance with its terms. Libbey Glass redeemed and cancelled all of the outstanding the New PIK Notes on February 8, 2010. All of the outstanding $80.4 million of New PIK Notes were held by Merrill Lynch PCG, which is also the beneficial holder of 9.5 percent of the Company’s common stock. The $70.2 million difference between the carrying value of the New PIK Notes of $150.6 million and the face value of $80.4 million will be recognized as a gain in the first quarter of 2010.

LIBBEY INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (Consolidated)
Years ended December 31, 2009, 2008 and 2007

		Allowance for	Valuation
		Slow Moving	Allowance
	Allowances for	and Obsolete	for Deferred
	Doubtful Accounts	Inventory	Tax Asset
	(Dollars in thousands)

Balance at December 31, 2006	$11,507	$6,139	$6,575
Charged to expense or other accounts	1,760	2,285	22,280
Deductions	(1,556)	(1,989)	—

Balance at December 31, 2007	11,711	6,435	28,855
Charged to expense or other accounts	181	2,391	58,587
Deductions	(1,413)	(2,244)	—

Balance at December 31, 2008	10,479	6,582	87,442
Charged to expense or other accounts	2,049	1,431	11,547
Deductions	(5,071)	(3,485)	—

Balance at December 31, 2009	$7,457	$4,528	$98,989

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2010	2009
	(dollars in thousands,
	except per-share amounts)
	(unaudited)

Net sales	$203,036	$195,826
Freight billed to customers	420	399

Total revenues	203,456	196,225
Cost of sales	155,425	161,942

Gross profit	48,031	34,283
Selling, general and administrative expenses	24,719	22,514
Special charges	156	278

Income from operations	23,156	11,491
Other income	1,656	2,758

Earnings before interest and income taxes	24,812	14,249
Interest expense	11,768	17,532

Income (loss) before income taxes	13,044	(3,283)
Provision for (benefit from) income taxes	3,477	(5,947)

Net income	$9,567	$2,664

Net income per share:
Basic:	$0.59	$0.18

Diluted:	$0.47	$0.18

Dividends per share	$—	$—

See accompanying notes

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2010	2009
	(dollars in thousands,
	except per-share amounts)
	(unaudited)

Net sales	$376,940	$353,679
Freight billed to customers	854	744

Total revenues	377,794	354,423
Cost of sales	295,886	309,424

Gross profit	81,908	44,999
Selling, general and administrative expenses	47,543	44,888
Special charges	388	674

Income (loss) from operations	33,977	(563)
Gain on redemption of debt	56,792	—
Other income	893	2,721

Earnings before interest and income taxes	91,662	2,158
Interest expense	21,388	34,711

Income (loss) before income taxes	70,274	(32,553)
Provision for (benefit from) income taxes	5,297	(7,324)

Net income (loss)	$64,977	$(25,229)

Net income (loss) per share:
Basic:	$3.98	$(1.70)

Diluted:	$3.21	$(1.70)

Dividends per share	$—	$—

See accompanying notes

LIBBEY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
	(dollars in thousands,
	except share amounts)

Assets:
Cash and cash equivalents	$46,173	$55,089
Accounts receivable—net	92,782	82,424
Inventories—net	153,187	144,015
Prepaid and other current assets	12,538	11,783

Total current assets	304,680	293,311
Pension asset	9,822	9,454
Purchased intangible assets—net	23,426	24,861
Goodwill	168,320	168,320
Other assets	20,871	8,854

Total other assets	222,439	211,489
Property, plant and equipment—net	267,053	290,013

Total assets	$794,172	$794,813

Liabilities and Shareholders’ Deficit:
Notes payable	$770	$672
Accounts payable	55,775	58,838
Salaries and wages	24,862	34,064
Accrued liabilities	53,679	35,699
Accrued special charges	725	1,016
Pension liability (current portion)	2,000	1,984
Non-pension postretirement benefits (current portion)	4,363	4,363
Derivative liability	4,836	3,346
Deferred income taxes	3,418	3,559
Long-term debt due within one year	9,873	9,843

Total current liabilities	160,301	153,384
Long-term debt	441,805	504,724
Pension liability	120,182	119,727
Non-pension postretirement benefits	65,428	64,780
Deferred income taxes	6,204	6,226
Other long-term liabilities	11,948	12,879

Total liabilities	805,868	861,720
Shareholders’ deficit:
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,697,930 shares issued at June 30, 2010 and 18,697,630 at December 31, 2009	187	187
Capital in excess of par value (includes warrants of $15,560 based on 3,952,165 shares at June 30, 2010 and at December 31, 2009)	324,933	324,272
Treasury stock, at cost, 2,514,861 shares (2,599,769 shares in 2009)	(67,993)	(70,298)
Accumulated deficit	(141,631)	(205,344)
Accumulated other comprehensive loss	(127,192)	(115,724)

Total shareholders’ deficit	(11,696)	(66,907)

Total liabilities and shareholders’ deficit	$794,172	$794,813

See accompanying notes

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2010	2009
	(dollars in thousands)
	(unaudited)

Operating activities:
Net income	$9,567	$2,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,568	10,518
Loss on asset disposals	185	23
Change in accounts receivable	(7,096)	(16,007)
Change in inventories	(3,896)	26,962
Change in accounts payable	5,078	2,156
Accrued interest and amortization of discounts, warrants and finance fees	10,585	(13,129)
Accrual of interest on PIK notes	—	11,916
Pension & non-pension postretirement benefits	(134)	194
Special charges	2,827	(2,301)
Accrued liabilities & prepaid expenses	6,955	10,104
Accrued income taxes	3,405	(6,674)
Other operating activities	68	(1,720)

Net cash provided by operating activities	38,112	24,706
Investing activities:
Additions to property, plant and equipment	(7,231)	(4,610)
Proceeds from asset sales and other	—	21

Net cash used in investing activities	(7,231)	(4,589)
Financing activities:
Net (repayments) borrowings on ABL credit facility	—	(10,803)
Other repayments	(632)	(2,006)
Debt issuance costs and other	(1,455)	—

Net cash used in financing activities	(2,087)	(12,809)
Effect of exchange rate fluctuations on cash	(648)	311

Increase in cash	28,146	7,619
Cash at beginning of period	18,027	16,463

Cash at end of period	$46,173	$24,082

Supplemental disclosure of cash flows information:
Cash paid during the period for interest	$1,123	$18,867
Cash (refunded) paid during the period for income taxes	$(232)	$106

See accompanying notes

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(dollars in thousands)
	(unaudited)

Operating activities:
Net income (loss)	$64,977	$(25,229)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	20,954	22,246
Loss on asset disposals	265	32
Change in accounts receivable	(13,612)	(15,597)
Change in inventories	(14,800)	38,246
Change in accounts payable	837	113
Accrued interest and amortization of discounts, warrants and finance fees	15,791	1,551
Accrual of interest on PIK notes	—	11,916
Gain on redemption of PIK notes	(70,193)	—
Payment of interest on PIK notes	(29,400)	—
Call premium on floating rate notes	8,415	—
Write-off of bank fees & discounts on old ABL and floating rate notes	4,986	—
Pension & non-pension postretirement benefits	2,871	3,165
Special charges	2,396	(751)
Accrued liabilities & prepaid expenses	(2,513)	12,784
Accrued income taxes	(239)	(8,637)
Other operating activities	1,212	(749)

Net cash (used in) provided by operating activities	(8,053)	39,090
Investing activities:
Additions to property, plant and equipment	(11,379)	(9,550)
Call premium on floating rate notes	(8,415)	—
Proceeds from asset sales and other	—	88

Net cash used in investing activities	(19,794)	(9,462)
Financing activities:
Net (repayments) borrowings on ABL credit facility	—	(16,689)
Other repayments	(91)	(2,123)
Other borrowings	215	—
Floating rate note payments	(306,000)	—
PIK note payment	(51,031)	—
Proceeds from senior secured notes	392,328	—
Debt issuance costs and other	(15,488)	—

Net cash provided by (used in) financing activities	19,933	(18,812)
Effect of exchange rate fluctuations on cash	(1,002)	(38)

(Decrease) increase in cash	(8,916)	10,778
Cash at beginning of period	55,089	13,304

Cash at end of period	$46,173	$24,082

Supplemental disclosure of cash flows information:
Cash paid during the period for interest	$6,140	$20,003
Cash paid during the period for income taxes	$4,702	$1,307

Supplemental disclosure of non-cash financing activities:

At December 31, 2009 our borrowings included a $70.2 million liability representing carrying value in excess of the principal amount for our PIK notes (see notes 6 and 20 to our report on Form 10-K for 2009). During the first quarter of 2010, the PIK notes were redeemed, resulting in the recognition of a gain of $70.2 million. The gain was offset by $13.4 million of expenses related to the transaction, resulting in a net gain of $56.8 million on the Condensed Consolidated Statement of Operations. See note 4 for further information on this transaction.

See accompanying notes

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

1.	Description of the Business

Libbey is the leading producer of glass tableware products in the Western Hemisphere, in addition to supplying key markets throughout the world. We produce glass tableware in five countries and sell to customers in over 100 countries. We have the largest manufacturing, distribution and service network among glass tableware manufacturers in the Western Hemisphere and are one of the largest glass tableware manufacturers in the world. We design and market an extensive line of high-quality glass tableware, ceramic dinnerware, metal flatware, hollowware and serveware, and plastic items to a broad group of customers in the foodservice, retail and business-to-business markets. We own and operate two glass tableware manufacturing plants in the United States as well as glass tableware manufacturing plants in the Netherlands, Portugal, China and Mexico. We also own and operate a plastics plant in Wisconsin. Prior to April 2009, we owned and operated a ceramic dinnerware plant in New York (see note 5 for information on closure costs). In addition, we import products from overseas in order to complement our line of manufactured items. The combination of manufacturing and procurement allows us to compete in the global tableware market by offering an extensive product line at competitive prices.

Our website can be found at www.libbey.com. We make available, free of charge, at this website all of our reports filed or furnished pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, as well as amendments to those reports. These reports are made available on our website as soon as reasonably practicable after their filing with, or furnishing to, the Securities and Exchange Commission and can also be found at www.sec.gov.

Our shares are traded on the NYSE Amex exchange under the ticker symbol LBY.

2.	Significant Accounting Policies

See our Form 10-K for the year ended December 31, 2009 for a description of significant accounting policies not listed below.

Basis of Presentation

The Condensed Consolidated Financial Statements include Libbey Inc. and its majority-owned subsidiaries (collectively, Libbey or the Company). Our fiscal year end is December 31st. All material intercompany accounts and transactions have been eliminated. The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from management’s estimates.

Condensed Consolidated Statements of Operations

Net sales in our Condensed Consolidated Statements of Operations include revenue earned when products are shipped and title and risk of loss have passed to the customer. Revenue is recorded net of returns, discounts and incentives offered to customers. Cost of sales includes cost to manufacture and/or purchase products, warehouse, shipping and delivery costs and other costs.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive loss. Income and expense accounts are translated at average exchange rates during the year. The effect of exchange rate changes on transactions denominated in currencies other than the functional currency is recorded in other income.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Financial Accounting Standards Board Accounting Standards Codificationtm (FASB ASC) Topic 740, “Income Taxes” requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States and China, we have recorded a full valuation allowance against our deferred income tax assets. In addition, partial valuation allowances have been recorded in the Netherlands and Portugal.

Stock-Based Compensation Expense

We account for stock-based compensation expense in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation” and FASB ASC Topic 505-50, “Equity—Equity-Based Payments to Non-Employees”. Stock-based compensation cost is measured based on the fair value of the equity instruments issued. FASB ASC Topics 718 and 505-50 apply to all of our outstanding unvested stock-based payment awards. Stock-based compensation expense charged to the Condensed Consolidated Statement of Operations for the three months and six months ended June 30, 2010 was $1.4 million and $1.8 million, respectively. Stock-based compensation expense charged to the Condensed Consolidated Statement of Operations for the three months and six months ended June 30, 2009 was $0.3 million and $1.1 million, respectively.

New Accounting Standards

On July 1, 2009 the FASB Accounting Standards Codificationtm (FASB ASC) became the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The Codification became effective for financial statements issued for interim and annual periods ending after September 15, 2009. Accordingly, in our discussion of New Accounting Standards in our third quarter 2009 filing on form 10-Q and in our annual filing on form 10-K, we incorporated references to the Codification Topics. For this report on Form 10-Q and in future filings, we will refer accounting standards as described in the FASB ASC.

In April 2009, the FASB issued guidance contained in FASB ASC 825, “Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance also requires those disclosures in

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

summarized financial information at interim reporting periods effective for interim reporting periods ending after June 15, 2009. Adoption of this statement did not have a material impact on our Condensed Consolidated Financial Statements. See note 4 of the Condensed Consolidated Financial Statements for additional information.

In May 2009, the FASB issued guidance contained in FASB ASC 855, “Subsequent Events” to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for interim or annual financial periods ending after June 15, 2009. In February, 2010, the FASB issued Accounting Standards Update 2010-09—“Subsequent Events” which removed the requirement to disclose the date through which subsequent events had been considered for disclosure. This update was effective upon issuance. In accordance with this guidance, we have evaluated and, as necessary, made changes to these unaudited Condensed Consolidated Financial Statements for the events.

In August 2009, the FASB issued Accounting Standards Update 2009-5 “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (“ASU 2009-5.”) The objective of ASU 2009-5 is to provide clarification for the determination of fair value of liabilities in circumstances in which a quoted price in an active market for the identical liability is not available. The amendments in this update apply to all entities that measure liabilities at fair value within the scope of Topic 820. ASU 2009-5 was effective for the first reporting period (including interim periods) beginning after issuance, which for Libbey was the fourth quarter of 2009. The adoption of ASU 2009-5 did not have a material impact on our Condensed Consolidated Financial Statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06 “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures regarding the amounts transferring between the various Levels within the fair value hierarchy, and increased disclosures regarding the activities impacting the balance of items classified in Level 3 of the fair value hierarchy. In addition, ASU 2010-06 clarifies increases in existing disclosure requirements for classes of assets and liabilities carried at fair value, and regarding the inputs and valuation techniques used to arrive at the fair value measurements for items classified as Level 2 or Level 3 in the fair value hierarchy. The new disclosure requirements of ASU 2010-06 were effective for Libbey in the first quarter of 2010, except for certain disclosures regarding the activities within Level 3 fair value measurements, which are effective for Libbey in the first quarter of 2011. As this Standards Update only required additional disclosures, the adoption of ASU 2010-06 did not have a material impact on our Condensed Consolidated Financial Statements.

Reclassifications

Certain amounts in the prior year’s financial statements may have been reclassified to conform to the presentation used in the current year financial statements.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

3.	Balance Sheet Details

The following table provides detail of selected balance sheet items:

	June 30, 2010	December 31, 2009
	(dollars in thousands)

Accounts receivable:
Trade receivables	$91,338	$81,032
Other receivables	1,444	1,392

Total accounts receivable, less allowances of $6,790 and $7,457	$92,782	$82,424

Inventories:
Finished goods	$136,213	$126,858
Work in process	935	1,255
Raw materials	5,177	4,201
Repair parts	9,665	9,933
Operating supplies	1,197	1,768

Total inventories, less allowances of $4,299 and $4,528	$153,187	$144,015

Prepaid and other current assets:
Value added tax	$6,008	$4,946
Prepaid expenses	4,166	6,362
Derivative asset	639	—
Refundable and prepaid income taxes and other	1,725	475

Total prepaid and other current assets	$12,538	$11,783

Other assets:
Deposits	$573	$583
Finance fees—net of amortization	14,605	4,056
Long-term derivative asset	1,489	—
Other assets	4,204	4,215

Total other assets	$20,871	$8,854

Accrued liabilities:
Accrued incentives	$18,858	$13,790
Workers compensation	8,612	8,834
Medical liabilities	3,682	2,948
Interest	15,232	1,998
Commissions payable	890	1,134
Other accrued liabilities	6,405	6,995

Total accrued liabilities	$53,679	$35,699

Other long-term liabilities:
Derivative liability (long term portion)	$790	$2,061
Deferred liability	3,915	3,350
Other long-term liabilities	7,243	7,468

Total other long-term liabilities	$11,948	$12,879

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

4.	Borrowings

On February 8, 2010, we completed the refinancing of substantially all of the existing indebtedness of our wholly-owned subsidiaries Libbey Glass and Libbey Europe B.V. The refinancing included:

•	the entry into an amended and restated credit agreement with respect to our ABL Facility;

•	the issuance of $400.0 million in aggregate principal amount of 10.0 percent Senior Secured Notes of Libbey Glass due 2015;

•	the repurchase and cancellation of all of Libbey Glass’s then outstanding $306.0 million in aggregate principal amount of floating rate notes; and

•	the redemption of all of Libbey Glass’s then outstanding $80.4 million in aggregate principal amount 16.0 percent PIK notes.

We used the proceeds of the offering of the Senior Secured Notes, together with cash on hand, to fund the repurchase of the floating rate notes, the redemption of the PIK notes and to pay certain related fees and expenses. Upon completion of the refinancing, we recorded a gain of $70.2 million related to the redemption of the PIK notes. This gain was partially offset by $13.4 million representing a write-off of bank fees, discounts and a call premium on the floating rate notes, resulting in a net gain of $56.8 million as shown on the Condensed Consolidated Statement of Operations.

Borrowings consist of the following:

	Interest			June 30,	December 31,
	Rate		Maturity Date	2010	2009
	(dollars in thousands)

Borrowings under ABL facility	floating		April 8, 2014	$—	$—
Senior Secured Notes	10.00	% (1)	February 15, 2015	400,000	—
Floating rate notes				—	306,000
PIK notes (2)				—	80,431
Promissory note	6.00%		July, 2010 to September, 2016	1,401	1,492
Notes payable	floating		July, 2010	770	672
RMB loan contract	floating		July, 2012 to January, 2014	36,825	36,675
RMB working capital loan	floating		January, 2011	7,365	7,335
BES Euro line	floating		December, 2010 to December, 2013	12,086	14,190

Total borrowings				458,447	446,795
Less—unamortized discount				7,072	1,749
Plus—Carrying value adjustment on debt related to the Interest Rate Agreement (1)				1,073	—
Plus—Carrying value in excess of principal on PIK notes (2)				—	70,193

Total borrowings—net				452,448	515,239
Less—long term debt due within one year and notes payable				10,643	10,515

Total long-term portion of borrowings—net				$441,805	$504,724

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

(1)	See Interest Rate Agreements under “Senior Secured Notes” below and in note 9.

(2)	On October 28, 2009, we exchanged approximately $160.9 million of Old PIK Notes for approximately $80.4 million of New PIK Notes and additional common stock and warrants to purchase common stock of Libbey Inc. Under U.S. GAAP, we were required to record the New PIK Notes at their carrying value of approximately $150.6 million instead of their face value of $80.4 million. During the first quarter of 2010, we redeemed the New PIK Notes in conjunction with the refinancing discussed above and recognized the $70.2 million gain in gain on redemption of debt on the Condensed Consolidated Statement of Operations.

Amended and Restated ABL Credit Agreement

Pursuant to the refinancing, Libbey Glass and Libbey Europe entered into an Amended and Restated Credit Agreement, dated as of February 8, 2010 (ABL Facility), with a group of five financial institutions. The ABL Facility replaces the previous ABL Facility and provides for borrowings of up to $110.0 million, subject to certain borrowing base limitations, reserves and outstanding letters of credit.

All borrowings under the ABL Facility are secured by:

•	a first-priority security interest in substantially all of the existing and future real and personal property of Libbey Glass and its domestic subsidiaries (the “Credit Agreement Priority Collateral”);

•	a first-priority security interest in:

•	100 percent of the stock of Libbey Glass and 100 percent of the stock of substantially all of Libbey Glass’ present and future direct and indirect domestic subsidiaries;

•	100 percent of the non-voting stock of substantially all of Libbey Glass’ first-tier present and future foreign subsidiaries; and

•	65 percent of the voting stock of substantially all of Libbey Glass’ first-tier present and future foreign subsidiaries

•	a first priority security interest in substantially all proceeds and products of the property and assets described above; and

•	a second-priority security interest in substantially all of the owned real property, equipment and fixtures in the United States of Libbey Glass and its domestic subsidiaries, subject to certain exceptions and permitted liens (the “New Notes Priority Collateral”).

Additionally, borrowings by Libbey Europe under the ABL Facility are secured by:

•	a first-priority lien on substantially all of the existing and future real and personal property of Libbey Europe and its Dutch subsidiaries; and

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

•	a first-priority security interest in:

•	100 percent of the stock of Libbey Europe and 100 percent of the stock of substantially all of the Dutch subsidiaries; and

•	100 percent (or a lesser percentage in certain circumstances) of the outstanding stock issued by the first tier foreign subsidiaries of Libbey Europe and its Dutch subsidiaries.

Swing line borrowings are limited to $15.0 million, with swing line borrowings for Libbey Europe being limited to the US equivalent of $7.5 million. Loans comprising each CBFR (CB Floating Rate) Borrowing, including each Swingline Loan, bear interest at the CB Floating Rate plus the Applicable Rate, and euro-denominated swing line borrowings (Eurocurrency Loans) bear interest calculated at the Netherlands swing line rate, as defined in the ABL Facility. The Applicable Rates for CBFR Loans and Eurocurrency Loans vary depending on our aggregate remaining availability. The Applicable Rates for CBFR Loans and Eurocurrency Loans were 2.5 percent and 3.5 percent, respectively, at June 30, 2010. Libbey pays a quarterly Commitment Fee, as defined by the ABL Facility, on the total credit provided under the ABL Facility. The Commitment Fee was 0.75 percent at June 30, 2010. No financial covenants or compensating balances are required by the Agreement. There were no Libbey Glass or Libbey Europe borrowings under the facility at June 30, 2010 or at December 31, 2009. Interest is payable on the last day of the interest period, which can range from one month to six months.

The borrowing base under the ABL Facility is determined by a monthly analysis of the eligible accounts receivable and inventory. The borrowing base is the sum of (a) 85 percent of eligible accounts receivable and (b) the lesser of (i) 85 percent of the net orderly liquidation value (NOLV) of eligible inventory, (ii) 65 percent of eligible inventory, or (iii) $75.0 million.

The available total borrowing base is offset by ERISA, rent and tax reserves totaling $3.4 million and mark-to-market reserves for natural gas contracts of $4.1 million. The ABL Facility also provides for the issuance of $30.0 million of letters of credit, which are applied against the $110.0 million limit. At June 30, 2010, we had $18.2 million in letters of credit outstanding under the ABL Facility. Remaining unused availability on the new ABL Facility was $55.9 million at June 30, 2010 compared to $79.2 million under the old ABL Facility at December 31, 2009.

Senior Secured Notes

On February 8, 2010, Libbey Glass closed its offering of the $400.0 million Senior Secured Notes. The net proceeds of the offering of Senior Secured Notes were approximately $379.8 million, after the 1.918 percent original issue discount of $7.7 million, $10.0 million of commissions payable to the initial purchasers and $2.5 million of fees related to the offering. These fees will be amortized to interest expense over the life of the notes.

The Senior Secured Notes were issued pursuant to an Indenture, dated February 8, 2010 (the “New Notes Indenture”), between Libbey Glass, the Company, the domestic subsidiaries of Libbey Glass listed as guarantors therein (the “Subsidiary Guarantors” and together with the Company, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “New Notes Trustee”), and collateral agent. Under the terms of the New Notes Indenture, the Senior Secured Notes bear interest at a rate of 10.0 percent

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

per year and will mature on February 15, 2015. The New Notes Indenture contains covenants that restrict the ability of Libbey Glass and the Guarantors to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends, make certain investments or other restricted payments;

•	create liens;

•	enter into affiliate transactions;

•	merge or consolidate, or otherwise dispose of all or substantially all the assets of Libbey Glass and the Guarantors; and

•	transfer or sell assets.

The New Notes Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Senior Secured Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the New Notes Trustee or holders of at least 25 percent in aggregate principal amount of the then outstanding Senior Secured Notes may declare all the Senior Secured Notes to be due and payable immediately.

The Senior Secured Notes and the related guarantees under the New Notes Indenture are secured by (i) first priority liens on the New Notes Priority Collateral and (ii) second priority liens on the Credit Agreement Priority Collateral.

In connection with the sale of the Senior Secured Notes, Libbey Glass and the Guarantors entered into a registration rights agreement, dated February 8, 2010 (the “Registration Rights Agreement”), under which they agreed to make an offer to exchange the Senior Secured Notes and the related guarantees for registered, publicly tradable notes and guarantees that have substantially identical terms to the Senior Secured Notes and the related guarantees, and in certain limited circumstances, to file a shelf registration statement that would allow certain holders of Senior Secured Notes to resell their respective Senior Secured Notes to the public.

Prior to August 15, 2012, we may redeem in the aggregate up to 35 percent of the original principal amount Senior Secured Notes with the net cash proceeds of one or more equity offerings at a redemption price of 110 percent of the principal amount, provided that at least 65 percent of the original principal amount of the Senior Secured Notes must remain outstanding after each redemption and that each redemption occurs within 90 days of the closing of the equity offering. In addition, prior to August 15, 2012, but not more than once in any twelve-month period, we may redeem up to 10 percent of the Senior Secured Notes at a redemption price of 103 percent plus accrued and unpaid interest. The Senior Secured Notes are redeemable at our option, in whole or in part, at any time on or after August 15, 2012 at set redemption prices together with accrued and unpaid interest.

We have an Interest Rate Agreement (Rate Agreement) in place with respect to $100.0 million of debt as a means to manage our fixed to variable interest rate ratio. The Rate Agreement effectively converts

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

this portion of our long-term borrowings from fixed rate debt to variable rate debt. The variable interest rate for our borrowings related to the Rate Agreement at June 30, 2010, excluding applicable fees, is 7.72 percent. This Rate Agreement expires on February 15, 2015. Total remaining Senior Secured Notes not covered by the Rate Agreement have a fixed interest rate of 10.0 percent per year through February 15, 2015. If the counterparty to this Rate Agreement were to fail to perform, this Rate Agreement would no longer afford us a variable rate. However, we do not anticipate non-performance by the counterparty. The interest rate swap counterparty was rated AA-, as of June 30, 2010, by Standard and Poor’s.

The fair market value for the Rate Agreement at June 30, 2010 was a $1.5 million asset. An adjustment of $1.1 million was recorded to increase the carrying value of the related long-term debt. The net impact of $0.4 million income is recorded in other income on the Condensed Consolidated Statement of Operations. The fair value of the Rate Agreement is based on the market standard methodology of netting the discounted expected future fixed cash receipts and the discounted future variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observed market interest rate forward curves. We expect this agreement to expire as originally contracted.

Promissory Note

In September 2001, we issued a $2.7 million promissory note at an interest rate of 6.0 percent in connection with the purchase of our Laredo, Texas warehouse facility. At June 30, 2010, we had $1.4 million outstanding on the promissory note. Interest with respect to the promissory note is paid monthly.

Notes Payable

We have an overdraft line of credit for a maximum of €1.1 million. The $0.8 million outstanding at June 30, 2010, was the U.S. dollar equivalent under the euro-based overdraft line and the interest rate was 5.80 percent. Interest with respect to the note payable is paid monthly.

RMB Loan Contract

On January 23, 2006, Libbey Glassware (China) Co., Ltd. (Libbey China), an indirect wholly owned subsidiary of Libbey Inc., entered into an RMB Loan Contract (RMB Loan Contract) with China Construction Bank Corporation Langfang Economic Development Area Sub-Branch (CCB). Pursuant to the RMB Loan Contract, CCB agreed to lend to Libbey China RMB 250.0 million, or the equivalent of approximately $36.8 million, for the construction of our production facility in China and the purchase of related equipment, materials and services. The loan has a term of eight years and bears interest at a variable rate as announced by the People’s Bank of China. As of the date of the initial advance under the Loan Contract, the annual interest rate was 5.51 percent, and as of June 30, 2010, the annual interest rate was 5.35 percent. As of June 30, 2010, the outstanding balance was RMB 250.0 million (approximately $36.8 million). Interest is payable quarterly. Payments of principal in the amount of RMB 30.0 million (approximately $4.5 million) and RMB 40.0 million (approximately $5.9 million) must be made on July 20, 2012, and December 20, 2012, respectively, and three payments of principal in the amount of RMB 60.0 million (approximately $8.8 million) each must be made on July 20, 2013, December 20, 2013, and January 20, 2014, respectively. The obligations of Libbey China are secured by a guarantee executed by Libbey Inc. for the benefit of CCB and a mortgage lien on the Libbey China facility.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

RMB Working Capital Loan

In March 2007, Libbey China entered into a RMB 50.0 million working capital loan with CCB. The 3-year term loan is secured by a Libbey Inc. guarantee and had an original principal payment at maturity on March 14, 2010. On February 25, 2010, the terms of the working capital loan were extended. Under the new terms, the loan matures in January, 2011 and is secured by a letter of credit. At June 30, 2010, the U.S. dollar equivalent on the line was $7.4 million at a current interest rate of 5.31 percent. Interest is payable quarterly.

BES Euro Line

In January 2007, Crisal entered into a seven year, €11.0 million line of credit (approximately $14.8 million) with Banco Espírito Santo, S.A. (BES). The $12.1 million outstanding at June 30, 2010 was the U.S. dollar equivalent of the €9.9 million outstanding under the line at an interest rate of 3.77 percent. Payment of principal in the amount of €1.6 million (approximately $2.0 million) is due in December 2010, payment of €2.2 million (approximately $2.7 million) is due in December 2011, payment of €2.8 million (approximately $3.4 million) is due in December 2012 and payment of €3.3 million (approximately $4.0 million) is due in December 2013. Interest with respect to the line is paid every six months.

Fair Value of Borrowings

The fair value of our debt has been calculated based on quoted market prices for the same or similar issues. Our $400.0 million senior secured notes due February 15, 2015 had an estimated fair value of $414.0 million at June 30, 2010. The fair value of the remainder of our debt approximates carrying value at June 30, 2010.

Capital Resources and Liquidity

Historically, cash flows generated from operations and our borrowing capacity under our ABL Facility have enabled us to meet our cash requirements, including capital expenditures and working capital requirements. As of June 30, 2010 we had no amounts outstanding under our ABL Facility, although we had $18.2 million of letters of credit issued under that facility. As a result, we had $55.9 million of unused availability remaining under the ABL Facility at June 30, 2010. In addition, we had $46.2 million of cash on hand at June 30, 2010.

On February 8, 2010, we used the proceeds of a debt offering of $400.0 million of Senior Secured Notes due 2015, together with cash on hand, to redeem the $80.4 million face amount of PIK notes that were outstanding at that date and to repurchase the $306.0 million of floating rate notes due 2011. We also amended and restated our ABL Facility to, among other things, extend the maturity to 2014 and reduce the amount that we can borrow under that facility from $150.0 million to $110.0 million. In addition, effective February 25, 2010, we extended the maturity of our RMB 50.0 million working capital loan from March 2010 to January 2011.

Based on our operating plans and current forecast expectations (including expectations that the global economy will not deteriorate further), we anticipate that our level of cash on hand, cash flows from operations and our borrowing capacity under our amended and restated ABL Facility will provide sufficient cash availability to meet our ongoing liquidity needs.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

5.	Special Charges

In December 2008, we announced that our Syracuse China manufacturing facility and our Mira Loma, California distribution center would be shut down in early to mid-2009 in order to reduce costs. The Syracuse China facility was closed on April 9, 2009 and the Mira Loma distribution center was closed on May 31, 2009. See Form 10-K for the year ended December 31, 2009 for further discussion.

We incurred additional charges of approximately $0.2 million and $0.5 million in the three months and six months ended June 30, 2010, respectively, related to these planned closures. Special charges of $0.2 million and $0.4 million were primarily related to employee termination and building site clean up costs in the three months and six months ended June 30, 2010, respectively. These amounts were included in special charges on the Condensed Consolidated Statement of Operations in the North American Other and North American Glass segments as detailed in the tables below.

Other income on the Condensed Consolidated Statement of Operations included a charge of $0.1 million and $0.2 million for the first six months of 2010 and 2009, respectively, for the change in fair value of ineffective natural gas hedges related to our Syracuse China operation. This amount was included in the North American Other segment.

We incurred charges of approximately $0.2 million and $2.7 million related to these planned closures in the three months and six months ended June 30, 2009, respectively. This included a charge of $1.1 million incurred in the first quarter of 2009 to write down certain raw materials and work in process inventory that could not be converted to finished product. An immaterial amount of this inventory was subsequently sold in the second quarter of 2009, resulting in a reversal of a portion of this write-down. These amounts were included in cost of sales on the Condensed Consolidated Statement of Operations in the North American Other segment.

Additional depreciation expense of $0.7 million was recorded in the first quarter of 2009 to reflect the shorter remaining useful life of the assets. This amount was included in cost of sales on the Condensed Consolidated Statement of Operations in the North American Other segment.

Special charges of $0.3 million and $0.7 million recorded during the three months and six months ended June 30, 2009, respectively, included various legal, consulting and employee severance related costs. These amounts were included in special charges on the Condensed Consolidated Statement of Operations in the North American Other segment.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following table summarizes the facility closure charges in the second quarter of 2010 and 2009:

	Three Months Ended			Three Months Ended
	June 30, 2010			June 30, 2009
	North	North		North	North
	American	American		American	American
	Glass	Other	Total	Glass	Other	Total
	(dollars in thousands)

Inventory write-down	$—	$—	$—	$1	$(3)	$(2)
Included in cost of sales	—	—	—	1	(3)	(2)
Employee termination cost & other	—	—	—	(29)	307	278
Building site clean-up & fixed asset write-down	—	156	156	—	—	—

Included in special charges	—	156	156	(29)	307	278
Ineffectiveness of natural gas hedge	—	—	—	—	43	43

Included in other (expense) income	—	—	—	—	43	43

Total pretax charge	$—	$156	$156	$(28)	$261	$233

The following table summarizes the facility closure charges in the first six months of 2010 and 2009:

	Six Months Ended			Six Months Ended
	June 30, 2010			June 30, 2009
	North	North		North	North
	American	American		American	American
	Glass	Other	Total	Glass	Other	Total
	(dollars in thousands)

Inventory write-down	$—	$—	$—	$1	$1,115	$1,116
Fixed asset depreciation	—	—	—	—	705	705

Included in cost of sales	—	—	—	1	1,820	1,821
Employee termination cost & other	29	76	105	(27)	658	631
Building site clean-up & fixed asset write-down	—	283	283	—	43	43

Included in special charges	29	359	388	(27)	701	674
Ineffectiveness of natural gas hedge	—	(130)	(130)	—	(186)	(186)

Included in other (expense) income	—	(130)	(130)	—	(186)	(186)

Total pretax charge	$29	$489	$518	$(26)	$2,707	$2,681

The following reflects the balance sheet activity related to the facility closure charge for the period ended June 30, 2010:

	Reserve				Reserve
	Balances at	Total			Balances at
	December 31,	Charge to	Cash	Non-cash	June 30,
	2009	Earnings	Payments	Utilization	2010
	(dollars in thousands)

Building site clean-up & fixed asset write-down	$306	$283	$(433)	$—	$156
Employee termination cost & other	710	105	(246)	—	569
Ineffectiveness of natural gas hedges	—	130	—	(130)	—

Total	$1,016	$518	$(679)	$(130)	$725

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The ending balance of $0.7 million at June 30, 2010 was included in accrued special charges on the Condensed Consolidated Balance Sheet and we expect this to result in cash payments in the remainder of 2010. The carrying value of this balance approximates its fair value.

The following reflects the total cumulative expenses to date (incurred from the fourth quarter of 2008 through the Balance Sheet date) related to the facility closure activity:

	North	North	Total
	American	American	Charges
	Glass	Other	To Date
	(dollars in thousands)

Inventory write-down	$192	$10,553	$10,745
Pension & postretirement welfare	—	4,448	4,448
Fixed asset depreciation	—	966	966

Included in cost of sales	192	15,967	16,159
Employee termination cost & other	549	6,033	6,582
Building site clean-up & fixed asset write-down	177	9,805	9,982

Included in special charges	726	15,838	16,564
Ineffectiveness of natural gas hedge	—	745	745

Included in other income	—	745	745

Total pretax charge to date	$918	$32,550	$33,468

We expect the total expenses for each of these activities to approximate the expenses incurred to date.

Fixed Asset Write-down

During the second quarter of 2010, we wrote down certain after-processing equipment within our International segment. The non-cash charge of $2.7 million was included in cost of sales on the Consolidated Statements of Operations.

Summary of Total Special Charges

The following table summarizes the special charges mentioned above and their classifications in the Condensed Consolidated Statements of Operations:

			Six Months Ended
	Three Months Ended June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands)

Cost of sales	$2,687	$ (2)	$2,687	$1,821
Special charges	156	278	388	674
Other income	—	(43)	130	186

	$2,843	$233	$3,205	$2,681

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

6.	Income Taxes

The Company’s effective tax rate differs from the United States statutory tax rate primarily due to changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions and changes in tax laws. At June 30, 2010 and December 31, 2009 we had $1.4 million and $1.0 million, respectively, of gross unrecognized tax benefits, exclusive of interest and penalties.

Further, our current and future provision for income taxes for 2010 is significantly impacted by valuation allowances. In the United States and China, we have recorded a full valuation allowance against our deferred income tax assets. In addition, partial valuation allowances have been recorded in the Netherlands and Portugal. During the first quarter of 2010, we released a valuation allowance of $1.1 million in Mexico. In assessing the need for recording a valuation allowance we weigh all available positive and negative evidence. Examples of the evidence we consider are cumulative losses in recent years, losses expected in early future years, a history of potential tax benefits expiring unused and whether there was an unusual, infrequent, or extraordinary item to be considered. We intend to maintain these allowances until it is more likely than not that the deferred income tax assets will be realized.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act (the Acts) were signed into law. The Acts contain provisions that eliminate the tax-free status of the Part D subsidy beginning in 2013. The affect of this change was a $0.7 million reduction to our gross deferred income tax asset related to retiree medical benefits. However, since we have a valuation allowance against our U.S. deferred income tax asset, there was no impact to the Condensed Consolidated Balance Sheet or the Condensed Consolidated Statements of Operations.

7.	Pension and Non-pension Postretirement Benefits

We have pension plans covering the majority of our employees. Benefits generally are based on compensation for salaried employees and job grade and length of service for hourly employees. Our policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. In addition, we have an unfunded supplemental employee retirement plan (SERP) that covers salaried U.S.-based employees of Libbey hired before January 1, 2006. The U.S. pension plans cover the salaried U.S.-based employees of Libbey hired before January 1, 2006 and most hourly U.S.-based employees (excluding employees hired at Shreveport after 2008). The non-U.S. pension plans cover the employees of our wholly owned subsidiaries Royal Leerdam and Crisa. The Crisa plan is not funded.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The components of our net pension expense, including the SERP, are as follows:

	U.S. Plans		Non-U.S. Plans		Total
Three Months Ended June 30,	2010	2009	2010	2009	2010	2009
	(dollars in thousands)

Service cost	$1,450	$1,216	$405	$338	$1,855	$1,554
Interest cost	4,061	3,799	1,083	1,037	5,144	4,836
Expected return on plan assets	(4,186)	(4,275)	(518)	(633)	(4,704)	(4,908)
Amortization of unrecognized:
Prior service cost (gain)	582	561	32	(23)	614	538
Loss	978	118	109	94	1,087	212
Settlement charge	—	200	—	—	—	200

Pension expense	$2,885	$1,619	$1,111	$813	$3,996	$2,432

	U.S. Plans		Non-U.S. Plans		Total
Six Months Ended June 30,	2010	2009	2010	2009	2010	2009
	(dollars in thousands)

Service cost	$2,900	$2,490	$801	$676	$3,701	$3,166
Interest cost	8,122	7,896	2,245	2,074	10,367	9,970
Expected return on plan assets	(8,372)	(8,801)	(1,183)	(1,265)	(9,555)	(10,066)
Amortization of unrecognized:
Prior service cost (gain)	1,164	1,121	62	(47)	1,226	1,074
Loss	1,956	435	210	188	2,166	623
Settlement charge	—	2,700	—	—	—	2,700

Pension expense	$5,770	$5,841	$2,135	$1,626	$7,905	$7,467

We incurred pension settlement charges of $0.2 million and $2.7 million during the three months and six months ended June 30, 2009, respectively. The pension settlement charges were triggered by excess lump sum distributions to retirees. Lump sum distributions to retirees during the first six months of 2010 have not been large enough to trigger settlement charges thus far during 2010.

We provide certain retiree health care and life insurance benefits covering our U.S and Canadian salaried and non-union hourly employees hired before January 1, 2004 and a majority of our union hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Benefits for most hourly retirees are determined by collective bargaining. The U.S. non-pension postretirement plans cover the hourly and salaried U.S.-based employees of Libbey. The non-U.S. non-pension postretirement plans cover the retirees and active employees of Libbey who are located in Canada. The postretirement benefit plans are not funded.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The provision for our non-pension postretirement benefit expense consists of the following:

	U.S. Plans		Non-U.S. Plans		Total
Three Months Ended June 30,	2010	2009	2010	2009	2010	2009
	(dollars in thousands)

Service cost	$389	$341	$1	$1	$390	$342
Interest cost	918	955	31	26	949	981
Amortization of unrecognized:
Prior service gain	(2)	(81)	—	—	(2)	(81)
Loss/(Gain)	236	177	(6)	(9)	230	168

Non-pension postretirement benefit expense	$1,541	$1,392	$26	$18	$1,567	$1,410

	U.S. Plans		Non-U.S. Plans		Total
Six Months Ended June 30,	2010	2009	2010	2009	2010	2009
	(dollars in thousands)

Service cost	$778	$666	$1	$1	$779	$667
Interest cost	1,836	1,892	62	55	1,898	1,947
Amortization of unrecognized:
Prior service gain	(4)	(209)	—	—	(4)	(209)
Loss/(Gain)	472	382	(13)	(17)	459	365
Curtailment credit	—	—	—	—	—	—

Non-pension postretirement benefit expense	$3,082	$2,731	$50	$39	$3,132	$2,770

In 2010, we expect to utilize approximately $18.3 million to fund our pension plans and pay for non-pension postretirement benefits. Of that amount, $5.0 million and $8.5 million was utilized in the three months and six months ended June 30, 2010, respectively.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act (the Acts) were signed into law. The Acts contain provisions which could impact our accounting for retiree medical benefits in future periods. However, the extent of that impact, if any, cannot be determined until additional interpretations of the Acts become available. Based on the analysis to date, the impact of provisions in the Acts which are reasonably determinable is not expected to have a material impact on our postretirement benefit plans. Accordingly, a re-measurement of our postretirement benefit obligation is not required at this time. We will continue to assess the provisions of the Acts and may consider plan amendments in future periods to better align these plans with the provisions of the Acts.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

8.	Net Income (Loss) per Share of Common Stock

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands, except earnings per share)

Numerators for earnings per share—
—Net income (loss) that is available to common shareholders	$9,567	$2,664	$64,977	$(25,229)
Denominator for basic earnings per share—
Weighted average shares outstanding	16,352,049	14,881,521	16,307,955	14,811,592
Effect of stock options and restricted stock units	535,143	269,147	430,018	—
Effect of warrants	3,553,443	—	3,506,553	—
Total effect of dilutive securities (1)	4,088,586	269,147	3,936,571	—
Denominator for diluted earnings per share—
—Adjusted weighted average shares and assumed conversions	20,440,635	15,150,668	20,244,526	14,811,592
Basic earnings (loss) per share:	$0.59	$0.18	$3.98	$(1.70)

Diluted earnings (loss) per share:	$0.47	$0.18	$3.21	$(1.70)

(1)	The effect of employee stock options, restricted stock units and the employee stock purchase plan (ESPP) (243,236 shares for the six months ended June 30, 2009), was anti-dilutive and thus not included in the earnings per share calculation. This amount would have been dilutive if not for the net loss.

When applicable, diluted shares outstanding include the dilutive impact of warrants and restricted stock units. Diluted shares also include the impact of in-the-money employee stock options, which are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the tax-effected proceeds that hypothetically would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

9.	Derivatives

We utilize derivative financial instruments to hedge certain interest rate risks associated with our long-term debt, commodity price risks associated with forecasted future natural gas requirements, and foreign exchange rate risks associated with transactions denominated in a currency other than the U.S. dollar. Most of these derivatives, except for certain natural gas contracts originally designated to expected purchases at Syracuse China and the foreign currency contracts, qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. While we intend to continue to meet the conditions for hedge accounting, if hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings. All of these contracts were accounted for under FASB ASC 815 “Derivatives and Hedging.”

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

Fair Values

The following table provides the fair values of our derivative financial instruments for the periods presented:

	Asset Derivatives:
	June 30, 2010		December 31, 2009
	Balance		Balance
Derivatives Designated as Hedging	Sheet	Fair	Sheet	Fair
Instruments Under FASB ASC 815:	Location:	Value	Location:	Value
	(dollars in thousands)

Interest rate contract	Other assets	$1,489		$—
Total designated		1,489		—

Derivatives Not Designated as Hedging
Instruments Under FASB ASC 815:
Currency contracts	Prepaid and other current assets	639	—

Total undesignated		639	—

Total		$2,128	$—

	Liability Derivatives:
	June 30, 2010		December 31, 2009
	Balance		Balance
Derivatives Designated as Hedging	Sheet	Fair	Sheet	Fair
Instruments Under FASB ASC 815:	Location	Value	Location	Value
	(dollars in thousands)

Natural gas contracts	Derivative liability	$4,706	Derivative liability	$3,129
Natural gas contracts	Other long-term liabilities	756	Other long-term liabilities	1,982

Total designated		5,462		5,111

Derivatives Not Designated as Hedging
Instruments Under FASB ASC 815:
Natural gas contracts	Derivative liability	130	Derivative liability	217
Natural gas contracts	Other long-term liabilities	34	Other long-term liabilities	79

Total undesignated		164		296

Total		$5,626		$5,407

Interest Rate Swaps as Fair Value Hedges

In the first quarter of 2010, we entered into an interest rate swap agreement with a notional amount of $100.0 million that is to mature in 2015. The swap was executed in order to convert a portion of the Senior

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

Secured Note fixed rate debt into floating rate debt and maintain a capital structure containing appropriate amounts of fixed and floating rate debt.

Our fixed-to-floating interest rate swap is designated and qualifies as a fair value hedge. The change in the fair value of the derivative instrument related to the future cash flows (gain or loss on the derivative), as well as the offsetting change in the fair value of the hedged long-term debt attributable to the hedged risk are recognized in current earnings. We include the gain or loss on the hedged long-term debt in other income along with the offsetting loss or gain on the related interest rate swap.

	Amount of Gain (Loss) Recognized in Other Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)

Interest rate swap	$2,374	$—	$1,489	$—
Related long-term debt	(1,795)	—	(1,073)	—

Net impact on other expense	$579	$—	$416	$—

Commodity Future Contracts and Interest Rate Swaps Designated as Cash Flow Hedges

We use commodity futures contracts related to forecasted future North American natural gas requirements. The objective of these futures contracts and other derivatives is to limit the fluctuations in prices paid due to price movements in the underlying commodity. We consider our forecasted natural gas requirements in determining the quantity of natural gas to hedge. We combine the forecasts with historical observations to establish the percentage of forecast eligible to be hedged, typically ranging from 40 percent to 70 percent of our anticipated requirements, up to eighteen months in the future. The fair values of these instruments are determined from market quotes. Certain of our natural gas futures contracts are now classified as ineffective, as the forecasted transactions are not probable of occurring due to the closure of our Syracuse China facility in April 2009. As of June 30, 2010, we had commodity contracts for 2,770,000 million British Thermal Units (BTUs) of natural gas. At December 31, 2009, we had commodity contracts for 3,610,000 million BTUs of natural gas.

Most of our natural gas derivatives qualify and are designated as cash flow hedges (except certain contracts originally designated to expected purchases at Syracuse China) at June 30, 2010. Hedge accounting is applied only when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses would be recorded to earnings immediately. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings. As the natural gas contracts mature, the accumulated gains (losses) for the respective contracts are reclassified from accumulated other comprehensive income to current expense in cost of sales in our Condensed Consolidated Statement of Operations. We paid cash of $2.5 million and $7.9 million in the three months ended June 30, 2010 and 2009, respectively, and $7.0 million and $14.4 million in the six months ended June 30, 2010 and 2009, respectively, due to the difference between the fixed unit rate of our natural gas contracts and the variable unit rate of our natural gas cost from suppliers. Based on our current valuation, we estimate that accumulated losses currently

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

carried in accumulated other comprehensive loss that will be reclassified into earnings over the next twelve months will result in $4.8 million of expense in our Condensed Consolidated Statement of Operations.

We also used Interest Rate Protection Agreements to manage our exposure to variable interest rates. These Interest Rate Protection Agreements effectively converted a portion of our borrowings from variable rate debt to fixed-rate debt, thus reducing the impact of interest rate changes on future results. These instruments were valued using the market standard methodology of netting the discounted expected future variable cash receipts and the discounted future fixed cash payments. The variable cash receipts were based on an expectation of future interest rates derived from observed market interest rate forward curves. These agreements expired in December 2009.

As fixed interest payments were made pursuant to the interest rate protection agreements, they were classified together with the related receipt of variable interest, the payment of contractual interest expense to the banks and the reclassification of accumulated gains (losses) from accumulated other comprehensive income related to the interest rate agreements.

	Amount of Derivative Gain/(loss) Recognized in OCI (Effective Portion)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)

Derivatives in Cash Flow Hedging relationships:
Interest rate contracts	$—	$1,433	$—	$2,929
Natural gas contracts	271	(3,281)	(6,252)	(7,025)

Total	$271	$(1,848)	$(6,252)	$(4,096)

		Gain/(Loss) Reclassified From Accumulated Other Comprehensive Income (Loss) to Income (Effective Portion)
		Three Months		Six Months
		Ended June 30,		Ended June 30,
		2010	2009	2010	2009
		(dollars in thousands)

Derivative:	Location:
Natural gas contracts	Cost of sales	$(2,496)	$(7,910)	$(6,453)	$(14,361)

Total impact on net income (loss)		$(2,496)	$(7,910)	$(6,453)	$(14,361)

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following table provides the impact on the Condensed Consolidated Statement of Operations from derivatives no longer designated as cash flow hedges, primarily related to the closure of our Syracuse China facility:

		Gain (Loss) Recognized in Income
		(Ineffective Portion and Amount Excluded From Effectiveness Testing)
		Three Months		Six Months
		Ended June 30,		Ended June 30,
		2010	2009	2010	2009
		(dollars in thousands)

Derivative:	Location:
Natural gas contracts	Other income	$29	$290	$(101)	$(109)

Total		$29	$290	$(101)	$(109)

Currency Contracts

Our foreign currency exposure arises from transactions denominated in a currency other than the U.S. dollar, primarily associated with our Canadian dollar denominated accounts receivable. The fair values of these instruments are determined from market quotes. The values of these derivatives will change over time as cash receipts and payments are made and as market conditions change. In April, 2010, we entered into a series of foreign currency contracts to sell Canadian dollars. As of June 30, 2010, we had contracts for $12.0 million Canadian dollars.

Gains and losses for derivatives which were not designated as hedging instruments are recorded in current earnings as follows:

		Three Months		Six Months
		Ended June 30,		Ended June 30,
		2010	2009	2010	2009
		(dollars in thousands)

Derivative:	Location:
Currency contracts	Other income	$639	$—	$639	$—

Total		$639	$—	$639	$—

We do not believe we are exposed to more than a nominal amount of credit risk in our interest rate and natural gas hedges, as the counterparties are established financial institutions. The counterparty is rated AA- for the Interest Rate Agreement and BBB+ or better for the counterparties to the other derivative agreements as of June 30, 2010, by Standard and Poor’s.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

10.	Comprehensive Income (Loss)

Components of comprehensive income (loss) (net of tax) are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)

Net income (loss)	$9,567	$2,664	$64,977	$(25,229)
Change in pension and nonpension postretirement liability (1)	2,332	5,436	3,910	4,481
Change in fair value of derivatives (2)	2,442	4,431	284	2,642
Exchange rate fluctuations	(9,148)	3,900	(15,662)	(170)

Total comprehensive income (loss)	$5,193	$16,431	$53,509	$(18,276)

(1) Net of the following tax amounts for the respective periods	$ (77)	$(3,741)	$25	$(6,316)
(2) Net of the following tax amounts for the respective periods	$(491)	$(1,633)	$ (83)	$(2,271)

Accumulated other comprehensive loss (net of tax) is as follows:

	June 30,	December 31,
	2010	2009
	(dollars in thousands)

Minimum pension liability and intangible pension asset	$(112,976)	$(116,886)
Derivatives	(3,886)	(4,170)
Exchange rate fluctuations	(10,330)	5,332

Balance at end of period	$(127,192)	$(115,724)

11.	Condensed Consolidated Guarantor Financial Statements

Libbey Glass is a direct, 100 percent owned subsidiary of Libbey Inc. and the issuer of the Senior Secured Notes. The obligations of Libbey Glass under the Senior Secured Notes are fully and unconditionally and jointly and severally guaranteed by Libbey Inc. and by certain indirect, 100 percent owned domestic subsidiaries of Libbey Inc., as described below. All are related parties that are included in the Condensed Consolidated Financial Statements for the three month and six month periods ended June 30, 2010 and June 30, 2009.

At June 30, 2010, December 31, 2009 and June 30, 2009, Libbey Inc.’s indirect, 100 percent owned domestic subsidiaries were Syracuse China Company, World Tableware Inc., LGA4 Corp., LGA3 Corp., The Drummond Glass Company, LGC Corp., Traex Company, Libbey.com LLC, LGFS Inc., LGAC LLC and Crisa Industrial LLC (collectively, the “Subsidiary Guarantors”). The following tables contain Condensed Consolidating Financial Statements of (a) the parent, Libbey Inc., (b) the issuer, Libbey Glass, (c) the Subsidiary Guarantors, (d) the indirect subsidiaries of Libbey Inc. that are not Subsidiary Guarantors (collectively, “Non-Guarantor Subsidiaries”), (e) the consolidating elimination entries, and (f) the consolidated totals.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Three Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net sales	$—	$103,534	$23,158	$91,728	$(15,384)	$203,036
Freight billed to customers	—	159	215	46	—	420

Total revenues	—	103,693	23,373	91,774	(15,384)	203,456
Cost of sales	—	78,792	16,235	75,782	(15,384)	155,425

Gross profit	—	24,901	7,138	15,992	—	48,031
Selling, general and administrative expenses	—	13,845	2,422	8,452	—	24,719
Special charges	—	—	156	—	—	156

Income (loss) from operations	—	11,056	4,560	7,540	—	23,156
Other income (expense)	—	399	6	1,251	—	1,656

Earnings (loss) before interest and income taxes	—	11,455	4,566	8,791	—	24,812
Interest expense	—	10,656	(6)	1,118	—	11,768

Earnings (loss) before income taxes	—	799	4,572	7,673	—	13,044
Provision (benefit) for income taxes	—	(763)	(86)	4,326	—	3,477

Net income (loss)	—	1,562	4,658	3,347	—	9,567
Equity in net income (loss) of subsidiaries	9,567	8,005	—	—	(17,572)	—

Net income (loss)	$9,567	$9,567	$4,658	$3,347	$(17,572)	$9,567

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following represents the total special items included in the above Condensed Consolidated Statement of Operations (see note 5):

	Three Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Cost of sales	$—	$—	$—	$2,687	$—	$2,687
Special charges	—	—	156	—	—	156

Total pretax special items	$—	$—	$156	$2,687	$—	$2,843

Special items net of tax	$—	$—	$156	$2,687	$—	$2,843

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Three Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net sales	$—	$102,180	$24,341	$77,707	$(8,402)	$195,826
Freight billed to customers	—	141	222	36	—	399

Total revenues	—	102,321	24,563	77,743	(8,402)	196,225
Cost of sales	—	77,641	18,823	73,880	(8,402)	161,942

Gross profit	—	24,680	5,740	3,863	—	34,283
Selling, general and administrative expenses	—	12,353	2,158	8,003	—	22,514
Special charges	—	(29)	307	—	—	278

Income (loss) from operations	—	12,356	3,275	(4,140)	—	11,491
Other income (expense)	—	2,248	129	381	—	2,758

Earnings (loss) before interest and income taxes	—	14,604	3,404	(3,759)	—	14,249
Interest expense	—	16,017	—	1,515	—	17,532

Earnings (loss) before income taxes	—	(1,413)	3,404	(5,274)	—	(3,283)
Provision (benefit) for income taxes	—	(4,623)	(82)	(1,242)	—	(5,947)

Net income (loss)	—	3,210	3,486	(4,032)	—	2,664
Equity in net income (loss) of subsidiaries	2,664	(546)	—	—	(2,118)	—

Net income (loss)	$2,664	$2,664	$3,486	$(4,032)	$(2,118)	$2,664

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following represents the total special items included in the above Condensed Consolidated Statement of Operations (see note 5):

	Three Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Cost of sales	$—	$1	$ (3)	$—	$—	$(2)
Special charges	—	(29)	307	—	—	278
Other income (expense)	—	—	43	—	—	43

Total pretax special items	$—	$ (28)	$261	$—	$—	$233

Special items net of tax	$—	$ (28)	$261	$—	$—	$233

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net sales	$—	$189,697	$42,720	$172,795	$(28,272)	$376,940
Freight billed to customers	—	325	429	100	—	854

Total revenues	—	190,022	43,149	172,895	(28,272)	377,794
Cost of sales	—	150,348	30,342	143,468	(28,272)	295,886

Gross profit	—	39,674	12,807	29,427	—	81,908
Selling, general and administrative expenses	—	26,251	4,588	16,704	—	47,543
Special charges	—	29	359	—	—	388

Income (loss) from operations	—	13,394	7,860	12,723	—	33,977
Other income (expense)	—	56,391	(142)	1,436	—	57,685

Earnings (loss) before interest and income taxes	—	69,785	7,718	14,159	—	91,662
Interest expense	—	19,134	(6)	2,260	—	21,388

Earnings (loss) before income taxes	—	50,651	7,724	11,899	—	70,274
Provision (benefit) for income taxes	—	(743)	58	5,982	—	5,297

Net income (loss)	—	51,394	7,666	5,917	—	64,977
Equity in net income (loss) of subsidiaries	64,977	13,583	—	—	(78,560)	—

Net income (loss)	$64,977	$64,977	$7,666	$5,917	$(78,560)	$64,977

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following represents the total special items included in the above Condensed Consolidated Statement of Operations (see notes 4 and 5):

	Six Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Cost of sales	$—	$—	$—	$2,687	$—	$2,687
Special charges	—	29	359	—	—	388
Other expense (income)	—	(56,792)	130	—	—	(56,662)

Total pretax special items	$—	$(56,763)	$489	$2,687	$—	$(53,587)

Special items net of tax	$—	$(56,763)	$489	$2,687	$—	$(53,587)

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net sales	$—	$184,946	$45,718	$140,816	$(17,801)	$353,679
Freight billed to customers	—	252	427	65	—	744

Total revenues	—	185,198	46,145	140,881	(17,801)	354,423
Cost of sales	—	154,564	38,719	133,942	(17,801)	309,424

Gross profit	—	30,634	7,426	6,939	—	44,999
Selling, general and administrative expenses		24,853	4,334	15,701		44,888
Special charges	—	(27)	701	—	—	674

Income (loss) from operations	—	5,808	2,391	(8,762)	—	(563)
Other income (expense)	—	2,194	(133)	660	—	2,721

Earnings (loss) before interest and income taxes	—	8,002	2,258	(8,102)	—	2,158
Interest expense	—	31,905	—	2,806	—	34,711

Earnings (loss) before income taxes	—	(23,903)	2,258	(10,908)	—	(32,553)
Provision (benefit) for income taxes	—	(5,710)	254	(1,868)	—	(7,324)

Net income (loss)	—	(18,193)	2,004	(9,040)	—	(25,229)
Equity in net income (loss) of subsidiaries	(25,229)	(7,036)	—	—	32,265	—

Net income (loss)	$(25,229)	$(25,229)	$2,004	$(9,040)	$32,265	$(25,229)

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

The following represents the total special items included in the above Condensed Consolidated Statement of Operations (see note 5):

	Six Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Cost of sales	$—	$1	$1,820	$—	$—	$1,821
Special charges	—	(27)	701	—	—	674
Other expense (income)	—	—	186	—	—	186

Total pretax special items	$—	$ (26)	$2,707	$—	$—	$2,681

Special items net of tax	$—	$ (26)	$2,707	$—	$—	$2,681

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

	June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Cash and equivalents	$—	$33,137	$246	$12,790	$—	$46,173
Accounts receivable—net	—	37,770	5,941	49,071	—	92,782
Inventories—net	—	58,366	17,050	77,771	—	153,187
Other current assets	—	(5,284)	14,717	15,513	(12,408)	12,538

Total current assets	—	123,989	37,954	155,145	(12,408)	304,680
Other non-current assets	—	5,545	2,779	41,133	(18,764)	30,693
Investments in and advances to subsidiaries	(11,696)	387,070	271,640	(4,096)	(642,918)	—
Goodwill and purchased intangible assets—net	—	26,833	15,766	149,147	—	191,746

Total other assets	(11,696)	419,448	290,185	186,184	(661,682)	222,439
Property, plant and equipment—net	—	74,817	5,621	186,615	—	267,053

Total assets	$(11,696)	$618,254	$333,760	$527,944	$(674,090)	$794,172

Accounts payable	$—	$11,570	$3,301	$40,904	$—	$55,775
Accrued and other current liabilities	—	47,259	29,332	29,700	(12,408)	93,883
Notes payable and long-term debt due within one year	—	215	—	10,428	—	10,643

Total current liabilities	—	59,044	32,633	81,032	(12,408)	160,301
Long-term debt	—	395,188	—	46,617	—	441,805
Other long-term liabilities	—	137,143	21,785	63,968	(19,134)	203,762

Total liabilities	—	591,375	54,418	191,617	(31,542)	805,868
Total shareholders’ equity (deficit)	(11,696)	26,879	279,342	336,327	(642,548)	(11,696)

Total liabilities and shareholders’ equity (deficit)	$(11,696)	$618,254	$333,760	$527,944	$(674,090)	$794,172

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	December 31, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Cash and equivalents	$—	$37,386	$419	$17,284	$—	$55,089
Accounts receivable—net	—	36,173	5,125	41,126	—	82,424
Inventories—net	—	48,493	18,024	77,498	—	144,015
Other current assets	—	13,840	946	12,382	(15,385)	11,783

Total current assets	—	135,892	24,514	148,290	(15,385)	293,311
Other non-current assets	—	(4,912)	3,535	38,819	(19,134)	18,308
Investments in and advances to subsidiaries	(66,907)	403,403	276,755	140,289	(753,540)	—
Goodwill and purchased intangible assets—net	—	26,833	15,771	150,577	—	193,181

Total other assets	(66,907)	425,324	296,061	329,685	(772,674)	211,489
Property, plant and equipment—net	—	79,773	5,990	204,250	—	290,013

Total assets	$(66,907)	$640,989	$326,565	$682,225	$(788,059)	$794,813

Accounts payable	$—	$13,503	$3,289	$42,046	$—	$58,838
Accrued and other current liabilities	—	48,440	9,375	35,064	(8,848)	84,031
Notes payable and long-term debt due within one year	—	215	—	10,300	—	10,515

Total current liabilities	—	62,158	12,664	87,410	(8,848)	153,384
Long-term debt	—	456,152	—	48,572	—	504,724
Other long-term liabilities	—	151,754	15,618	61,911	(25,671)	203,612
Total liabilities	—	670,064	28,282	197,893	(34,519)	861,720

Total shareholders’ equity (deficit)	(66,907)	(29,075)	298,283	484,332	(753,540)	(66,907)

Total liabilities and shareholders’ equity (deficit)	$(66,907)	$640,989	$326,565	$682,225	$(788,059)	$794,813

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net income (loss)	$9,567	$9,567	$4,658	$3,347	$(17,572)	$9,567
Depreciation and amortization	—	3,862	192	6,514	—	10,568
Other operating activities	(9,567)	11,514	(4,860)	3,318	17,572	17,977

Net cash provided by (used in) operating activities	—	24,943	(10)	13,179	—	38,112
Additions to property, plant & equipment	—	(1,945)	(14)	(5,272)	—	(7,231)

Other investing activities	—	—	—	—	—	—
Net cash (used in) investing activities	—	(1,945)	(14)	(5,272)	—	(7,231)
Net borrowings	—	(46)	—	(586)	—	(632)
Other financing activities	—	(1,455)	—	—	—	(1,455)

Net cash provided by (used in) financing activities	—	(1,501)	—	(586)	—	(2,087)
Exchange effect on cash	—	—	—	(648)	—	(648)

Increase (decrease) in cash	—	21,497	(24)	6,673	—	28,146
Cash at beginning of period	—	11,640	270	6,117	—	18,027

Cash at end of period	$—	$33,137	$246	$12,790	$—	$46,173

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net income (loss)	$2,664	$2,664	$3,486	$(4,032)	$(2,118)	$2,664
Depreciation and amortization	—	3,848	243	6,427	—	10,518
Other operating activities	(2,664)	(1,880)	(3,707)	17,657	2,118	11,524

Net cash provided by (used in) operating activities	—	4,632	22	20,052	—	24,706
Additions to property, plant & equipment	—	(1,997)	(54)	(2,559)	—	(4,610)
Other investing activities	—	21	—	—	—	21

Net cash (used in) investing activities	—	(1,976)	(54)	(2,559)	—	(4,589)
Net borrowings	—	(79)	—	(12,730)	—	(12,809)
Other financing activities	—	—	—	—	—	—

Net cash provided by (used in) financing activities	—	(79)	—	(12,730)	—	(12,809)
Exchange effect on cash	—	—	—	311	—	311

Increase (decrease) in cash	—	2,577	(32)	5,074	—	7,619
Cash at beginning of period	—	9,207	293	6,963	—	16,463

Cash at end of period	$—	$11,784	$261	$12,037	$—	$24,082

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

LIBBEY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2010
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated
	(unaudited)
	(dollars in thousands)

Net income (loss)	$64,977	$64,977	$7,666	$5,917	$(78,560)	$64,977
Depreciation and amortization	—	7,711	386	12,857	—	20,954
Other operating activities	(64,977)	(85,196)	(8,211)	(14,160)	78,560	(93,984)

Net cash provided by (used in) operating activities	—	(12,508)	(159)	4,614	—	(8,053)
Additions to property, plant & equipment	—	(3,044)	(14)	(8,321)	—	(11,379)
Other investing activities	—	(8,415)	—	—	—	(8,415)

Net cash (used in) investing activities	—	(11,459)	(14)	(8,321)	—	(19,794)
Net borrowings	—	35,206	—	215	—	35,421
Other financing activities	—	(15,488)	—	—	—	(15,488)

Net cash provided by (used in) financing activities	—	19,718	—	215	—	19,933
Exchange effect on cash	—	—	—	(1,002)	—	(1,002)

Increase (decrease) in cash	—	(4,249)	(173)	(4,494)	—	(8,916)
Cash at beginning of period	—	37,386	419	17,284	—	55,089

Cash at end of period	$—	$33,137	$246	$12,790	$—	$46,173

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Six Months Ended June 30, 2009
	Libbey	Libbey		Non-
	Inc.	Glass	Subsidiary	Guarantor
	(Parent)	(Issuer)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net income (loss)	$(25,229)	$(25,229)	$2,004	$(9,040)	$32,265	$(25,229)
Depreciation and amortization	—	7,776	1,586	12,884	—	22,246
Other operating activities	25,229	26,139	(3,528)	26,498	(32,265)	42,073

Net cash provided by (used in) operating activities	—	8,686	62	30,342	—	39,090
Additions to property, plant & equipment	—	(3,361)	(214)	(5,975)	—	(9,550)
Other investing activities	—	88	—	—	—	88

Net cash (used in) investing activities	—	(3,273)	(214)	(5,975)	—	(9,462)
Net borrowings	—	(82)	—	(18,730)	—	(18,812)
Other financing activities	—	—	—	—	—	—

Net cash provided by (used in) financing activities	—	(82)	—	(18,730)	—	(18,812)
Exchange effect on cash	—	—	—	(38)	—	(38)

Increase (decrease) in cash	—	5,331	(152)	5,599	—	10,778
Cash at beginning of period	—	6,453	413	6,438	—	13,304

Cash at end of period	$—	$11,784	$261	$12,037	$—	$24,082

12.	Segments

Our segments are described as follows:

•	North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.

•	North American Other—includes sales of ceramic dinnerware; metal tableware, hollowware and serveware; and plastic items from subsidiaries in the United States.

•	International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.

Some operating segments were aggregated to arrive at the disclosed reportable segments. The accounting policies of the segments are the same as those described in Note 2 of the Notes to Condensed Consolidated Financial Statements. No customer represents more than 10 percent of total net sales. We evaluate the performance of our segments based upon net sales and Earnings Before Interest and Taxes

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

(EBIT). Intersegment sales are consummated at arm’s length and are reflected in eliminations in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010		2009
	(dollars in thousands)

Net Sales:
North American Glass	$146,415	$137,744	$266,982		$246,487
North American Other	23,158	24,341	42,720		45,718
International	36,870	34,533	73,136		63,384
Eliminations	(3,407)	(792)	(5,898)		(1,910)

Consolidated	$203,036	$195,826	$376,940		$353,679

EBIT:
North American Glass	$24,451	$11,758	$89,241		$3,133
North American Other	4,589	3,430	7,767		2,310
International	(4,228)	(939)	(5,346)		(3,285)

Consolidated	$24,812	$14,249	$91,662		$2,158

Special Items—(income) expense:
North American Glass	$—	$ (28)	$(56,763	) (1)	$(26)
North American Other	156	261	489		2,707
International	2,687	—	2,687		—

Consolidated	$2,843	$233	$(53,587)		$2,681

Depreciation & Amortization:
North American Glass	$6,169	$6,336	$12,282		$12,783
North American Other	192	243	386		1,586
International	4,207	3,939	8,286		7,877

Consolidated	$10,568	$10,518	$20,954		$22,246

Capital Expenditures:
North American Glass	$4,253	$2,622	$6,631		$5,141
North American Other	14	54	14		214
International	2,964	1,934	4,734		4,195

Consolidated	$7,231	$4,610	$11,379		$9,550

Reconciliation of EBIT to Net Income (Loss):
Segment EBIT	$24,812	$14,249	$91,662		$2,158
Interest Expense	(11,768)	(17,532)	(21,388)		(34,711)
Benefit from (provision for) Income Taxes	(3,477)	5,947	(5,297)		7,324

Net Income (Loss)	$9,567	$2,664	$64,977		$(25,229)

(1)	Includes a $56,792 gain on redemption of debt as discussed in note 4 and $29 of restructuring charges as discussed in note 5.

LIBBEY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

13.	Fair Value

FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs based on our own assumptions.

	Fair Value at June 30, 2010				Fair Value at December 31, 2009
Asset/(Liability)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(dollars in thousands)

Commodity futures natural gas contracts	$—	$(5,626)	$—	$(5,626)	$—	$(5,407)	$—	$(5,407)
Currency contracts	—	639	—	639	—	—	—	—
Interest rate agreements	—	1,489	—	1,489	—	—	—	—

Net derivative liability	$—	$(3,498)	$—	$(3,498)	$—	$(5,407)	$—	$(5,407)

The fair values of our commodity futures natural gas contracts and currency contracts are determined using observable market inputs. Since these inputs are observable in active markets over the terms that the instruments are held, the derivatives are classified as Level 2 in the hierarchy. The fair value of our interest rate agreement is based on the market standard methodology of netting the discounted expected future fixed cash receipts and the discounted future variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observed market interest rate forward curves. We also evaluate Company and counterparty risk in determining fair values. The total derivative position is recorded on the Condensed Consolidated Balance Sheets with $0.6 million in prepaid and other current assets, $1.5 million in other assets, $4.8 million in derivative liability and $0.8 million in other long-term liabilities as of June 30, 2010. As of December 31, 2009 $3.3 million was recorded in derivative liability and $2.1 million in other long-term liabilities.

The commodity futures natural gas contracts, interest rate agreements and currency contracts are hedges of either recorded assets or liabilities or anticipated transactions. Changes in values of the underlying hedged assets and liabilities or anticipated transactions are not reflected in the above table.

PROSPECTUS

4,885,310 Shares

Libbey Inc.

Common Stock

This prospectus relates to up to 4,885,310 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholder (or by its pledgees, donees, transferees, assignees or other successors-in-interest) named in this prospectus. The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 9. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholder. We will bear all expenses of the offering of common stock, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes.

If the selling stockholder effects sales of the shares through one or more of its affiliates that are brokers or dealers registered with the SEC, this offering will be conducted in compliance with NASD Rule 2720, as administered by Financial Industry Regulatory Authority, Inc., or FINRA, because an affiliate of the participating broker-dealer is receiving all of the proceeds of the offering. Because the shares have a bona fide public market, a qualified independent underwriter is not required to participate in the offering. Any affiliated broker or dealer that effects sales of the shares on behalf of the selling stockholder will not sell to a discretionary account unless the affiliated broker or dealer has received specific written approval of the transaction from the account holder.

Our common stock is listed for trading on the NYSE Amex under the symbol “LBY.” On April 29, 2010, the closing price of our common stock on the NYSE Amex was $14.65 per share.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholder (or its pledgees, donees, transferees, assignees or other successors-in-interest) may offer and sell, from time to time, an aggregate of up to 4,885,310 shares of our common stock under the prospectus. In some cases, the selling stockholder will also be required to provide a prospectus supplement containing specific information about the selling stockholder and the terms on which it is offering and selling our common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

If the selling stockholder effects sales of the shares through one or more of its affiliates that are brokers or dealers registered with the SEC, this offering will be conducted in compliance with NASD Rule 2720, as administered by Financial Industry Regulatory Authority, Inc., or FINRA, because an affiliate of the participating broker-dealer is receiving all of the proceeds of the offering. Because the shares have a bona fide public market, a qualified independent underwriter is not required to participate in the offering. Any affiliated broker or dealer that effects sales of the shares on behalf of the selling stockholder will not sell to a discretionary account unless the affiliated broker or dealer has received specific written approval of the transaction from the account holder.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or additional information. This prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have subsequently changed since the date of this prospectus or any prospectus supplement or the date of any document incorporated by reference.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or in documents incorporated herein by reference. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in our common stock. Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Libbey” and “the company” refer to Libbey Inc., its predecessors and its wholly owned subsidiaries.

The Company

Based in Toledo, Ohio, Libbey operates glass tableware manufacturing plants in the United States, Mexico, China, Portugal and the Netherlands. Our product portfolio consists of an extensive line of high quality, machine-made glass tableware, including casual glass beverageware, in addition to ceramic dinnerware, metalware, and plasticware. We sell our products to foodservice, retail, industrial and business-to-business customers in over 100 countries, with our core North American market accounting for approximately 77% of our sales. We are the largest manufacturer and marketer of casual glass beverageware in North America for the foodservice and retail channels. Additionally, we manufacture casual glass beverageware in Europe and have a growing presence in Asia. We have a robust portfolio of glass tableware brands, with Libbey® and Crisa® enjoying leading market positions and strong recognition in North America and Royal Leerdam® and Crisal Glass® enjoying strong recognition among customers within their respective key trade channels in Europe. In addition, in North America we market a range of products across complementary foodservice categories under the Syracuse® China, World® Tableware and Traex® brands.

Our principal executive offices are located at 300 Madison Avenue, Toledo, Ohio 43604, and our telephone number at that address is (419)325-2100. Our website can be found at www.libbey.com. The information contained in, or that can be accessed through our website is not part of this prospectus or any accompanying prospectus supplement.

We have numerous trademarks, patents and copyrights in the United States and in certain foreign countries. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Such statements are based on management’s beliefs and assumptions and on information currently available to our management. You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks described under the heading “Risk Factors” in our most recent annual and quarterly reports filed with the SEC and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

DILUTION

This offering is for sales of common stock by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling stockholder. However, purchasers of common stock from the selling stockholder will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our common stock at the time of the purchase. Net tangible book value per share represents total net tangible assets divided by the number of outstanding shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock in one or more series, $0.01 par value per share.

Common Stock

As of March 19, 2010, we had:

•	16,162,306 shares of common stock outstanding, not including the 3,952,165 shares issuable upon conversion of the warrants described in this prospectus; and

•	an aggregate of 176,271 shares of our common stock reserved for issuance pursuant to future grants under our 2006 Omnibus Incentive Plan.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

As of March 19, 2010, we had no shares of preferred stock outstanding.

Our board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, or the DGCL, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Registration Rights Agreement

On June 16, 2006, in connection with the issuance of 16% senior subordinated secured payment-in-kind notes due 2011 of Libbey Glass Inc., we issued a warrant to purchase 485,309 shares of our common stock, or the 2006 Warrant, to the selling stockholder. In connection therewith, we entered into a registration rights agreement with the selling stockholder pursuant to which we agreed to register the shares of common stock issuable upon exercise of the 2006 Warrant.

On October 28, 2009, pursuant to a debt exchange agreement, we issued to the selling stockholder (a) 933,145 shares of our common stock and (b) a Series I Warrant to purchase 3,466,856 shares of our common stock. Pursuant to its terms, the Series I Warrant may not be exercised to the extent such exercise would result in the selling stockholder, together with its affiliates, becoming a “beneficial owner” of more than 9.5% of our outstanding common stock after giving effect to such exercise (a) unless the selling stockholder delivers a notice to us instructing otherwise or (b) unless and only for so long as our common stock is not registered or required to be registered under Section 12 of the Exchange Act. Under certain circumstances, we will issue the selling stockholder additional warrants to purchase additional shares of our common stock, subject to certain contractual limitations.

In connection with the debt exchange, we amended and restated the registration rights agreement with the selling stockholder. Pursuant to the amended and restated registration rights agreement, within 30 days after October 28, 2009, we were required to file the registration statement of which this prospectus is a part with the SEC to register the shares of our common stock underlying the 2006 Warrant and the Series I Warrant and the 933,145 shares of common stock issued to the selling stockholder on October 28, 2009 so that those shares may be publicly resold by the selling stockholder. We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (a) the date as of which all the shares of common stock included in this registration statement have been sold, (b) the date when such shares may be sold pursuant to Rule 144 under the Securities Act without regard to any volume or manner of sale requirements set forth thereunder or (c) a replacement registration statement is issued covering the remaining shares. Pursuant to the terms of the amended and restated registration rights agreement, we are required to file an additional registration statement for the resale of our common stock held by the selling stockholder under certain circumstances.

Expenses of Registration

Other than underwriting fees, discounts and commissions, we will pay all expenses relating to this registration. We will also pay, or reimburse, the selling stockholder for up to $200,000 in legal fees and disbursements that the selling stockholder reasonably incurs in connection with this registration statement and the sale of the common stock pursuant thereto. Under certain circumstances, we may be required to reimburse the selling stockholder or pay up to an additional $100,000 in fees and disbursements that the selling stockholder incurs in connection with the filing of additional registration statements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon Trust Company, N.A.

NYSE Amex

Our common stock is listed for trading on the NYSE Amex under the symbol “LBY.”

Delaware Takeover Statute

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Libbey. The amendment of any of these anti-takeover provisions would require approval by holders of at least 80% of our outstanding common stock entitled to vote on such amendment.

In particular, our Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the following:

Removal of Directors, Vacancies

Directors may be removed without cause; however, directors may be removed only by (a) a majority vote of the directors then in office or (b) the affirmative vote of the stockholders holding at least 80% of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors.

No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by the board of directors, or a majority of the members of the board of directors, or by a committee of the board of directors that has been duly designated by the board of directors and whose power and authority, as provided in a resolution of the board of directors or in the bylaws of the corporation, include the power to call such meetings.

Amendment

The approval of not less than a majority of the outstanding shares of our capital stock entitled to vote is required to amend the provisions of our Amended and Restated Bylaws by stockholder action. However, to amend the provisions of our Restated Certificate of Incorporation that are described above in this section, the approval of not less than 80% of the outstanding shares of our capital stock entitled to vote is required. These provisions make it more difficult to circumvent the anti-takeover provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws.

Issuance of Designated Preferred Stock

Our board of directors is authorized to issue, without further action by the stockholders, up to 5,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Executive Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provide that we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SELLING STOCKHOLDER

The following table provides the name of the selling stockholder and the number of shares of our common stock offered by it under this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder.

The selling stockholder does not have any position, office or other material relationship with us or any of our affiliates, nor has it had any position, office or material relationship with us or any of our affiliates within the past three years, except for those listed in the footnotes to the following table or otherwise disclosed below or in this prospectus. Affiliates of the selling stockholder have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive fees. An affiliate of the selling stockholder currently is a lender under our Amended and Restated Credit Agreement, dated as of February 8, 2010, among Libbey Glass Inc. and Libbey Europe B.V., as borrowers, Libbey Inc., as a loan guarantor, the other loan parties thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent with respect to the U.S. loans, and the other agents party thereto.

The shares covered hereby may be offered from time to time by the selling stockholder (or by its pledgees, donees, transferees, assignees or other successors-in-interest). We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the shares.

The selling stockholder is the affiliate of a registered broker dealer. The selling stockholder acquired the shares offered hereby, and the warrants that may be exercised for shares covered by this prospectus from time to time, in the ordinary course of business. At the time such securities were acquired, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Information with respect to beneficial ownership has been furnished by the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote below, to our knowledge, the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

Maximum
Number of
	Shares Beneficially		Shares	Shares Beneficially
	Owned		Being	Owned
	Before the Offering		Offered	After the Offering
Name	Number	Percent		Number	Percent

Merrill Lynch PCG, Inc.(1)(2)	1,588,932	9.5%	4,885,310(3)	92,490	.5%

(1)	The number of shares beneficially owned by the selling stockholder and its percentage ownership prior to the offering is based on 16,162,306 shares of common stock outstanding as of March 19, 2010 and (a) 485,309 shares of common stock underlying the 2006 Warrant, (b) 933,145 shares of common stock issued to the selling stockholder on October 28, 2009, (c) 77,988 shares of common stock currently exercisable by the selling stockholder under the Series I Warrant (due to the contractual limitations on the warrant’s exercise described above, the remaining 3,388,868 shares issuable under the Series I Warrant are not currently exercisable), (d) 540 shares of common stock owned by Bank of America N.A., or BAM, as of October 28, 2009, (e) 89,000 shares of Common Stock owned by Merrill Lynch, Pierce, Fenner & Smith, Inc., or MLPFS, as of October 28, 2009 and (f) 2,950 shares of Common Stock owned by Columbia Management Advisors, LLC, or CMA, as of October 28, 2009. As the ultimate parent holding company of each of Merrill Lynch PCG, Inc., BAM, MLPFS and CMA, Bank of America Corporation may be deemed to beneficially own the shares held by each such entity. Furthermore, as the parent company of CMA, BAM may be deemed to beneficially own the shares held by CMA.

(2)	On October 28, 2009, the selling stockholder exchanged $160.9 million aggregate principal amount of 16% senior subordinated secured payment-in-kind notes due 2011 of Libbey Glass Inc. for $80.4 aggregate million principal amount of 16% senior subordinated secured notes due 2021 of Libbey Glass Inc., 933,145 shares of our common stock and the Series I Warrant.

(3)	Represents (a) 933,145 shares of common stock, (b) 485,309 shares of common stock underlying the 2006 Warrant and (c) 3,466,856 shares of common stock underlying the Series I Warrant (subject to the contractual limitations upon exercise).

PLAN OF DISTRIBUTION

The selling stockholder (including its pledgees, donees, transferees, assignees or other successors-in-interest) may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the shares by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

(c) an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) by pledge to secure debts or other obligations;

(f) underwritten offerings;

(g) directly to institutional investors;

(h) through agents to the public or to institutional investors;

(i) to cover hedging transactions;

(j) privately negotiated transactions;

(k) short sales;

(l) through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options on the shares, whether or not the options are listed on an options exchange;

(m) through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

(n) any combination of any of these methods of sale; and

(o) by any other legally available means.

The selling stockholder may also transfer the shares by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the shares.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

The selling stockholder may also effect sales of the shares through one or more of its affiliates that are brokers or dealers registered with the SEC. See “Conflicts of Interest” below.

To the extent required under the Securities Act, the aggregate amount of the selling stockholder’s shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholder’s shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions). Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them may be deemed to be underwriting discounts and commissions.

In any event, the aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees that may be deemed to be underwriting compensation pursuant to FINRA Rule 5110 will not exceed 8% of the gross proceeds of this offering to the selling stockholder.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. The selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

We have agreed to indemnify in certain circumstances the selling stockholder and any underwriters of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The shares offered hereby were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a period of time. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling stockholder, but not including underwriting discounts, concessions, commissions or fees of the selling stockholder.

We will not receive any proceeds from sales of any shares by the selling stockholder.

We cannot assure you that the selling stockholder will sell all or any portion of the shares offered hereby.

CONFLICTS OF INTEREST

If the selling stockholder effects sales of the shares through one or more of its affiliates that are brokers or dealers registered with the SEC, this offering will be conducted in compliance with NASD Rule 2720, as administered by FINRA, because an affiliate of the participating broker-dealer is receiving all of the proceeds of the offering. Because the shares have a bona fide public market, a qualified independent underwriter is not required to participate in the offering. Any affiliated broker or dealer that effects sales of the shares on behalf of the selling stockholder will not sell to a discretionary account unless the affiliated broker or dealer has received specific written approval of the transaction from the account holder.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Libbey Inc. appearing in Libbey Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Libbey Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement, including exhibits, from the SEC in the manner described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 15, 2010;

•	our Current Reports on Form 8-K filed on February 12, 2010 and April 23, 2010; and

•	the description of our common stock contained in our registration statement on Form S-1 filed with the SEC on June 17, 1993, or the 1993 S-1, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Libbey Inc.
Attn: Corporate Secretary
300 Madison Avenue
Toledo, Ohio 43604
(419) 325-2100

You may also access all of the documents above and incorporated by reference into this prospectus, except for the 1993 S-1, free of charge at our website www.libbey.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

3,826,088 Shares

Libbey Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Stephens Inc.

August   , 2010